UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CARROLLTON BANCORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)
Title of each class of securities to which transaction applies: (i) Carrollton Bancorp (“Carrollton Bancorp”) common stock, par value $1.00 per share (“Common Stock”) and (ii) 9,201 shares of Carrollton Bancorp Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (“TARP Shares”).

(2)
Aggregate number of securities to which the transaction applies: (i) 2,579,388 shares of Common Stock, consisting of (x) 1,289,694 issued and outstanding shares of Common Stock with respect to which a cash election may be made (the “Cash Election Shares”) and (y) 7,860,812 shares of Common Stock to be issued to shareholders of Jefferson Bancorp, Inc. (“Jefferson”) (the “Newly Issued Shares”); (ii) the TARP Shares and (iii) an outstanding warrant, dated February 13, 2009, to purchase 205,379 shares of Common Stock (“TARP Warrant”).

Carrollton Bancorp assumes that the number of Cash Election Shares will represent approximately, but not more than, one-half of the 2,579,388 total shares of Common Stock issued and outstanding on the date hereof.  The number of Newly Issued Shares is based on a fixed exchange ratio of 2.2217 as described in the Agreement and Plan of Merger, dated as of April 8, 2012, as amended May 7, 2012, by and among Carrollton Bancorp, Jefferson and Financial Services Partners Fund I, LLC (“FSPF”).  The Newly Issued Shares include (x) 2,620,000 issued and outstanding shares of Jefferson common stock and (y) the Jefferson common stock subject to the investment by FSPF in Jefferson immediately prior to the merger.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The following calculation of the underlying value of the transaction is made solely for the purpose of determining the filing fee. As calculated pursuant to Exchange Act Rule 0-11, the underlying value of the transaction is $49,128,335.55, which amount is the sum of (i) the product of the number of Cash Election Shares and the cash election price of $6.20, and (ii) the product of the Newly Issued Shares and $5.25 (the value of one share of common stock, based on the average of high and low prices of Common Stock as reported on the NASDAQ Global Market on June 4, 2012).

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: $9,825.67

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The board of directors of Carrollton Bancorp (the “Carrollton Board” or “Carrollton Board of Directors”) is pleased to deliver this proxy statement for the combination of Carrollton Bancorp (“Carrollton Bancorp”) with Jefferson Bancorp, Inc. (“Jefferson”) through a merger of Jefferson with and into Carrollton Bancorp. Under the terms of the Agreement and Plan of Merger, dated as of April 8, 2012, as amended on May 7, 2012 (“Agreement and Plan of Merger”), Carrollton Bancorp shareholders may elect to retain some or all of their shares in the combined company or to receive $6.20 in cash per share, subject to proration in the event the aggregate cash elections exceed 50% of the shares of Carrollton Bancorp common stock (“Common Stock”) outstanding immediately prior to the effective time of the merger, as described in this proxy statement.  Jefferson shareholders will receive 2.2217 shares in the combined company (“Post-Merger Carrollton Bancorp”) for each share of Jefferson common stock they own. We believe that Post-Merger Carrollton Bancorp, which will operate under the name Carrollton Bancorp, will have a strong capital base, which will permit it to expand its business within Maryland and beyond, and to increase its opportunities for sound and profitable growth. The initial board of directors of the surviving entity will consist of three directors of Carrollton Bancorp, subject to the reasonable approval of Jefferson, and six directors of Jefferson designated by Jefferson.

The Carrollton Board of Directors unanimously (1) determined that the Agreement and Plan of Merger and the transactions contemplated thereby are fair to and in the best interests of our shareholders, (2) approved and adopted the Agreement and Plan of Merger and the transactions contemplated thereby and (3) recommends that our shareholders vote “FOR” the proposal to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby, referred to herein as the “merger proposal.”

The Common Stock is listed on the NASDAQ Global Market under the symbol CRRB.  Jefferson is a privately held company, and its common stock is not publicly traded. We anticipate that after the merger Carrolton Bancorp’s common stock (the “Post-Merger Common Stock”) will continue to be listed on the NASDAQ Global Market under the symbol “CRRB.”

At the special meeting of shareholders (“Special Meeting”), in addition to the approval of the Agreement and Plan of Merger, you will be asked to cast an advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to certain named executive officers of Carrollton Bancorp in connection with the merger pursuant to pre-existing arrangements. The Carrollton Board of Directors recommends that the shareholders vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable, or that could become payable, to certain of the named executive officers of Carrollton Bancorp in connection with the merger.

You will also be asked to vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies.  The Carrollton Board of Directors recommends that the shareholders vote “FOR” approval to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies.

This proxy statement provides detailed information about the merger and the Special Meeting. It also provides information about the Common Stock to be issued to Jefferson shareholders if the merger is approved by our shareholders.

Please carefully review and consider the information contained in this proxy statement, including the discussion under the heading “RISK FACTORS” beginning on page 13, before voting your shares.

Your vote is very important! As described in this proxy statement, we cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least two-thirds of the outstanding shares of Common Stock approve the merger proposal. The failure to vote, or abstention from voting, by any shareholder of Carrollton Bancorp with regard to the merger proposal, will have the same effect as a vote against the proposal.

It is important that your shares are represented at the Special Meeting, whether or not you plan to attend the Special Meeting. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the Special Meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

We thank you for your consideration and continued support!

Robert A. Altieri President and Chief Executive Officer CARROLLTON BANCORP

Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This proxy statement is dated ___________ 2012. It is first being mailed to shareholders of Carrollton Bancorp on or about __________ 2012.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON _____________ 2012

To the Shareholders of Carrollton Bancorp:

A special meeting of shareholders of Carrollton Bancorp, a Maryland corporation (“Carrollton Bancorp”), will be held at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on _______________, 2012 at 10:00 a.m., Eastern Time (the “Special Meeting”), for the following purposes:

1. To approve and adopt the Agreement and Plan of Merger, dated as of April 8, 2012, as amended on May 7, 2012, by and among Carrollton Bancorp, Jefferson Bancorp, Inc. (“Jefferson”) and Financial Services Partners Fund I, LLC (“FSPF”), and the transactions contemplated thereby, as the same may be amended from time to time (the “merger proposal”) (see Proposal I);

2.  To consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with, and items of compensation payable, or that may become payable, to certain of Carrollton Bancorp’s named executive officers that are based on or otherwise related to the merger (referred to as “golden parachute” compensation) (see Proposal II);

3. To approve a proposal to authorized the Board of Directors to adjourn the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (see Proposal III); and

4. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Under Maryland law, Carrollton Bancorp shareholders do not have the right to assert appraisal rights with respect to the merger.

The accompanying proxy statement further describes the matters to be considered at the Special Meeting. A copy of the Agreement and Plan of Merger has been included as Annex A to the accompanying proxy statement.  A copy of the First Amendment to the Agreement and Plan of Merger, dated as of May 7, 2012, by and among Carrollton Bancorp, Jefferson and FSPF, is attached to the proxy statement as Annex B.

The Carrollton Board of Directors has set ______________ 2012 as the record date for the Special Meeting. Only holders of record of shares of Common Stock at the close of business on ________________ 2012 will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card. Please vote promptly whether or not you expect to attend the Special Meeting. Submitting a proxy now will not prevent you from being able to vote at the Special Meeting by attending in person and casting a vote.

The Carrollton Board of Directors unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the “golden parachute” compensation and “FOR” approval to adjourn the Special Meeting, if necessary, to solicit additional proxies.

By Order of the Carrollton Board of Directors,
Allyson Cwiek
Secretary
________________, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY.  THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. OR CANADA.  SHAREHOLDERS ATTENDING THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED.  IT IS IMPORTANT THAT YOUR SHARES BE VOTED.

ABOUT THIS PROXY STATEMENT

You should read carefully the detailed information set forth in this proxy statement, including the “RISK FACTORS” section beginning on page 13, before deciding how to vote your shares. Unless otherwise specified in this proxy statement or the context otherwise requires:

•	references to “Carrollton Bancorp” or the “Company” are to Carrollton Bancorp;

•	references to “we,” “our” and “us” prior to completion of the merger are to Carrollton Bancorp;

•	references to “we,” “our” and “us” following the completion of the merger are to Post-Merger Carrollton Bancorp;

•
references to the “Agreement and Plan of Merger” are to the Agreement and Plan of Merger, dated as of April 8, 2012, by and among Carrollton Bancorp, Jefferson Bancorp, Inc. (“Jefferson”) and Financial Services Partners Fund I, LLC (“FSPF”), and the First Amendment to the Agreement and Plan of Merger by and among Carrollton Bancorp, Jefferson and FSPF, dated as of May 7, 2012, copies of which are attached to this proxy statement as Annex A and Annex B; and

•
references to the “merger” are to the proposed merger of Jefferson Bancorp, Inc. with and into Carrollton Bancorp  pursuant to the terms of the Agreement and Plan of Merger, as more fully described under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS” beginning on page 39.

You should rely only on the information contained in this proxy statement regarding the matters to be considered at the Special Meeting. Carrollton Bancorp has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated ___________________, 2012. You should not assume that the information contained in the proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to shareholders nor the issuance of Carrollton Bancorp common stock, par value $1.00 per share ("Common Stock") in the merger will create any implication to the contrary.

i

ii

Annex A	Agreement and Plan of Merger, dated as of April 8, 2012, by and among Carrollton, Jefferson and FSPF
Annex B	First Amendment to Agreement and Plan of Merger, dated as of May 7, 2012, by and among Carrollton, Jefferson and FSPF
Annex C	Opinion of Monocacy Financial Advisors, LLC to the Carrollton Board of Directors
Annex D	Voting Agreement, dated as of April 8, 2012 among FSPF, Jefferson and certain shareholders of Carrollton Bancorp

iii

SUMMARY TERM SHEET

This summary highlights the material information about the merger in this proxy statement. It may not, however, contain all of the information that may be important to you or that you should consider before voting. To fully understand the proposals you are being asked to vote on and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the annexes to this proxy statement.

The Parties

Carrollton Bancorp (page 100)

Carrollton Bancorp was incorporated in Maryland on January 11, 1990 and is the holding company for Carrollton Bank (“Carrollton Bank”). The Common Stock is traded on the NASDAQ Global Market under the symbol “CRRB.”

Carrollton Bancorp’s principal offices are located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, and its telephone number is (410) 312-5400.

Jefferson Bancorp, Inc.  (page 132)

Jefferson is a Delaware corporation and is a savings and loan holding company for Bay Bank, FSB (“Bay Bank”).

Jefferson’s principal offices are located at 2328 West Joppa Road, Suite 325, Lutherville, MD 21093, and its telephone number is (410) 494-2580.

Financial Services Partners Fund I, LLC

FSPF is a Delaware limited liability company.

FSPF’s principal offices are located at 1826 Jefferson Place, NW, Washington, DC 20036, and its telephone number is (202) 775-8109.

The Merger (page 39)

Pursuant to the Agreement and Plan of Merger, Jefferson will merge with and into Carrollton Bancorp. Carrollton Bancorp will be the surviving legal entity in the merger.  In connection and simultaneously with the merger, Carrollton Bancorp’s subsidiary, Carrollton Bank, will merge with and into Jefferson’s subsidiary, Bay Bank.  Bay Bank will be the successor subsidiary (“Post-Merger Bay Bank”).

The Agreement and Plan of Merger is attached to this proxy statement as Annex A.  We encourage you to read the Agreement and Plan of Merger, as it is the legal document that governs the merger.  The First Amendment to the Agreement and Plan of Merger, dated as of May 7, 2012, by and among Carrollton Bancorp, Jefferson and FSPF, is attached hereto as Annex B.

Reasons for the Merger (page 49)

The Carrollton Board of Directors is recommending the merger because, among other reasons:

•
the transaction conforms Carrollton Bancorp’s long-term strategic goal of enhancing shareholder value through greater opportunities for diversification of credit risks, broadening of its customer base for loans and deposits, and expanding its geographic footprint;

•	the value per share of the merger consideration is favorable and represents a significant premium over the current market value of Carrollton Bancorp’s Common Stock;

•
the regulatory memoranda and restrictions in place, noting the restrictions and challenges therein, along with the continuing impact of TARP and the ability to successfully retire TARP without excessive dilution;

•
the review by the Carrollton Board of Directors, based on the presentation of its financial advisor, of the business, operations, financial condition and earnings prospects arising from the merger with Jefferson for the combined company on a pro forma basis, and the resulting relative interests of Carrollton Bancorp shareholders and the common equity of the combined company;

•
the form of consideration includes up to 50% in the form of cash and provides shareholders wishing to liquidate their investment with an opportunity to do so at a significant market premium without the impact of the historical bid and ask spread; and

•	the combined institution will have a stronger regulatory capital base which will allow for additional organic growth as well as opportunistic acquisitions.

What Shareholders Will Receive

Our shareholders may elect to retain their shares of Common Stock or to receive $6.20 in cash per share for some or all of their shares of Common Stock, subject to proration in the event the aggregate cash elections exceed 50% of shares outstanding immediately prior to the effective time of the merger. In no event will cash be paid for more than 50% of the total number of shares of Common Stock outstanding immediately prior to the effective time of the merger.

Appraisal Rights (page 40)

Under the Maryland General Corporation Law, our shareholders do not have appraisal rights in connection with the merger.

Treatment of Stock Options and Other Stock-Based Awards

Outstanding options held by our shareholders to purchase shares of Common Stock will remain outstanding as options to purchase the same number of shares of Common Stock after the merger.  Outstanding options to purchase shares of Jefferson common stock (each, a “Jefferson Stock Option”) will convert into options to purchase Common Stock.  The number of shares of Common Stock to be subject to each Jefferson Stock Option shall be equal to the product of the number of shares of Jefferson’s common stock subject to such Jefferson Stock Option immediately prior to the closing and an exchange ratio of 2.2217 (“Exchange Ratio”), provided that any fractional shares of Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and (ii) the exercise price per share of Common Stock shall be equal to the exercise price per share of Jefferson’s common stock under the original Jefferson Stock Option immediately prior to the closing divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

Ownership of the Combined Company Following the Merger

It is expected that Carrollton Bancorp will issue approximately 7,860,812 shares of Common Stock to Jefferson shareholders.  Immediately following the completion of the merger, assuming that 50% of the total number of shares of Common Stock outstanding immediately prior to the effective time of the merger are subject to the cash election, we estimate approximately 9,149,006 shares of Common Stock will be outstanding after the merger (“Post-Merger Common Stock”), with current Carrollton Bancorp shareholders owning approximately 14% of the Post-Merger Common Stock and current Jefferson shareholders owning approximately 86% of the outstanding Post-Merger Common Stock.

Directors and Executive Officers Following the Merger (page 175)

Post-Merger Carrollton Bancorp will be governed by a board of directors, initially consisting of nine directors, comprised of three directors of Carrollton Bancorp designated by Carrollton Bancorp, subject to the reasonable approval of Jefferson, and six directors of Jefferson designated by Jefferson.

Interests of Directors and Executive Officers in the Merger (page 84)

Carrollton Bancorp’s executive officers and directors have interests in the merger that are different from, or in addition to, those of our shareholders generally.  These interests include, among others, cash payments upon a change of control.  The Carrollton Board of Directors was aware of these interests and considered them, among other matters, in approving and recommending to our shareholders the Agreement and Plan of Merger and the transactions contemplated thereby.

Board Recommendations

The Carrollton Board of Directors has unanimously approved the Agreement and Plan of Merger and the transactions contemplated thereby, including the merger.  The Carrollton Board of Directors believes that the Agreement and Plan of Merger and the transactions contemplated thereby, are fair to and in the best interests of our shareholders and unanimously recommends that our shareholders vote “FOR” approval of the merger proposal (Proposal I).  The Carrollton Board of Directors further recommends that our shareholders vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to certain of the named executive officers of Carrollton Bancorp in connection with the merger (Proposal II) and “FOR” approval to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal III).

Opinion of Carrollton Bancorp’s Financial Advisor (page 52)

Carrollton Bancorp retained the firm Monocacy Financial Advisors, LLC (“Monocacy”) to act as its sole financial advisor in connection with the merger and to render a fairness opinion. On April 4, 2012, Monocacy delivered its verbal opinion (and subsequently its written opinion on April 8, 2012) that the merger consideration proposed under the Agreement and Plan of Merger was fair to our shareholders, from a financial point of view, as of the date of the opinion.

Monocacy’s written opinion to the Carrollton Board of Directors, dated April 8, 2012, which sets forth the assumptions made, matters considered and extent of review by Monocacy, is attached as Annex C to this proxy statement.  The opinion should be read carefully and in its entirety in conjunction with this proxy statement. The summary of Monocacy’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached as Annex C. Monocacy’s opinion is addressed to the Carrollton Board of Directors and does not constitute a recommendation to any shareholder of Carrollton Bancorp as to how such shareholder should vote at the Special Meeting.

Accounting Treatment (page 97)

The merger of Carrollton Bancorp and Jefferson will be treated as a reverse acquisition for accounting purposes.  In a reverse acquisition, fair value of the consideration transferred is based on the number of shares Jefferson would have had to issue to give the shareholders of Carrollton Bancorp the same percentage equity interest in the combined entity that is expected to result from the merger. Cash consideration is also included.

The merger will be accounted for using the acquisition method of accounting, and accordingly, the assets acquired and liabilities assumed of Carrollton Bancorp will be recognized at fair value on the date the transaction is completed.

Material Federal Income Tax Consequences of the Merger (page 94)

For U.S. federal income tax purposes, Carrollton Bancorp intends that the merger be treated as a tax-free reorganization and that no gain or loss will be recognized in connection with the merger by Carrollton Bancorp, Jefferson or their shareholders, with the exception of shareholders of Carrollton Bancorp who elect to receive cash pursuant to the cash election.

This discussion of material United States federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to you.

Regulatory Approvals (page 97)

Various aspects of the merger require regulatory approval from federal banking regulators and other governmental authorities. The merger of Jefferson into Carrollton Bancorp must be approved by the Federal Reserve Board, and the merger of Carrollton Bank into Bay Bank must be approved by the Office of the Comptroller of the Currency (the “OCC”).  In addition, the U.S. Department of Treasury and the Federal Reserve Board must agree to permit Carrollton Bancorp to repurchase or redeem certain shares of Carrollton Bancorp Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (“TARP Shares”) and to cancel or liquidate the outstanding warrant, dated February 13, 2009, to purchase 205,379 shares of Common Stock (“TARP Warrant”), each held by the U.S. Department of Treasury. The merger cannot be completed without securing these and other regulatory approvals. All necessary regulatory approvals are expected to be received no later than the third quarter of 2012, although there can be no assurance this will occur when expected, if at all.

Conditions to the Completion of the Merger (page 86)

The obligations of Carrollton Bancorp, Jefferson and FSPF to complete the merger depend on a number of conditions being met. These conditions include, without limitation:

•	approval of the merger by our shareholders;

•
completion of any required filings with, and receipt of all required approvals from, any governmental body, agency, official or authority, including all bank regulatory approvals necessary to complete the merger;

•
delivery of opinions of Carrollton Bancorp’s and Jefferson’s counsel that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code, and holders of Jefferson common stock who receive Common Stock in exchange for all of their shares of Jefferson common stock will not recognize any gain or loss with respect to shares of Common Stock received;

•	before or at the closing, Carrollton Bancorp shall (1) repurchase or redeem all or an agreed to portion of the TARP Shares and (2) cancel or liquidate the TARP Warrant; and

•
at closing of the merger, Carrollton Bancorp and its subsidiaries, on a consolidated basis, (1) will have a book value of at least $22 million and (2) will not have more than $23.5 million in assets classified as “substandard,” “doubtful” or “loss” (as defined in the Asset Quality section of the Office of Thrift Supervision Examination Handbook).

Where the law permits, Carrollton Bancorp or Jefferson could choose to waive a condition to its obligation to complete the merger, although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Timing of the Merger (page 39)

We intend to complete the merger as soon as possible after shareholder approval is obtained, all other regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived. It is anticipated that the merger will be completed by the end of the third quarter of 2012. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, the merger will be completed.

No Solicitation of Other Offers (page 90)

Carrollton Bancorp has agreed that none of Carrollton Bancorp nor any of its subsidiaries or any of their respective officers, directors, employees or representatives will, directly or indirectly: (A) initiate, solicit or encourage any inquiries regarding or the making or implementation of any Acquisition Proposal (as defined under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Conduct of Business Pending the Merger—No Solicitation by Carrollton Bancorp”), (B) furnish information or access to any person that has made, or makes after the date hereof, an Acquisition Proposal to the Carrollton Board of Directors, or (C) participate in discussions or negotiate with any person concerning any Acquisition Proposal.

However, the Carrollton Board of Directors, directly or indirectly, through advisors, agents or other intermediaries, may, prior to the receipt of approval by our shareholders, (A) furnish information and access to any person that has made, or makes, an Acquisition Proposal to the Carrollton Board of Directors and (B) participate in discussions and negotiate with such person concerning any such Acquisition Proposal, if and only if, (1) such Acquisition Proposal did not result from a breach of the obligations set forth in the immediately preceding paragraph, (2) the Carrollton Board of Directors determines in good faith, after consultation with Carrollton Bancorp’s financial and legal advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Conduct of Business Pending the Merger—No Solicitation by Carrollton Bancorp”), and (3) Carrollton Bancorp receives from the person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects (x) no less favorable to Carrollton Bancorp and (y) no less restrictive to the person making such Acquisition Proposal than those contained in the confidentiality agreement between Jefferson and Carrollton Bancorp and any information provided to such person has previously been provided to Jefferson or is provided to Jefferson concurrently with its provision to such person.

Termination of the Agreement and Plan of Merger (page 91)

The Agreement and Plan of Merger may be terminated at any time before the effective time of the merger, whether before or after the Special Meeting, subject to certain conditions, in any of the following ways:

(a)	by mutual written consent of Carrollton Bancorp and Jefferson;

(b)	by either Carrollton Bancorp or Jefferson:

•
in the event of: (i) an uncured breach by any of the parties of their respective representations and warranties, covenants or agreements contained in the Agreement and Plan of Merger, if (A) any such breach would cause a closing condition to fail to be met, and (B) the terminating party is not itself in material breach;

•	in the event that the merger is not consummated by December 31, 2012, as such date may be extended to February 28, 2013 under certain circumstances; and

•
in the event (i) the approval of any required governmental authority shall have been denied by final nonappealable action or an application therefor shall have been permanently withdrawn; (ii) our shareholders fail to adopt the Agreement and Plan of Merger at the Special Meeting and approve the merger; or (iii) any of the closing conditions have not been met pursuant to the terms of the Agreement and Plan of Merger;

(c)
by Carrollton Bancorp if (i) the Carrollton Board of Directors authorizes Carrollton Bancorp to enter into a definitive agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of the Agreement and Plan of Merger, Carrollton Bancorp enters into a definitive agreement with respect to a Superior Proposal; or

(d)
by Jefferson if (i) the Carrollton Board of Directors submits the Agreement and Plan of Merger to our shareholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Carrollton Board of Directors otherwise withdraws or materially and adversely modifies its recommendation to our shareholders to approve the merger; or (iii) the Carrollton Board of Directors recommends to our shareholders an Acquisition Proposal other than the merger.

If the Agreement and Plan of Merger is validly terminated, the agreement will become null and void, provided, however, that under certain circumstances Carrollton Bancorp or Jefferson will be required to pay a Termination Fee (defined below) to the other party.  In the event that one party is obligated to pay the Termination Fee to the other party, payment of such Termination Fee shall be the sole and exclusive remedy to the non-breaching party.  If a breach does not give rise to payment of the Termination Fee, then the breaching party will be subject to all liabilities under law.

Termination Fees (page 92)

If the Agreement and Plan of Merger is terminated under certain circumstances, Jefferson may be entitled to receive a fee of $750,000 from Carrollton Bancorp or Carrollton Bancorp may be entitled to receive a fee of $750,000 from Jefferson (each a “Termination Fee”).

Waiver and Amendment (page 93)

Any provision of the Agreement and Plan of Merger may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between Carrollton Bancorp, Jefferson and FSPF executed in the same manner as the Agreement and Plan of Merger, except to the extent that any such amendment would violate applicable law.

The Voting Agreement (page 93)

As an inducement to Jefferson to enter into the Agreement and Plan of Merger, each of the directors of Carrollton Bancorp and certain of their spouses, referred to collectively herein as the “Carrollton Voting Agreement parties”, entered into a voting agreement with Jefferson. As of the record date for the Special Meeting, these shareholders were entitled to vote at the Special Meeting approximately ___% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

Pursuant to the voting agreement, the Carrollton Voting Agreement parties have agreed, among other things, to vote all of the shares of Common Stock owned or subsequently acquired by them to approve the merger. The Carrollton Voting Agreement parties have also agreed that they will not vote in favor of the approval of any Acquisition Proposal (as defined under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Conduct of Business Pending the Merger—No Solicitation by Carrollton Bancorp”), except in certain very limited circumstances.

The Special Meeting (page 48)

The Special Meeting is scheduled to take place on ___________________, 2012 at 10:00 am, Eastern Time, at our offices, 7151 Columbia Gateway Drive, Columbia, Maryland. At the Special Meeting, Carrollton Bancorp shareholders will be asked:

•	to approve the merger proposal (see Proposal I);

•	to approve the “golden parachute” compensation (see Proposal II); and

•	to approve the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies (see Proposal III).

 Record Date and Voting Rights

The Carrollton Board of Directors has fixed the close of business on _____________, 2012 as the record date (“Record Date”) for determining the shareholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. Accordingly, our shareholders are only entitled to notice of and to vote at the Special Meeting if they are a record holder of Common Stock at the close of business on the Record Date. At that time, ______________ shares of Common Stock were outstanding, held by the approximately __________ holders of record.

To have a quorum that permits Carrollton Bancorp to conduct business at the Special Meeting, the presence, whether in person or by proxy, of the holders of Common Stock representing a majority of the shares outstanding on the Record Date and entitled to vote is needed. Carrollton Bancorp shareholders are entitled to one vote for each outstanding share of Common Stock they held as of the close of business on the Record Date.

Holders of shares of Common Stock present in person at the Special Meeting but not voting, and shares of Common Stock for which Carrollton Bancorp has received proxies indicating that their holders have abstained, will be counted as present at the Special Meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether there is a quorum for the Special Meeting.

Votes Required

The approval of the merger proposal (Proposal I) requires the affirmative vote of at least two-thirds of the shares of Common Stock outstanding on the Record Date and entitled to vote, if a quorum is present. Abstentions and broker non-votes will not count as votes cast. Because, however, approval of this proposal requires the affirmative vote of at least two-thirds of the shares of Common Stock outstanding on the Record Date, abstentions and broker non-votes will have the same effect as votes against this proposal.

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Special Meeting, assuming the presence of a quorum, will be required to approve the advisory (non-binding) vote on the “golden parachute” compensation payable, or that could become payable, to certain of the named executive officers of Carrollton Bancorp in connection with the merger.  Because the “golden parachute” compensation proposal is advisory, it will not be binding upon the Carrollton Board of Directors if approved regardless of whether the merger agreement is approved.

The affirmative vote of the holders of the majority of the votes cast in person or by proxy at the Special Meeting, assuming the presence of a quorum, will be required to approve the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the Special Meeting. They do not address all questions and do not include all the information that may be important to you as a shareholder of Carrollton Bancorp. We urge you to carefully read this entire proxy statement, including the annexes to this proxy statement.

Q:	Why am I receiving these materials?

A:
We are sending you these materials to help you decide how to vote your shares of Common Stock with respect to the merger proposal, the advisory proposal and the adjournment proposal.

The merger cannot be completed unless our shareholders approve the merger proposal. Carrollton Bancorp is holding a Special Meeting to vote on the proposal necessary to complete the merger. Information about this meeting, the merger and other business to be considered by our shareholders is contained in this proxy statement.

Q:	Why is Carrollton Bancorp proposing the merger?

A:
Carrollton Bancorp is proposing the merger because it believes the combination of the two companies will create an institution positioned to compete with the larger, more established super-regional and national banks, as well as the smaller, locally managed community banks throughout Maryland.

Q:	When and where is the Special Meeting?

A:	The Special Meeting is scheduled to take place on __________________, 2012 at 10:00 am, Eastern Time, at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

Q:	What is the Record Date for the Special Meeting?

A:
The Record Date for the Special Meeting is ____________, 2012.  Only holders of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

Q:	What will the name of the combined company be?

A:
Following the merger of Carrollton Bancorp and Jefferson, the combined company will operate under the name of Carrollton Bancorp.  The Agreement and Plan of Merger also provides that Carrollton Bancorp’s subsidiary, Carrollton Bank, and Jefferson’s subsidiary, Bay Bank, will merge, with Bay Bank as the successor subsidiary.

Q:	What does the Carrollton Board of Directors recommend?

A:
The Carrollton Board of Directors has unanimously approved and adopted the Agreement and Plan of Merger and recommends the shareholders vote “FOR” the merger proposal, “FOR” the “golden parachute” compensation proposal and “FOR” the adjournment proposal.

Q:	What will shareholders receive for their stock?

A:
For each share of Common Stock that you own at the effective time of the merger, you may elect to: (1) receive $6.20 in cash, subject to proration in the event that the aggregate cash elections exceed 50% of the shares of Common Stock outstanding immediately prior to the effective time of the merger; or (2) retain all or a portion of your shares of Common Stock, which will continue to represent an equal number of shares of Post-Merger Common Stock upon completion of the merger. For more information, see “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Merger Consideration” on page 40, “—Proration” on page 40 and “— Cash Election; Surrender of Stock Certificates” on page 41.

Q:	What must shareholders of Carrollton Bancorp do now to elect to receive cash in the merger?

A:
If you are a Carrollton Bancorp shareholder of record and wish to receive cash for some or all of your Common Stock in the merger, you must indicate in the place provided on the cash election form and letter of transmittal, referred to herein, collectively, as the “cash election form” and which will be sent under separate cover, the number of shares of Common Stock with respect to which you elect to receive cash and return the signed form, along with your original stock certificate(s) representing those shares, in the separate envelope marked “ELECTION FORM ENCLOSED” to American Stock Transfer & Trust Co., the exchange agent for the merger, referred to herein as the “exchange agent”. Your cash election form must be received by the exchange agent by 5:00 p.m., Eastern Time, on ______________, 2012, referred to herein as the election deadline. Do not send your cash election form or stock certificates in the envelope with your proxy card. Do not send your cash election form in the envelope marked “PROXY CARD ENCLOSED.” Do not send your cash election form or stock certificates to Carrollton Bancorp.

Q:	How do I make a cash election if my shares of Common Stock are held by my broker or otherwise in “street name?”

A:
If you hold your shares of Common Stock in “street name” (i.e., your bank, broker or other financial intermediary holds your shares for you), you should receive instructions regarding cash election procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact Carrollton Bancorp at the address or telephone number listed on page 182.

Q:	If I am a Carrollton Bancorp shareholder, what happens if I do not send in a cash election form?

A:
If you are a Carrollton Bancorp shareholder and you (i) do not submit a properly completed cash election form to the exchange agent by the election deadline, or (ii) revoke (as opposed to change) your cash election form prior to the election deadline and do not submit a new properly executed cash election form to the exchange agent prior to the election deadline, then you will not receive any cash for your shares of Common Stock in the merger. At the effective time of the merger, your shares of Common Stock will continue to represent an equal number of shares of Post-Merger Common Stock.

Q:	If I am a Carrollton Bancorp shareholder, can I revoke or change my cash election after I mail my cash election form?

A:
Yes. You may revoke or change your cash election at any time prior to the election deadline by delivering to the exchange agent, prior to the election deadline, a written notice of revocation or, in the case of a change, a properly completed revised cash election form identifying the number of shares of Common Stock to which your revised cash election form applies, along with, if you are a Carrollton Bancorp shareholder of record, your original stock certificate(s) representing those shares if not already surrendered.

If you revoke your cash election form and do not submit a subsequent cash election form prior to the election deadline, you will be deemed to have not made a cash election with respect to your shares of Common Stock.

Q:	Are Carrollton Bancorp shareholders guaranteed to receive the amount of stock or cash that they elect on their cash election form?

A:
No. The Agreement and Plan of Merger provides that only 50% of the total number of shares of Common Stock outstanding immediately prior to the effective time of the merger (approximately 1,289,694 shares, based on a total of 2,579,388 shares of Common Stock outstanding on June 8, 2012) may be exchanged for the right to receive cash. If our shareholders elect to receive cash for more than 50% of the total number of shares of Common Stock outstanding immediately prior to the effective time of the merger, then the total number of shares for which cash is elected would be subject to proration as more fully described under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Proration” on page 40 of this proxy statement. Thus, it is possible that if you elect cash for any of your shares of Common Stock, you could receive cash for fewer shares than you designate on your cash election form. Any share of Common Stock for which you do not receive cash will represent one share of Post-Merger Common Stock at the effective time of the merger.

Q:	If I am a Carrollton Bancorp shareholder and I make a cash election with respect to some or all of my shares, how will I receive my cash?

A:
Assuming the merger is completed and you have followed the procedures set forth under “What must shareholders of Carrollton Bancorp do now to elect to receive cash in the merger?” above, the exchange agent will forward to you the cash to which you are entitled for your shares of Common Stock.

Q:	Can the value of the merger consideration change between now and the time that the merger is completed?

A:
No, you will either receive $6.20 in cash for each share of Common Stock subject to a cash election, or retain your shares of Common Stock, which will represent shares of Post-Merger Common Stock at the effective time of the merger.

Q:	Will Common Stock continue be listed?

A:	Yes. Shares of Common Stock are traded on the NASDAQ Global Market under the symbol “CRRB” and will continue to be listed under the symbol “CRRB” following the merger.

Q:	What vote is required to approve the merger proposal?

A:	The affirmative vote of at least a two-thirds of the shares of Common Stock outstanding on the Record Date for the Special Meeting is required to approve the merger proposal.
Q:	What vote is required to approve the “golden parachute” compensation proposal?

A:	The affirmative vote of at least a majority of the votes cast at the Special Meeting, assuming the presence of a quorum, is required to approve the “golden parachute” compensation proposal.

Q:
Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable, or that may become payable, to Carrollton Bancorp’s named executive officers in connection with the merger?

A:
The SEC has adopted rules that require Carrollton Bancorp to seek an advisory (non-binding) vote with respect to certain payments that are payable, or may become payable, to Carrollton Bancorp’s named executive officers in connection with the merger.

Q:	What is the “golden parachute” compensation?

A:
The “golden parachute” compensation is certain compensation that is tied to or based on the merger and payable or that could become payable to Carrollton Bancorp’s named executive officers in connection with the merger. See “Carrollton Bancorp Shareholders’ Advisory Vote on Golden Parachute Compensation” beginning on page 98.

Q:	What will happen if Carrollton Bancorp shareholders do not approve the “golden parachute” compensation proposal at the Special Meeting?

A:
Approval of the “golden parachute” compensation proposal is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation proposal is an advisory vote and will not be binding on Carrollton Bancorp. If the merger is completed, the “golden parachute” compensation may be paid to certain of Carrollton Bancorp’s named executive officers even if Carrollton Bancorp shareholders fail to approve the “golden parachute” compensation proposal.

Q:	What vote is required to approve the adjournment proposal?

A:	The affirmative vote of at least a majority of the votes cast at the Special Meeting, assuming the presence of a quorum, is required to approve the adjournment proposal.

Q:	What should I do now?

A:
Complete, sign, date and return your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. It is important that the proxy card be received as soon as possible and in any event prior to the commencement of voting at the Special Meeting.

If you are interested in receiving cash for any of your shares of Common Stock, you should make an election as indicated on the cash election form and return the signed cash election form, which will be sent under separate cover, along with your original stock certificate(s) in the separate envelope marked “ELECTION FORM ENCLOSED” as soon as possible and in any event so that it is received prior to the election deadline.

If you hold your shares of Common Stock in “street name” (i.e., your bank, broker or other financial intermediary holds your shares for you), you should receive instructions regarding cash election procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact Carrollton Bancorp at the address or telephone number listed on page 181.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy card; or

•	Third, you can attend the Special Meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card no later than the beginning of the Special Meeting or, if the Special Meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held. Your submissions must be mailed to Carrollton Bancorp’s Corporate Secretary at the address listed on page 181.

Q:	Who will be soliciting proxies?

A:	The directors of Carrollton Bancorp will be soliciting proxies. In addition, we have engaged Phoenix Advisory Partners to assist with soliciting proxies on our behalf.

Q:	What if I do not vote or I abstain from voting on either proposal?

A:	If you do not vote or you abstain from voting, your failure to vote or abstention will be the equivalent of a “NO” vote on the merger proposal.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:
Your broker will vote your shares on the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a “NO” vote on the merger proposal.

Q:	Do I have appraisal rights?

A:	No. Our shareholders will not have appraisal rights in connection with the merger pursuant to Maryland law.

Q:	Who should I contact with questions?

A:	If you have more questions about the merger you should contact: Carrollton Bancorp 7151 Columbia Gateway Drive, Suite A Columbia, MD (410) 312-5400 Attn: Robert A. Altieri President and CEO

RISK FACTORS

In addition to the other information included in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares.

Risks Related to the Merger

Combining Carrollton Bancorp and Jefferson may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.

Carrollton Bancorp and Jefferson have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Post-Merger Carrollton Bancorp’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits or cost-savings of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each company during the pre-merger transition period and on Post-Merger Carrollton Bancorp, for an undetermined period after the completion of the merger. As with any merger involving banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits. There can be no assurance that customers will readily accept changes to their banking arrangements after the completion of the merger.

The proposed merger is subject to the receipt of consents and approvals from government entities that may not be received, may be materially delayed or that may impose conditions that could have an adverse effect on Post-Merger Carrollton Bancorp.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the OCC and other authorities. These governmental entities, including the Federal Reserve Board or the OCC, may not permit the merger, may materially delay the merger, may impose restrictive conditions on the completion of the merger or may require changes to the terms of the merger. Although we currently expect that the required consents and approvals will be received and that no such conditions or changes will be imposed, there can be no assurance in that regard. Any such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Post-Merger Carrollton Bancorp, any of which might have a material adverse effect on its financial condition.

The market price of Common Stock, following the merger may be lower than its current price or lower than the $6.20 cash election price.

Changes in the market price of Common Stock may result from a variety of factors, including general market and economic conditions, changes in Carrollton Bancorp’s business, operations and prospects, reputation and regulatory considerations.  Many of these factors will be beyond Carrollton Bancorp’s control.  There can be no assurance that the market price of the Post-Merger Common Stock will not be lower than the current market price of Common Stock or the $6.20 cash election price.  Likewise, the market price of the Post-Merger Common Stock may be higher than the cash election price.

The unaudited pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only and Post-Merger Carrollton Bancorp’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement.

The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what Post-Merger Carrollton Bancorp’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This data reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Post-Merger Carrollton Bancorp’s net assets and liabilities based on their estimated fair values. The purchase price allocation reflected in this proxy statement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Carrollton Bancorp as of the date of the completion of the merger. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement. See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” for more information.

The directors and executive officers of Carrollton Bancorp have financial interests in the merger that are different from, or in addition to, the interests of our shareholders.

Executive officers of Carrollton Bancorp negotiated the terms of the Agreement and Plan of Merger, and the Carrollton Board of Directors unanimously approved the Agreement and Plan of Merger and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement, you should be aware that certain executive officers and directors of Carrollton Bancorp are expected to receive certain benefits in connection with the merger, including entry into employment agreements and seats on the boards of directors of Carrollton Bancorp or Bay Bank or both. See “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Interests of Directors and Executive Officers in the Merger” for more information.

Although the members of the Carrollton Board of Directors were aware of these additional interests and considered them when they approved the Agreement and Plan of Merger and the transactions contemplated thereby, our shareholders should understand that some of our directors and officers will receive benefits or other payments in connection with the merger that other shareholders will not receive.  See “PROPOSAL II – CARROLLTON BANCORP SHAREHOLDERS’ ADVISORY VOTE ON “GOLDEN PARACHUTE” COMPENSATION”  for more information.

Completion of the merger will result in a “change of control” of Carrollton Bancorp, and the current shareholders of Carrollton Bancorp will have less influence on the management and policies of Carrollton Bancorp than they had before the merger.

After the merger is complete, assuming 50% of the shares of Common Stock are exchanged for cash in the merger, it is anticipated that approximately 14% of the Post-Merger Common Stock will be held by shareholders of Carrollton Bancorp and approximately 86% by shareholders of Jefferson. In addition, the board of directors of Post-Merger Carrollton Bancorp (“Post-Merger Board of Directors”) will include three current directors of Carrollton Bancorp and six directors designated by Jefferson (on an initial board of nine directors). Thus, the merger will be considered to effect a “change of control” of Carrollton Bancorp. Consequently, our current shareholders will have less influence on the management and policies of Post-Merger Carrollton Bancorp than they now have on the management and policies of Carrollton Bancorp. For more information about the Post-Merger Board of Directors and management of Post-Merger Carrollton Bancorp, see “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Management and Operations after the Merger.”

Carrollton Bancorp directors and certain of their spouses who are entitled to vote at the Special Meeting hold approximately ___% of Common Stock outstanding as of the Record Date and have entered into a voting agreement pursuant to which they have agreed to vote their shares of Common Stock for approval of the merger proposal.

                Maryland general corporation law provides that the merger proposal must be approved by the affirmative vote of the holders of two-thirds of Common Stock. As an inducement to Jefferson to enter into the Agreement and Plan of Merger, each of Carrollton Bancorp’s directors, and certain of their spouses, entered into a voting agreement with Jefferson. Pursuant to the voting agreement, the directors and certain of their spouses agreed, subject to certain limited exceptions, to vote all of their shares of Common Stock owned or subsequently acquired to approve the merger proposal. As of the Record Date, these directors and spouses represent approximately ___% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. The existence of this voting agreement makes it more difficult for our shareholders who do not vote for the merger proposal to prevent the approval of the merger proposal. See “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Voting Agreements.”

If you are a Carrollton Bancorp shareholder and you make a cash election, you will not be able to sell those shares subject to the cash election unless you revoke your cash election with respect to those shares prior to the cash election deadline.

If you are a Carrollton Bancorp shareholder of record and want to make a valid cash election, you will need to deliver your stock certificate(s) (or an affidavit for lost certificates) and a properly completed and signed cash election form, which will be sent to you under separate cover, to the exchange agent prior to the cash election deadline, which is 5:00 p.m. Eastern Time on  ___________, 2012. You will not be able to sell any shares of Common Stock that you have delivered as part of your cash election unless you revoke your cash election before the cash election deadline by providing written notice of revocation to the exchange agent. If you do not revoke your cash election, you will not be able to sell the shares subject to the cash election for any reason. In the time between the cash election deadline and the closing of the merger, the market price of Common Stock may change, and you might otherwise want to sell your shares of Common Stock to gain access to cash, make other investments, or for other reasons. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals. See “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Cash Election; Surrender of Stock Certificates” on page 41 for more information.

Shareholders may not receive merger consideration in the proportion of cash or both stock and cash they elect.

Our shareholders may elect to retain their shares of Common Stock or to receive $6.20 in cash per share, subject to proration in the event the aggregate cash elections exceed 50% of the total number of shares of Common Stock outstanding immediately prior to the effective time of the merger. If, for instance, all of our shareholders elect to receive cash for all of their shares of Common Stock, each shareholder would receive cash for only one-half such shareholder’s shares and would retain the other one-half shares, notwithstanding the cash elections made. Accordingly, at the time a cash-electing shareholder votes on the proposal to approve the merger, such shareholder would only be guaranteed to receive cash for 50% of such shareholder’s shares.

Shareholders who elect to receive cash in the merger will limit or eliminate their participation in future growth of Post-Merger Carrollton Bancorp.

To the extent our shareholders receive cash in the merger, they will own a lesser interest in Post-Merger Carrollton Bancorp, which will afford them less opportunity to participate in future growth, if any, in the value of Post-Merger Carrollton Bancorp. If a shareholder receives cash in the merger for such shareholder’s shares of Common Stock, such shareholder will not participate at all in future growth, if any, in the value of Post-Merger Carrollton Bancorp.

The Agreement and Plan of Merger limits Carrollton Bancorp’s ability to pursue alternative transactions to the merger and requires Carrollton Bancorp to pay a termination fee if it does so.

The Agreement and Plan of Merger prohibits Carrollton Bancorp and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or, subject to narrow exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Carrollton Bancorp’s ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If Carrollton Bancorp receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Jefferson and the Agreement and Plan of Merger is terminated, Carrollton Bancorp would be required to pay a $750,000 termination fee.

If the merger is not completed, Carrollton Bancorp will have incurred substantial expenses without realizing the expected benefits or cost-savings of the merger.

Carrollton Bancorp has incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of certain closing conditions including the approval of our shareholders, the approval of state and federal regulatory authorities, redemption or repurchase of the TARP Shares and cancelation or liquidation of the TARP Warrant. Carrollton Bancorp cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Carrollton Bancorp because it would not have realized the expected benefits or cost-savings of the merger.

The fairness opinion obtained by Carrollton Bancorp from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Monocacy, Carrollton Bancorp’s financial advisor in connection with the proposed merger, has delivered to the Carrollton Board of Directors its opinion dated as of April 8, 2012. The opinion of Monocacy stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received in the merger was fair to the Carrollton Bancorp shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Jefferson or Carrollton Bancorp, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Jefferson and Carrollton Bancorp.

Risks Related to the Combined Company and Bank

Because Post-Merger Bay Bank’s combined loan portfolio is expected to include a substantial amount of commercial and industrial loans and commercial real estate loans, our earnings will be particularly sensitive to the financial and credit risks associated with these types of loans.

The financial and credit risk associated with commercial and industrial loans is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, which is generally larger than consumer-type loans, and the effects of general economic conditions.  Following the merger, any significant failure to pay on time by Post-Merger Bay Bank’s customers or a significant default by Post-Merger Bay Bank’s customers would hurt the results of operations of Post-Merger Carrollton Bancorp.

A significant portion of Carrollton Bank’s loan portfolio is, and Post-Merger Bay Bank’s loan portfolio will continue to be, secured by income producing property. Bay Bank’s commercial real estate loan portfolio, which includes owner-occupied commercial real estate, represented over 29% of its total loan portfolio as of December 31, 2011. Underwriting and portfolio management activities cannot eliminate all risks related to these loans. Commercial real estate loans will typically be larger than consumer-type loans and may pose higher risks than other types of loans. In addition, it may be more difficult for commercial real estate borrowers to repay their loans in a timely manner in the current difficult economic climate, as commercial real estate borrowers’ abilities to repay their loans frequently depends on successful development of their properties. In addition, Post-Merger Bay Bank’s loan portfolio may incur losses on commercial real estate loans due to declines in occupancy rates, rental rates and capitalization rates, which may decrease property values and may potentially decrease the likelihood that a borrower may find permanent financing alternatives. Currently, the availability of permanent financing alternatives in the market has been reduced and has thereby increased the financing risks inherent in Carrollton Bank’s loan portfolio.

If Post-Merger Bay Bank is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and capital could be adversely affected. In addition, banking regulators are giving greater scrutiny to commercial real estate lending and may require banks with higher levels of commercial real estate loans to implement improved or additional underwriting, internal controls, risk management policies and portfolio stress testing. In banks with certain levels of commercial real estate loan concentrations, regulators are also considering requiring increased levels of reserves for loan losses as well as the need for additional capital. Any of these events could increase our costs, require management time and attention and negatively impact our business.

Decisions regarding credit risk could be inaccurate and the allowance for loan losses may be inadequate, which could materially and adversely affect the business, financial condition, results of operations and future prospects of Post-Merger Carrollton Bancorp.

Post-Merger Bay Bank’s loan portfolio and investments in marketable securities will expose it to credit risk. Inherent risks in lending also include the inability to compete with other lenders, lack of control over fluctuations in interest rates and collateral values, principally real estate, and economic downturns. Making loans will be an essential element of Post-Merger Bay Bank’s business, and there is a risk that the loans will not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the loan;

•	credit risks of a particular borrower;

•	changes in economic or industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

As do all financial institutions, Bay Bank and Carrollton Bank maintain an allowance for loan and lease losses and other reserves to absorb the level of losses in their portfolios. Bay Bank and Carrollton Bank have attempted to maintain appropriate reserves to provide for probable losses inherent in their respective loan portfolios. However, Post-Merger Bay Bank’s reserves may not be sufficient to cover the loan and lease losses that it actually incurs. While both Bay Bank and Carrollton Bank maintain, and Post-Merger Bay Bank will maintain, a reserve at a level management believes is adequate, combined charge-offs could exceed these reserves.  If, subsequent to the merger, Post-Merger Bay Bank experiences defaults by borrowers to a greater extent than anticipated, Post-Merger Carrollton Bancorp’s earnings would be negatively impacted.

As of the date of the merger, as part of Carrollton Bancorp’s recording of the merger in accordance with acquisition accounting, it will record Carrollton Bank’s loans at fair value and Carrollton Bank’s allowance will be eliminated. To the extent that the credit losses of the loan portfolio are greater than are considered in Carrollton Bancorp’s fair value adjustment at the date of acquisition, our earnings would be negatively impacted.

Following the completion of the merger, Post-Merger Carrollton Bancorp will review the adequacy of Post-Merger Bay Bank’s reserves and the underlying estimates on a periodic basis and make adjustments to the reserves when required. However, because there is no precise method of predicting loan losses, there is no assurance that Post-Merger Bay Bank’s actual losses will not exceed these estimates. As a result, Post-Merger Carrollton Bancorp will always face the risk that charge-offs in future periods will exceed Post-Merger Bay Bank’s reserves and that additional increases in Post-Merger Bay Bank’s reserves will be required.

In addition, bank regulatory agencies may require Carrollton Bank or Bay Bank or, after the merger, Post-Merger Bay Bank, to establish additional reserves. Additions to the reserves will result in a decrease in net income and capital and could hinder the ability to grow assets.

Failure to implement our business strategies may adversely affect our financial performance.

The directors and executive officers of Jefferson and Carrollton Bancorp who will be directors and executive officers of Post-Merger Carrollton Bancorp following the merger have developed a business plan that details the strategies they intend to implement for Post-Merger Bay Bank. If they cannot implement their business strategies, Post-Merger Bay Bank will be hampered in its ability to maintain and develop business and serve its customers, which could in turn have an adverse effect on our financial performance. Even if their business strategies are successfully implemented, they may not have the favorable impact on operations that they anticipate.

Post-Merger Bay Bank may not be able to access funding sufficient to support its asset growth.

Post-Merger Bay Bank’s business plan and marketing strategy will be based on access to funding from local customer deposits, such as checking and savings accounts and certificates of deposits. Deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, Federal Deposit Insurance Corporation (“FDIC”) insurance costs, returns available to customers on alternative investments and general economic conditions. If local customer deposits are not sufficient to fund Post-Merger Bay Bank’s asset growth, Post-Merger Bay Bank will look to outside sources such as advances from the Federal Home Loan Bank of Atlanta, referred to herein as the FHLB. The FHLB is a secured funding outlet. The ability to access advances from the FHLB will be dependent upon whether and to the extent Post-Merger Bay Bank can provide collateral. Post-Merger Bay Bank may also look to brokered deposits as a source of liquidity as discussed immediately below under “—Post-Merger Bay Bank’s use of brokered deposits may be limited or discouraged by bank regulators, which could adversely impact its liquidity.”

Restrictions on dividends and other distributions could limit amounts payable to us.

As a holding company, a substantial portion of Carrollton Bancorp’s cash flow typically comes from dividends our bank and non-bank subsidiaries pay to us. Various statutory provisions restrict the amount of dividends our subsidiaries can pay to us without regulatory approval. In addition, if any of our subsidiaries were to liquidate, that subsidiary’s creditors will be entitled to receive distributions from the assets of that subsidiary to satisfy their claims against it before we, as a holder of an equity interest in the subsidiary, will be entitled to receive any of the assets of the subsidiary.

Post-Merger Bay Bank’s use of brokered deposits may be limited or discouraged by bank regulators, which could adversely impact its liquidity.

Depositors that invest in brokered certificates of deposit are generally interest rate sensitive and well-informed about alternative markets and investments. Consequently, these types of deposits may not provide the same stability to a bank’s deposit base as traditional local retail deposit relationships. In addition, Post-Merger Carrollton Bancorp’s liquidity may be negatively affected if that funding source experiences supply difficulties due to loss of investor confidence or a flight to other investments. Regulatory developments with respect to wholesale funding, including increased FDIC insurance costs for or limits on the use of these deposits, may further limit the availability of that alternative. In light of regulatory pressure, there may be a cost premium for locally generated certificates of deposit as compared to brokered deposits, which may increase Post-Merger Bay Bank’s expenses.

Bay Bank and Carrollton Bank rely on short-term funding, which can be adversely affected by local and general economic conditions.

As of December 31, 2011, $45.9 million, or 46.8%, of Bay Bank’s deposits, consisted of demand, statement savings, money market, and NOW accounts. The $52.1 million remaining balance of deposits includes certificates of deposit, of which approximately $38.9 million, or 39.7% of Bay Bank’s total deposits, is due to mature within one year.  As of December 31, 2011, $182.3 million, or 57.9%, of Carrollton Bank’s deposits, consisted of demand, statement savings, money market, and NOW accounts. The $132.7 million remaining balance of deposits includes certificates of deposit, of which approximately $61.1 million, or 19.4% of Carrollton Bank’s total deposits, is due to mature within one year. The ability of Bay Bank and Carrollton Bank to attract and maintain deposits, as well as the cost of funds, has been, and will continue to be significantly affected by money market and general economic conditions. If Post-Merger Bay Bank increases interest rates paid to retain deposits, its earnings may be adversely affected.

Post-Merger Carrollton Bancorp may not be able to raise additional capital on terms favorable to it or at all.

Following the completion of the merger, should Post-Merger Carrollton Bancorp need additional capital to support its business, expand its operations or maintain its minimum capital requirements, it may not be able to raise additional funds through the issuance of additional shares of its Post-Merger Common Stock or other securities. The significant amount of Post-Merger Common Stock that FSPF will own may discourage other potential investors from offering to acquire newly issued shares. Even if Post-Merger Carrollton Bancorp is able to obtain capital through the issuance of additional shares of Post-Merger Common Stock or other securities, the sale of these additional shares could significantly dilute the ownership interest of then existing Post-Merger Carrollton Bancorp shareholders. In addition, the holders of options for Post-Merger Common Stock could exercise them when Post-Merger Carrollton Bancorp could otherwise obtain capital by offering additional securities on terms more favorable to it than those provided by the options.

Failure to manage expansion may adversely affect Post-Merger Carrollton Bancorp’s financial performance.

Post-Merger Carrollton Bancorp’s ability to offer products and services and implement its business plan successfully in a highly competitive market requires an effective planning and management process. Future expansion efforts, internally or through mergers and acquisitions, could be expensive and put a strain on our management, financial, operational, and technical resources. To manage future growth effectively, Post-Merger Carrollton Bancorp will have to maintain and enhance financial and accounting systems and controls, as well as integrate new personnel and manage expanded operations. There can be no assurance that Post-Merger Carrollton Bancorp will be able to manage effectively its expanding operations. If Post-Merger Carrollton Bancorp is unable to manage growth effectively, its business, financial condition, and results of operations could be materially and adversely affected.

Post-Merger Bay Bank’s business and Post-Merger Carrollton Bancorp’s business will be dependent on technology and an inability to invest in technological improvements or obtain reliable technological support may adversely affect our results of operation and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our ability to grow and compete will depend in part upon the ability to address the needs of customers by using technology to provide products and services that will satisfy their operational needs, while managing the costs of expanding our technology infrastructure. Many competitors have substantially greater resources to invest in technological improvements and third-party support. There can be no assurance that Post-Merger Carrollton Bancorp will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to the future customers of Post-Merger Bay Bank. For the foreseeable future, Post-Merger Bay Bank expects to rely on third-party service providers and on other third parties for services and technical support. If those products and services become unreliable or fail, the adverse impact on customer relationships and operations could be material.

Fluctuations in interest rates could reduce Post-Merger Carrollton Bancorp’s profitability as Post-Merger Carrollton Bancorp expects a large portion of its income to be realized from the difference between interest earned on loans and investments and interest paid on deposits and borrowings of Post-Merger Bay Bank.

Post-Merger Carrollton Bancorp will depend on Post-Merger Bay Bank for income. Post-Merger Bay Bank’s earnings will be significantly dependent on its net interest income, as Post-Merger Bay Bank is expected to realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Post-Merger Bay Bank will experience “gaps” in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Post-Merger Bay Bank’s position, this “gap” may work against Post-Merger Bay Bank, negatively affecting Post-Merger Carrollton Bancorp’s earnings. Neither Post-Merger Bay Bank nor Post-Merger Carrollton Bancorp is able to predict fluctuations of market interest rates, which are affected by many factors, including inflation, recession, rise in unemployment, tightening money supply, and disorder and instability in domestic and foreign financial markets. Although Post-Merger Carrollton Bancorp plans to design its asset-liability management strategy to mitigate its risk from changes in market interest rates, Post-Merger Carrollton Bancorp may not be able to prevent changes in interest rates from having a material adverse effect on its results of operations and financial condition.

Jefferson and Carrollton Bancorp face, and Post-Merger Carrollton Bancorp will face, intense competition in their target markets.

The financial services industry, including commercial banking, mortgage banking, consumer lending and home equity lending, is highly competitive, and Bay Bank and Carrollton Bank have encountered, and Post-Merger Bay Bank will encounter, strong competition for deposits, loans and other financial services in their combined target markets in each of their lines of business. Post-Merger Bay Bank’s principal competitors will be other depository institutions in its target markets. However, additional competition is and will continue to be provided by mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions and mortgage companies with respect to some of Post-Merger Bay Bank’s products and services. Many of Post-Merger Bay Bank’s non-bank competitors will not be subject to the same degree of regulation and will have advantages over Post-Merger Bay Bank in providing certain services. Many of Post-Merger Bay Bank’s competitors will be significantly larger than Post-Merger Bay Bank and have greater access to capital and other resources, higher lending limits and larger branch networks.  These competitive factors may have a material adverse effect on the profitability of Post-Merger Bay Bank’s lending and deposit operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Post-Merger Bay Bank’s business, financial condition, results of operations and cash flows.

Post-Merger Bay Bank will be operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by declines in the real estate market that have negatively impacted the credit performance of 1-4 family residential, construction and land development and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. Post-Merger Bay Bank will retain direct exposure to the residential and commercial real estate markets, and it is affected by these events.

Post-Merger Bay Bank’s ability to assess the creditworthiness of its customers and to estimate the losses inherent in its loan portfolio may be made more complex by these difficult market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Post-Merger Bay Bank’s markets could drive losses beyond that which is provided for in its fair value adjustments, credit adjustments and allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Post-Merger Bay Bank’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Post-Merger Bay Bank’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Post-Merger Bay Bank’s borrowers or their customers, which could adversely affect Post-Merger Bay Bank’s business, financial condition, results of operations and cash flows.

Post-Merger Bay Bank will depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, Post-Merger Bay Bank may rely on information furnished by or on behalf of its customers and counterparties, including financial statements, credit reports and other financial information. Post-Merger Bay Bank may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on Post-Merger Bay Bank’s business and, in turn, the results of operations and financial condition.

The soundness of other financial institutions with which Post-Merger Bay Bank will do business could adversely affect Post-Merger Carrollton Bancorp.

The ability of Post-Merger Bay Bank, as the successor subsidiary, to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Post-Merger Bay Bank will have exposure to many different industries and counterparties, including counterparties in the financial industry, such as commercial banks and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by Post-Merger Bay Bank or by other institutions. Many of these transactions will expose Post-Merger Bay Bank to credit risk in the event of default of a counterparty or client. In addition, this credit risk may be exacerbated if the collateral held by Post-Merger Bay Bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due them. There is no assurance that any such losses would not materially and adversely affect the results of operations of Post-Merger Bay Bank.  After the merger, adverse effects on Post-Merger Bay Bank could adversely affect Post-Merger Carrollton Bancorp.

Consumers and businesses may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. The possibility of eliminating banks as intermediaries could result in the loss of interest and fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on the results of operations and financial condition of Post-Merger Bay Bank.

After the merger, Post-Merger Carrollton Bancorp and Post-Merger Bay Bank will be dependent on its key personnel, including its executive officers and directors, and the loss of such persons may adversely affect its operations and financial performance.

Following the merger, Post-Merger Carrollton Bancorp and Post-Merger Bay Bank will be for the foreseeable future dependent on the services of: Kevin B. Cashen who will be Post-Merger Carrollton Bancorp and Post-Merger Bay Bank’s President and Chief Executive Officer; Mark Semanie, who will be the Chief Financial Officer; King Corbett who will be Post-Merger Bay Bank’s Chief Lending Officer; Les Patrick who will be Post-Merger Bay Bank’s Chief Credit Officer; and Robert A. Altieri who will be the Executive Vice President of Post-Merger Bay Bank. Should the services of these individuals or other key executives become unavailable, there can be no assurance that a suitable successor will be found who would be willing to be employed upon the terms and conditions that Post-Merger Carrollton Bancorp would offer. A failure to replace any of these individuals promptly could have an adverse effect on Post-Merger Carrollton Bancorp’s results of operations and financial performance. Additionally, the community involvement, diverse backgrounds, and extensive local business relationships of the individuals expected to serve as directors of Post-Merger Carrollton Bancorp and Post-Merger Bay Bank will be important to the success of Post-Merger Carrollton Bancorp. If the expected composition of the Post-Merger Board of Directors were to change materially, Post-Merger Carrollton Bancorp’s banking business may suffer.

System failure or breaches of our network security could lead to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure that Post-Merger Carrollton Bancorp use could be vulnerable to unforeseen problems. The operations of Post-Merger Carrollton Bancorp will be dependent in part upon our ability to protect our computer equipment and data against damage from fire, power loss, telecommunications failure, unauthorized access, or other catastrophic events. Any damage or failure that causes an interruption in operations could have an adverse effect on customers. In addition, we must be able to protect the computer systems and network infrastructure utilized by us against physical damage, security breaches and service disruption caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to Post-Merger Carrollton Bancorp and deter potential customers.

Carrollton Bancorp is and Post-Merger Carrollton Bancorp will be subject to extensive regulation in the conduct of its business operations, which could adversely affect its financial results.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the safety and soundness of the bank, federal deposit insurance funds, depositors and consumers, not shareholders. These regulations affect lending practices, capital structure, investment practices, dividend policy and growth, among other things. For example, federal and state consumer protection laws and regulations will limit the manner in which Post-Merger Bay Bank may offer and extend credit. From time to time, the United States Congress and state legislatures consider changing these laws and may enact new laws or amend existing laws to further regulate the financial services industry. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject Post-Merger Carrollton Bancorp and Post-Merger Bay Bank to additional costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things.  Laws, regulations or policies, including accounting standards and interpretations, currently affecting Carrollton Bancorp and our subsidiaries may change at any time.  Regulatory authorities may also change their interpretation of these statutes and regulations.  Therefore, Post-Merger Carrollton Bancorp may be adversely affected by changes in laws, regulations, policies or interpretations or regulatory approaches to compliance and enforcement, as well as by supervisory action or criminal proceedings taken as a result of noncompliance which could result in the imposition of significant civil money penalties or fines.  Changes in laws and regulations may also increase our expenses by imposing additional supervision, fees, taxes, or restrictions on our operations.  Compliance with laws and regulations, especially new laws and regulations, increases our expenses and diverts management attention from our business operations. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on the business, financial condition and results of operations of Post-Merger Carrollton Bancorp.

The Dodd-Frank Act instituted major changes to banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Regulators are still developing regulations to implement the Dodd-Frank Act.  Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Post-Merger Carrollton Bancorp’s powers, authority, operations and compliance requirements and costs, or the powers, authority, operations and compliance requirements and costs of Post-Merger Bay Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and their holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Post-Merger Carrollton Bancorp.

Risks Related to the Status of FSPF as a Savings and Loan Holding Company

FSPF is a savings and loan holding company.

We estimate that FSPF will beneficially own approximately 86% of Post-Merger Common Stock following the completion of the merger. FSPF is currently a savings and loan holding company under the Home Owners’ Loan Act and will remain so after the merger.  As a savings and loan holding company, FSPF is regulated by the Federal Reserve and subject to the Home Owners’ Loan Act and other laws that impose restrictions on its activities.

Under federal law, every savings and loan holding company must serve as a “source of strength” for each of their depository institution subsidiaries. If FSPF were to acquire, or were deemed to control, another depository institution, it would have to serve as a source of strength for that institution. The position of FSPF as a source of strength to other depository institutions may limit its ability to serve as a source of strength for Post-Merger Bay Bank and could adversely affect the ability of Post-Merger Bay Bank to access resources of FSPF. Federal bank regulatory agencies also have discretion to require a savings and loan holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

If FSPF acquires control of another insured depository institution, and holds such institution as a separate subsidiary, or if FSPF as a result of its ownership structure or otherwise is determined by the Federal Reserve to be controlled by a bank holding company which controls depository institutions, Post-Merger Bay Bank may be held liable for any loss the FDIC incurs with respect to such other affiliated institution.  Such liability would reduce our capital and result in a reduction in the value of your shares of Post-Merger Common Stock that you receive in the merger, and could result in a complete loss of your investment.

Risks Related to Common Stock

Future sales of shares of Post-Merger Common Stock following the completion of the merger may depress the price of Post-Merger Common Stock.

Shareholders of Jefferson have been granted certain demand registration rights to have the shares of Post-Merger Common Stock that they receive in the merger registered for resale under the Securities Act of 1933 (the “Securities Act”). See “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Carrollton Registration Rights Agreement—Registration Rights” for more information. Upon registration, these shares of Post-Merger Common Stock will be eligible for sale without restriction. Any sales of a substantial number of such shares, or the perception that these sales may occur, may cause the market price of Post-Merger Common Stock to decline.

An investment in the Common Stock is not an insured deposit.

The Common Stock is not a bank deposit and, therefore, is not insured against loss by the FDIC or by any other public or private entity. Investment in the Common Stock is inherently risky for the reasons described in this “RISK FACTORS” section and elsewhere in this proxy statement and is subject to the same market forces that affect the price of common stock in any company. As a result, if you retain Common Stock, you may lose some or all of your investment.

Following the completion of the merger, FSPF will own a significant amount of Post-Merger Common Stock, which will enable it to influence the vote on all matters submitted to a vote of Post-Merger Carrollton Bancorp’s shareholders.

As of date of this proxy statement, FSPF beneficially owns no shares of Common Stock.  Following the merger, FSPF will beneficially own approximately 86% of the outstanding Post-Merger Common Stock, based on the fixed Exchange Ratio described under “PROPOSAL I –APPROVAL OF THE MERGER AND RELATED MATTERS—Merger Consideration.”

Accordingly, FSPF, through its beneficial ownership of the Post-Merger Common Stock and other rights, will be able to influence the vote on all matters submitted to a vote of Post-Merger Carrollton Bancorp shareholders, including the election of directors, amendments to the articles of incorporation or bylaws, mergers or other business combination transactions and certain sales of assets outside the usual and regular course of business. The interests of FSPF may not coincide with the interests of other Post-Merger Carrollton Bancorp shareholders, and it could take actions that advance its own interests to the detriment of other shareholders.

Exercise of options could cause dilution of your ownership in Post-Merger Carrollton Bancorp.

Directors and executive officers of Carrollton Bancorp hold options to purchase 65,260 shares of Post-Merger Common Stock as of the date of this proxy statement. In addition, as of the date of this proxy statement, the directors and executive officers of Jefferson hold options to purchase 223,000 shares of Jefferson common stock. In the merger, all of the options to purchase shares of Jefferson common stock will be converted into options to purchase shares of Post-Merger Common Stock at the Exchange Ratio discussed under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Merger Consideration.” All of the options held by our shareholders to purchase shares of Common Stock will remain exercisable for the same number of shares of Post-Merger Common Stock for which they are currently exercisable. Exercise of some or all of these options, either before or after the merger, would cause dilution of your ownership interest in Post-Merger Carrollton Bancorp and could cause the value of each share of Post-Merger Common Stock to decline.

If Post-Merger Carrollton Bancorp issues additional shares of Post-Merger Common Stock or other equity securities after the merger, your beneficial ownership percentage will be diluted.

Following the completion of the merger, Post-Merger Carrollton Bancorp will be authorized to issue up to 20 million shares of Post-Merger Common Stock, less the number of shares outstanding at that time.  The Post-Merger Board of Directors without the approval of shareholders, could from time to time decide to issue additional shares of Post-Merger Common Stock or shares of preferred stock, which may dilute your holdings.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Carrollton Bancorp.

If the merger is not completed, the ongoing business of Carrollton Bancorp may be adversely affected and Carrollton Bancorp will be subject to several risks, including the following:

•	Carrollton Bancorp may be required, under certain circumstances, to pay Jefferson a termination fee of $750,000 under the Agreement and Plan of Merger;

•	Carrollton Bancorp will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•
under the Agreement and Plan of Merger, Carrollton Bancorp is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the merger may require substantial commitments of time and resources by Jefferson and Carrollton Bancorp management, which could otherwise have been devoted to other opportunities that may have been beneficial to Carrollton Bancorp as an independent company.

In addition, if the merger is not completed, Carrollton Bancorp may experience negative reactions from the financial markets and from its customers and employees. Carrollton Bancorp also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Carrollton Bancorp to perform its obligations under the Agreement and Plan of Merger. If the merger is not completed, Carrollton Bancorp cannot assure its shareholders that the risks described above will not materialize and will not materially affect the business, financial results, its access to capital and the market price for Common Stock.

Certain provisions of Maryland law and Post-Merger Carrollton Bancorp’s amended and restated articles of incorporation and amended and restated bylaws, as in effect after the completion of the merger, could make it more difficult for Post-Merger Carrollton Bancorp shareholders to remove Post-Merger Carrollton Bancorp’s board of directors and management and also could have the effect of discouraging a change of control transaction.

These provisions include:

•
a provision allowing the Post-Merger Board of Directors, without approval of the Post-Merger Carrollton Bancorp shareholders, to amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of Post-Merger Carrollton Bancorp or the number of shares of stock of any class that Post-Merger Carrollton Bancorp has authority to issue. The issuance of preferred stock could adversely affect the rights and powers, including voting rights, of the holders of Post-Merger Common Stock; and

•	a provision that permits the removal of a director only by the affirmative vote of at least 75% of all the votes entitled to be cast for the election of directors.

For more information, please see “DESCRIPTION OF CARROLLTON BANCORP CAPITAL STOCK” in this proxy statement.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations or performance plans and objectives for future operations, projections of revenues and other financial items that are based on our beliefs as well as assumptions made by and information currently available to us. Also, when we use the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “would,” “could,” “project,” “predict,” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•	those discussed and identified in public filings with the SEC made by Carrollton Bancorp;

•	the timing of the completion of the merger;

•	the expenses and other liabilities incurred or accrued between the signing of the Agreement and Plan of Merger and the closing of the merger;

•	Post-Merger Carrollton Bancorp’s ability to integrate its operations with those of Jefferson in a timely and efficient manner;

•	general economic or business conditions, which may be worse than expected and may cause further deterioration of asset values;

•	exposure to counterparties in the financial industry;

•	decisions regarding credit risk and allowance for loan losses;

•	Post-Merger Carrollton Bancorp’s ability to enact its business strategy for the combined company;

•	Post-Merger Carrollton Bancorp’s ability to access funding to support its asset growth;

•	Post-Merger Carrollton Bancorp’s use of brokered deposits and any limitations imposed on our ability to do so by our regulators;

•	Post-Merger Carrollton Bancorp’s ability to manage expansion;

•	reduction of operating margins caused by changes in the interest rate environment;

•	competition in Post-Merger Carrollton Bancorp’s target markets;

•	Post-Merger Carrollton Bancorp’s dependence on executive officers and other key personnel;

•	Post-Merger Carrollton Bancorp’s dependence on technology;

•	legislative or regulatory changes; and

•	costs associated with compliance efforts and regulatory actions.

We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “RISK FACTORS,” beginning on page 13.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present the combined financial statements of Carrollton Bancorp and Jefferson after giving effect to the merger, assuming that the merger was completed as of March 31, 2012 for balance sheet purposes, and as of January 1, 2012 and January 1, 2011 with respect to the statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

The unaudited pro forma condensed combined financial information shows the impact of the merger on the combined balance sheets and statements of operations under the acquisition method of accounting. Although the merger is structured as a merger of Jefferson with and into Carrollton Bancorp, with Carrollton Bancorp being the surviving entity for legal purposes, Jefferson is treated as the acquirer for accounting purposes. Under this method of accounting, the assets and liabilities of Carrollton Bancorp are recorded by Jefferson at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet as of March 31, 2012 assumes the merger was completed on that date. The unaudited pro forma statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 were prepared assuming the merger was completed on January 1, 2012 and January 1, 2011, respectively.

Carrollton Bancorp and Jefferson anticipate that the merger will provide financial benefits to the combined company, such as possible revenue enhancements and expense efficiencies, among other items, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma condensed combined financial information. As required, the unaudited pro forma condensed combined financial information includes adjustments that reflect events that are directly attributable to the transaction. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not indicative of the financial results of the combined companies had the investment and merger been completed on the dates indicated, nor is it indicative of future financial results of the combined company.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the merger may differ materially from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities currently held by Carrollton Bancorp. Subsequent to the completion date of the merger, there may also be further refinements of the purchase price allocation as additional information becomes available.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical financial statements and related notes of Carrollton Bancorp and Jefferson, which are included on pages F-3 through F-87 of this proxy statement.

Unaudited Pro Forma Combined Condensed Balance Sheet
March 31, 2012*
($ in thousands, except per share data)

	Accounting Acquirer Jefferson	Accounting Acquiree Carrollton Bancorp	Pro Forma Merger Adjustments		Pro forma Combined
Assets
Cash and due from banks	$8,094	$3,337	$(6,648)	(A)	$4,783
Federal funds sold and other interest-bearing deposits	929	27,420	—		28,349
Federal Home Loan Bank stock, at cost	425	2,111	—		2,536
Investment securities available for sale	13,323	24,448	—		37,771
Investment securities held to maturity	—	2,713	—		2,713
Loans held for sale	—	35,170	—		35,170
Loans (gross)	96,592	256,013	(14,600)	(B)	338,005
Allowance for credit losses	(827)	(5,039)	5,039	(C)	(827)
Premises and equipment (net)	275	6,663	(100)	(D)	6,838
Accrued interest receivable	339	1,162	—		1,501
Bank owned life insurance	—	5,117	—		5,117
Deferred income taxes	44	5,554	1,691	(E)	7,289
Foreclosed real estate	1,326	4,879	(1,100)	(F)	5,105
Core deposit intangible	238	—	3,750	(G)	3,988
Other assets	1,057	2,869	—		3,926

Total Assets	$121,815	$372,417	$(11,968)		$482,264

Liabilities
Noninterest-bearing deposits	$22,524	$83,838	$—		$106,362
Interest-bearing deposits	66,955	248,320	1,000	(H)	316,275

Total Deposits	89,479	332,158	1,000		422,637

Advances from Federal Home Loan Bank	—	2,210	—		2,210
Accrued interest payable	55	35	—		90
Accrued pension plan	—	3,018	—		3,018
Other liabilities	381	2,277	633	(A)(J)	3,291

Total Liabilities	89,915	339,698	1,633		431,246

Shareholders’ Equity
Preferred stock	—	9,036	(9,036)	(A)	—
Common stock	26	2,576	6,547	(I)	9,149
Additional paid-in capital	26,820	15,725	(6,892)	(I)(A)	35,653
Retained earnings	4,793	9,497	(8,335)	(I)(J)(K)	5,955
Accumulated other comprehensive income (loss)	261	(4,115)	4,115	(I)	261

Total Shareholders’ Equity	31,900	32,719	(13,601)		51,018

Total Liabilities and Shareholders’ Equity	$121,815	$372,417	$(11,968)		$482,264

Shares Outstanding	2,620,000	2,576,388			9,149,000
Book Value Per Share	$12.18	$9.19			$5.58
Tangible Book Value Per Share	$12.08	$9.19			$5.14

*Assumed date of merger for pro forma combined condensed balance sheet presented is March 31, 2012.

Unaudited Pro Forma Combined Condensed Statement of Operations
For the three months ended March 31, 2012*
($ in thousands, except per share data)

	Accounting Acquirer Jefferson	Accounting Acquiree Carrollton Bancorp	Pro Forma Merger Adjustments		Pro forma Combined
Interest Income
Interest and fees on loans	$2,643	$3,860	$750	(B)	$7,253
Interest and dividends on securities
Taxable interest income	60	233	—		293
Nontaxable interest income	—	76	—		76
Dividends	—	8	—		8
Interest on federal funds sold and other interest income	8	10	—		18
Total Interest Income	2,711	4,187	750		7,648

Interest Expense
Interest on deposits	148	743	(159)	(H)	732
Interest on federal funds purchased and borrowed funds	—	84	—		84
Total Interest Expense	148	827	(159)		816

Net Interest Income	2,563	3,360	909		6,832
Provision for Credit Losses	150	245	—		395

Net Interest Income after Provision for Credit Losses	2,413	3,115	909		6,437

Noninterest Income

Service charges on deposit accounts	22	99	—		121
Brokerage commissions	—	149	—		149
Electronic banking fees	—	697	—		697
Mortgage banking fees and gains	—	1,131	—		1,131
Gain on sale of foreclosed real estate	104	—	—		104
Other fees and commissions	139	85	—		224
Write down of impaired securities	—	(819)	—		(819)
Gains on securities	—	1	—		1

Total Noninterest Income	265	1,343	—		1,608

Noninterest Expense
Salaries and employee benefits	1,042	2,520	—		3,562
Occupancy	98	583	(2)	(D)	679
Furniture and equipment	55	148	—		203
Professional services	309	365	(315)	(J)(E1)	359
Foreclosed real estate costs	103	176	—		279
Other noninterest expenses	389	1,122	250	(G)	1,761

Total Noninterest Expense	1,996	4,914	(67)		6,843

Income (Loss) before Income Tax Expense	682	(456)	976		1,202
Income Tax Expense (Benefit)	294	(204)	261	(E)	351

Net Income (Loss)	388	(252)	715		851
Preferred stock dividends and discount accretion	—	137	—		137
Net income (Loss) attributable to common stockholders	$388	$(389)	$715		$714

Weighted average shares outstanding
Basic	2,620,000	2,576,388			9,149,000
Fully Diluted	2,620,000	2,576,388			9,149,000

Earnings (Loss) Per Share
Basic	$0.15	$(0.15)			$0.08
Fully Diluted	$0.15	$(0.15)			$0.08

*Assumed date of merger for pro forma combined condensed statement of operations presented is January 1, 2012.

Unaudited Pro Forma Combined Condensed Statement of Operations
For the year ended December 31, 2011*
($ in thousands, except per share data)

	Accounting Acquirer Jefferson	Accounting Acquiree Carrollton Bancorp	Pro Forma Merger Adjustments		Pro forma Combined
Interest Income
Interest and fees on loans	$8,827	$16,482	$3,081	(B)	$28,390
Interest and dividends on securities
Taxable interest income	304	1,081	—		1,385
Nontaxable interest income	—	307	—		307
Dividends	—	26	—		26
Interest on federal funds sold and other interest income	35	12	—		47
Total Interest Income	9,166	17,908	3,081		30,155

Interest Expense
Interest on deposits	701	3,255	(637)	(H)	3,319
Interest on federal funds purchased and borrowed funds	—	580	—		580
Total Interest Expense	701	3,835	(637)		3,899

Net Interest Income	8,465	14,073	3,718		26,256
Provision for Credit Losses	1,257	2,156	—		3,413

Net Interest Income after Provision for Credit Losses	7,208	11,917	3,718		22,843

Noninterest Income

Service charges on deposit accounts	92	466	—		558
Brokerage commissions	—	830	—		830
Electronic banking fees	—	2,695	—		2,695
Mortgage banking fees and gains	—	4,320	—		4,320
Gain on sale of foreclosed real estate	977	—	—		977
Other fees and commissions	884	372	—		1,256
Losses on securities	—	(751)	—		(751)

Total Noninterest Income	1,953	7,932	—		9,885

Noninterest Expense
Salaries and employee benefits	4,071	9,380	—		13,451
Occupancy	365	2,378	(7)	(D)	2,736
Furniture and equipment	174	597	—		771
Professional services	988	973	(261)	(J)(E1)	1,700
Foreclosed real estate costs	324	1,391	—		1,715
Loss on sale of foreclosed real estate	—	42	—		42
Other noninterest expenses	1,607	4,387	1,000	(G)	6,994

Total Noninterest Expense	7,529	19,148	732		27,409

Income before Income Tax Expense	1,632	701	2,986		5,319
Income Tax Expense (Benefit)	829	154	1,075	(E)	2,058

Net Income	803	547	1,911		3,261
Preferred stock dividends and discount accretion	—	548	—		548
Net income (Loss) attributable to common stockholders	$803	$(1)	$1,911		$2,713

Weighted average shares outstanding
Basic	2,620,000	2,575,213			9,149,000
Fully Diluted	2,620,000	2,575,213			9,149,000

Earnings Per Share
Basic	$0.31	$(0.00)			$0.30
Fully Diluted	$0.31	$(0.00)			$0.30

*Assumed date of merger for pro forma combined condensed statement of operations presented is January 1, 2011.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(A)
Net adjustment reflects the payment for the tender of 50% of the outstanding Carrollton Bancorp shares at $6.20 per share in accordance with the Agreement and Plan of Merger ($8.0 million), redemption or repurchase of the TARP Shares and liquidation or cancelation of the TARP Warrant ($9.2 million) and related accumulated preferred stock dividends declared ($460,000), partially offset by the capital infusion by FSPF into Jefferson ($11.0 million) and converted into shares of Common Stock at the effective time of the merger.

(B)
Mark-to-market adjustment to reflect the fair value of Carrollton Bancorp's loan portfolio, based on preliminary valuations performed.  This adjustment is comprised of a credit quality component ($11.6 million) and interest component ($3.0 million).  The adjustment will be recognized over the estimated life of the loan portfolio using the level yield method.  The unaudited pro forma condensed combined statement of operations impact for the interest component of the fair value adjustment would have resulted in increases to interest income of $750,000 and $3.1 million for the three months ended March 31, 2012 and year ended December 31, 2011, respectively.

(C)
Mark-to-market adjustment to reflect the removal of the allowance for credit losses in connection with applying purchase accounting in accordance with Accounting Standards Codification ("ASC") Topic 805, Business Combinations.  No pro forma earnings impact was assumed from the adjustments as it was assumed that future credit losses were incorporated in the loan valuation discounts established.

(D)
Mark-to-market adjustment to reflect the fair value of Carrollton Bancorp's net premises and equipment.  Amount recognizes the estimated decline in value of bank owned real estate carried at cost less accumulated depreciation.  The amortization of the fair value adjustment is over an estimated life of 15 years using the straight line method.  The unaudited pro forma condensed combined statement of operations impact of the fair value adjustment would have resulted in expected decreases to non-interest expense of $2,000 and $7,000 for the three months ended March 31, 2012 and year ended December 31, 2011, respectively.

(E)
Adjustment to recognize the deferred tax assets resulting from the fair value adjustments in accordance with ASC Topic 740, Income Taxes.  The tax effects of adjustments were calculated based on the statutory rate (39.45%) in effect during the periods for which the pro forma statements of operations were presented.  Costs deemed to be in the nature of facilitating the merger are not deductible for tax purposes.

(E1)	These costs are deemed to be in the nature of facilitating the merger and therefore no tax benefit is reflected on them.

(F)
Mark-to-market adjustment to reflect the fair value of Carrollton Bancorp's other real estate owned ("OREO").  Amount reflects the decrease in values relative to carrying value.  No pro forma earnings impact was assumed for this adjustment as it was assumed that future losses on the disposal of the OREO would be offset against these discounts.

(G)
Mark-to-market adjustment to create core deposit intangible which reflects the fair value of this asset and related amortization.  The related amortization adjustment is based upon an expected life of 7.5 years and using a double declining balance method.  The unaudited pro forma condensed combined statement of operations impact for this adjustment would have resulted in expected increases to non-interest expense of $250,000 and $1.0 million for the three months ended March 31, 2012 and year ended December 31, 2011, respectively.

(H)
Mark-to-market adjustment to reflect the fair values of certain interest-bearing time deposit liabilities based on current interest rates for similar instruments.  The adjustment will be recognized using a level yield amortization over the 1.6 year weighted average maturity.  The unaudited pro forma condensed combined statement of operations impact for this adjustment would have resulted in expected decreases to interest expense of $159,000 and $637,000 for the three months ended March 31, 2012 and year ended December 31, 2011, respectively.

(I)
Adjustment to reflect the issuance of shares of Common Stock in connection with the merger and the adjustments to shareholders’ equity for the reclassification of Carrollton Bancorp's historical equity accounts (Common Stock, accumulated other comprehensive loss, and retained earnings) into additional paid-in capital as well as adjustment for an expected $2.3 million bargain purchase gain, net of tax.

(J)
Balance sheet adjustment relates to recognition of estimated one-time merger obligations and costs of $1.4 million, or $1.1 million on an after-tax basis, expected to be incurred by the accounting acquirer (Jefferson) in connection with the merger.  Such obligations and costs include estimates of fees related to professional services provided in connection with the merger as well as an estimate of the associated severance and other employee benefits.

Statement of operations adjustment relates to one-time merger obligations and costs totaling approximately $315,000 on a before-tax and after-tax basis, consisting of $115,000 previously incurred by the accounting acquirer (Jefferson) and $200,000 previously incurred by the accounting acquiree (Carrollton Bancorp) in connection with the merger for the three months ended March 31, 2012.  For the year ended December 31, 2011, statement of operations adjustment relates to one-time merger obligations totaling approximately $261,000 on a before-tax and after-tax basis, consisting of $7,000 previously incurred by Jefferson and $254,000 previously incurred by Carrollton Bancorp in connection with the merger.  Such obligations and costs include estimates of fees related to professional services provided in connection with the merger.

(K)
Adjustment to reflect estimated bargain purchase gain (negative goodwill) for the amount of Carrollton Bancorp net assets acquired in excess of consideration paid by Jefferson in the merger.  See calculation of the preliminary estimated purchase price and bargain purchase gain below:

Calculation of Preliminary Estimated Purchase Price(1)
Shares of Carrollton Bancorp common stock outstanding as of March 31, 2011	2,576,388
Less: Shares estimated to be tendered for cash	1,288,194
Estimated shares of Carrollton Bancorp retained by current stockholders	1,288,194

Estimated shares of Carrollton Bancorp retained by current stockholders	1,288,194
x Market price per share as of May 24, 2012	$5.40
Estimated purchase price based on value of shares retained		$6,956,248
Shares of Common Stock estimated to be tendered for cash	1,288,194
x Price per share as agreed to in the Agreement and Plan of Merger	$6.20
Estimated purchase price based on value of shares tendered for cash		7,986,803

Estimated purchase price		$14,943,050
Carrollton Bancorp shareholders’ equity at March 31, 2012		$32,719,000
Payoff of preferred stock (TARP)		(9,201,000)
Estimated mark-to-market adjustments to reflect net assets acquired at fair value:
Net loans	$(14,600,000)
Allowance for credit losses	5,039,000
Premises and equipment, net	(100,000)
Deferred income taxes	3,160,000
Foreclosed real estate	(1,100,000)
Core deposit intangible	3,750,000
Interest-bearing deposits	(1,000,000)

Total estimated mark-to-market adjustments to reflect net assets acquired at fair value		(4,851,000)

Adjusted net assets acquired		18,667,000

Total estimated bargain purchase gain, before tax(2)		3,723,950
Tax expense		1,469,098
Total estimated bargain purchase gain, after tax		$2,254,851

(1) Assuming that the maximum number of shares of Common Stock permitted in the Agreement and Plan of Merger, are tendered for cash.
(2) Amount of net assets acquired in excess of estimated purchase price.

COMPARATIVE PER SHARE DATA

The following table summarizes per share information for Carrollton Bancorp and Jefferson on a historical basis and on a pro forma combined basis.

The pro forma per share information gives effect to the merger as if the merger had occurred on the dates presented, in the case of the book value data, as if the merger had occurred on March 31, 2012, and in the case of earnings per share data, as if the merger had occurred on January 1, 2012 and January 1, 2011 for the three months ended March 31, 2012 and year ended December 31, 2011, respectively.  The pro forma per share information assumes that the merger is accounted for using the acquisition method of accounting.  As explained in more detail in the “NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 26, the pro forma financial adjustments record the assets and liabilities acquired from Carrollton Bancorp at their estimated fair values at the acquisition date and are subject to adjustment as additional information becomes available.

The following historical and pro forma per share information is derived from and should be read in conjunction with the historical financial statements and related notes of Carrollton Bancorp and Jefferson which are included on pages F-3 through F-87 of this proxy statement.  The pro forma per share information below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value per share that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	(Accounting Acquirer) Jefferson	(Accounting Acquiree) Carrollton Bancorp	Pro Forma Combined
Earnings (Loss) Per Common Share:
For the three months ended March 31, 2012
Basic	$0.15	$(0.15)	$0.08
Fully Diluted	$0.15	$(0.15)	$0.08

Earnings (Loss) Per Common Share:
For the year ended December 31, 2011
Basic	$0.31	$(0.00)	$0.30
Fully Diluted	$0.31	$(0.00)	$0.30

Book Value Per Common Share:
March 31, 2012	$12.18	$9.19	$5.58

Tangible Book Value Per Common Share:
March 31, 2012	$12.08	$9.19	$5.14

MARKET PRICES AND DIVIDENDS

Carrollton Bancorp’s Common Stock currently trades on the NASDAQ Global Market under the symbol "CRRB." The following table sets forth the high and low sales prices of Common Stock, for the periods indicated as reported on the NASDAQ Global Market.

	High	Low
2010
First Quarter	$8.24	$4.37
Second Quarter	$5.84	$4.90
Third Quarter	$5.61	$4.25
Fourth Quarter	$5.63	$3.97

2011
First Quarter	$5.02	$4.31
Second Quarter	$4.91	$3.62
Third Quarter	$3.89	$3.06
Fourth Quarter	$3.33	$2.10

2012
First Quarter	$4.52	$2.56
Second Quarter (through June 8, 2012)	$5.64	$4.02

On April 6, 2012, the business day immediately prior to the public announcement of the Agreement and Plan of Merger, the closing sales price per share of Common Stock on the NASDAQ Global Market was $4.05. On June 4, 2012, the latest practicable date before the printing and mailing of this proxy statement, the closing sales price per share of Common Stock on the NASDAQ Global Market was $5.25.  Jefferson is a privately-held company and its common stock is not publicly traded.

Carrollton Bancorp has historically paid a dividend to the U.S. Department of Treasury in connection with its ownership of the TARP Shares, however such dividend has not been paid since February 15, 2011.

Following the completion of the merger, Post-Merger Carrollton Bancorp intends to retain earnings, if any, to support its growth strategy and does not anticipate paying any dividends on its Post-Merger Common Stock in the foreseeable future. Further, Post-Merger Carrollton Bancorp’s ability to pay dividends is subject to federal and state laws and regulations. These regulations limit the size of dividends Post-Merger Carrollton Bancorp may pay without prior approval. Additionally, state and federal bank regulatory agencies may also prohibit Post-Merger Carrollton Bancorp from paying dividends if such agencies determine the payment would constitute an unsafe or unsound practice.

Federal Reserve policy generally provides that a savings and loan holding company should not maintain a rate of cash dividends unless its net income available to shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the savings and loan holding company’s capital needs, asset quality, and overall financial condition. Federal Reserve policy applicable to small bank holding companies, which the Federal Reserve Board may apply to Post-Merger Carrollton Bancorp after the merger when it becomes a savings and loan holding company, discourages paying dividends if the holding company’s debt to equity ratio is greater than 1.0:1.

As a federal savings bank subsidiary of a savings and loan holding company, Bay Bank is not, and following the merger Post-Merger Bay Bank will not be, permitted to declare a dividend without first notifying the Federal Reserve Board and the OCC. In addition, as an insured depository institution, Bay Bank is not, and following the merger Post-Merger Bay Bank will not be, permitted to pay any dividend if the payment of the dividend would cause it to become “undercapitalized” or if Bay Bank is “undercapitalized.” Federal banking agencies may further restrict the payment of dividends by requiring that Bay Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, the federal banking agencies generally consider paying dividends that deplete a depository institution’s capital base to an inadequate level to be an unsafe banking practice, which means that a federal banking agency could require, generally after notice and hearing, that Bay Bank cease such practice.

In addition to these regulatory restrictions, the payment of future dividends, if any, will be at the discretion of Post-Merger Board of Directors after taking into account such factors as financial conditions, operating results, current anticipated cash needs and plans for expansion.

THE SPECIAL MEETING

General

This section contains information about the Special Meeting of shareholders that has been called to vote upon the matters described below.

We are mailing this proxy statement on or about ____________, 2012, to you, as a holder of shares of Common Stock at the close of business on ____________, 2012, which is the Record Date for the Special Meeting. Together with this proxy statement, we are also sending to you a notice of the Special Meeting and a form of proxy that is solicited by the Carrollton Board of Directors for use at the Special Meeting to be held on ___________________, 2012 at 10:00 a.m., Eastern Time, at its office, 7151 Columbia Gateway Drive, Suite A, Columbia Maryland, and at any adjournment or postponement of that meeting.

We are also sending you a cash election form under separate cover pursuant to which you may elect to receive cash for some or all of your shares of Common Stock, subject to proration as described under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Proration.”

Matters to be Considered

At the Special Meeting, you will be asked:

1. To approve the Agreement and Plan of Merger and the transactions contemplated thereby, as the same may be amended from time to time (see Proposal I);

2. To consider and cast an advisory (non-binding) vote on a proposal to approve “golden parachute” compensation payable, or that could become payable to, Carrollton Bancorp’s named executive officers that is based on or otherwise related to the merger (see Proposal II);

3. To approve a proposal to authorized the Board of Directors to adjourn the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (see Proposal III); and

4. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Recommendation of the Carrollton Board of Directors

The Carrollton Board of Directors has unanimously approved the Agreement and Plan of Merger and the transactions contemplated thereby, including the merger.  The Carrollton Board of Directors believes that the Agreement and Plan of Merger and the transactions contemplated thereby, are fair to and in the best interests of our shareholders and unanimously recommends that our shareholders vote “FOR” approval of the merger proposal (Proposal I).  The Carrollton Board of Directors further recommends that our shareholders vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to certain of the named executive officers of Carrollton Bancorp in connection with the merger (Proposal II) and “FOR” approval to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal III).

Record Date and Voting Rights

The Carrollton Board of Directors has fixed the close of business on _______________, 2012 as the Record Date for determining the shareholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. Accordingly, you are only entitled to notice of and to vote at the Special Meeting if you were a record holder of Common Stock at the close of business on the Record Date. At that time, _______________ shares of Common Stock were outstanding, held by approximately _______ holders of record.

To have a quorum that permits us to conduct business at the Special Meeting, we need the presence, whether in person or by proxy, of the holders of Common Stock representing a majority of the shares outstanding on the Record Date and entitled to vote. You are entitled to one vote for each outstanding share of Common Stock you held as of the close of business on the Record Date.

Holders of shares of Common Stock present in person at the Special Meeting but not voting, and shares of Common Stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the Special Meeting for purposes of determining whether we have a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether we have a quorum for the Special Meeting.

Votes Required

Vote Required for Approval of the Merger Proposal

The approval of the merger proposal requires the affirmative vote of at least two-thirds (2/3) of the shares of Common Stock outstanding on the Record Date for the Special Meeting and entitled to vote, if a quorum is present.

Abstentions and broker non-votes will not count as votes cast. Because, however, approval of the merger requires the affirmative vote of at least two-thirds of the shares of Common Stock outstanding on the Record Date, abstentions and broker non-votes will have the same effect as votes against the merger proposal.

Vote Required for Approval of the Golden Parachute Compensation Proposal

The approval of the “golden parachute” compensation proposal requires the affirmative vote of at majority of the votes cast at the Special Meeting, if a quorum is present.

Abstentions and broker non-votes will not count as votes cast.

Vote Required for Approval of the Adjournment Proposal

The approval of the adjournment proposal requires the affirmative vote of at majority of the votes cast at the Special Meeting, if a quorum is present.

Abstentions and broker non-votes will not count as votes cast.

Stock Ownership of Carrollton Bancorp Executive Officers and Directors

As of the Record Date, directors and executive officers of Carrollton Bancorp and their affiliates beneficially owned _______________ shares of Common Stock and were entitled to vote _____________ of those shares at the Special Meeting, representing approximately ___________% of the aggregate voting power of Carrollton Bancorp shares entitled to vote at the Special Meeting. Each of the directors of Carrollton Bancorp and certain of their spouses, who held approximately _______% of the aggregate voting power of Carrollton Bancorp shares entitled to vote at the Special Meeting as of the Record Date, have entered into a voting agreement pursuant to which, subject to certain exceptions, such directors and spouses have agreed to vote the shares of Common Stock that they own in favor of the merger proposal.

Voting of Proxies

By Mail

A proxy card is enclosed for your use. To submit your proxy by mail, we ask that you complete and sign the accompanying proxy card and, if you are a shareholder of record, return it as soon as possible in the enclosed postage-paid envelope marked “PROXY CARD ENCLOSED.” If you hold your shares in “street name,” please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy card is returned properly executed, the shares of Common Stock represented by it will be voted at the Special Meeting in accordance with the instructions contained therein.

If the accompanying proxy card is returned properly executed without indication as to how to vote, the Common Stock represented by each such proxy will be voted in favor of all matters for consideration at the Carrollton Bancorp Special Meeting as follows: “FOR” the proposal to approve the merger proposal (Proposal I), “FOR” the proposal to approve the “golden parachute” compensation (Proposal II) and “FOR” the proposal to approve the adjournment, if necessary (Proposal III).

If the Special Meeting is postponed or adjourned, all proxies will be voted at the postponed or adjourned Special Meeting in the same manner as they would have been voted at the originally scheduled Special Meeting except for any proxies that have been properly withdrawn or revoked.

Your vote is important! Please sign, date and return the enclosed proxy card whether or not you plan to attend the Special Meeting in person.

Voting In Person

If you wish to vote in person at the Special Meeting, a ballot will be provided at the meeting. However, if your shares are held in “street name” through your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote your shares at the meeting.

Revocation of Proxies

You may revoke your proxy at any time before your proxy is voted at the Special Meeting.  If you grant a proxy with respect to your shares and then attend the Special Meeting in person, your attendance at the Special Meeting or at any adjournment or postponement of the Special Meeting will not automatically revoke your proxy. In order to revoke your proxy, you will need to do one of the following:

•	submit a signed notice of revocation;

•	submit a new, valid proxy bearing a later date; or

•
attend the Special Meeting (or, if the Special Meeting is adjourned or postponed, attend the adjourned or postponed meeting) and vote in person, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy previously given.

If you choose either of the first two methods, you must submit your notice of revocation or new proxy to the Corporate Secretary, Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, no later than the beginning of the Special Meeting or, if the Special Meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

If your shares are held in “street name” through a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee.

If you need assistance in changing or revoking your proxy, please contact Carrollton Bancorp’s Investor Relations department, Attention: Mark Semanie, by calling (410) 312-5400 or by writing to Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

Solicitation of Proxies

This solicitation is made on behalf of the Carrollton Board of Directors, and Carrollton Bancorp will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing brokers and other custodians, nominees and fiduciaries for their expenses incurred in forwarding these proxy materials to Carrollton Bancorp shareholders. Proxies may be solicited, without extra compensation, by Carrollton Bancorp’s directors and officers in person or by mail, telephone or other electronic means.  Carrollton Bancorp has also retained Phoenix Advisory Partners to assist in soliciting proxies for a fee of $5,000, plus expenses.

Other Business

As of the date of this proxy statement, the Carrollton Board of Directors is not aware of any matter that will be presented for consideration at the Special Meeting other than as set forth in this proxy statement.

Form of Election for Cash

If you are a holder of record of Common Stock, you will receive a cash election form sent under separate cover. If you wish to elect cash for some or all of your shares of Common Stock, you must indicate in the place provided on the cash election form the number of shares of Common Stock with respect to which you elect to receive cash and return the signed form, along with your original stock certificate(s) representing those shares, in the separate envelope marked “ELECTION FORM ENCLOSED” to American Stock Transfer & Trust Co., the exchange agent for the merger. Your cash election form must be received by the exchange agent by ________ Eastern Time, on _____________________, referred to herein as the “election deadline”.

Do not send your cash election form or stock certificates in the envelope with your proxy card! Do not send your cash election form in the envelope marked “PROXY CARD ENCLOSED.” Do not send your cash election form or stock certificates to Carrollton Bancorp.

If you hold your shares of Common Stock in certificated form and you do not return your cash election form, together with your stock certificates (or affidavit of lost certificates regarding the loss or destruction of such certificates), prior to the election deadline, properly completed and signed, or if you hold your shares of Common Stock in “street name” through a bank, broker, or financial intermediary and you do not provide instructions to your bank, broker, or other financial intermediary to make a cash election on your behalf through the American Stock Transfer & Trust Co., you will be deemed to have not made a cash election regarding your shares of Common Stock.  As a non-electing Carrollton Bancorp shareholder, at the effective time of the merger, your shares of Common Stock will continue to represent an equal number of shares of Common Stock.

If your shares are held in “street name” through a bank, broker or other financial intermediary, you should receive instructions from the entity where your shares are held advising you of the procedures for making a cash election. If you have any questions regarding these procedures, you should contact your bank, broker or other financial intermediary.

PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS

The following is a summary of the material terms and conditions of the Agreement and Plan of Merger. This summary does not contain all the information about the Agreement and Plan of Merger that may be important to you. This summary is qualified in its entirety by reference to the Agreement and Plan of Merger and the First Amendment thereto, which are attached as Annex A and Annex B, to this proxy statement. We encourage you to read the Agreement and Plan of Merger in its entirety.

The Agreement and Plan of Merger and this summary of its terms have been included with this proxy statement to provide you with information regarding the terms of the Agreement and Plan of Merger and are not intended to modify or supplement any factual disclosures about Carrollton Bancorp.  In particular, the Agreement and Plan of Merger and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Carrollton Bancorp. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders.

Structure of the Merger

Carrollton Bancorp, Jefferson and FSPF entered into the Agreement and Plan of Merger dated as of April 8, 2012, as amended on May 7, 2012, which sets forth the terms and conditions of the merger. The Agreement and Plan of Merger provides for a transaction in which Jefferson will merge with and into Carrollton Bancorp. Carrollton Bancorp will be the surviving legal entity in the merger (Post-Merger Carrollton Bancorp). The Agreement and Plan of Merger and the merger were approved by the Carrollton Board of Directors, the board of directors of Jefferson and the managing member of FSPF and are subject to the approval by the shareholders of Carrollton Bancorp.

The Carrollton Bancorp articles of incorporation and bylaws will be amended and restated at the effective time of the merger to, among other things, provide for the appointment of directors designated by Jefferson.  Upon completion of the merger, the Post-Merger Carrollton Bancorp board of directors will consist of Robert J. Aumiller, Harold “Hal” Hackerman and Steven K. Breeden, current directors of Carrollton Bancorp, and Joseph J. Thomas, Kevin G. Byrnes, Mark M. Caplan, Shaun E. Murphy, Charles L. Maskell Jr. and Kevin B. Cashen, current directors of Jefferson. Kevin B. Cashen, Jefferson’s current President and Chief Executive Officer, will become President and Chief Executive Officer of Post-Merger Carrollton Bancorp and Post-Merger Bay Bank. Carrollton Bancorp’s President and CEO, Robert A. Altieri, will join the management team of Bay Bank as an Executive Vice President after the merger. In this role, Mr. Altieri will manage several of the bank’s core businesses and be an integral part of the efforts to effectively integrate the two banks.  King Corbett will be Post-Merger Bay Bank’s Chief Lending Officer and Les Patrick will serve as its Chief Credit Officer.  Carrollton Bank’s current Chief Financial Officer, Mark Semanie, will serve as Chief Financial Officer of Post-Merger Bay Bank.

Effective Time

Subject to the satisfaction or waiver of the conditions set forth in the Agreement and Plan of Merger, the merger shall become effective upon the occurrence of the filing by Jefferson of the certificate of merger with Secretary of State of Delaware and the filing by Carrollton Bancorp of the articles of merger with the Maryland State Department of Assessments and Taxation, or such later date and time as may be set forth in such filings, provided that such date shall be no later than December 31, 2012, subject to a certain extension period, as described below.

It is anticipated that the merger will be completed by the end of the third quarter 2012. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, the merger will be completed. If the merger is not completed on or before December 31, 2012 (subject to extension until February 28, 2013 as set forth in the second bullet point under paragraph (a) under “—Termination of the Agreement and Plan of Merger” below), Carrollton Bancorp or Jefferson may terminate the Agreement and Plan of Merger, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the Agreement and Plan of Merger to perform its covenants in the Agreement and Plan of Merger. See “—Termination of the Agreement and Plan of Merger” below.

Merger Consideration

Shareholders of Carrollton Bancorp may elect to retain their shares of Common Stock or to receive $6.20 in cash per share, subject to proration in the event the aggregate cash elections exceed 50% of shares outstanding immediately prior to the effective time of the merger. In no event will cash be paid for more than 50%, in the aggregate, of the total number of shares of Common Stock outstanding immediately prior to the effective time of the merger.  Immediately prior to the effective time of the merger, FSPF will purchase from Jefferson 918,197 shares of Jefferson common stock at a per share price of $11.98, for aggregate cash consideration of $11,000,000.00. Each share of Jefferson common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by dissenting shareholders (if any), will be converted automatically into and become the right to receive a number of shares of validly issued, fully paid and nonassessable shares of Post-Merger Common Stock as determined by an Exchange Ratio. The Exchange Ratio is fixed at 2.2217. The Exchange Ratio is subject to adjustment immediately prior to the effective time of the merger in the event that Carrollton Bancorp or Jefferson undergoes a stock split, stock dividend, extraordinary dividend, reclassification, split up, combination, exchange of shares, readjustment or similar transaction prior to the effective time, to provide the Carrollton Bancorp and Jefferson shareholders with the same economic effect as contemplated by the Agreement and Plan of Merger prior to such event.

Outstanding options to purchase Jefferson common stock will be converted into options to purchase Common Stock at the same Exchange Ratio described above. Continuing options held by Carrollton Bancorp’s shareholders to purchase shares of Common Stock will remain outstanding as options to purchase shares of Common Stock.

Carrollton Bancorp and Jefferson will use their reasonable best efforts to cause the shares of Common Stock to be issued in connection with the merger to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the effective time of the merger.

No Appraisal Rights for Carrollton Bancorp Shareholders

Our shareholders will not have appraisal rights in connection with the merger pursuant to applicable law.

Proration

Up to 50% of the total number of shares of Common Stock outstanding as of the effective time of the merger may be exchanged by Carrollton Bancorp shareholders for the right to receive the $6.20 per share cash consideration. However, in no event will cash be paid for more than 50% of the total number of shares of Common Stock outstanding as of the effective time of the merger. The number of shares that equals 50% of the shares of Common Stock outstanding at the effective time of the merger is referred to as the “cash election number.”

If the number of cash election shares is greater than the cash election number, then:

•	each non-electing share will, as of the effective time of the merger, represent one share of Post-Merger Common Stock;

•
a number of cash election shares of each shareholder making a cash election equal to the product of (x) the cash election number divided by the total number of cash election shares and (y) the total number of cash election shares held by such shareholder, will be converted into the right to receive $6.20 in cash, provided that any fractional shares resulting from such multiplication will be rounded up to the next whole share; and

•
each cash election share that has not been converted into the right to receive $6.20 in cash pursuant to the prior bullet point will, as of the effective time, represent one share of Post-Merger Common Stock.

Cash Election; Surrender of Stock Certificates

Cash Election Procedures

Carrollton Bancorp shareholders as of the Record Date for the Special Meeting are receiving a cash election form sent under separate cover from this proxy statement for purposes of making a cash election for merger consideration with respect to their shares of Common Stock.  Our shareholders who vote against the merger are still entitled to make cash elections with respect to their shares of Common Stock.

The cash election form permits each shareholder of Common Stock who, as of ____________, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation to the nominee record holder) of Common Stock to specify the number of such holder’s shares of Common Stock with respect to which such holder makes a cash election. A shareholder who submits a cash election form is not required to make a cash election for all of his or her shares; the cash election form allows a cash election to be made for a portion of the holder’s shares and permits the holder to designate the particular shares for each such cash election.

If the merger is completed and a Carrollton Bancorp shareholder fails to submit a properly completed cash election form to American Stock Transfer & Trust Co. (“Exchange Agent”) for the merger, prior to 5:00 p.m., Eastern Time, on the date of the Special Meeting (“Election Deadline”), the shareholder will be deemed to have not made a cash election and at the effective time of the merger and thereafter the shareholder’s shares of Common Stock will continue to represent an equal number of shares of Post-Merger Common Stock.

If a Carrollton Bancorp shareholder holds shares of Common Stock in “street name” and wishes to make a cash election, such holder should contact the holder’s bank, broker or other financial intermediary and follow the instructions provided by it.

Surrender of Certificates

A holder of Common Stock who wishes to make a cash election for some or all of his or her shares of Common Stock must indicate in the place provided on the cash election form the number of shares of Common Stock with respect to which he or she elects to receive cash and return the signed form, along with the original stock certificate(s) representing those shares, in the separate envelope marked “ELECTION FORM ENCLOSED,” to the exchange agent. All cash election forms must be received by the exchange agent prior to the election deadline. Each Carrollton Bancorp shareholder bears the risk of delivery of all of the materials that are required to be submitted to the exchange agent in order to properly make a cash election.

Do not send your cash election form or stock certificates in the envelope with your proxy card. Do not send your cash election form or stock certificates in the envelope marked “PROXY CARD ENCLOSED.” Do not send your cash election form or stock certificates to Carrollton Bancorp.

A Carrollton Bancorp shareholder who makes an effective cash election will be entitled to receive cash consideration following the completion of the merger. If the exchange agent has received from a Carrollton Bancorp shareholder a properly executed cash election form and the certificates representing the shares to which such cash election relates by the election deadline, once the merger is completed, the exchange agent will forward to such shareholder the cash to which he or she is entitled for his or her shares of Common Stock and a new certificate representing any shares of Post-Merger Common Stock for any non-cash electing shares represented by a surrendered certificate.

If any stock certificates represent only shares of Common Stock that are not subject to a cash election, the holder of such certificates does not need to take any action prior to the merger; by virtue of the merger, these certificates will represent the identical number of shares of Post-Merger Common Stock immediately following the effective time of the merger.

If any certificates representing shares of Common Stock have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Carrollton Bancorp, of that fact by such Carrollton Bancorp shareholder and, if required, the posting of a bond in a reasonable amount to be determined by Carrollton Bancorp, the above stock certificate delivery requirement will be satisfied. Following completion of the merger, the exchange agent will deliver the appropriate cash election amount and/or a new certificate representing the proper number of shares of Common Stock, as appropriate.

If your shares are held in “street name” through a bank, broker or other financial intermediary, you should receive instructions from the entity where your shares are held advising you of the procedures for making a cash election. If you have any questions regarding these procedures, you should contact your bank, broker or other financial intermediary.

Cash Election Deadline

The exchange agent must receive the signed cash election form, and original stock certificate(s) relating to the shares for which a cash election is being made, by 5:00 p.m., Eastern Time, on the date of the Special Meeting.

Exchange Agent

American Stock Transfer & Trust Co. will serve as the exchange agent for purposes of receiving cash election forms, determining the merger consideration to be received by each holder of shares of Common Stock, exchanging the applicable cash merger consideration for certificates formerly representing shares of Common Stock if the merger is completed and the holder properly submits a cash election form, and exchanging the certificates of Jefferson common stock for certificates representing shares of Post-Merger Common Stock.

Inability to Transfer After Cash Election is Made

Once a cash election is properly made with respect to any share of Common Stock, the electing shareholder will not be able to sell or otherwise transfer that share, unless the cash election is properly revoked prior to the election deadline, or unless the Agreement and Plan of Merger is terminated.

Cash Election Revocation and Changes

Generally, a cash election may be revoked or changed with respect to all or any portion of the shares of Common Stock covered by the cash election by the holder who submitted the applicable cash election form, but only upon receipt by the exchange agent prior to 5:00 p.m., Eastern Time, on the date of the Special Meeting of (i) a written notice of revocation or (ii) in the case of a change, a properly completed revised cash election form that identifies the shares of Common Stock to which it applies. If a cash election is properly revoked, or the Agreement and Plan of Merger is terminated, and any Carrollton Bancorp stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholders who submitted them (except, in the case of a revocation, to the extent (if any) a subsequent cash election is properly made with respect to any or all of the shares of Common Stock).

Background of the Merger

The Agreement and Plan of Merger is the result of arms-length negotiations between Carrollton Bancorp and Jefferson. The following sets forth certain background information regarding the events that ultimately led to the Agreement and Plan of Merger by and among Carrollton, Jefferson and FSPF.

Jefferson is a Delaware corporation and registered savings and loan holding company, formed for the purpose of owning and operating a full service, locally managed bank targeting the financial needs of small and middle-market companies, real estate companies, investors, private banking clients and select retail banking clients in the Baltimore/Washington market. Jefferson was originally formed to be a platform savings and loan holding company created to participate in FDIC-assisted transactions and non-FDIC assisted transactions like the merger with Carrollton Bancorp.  Bay Bank is the wholly owned subsidiary of Jefferson that purchased certain assets and assumed certain liabilities (including deposits) from the FDIC as receiver of the failed Bay National Bank in July 2010 (the “Bay National Transaction”).  The original investor that created and funded Jefferson is FSPF.

Jefferson and Bay Bank commenced operations in July 2010 upon consummation of the Bay National Transaction. Since that time, FSPF and Jefferson have sought to take advantage of the dramatic changes that are occurring in the banking industry and the capital markets, generally, focusing on the benefits of not only acquiring institutions through assisted transactions with the FDIC but also acquiring other existing community banks in the United States.

Each of the Carrollton Board and Jefferson’s board of directors and their respective management teams have considered various strategic alternatives to enhance each of their community banking businesses and to maximize shareholder value, including: continuing as independent institutions, acquiring branch offices or other community banks, establishing related lines of business, and entering into a strategic merger with a similarly-sized institution.  Jefferson also considered acquiring failed financial institutions from the FDIC in strategic markets and Carrollton Bancorp further considered alternatives such as affiliating with another community-based financial institution.

During the third quarter of 2010, representatives of Jefferson, FSPF, and Carrollton Bancorp initially met to discuss a merger between the two entities and their respective subsidiary banks.  After these meetings, each institution believed that significant value could be created through a strategic relationship but that the circumstances were not appropriate to pursue further discussions at that time.

Thereafter, Monocacy met with Carrollton Bancorp to discuss the general banking environment, Carrollton Bancorp’s capital structure and liquidity and the possibility of a Tier I capital raise.  Subsequent discussions focused on the ability of Carrollton Bancorp to raise Tier 1 capital in order to simplify its capital structure, redeem its TARP obligations, and raise various levels of common equity, as an alternative to small business lending funding ("SBLF").  Monocacy reviewed Carrollton Bancorp’s market price per share over the previous year ($4.00 to $6.00 per share), the relatively low price to book multiple reflected in the market price per share (approximately 30% to 50% of book value per share), potential reasons for market-observed valuation parameters, traditional and non-traditional sources and types of capital, potential investment types and returns, potential non-financial requirements of the investment types, and Carrollton Bancorp’s ability to successfully place and service these types of capital (including the ability of Carrollton Bank to service these forms of capital or to place Tier 1 capital directly into Carrollton Bank).  Carrollton Bancorp also considered the regulatory hurdles it would face under each such circumstance.

Further discussions and substantive reviews focused on the general operating and regulatory environment, the market for bank capital instruments, the historical and current financial performance of Carrollton Bancorp and Carrollton Bank, challenges related to capital raises for banking institutions, recent capital placements and pricing levels, potential dilution in a capital placement (public or private), and the ability of Carrollton Bancorp to service non-common equity capital instruments due to financial performance and regulatory pressures.  Monocacy reviewed with the Carrollton Board the potential impact of injecting common equity or common equity equivalent capital instruments into Carrollton Bancorp, along with related challenges and dilution matters.

Monocacy assessed and estimated for the Carrollton Board the value of Carrollton Bancorp in a merger or acquisition scenario based on a review of (i) merger partners capable of performing and closing a transaction of this size and scope, and (ii) potential acquirers who could provide capital, redeem its TARP obligations and provide Carrollton Bancorp’s shareholders with publicly traded shares or a cash election upon consummation of the transaction.

Monocacy focused its discussion with the Carrollton Board on potential acquirers who expressed interest in acquiring a bank in the Baltimore, Maryland market.  The asset levels of the potential acquirers ranged from $800 million to $150 billion, with most averaging between $1 billion to $15 billion in assets.  Monocacy’s initial review did not include Jefferson or any candidates who would have represented a combination of equals.  The Carrollton Board also discussed with Monocacy a potential capital formation strategy but noted challenges related to the current banking and regulatory environment, the likelihood of dilution of the Common Stock and potential operating restrictions on Carrollton Bancorp.

Following these discussions, Carrollton Bancorp invited Monocacy to meet with the Strategic Finance Subcommittee (“SFC”) of the Carrollton Board regarding the matters discussed above.  In January 2011, after meeting with the SFC, Monocacy presented its findings and certain matters raised by the SFC to the Carrollton Board.  The Carrollton Board considered merger and acquisition opportunities and reviewed the estimated value of Carrollton Bancorp and its capital structure, and alternatives related to capital raises and the potential dilutive impact of such strategies. In a subsequent meeting with the SFC, Monocacy presented information to the SFC regarding the process and timing of a merger or acquisition transaction of the size and scope sought by the Carrollton Board and the pricing of recent bank merger and acquisition transactions.

The SFC was appointed to assist Carrollton Bancorp in finding a suitable merger or acquisition partner, or further capitalizing Carrollton Bancorp if more favorable terms could be found.  The Carrollton Board then formally engaged Monocacy in February 2011 to assist in this process. The SFC initially requested that Monocacy provide an analysis regarding two selected institutions.  One such institution was smaller in size than Carrollton Bancorp, faced severe regulatory pressures and appeared unlikely to be able to secure regulatory approval for a transaction with Carrollton Bancorp.  The second such institution was larger in size but did not express an interest in discussions with Carrollton Bancorp when contacted by Monocacy.

At the request of the SFC and in accordance with the Monocacy engagement letter, Monocacy then prepared a confidential information memorandum describing the operations and financial condition of Carrollton Bancorp and solicited confidentiality agreements from certain interested institutions, including Jefferson.  Monocacy contacted approximately 90 institutions to determine their interest in discussing with Monocacy the operational and financial characteristics of Carrollton Bancorp on an anonymous and confidential basis.  Monocacy believed all of these institutions had the capacity to complete a transaction of the size and scope sought by the Carrollton Board.  This group included traditional banks (60), private equity investors (17), insurance companies with banking operations (3) and specialty finance companies (10), all of which held from $600 million to $150 billion in assets. Of these potential acquirers, 20 institutions entered into confidentiality agreements and received a confidential information memorandum.  Bay Bank, at the direction of Jefferson, signed a confidentiality agreement on March 11, 2011.  Excluding Jefferson and four institutions holding in excess of $100 billion in assets, most of these institutions that were contacted ranged in size from just over $800 million to $20 billion in assets with the average size being $1 to $3 billion in assets.

Interested parties were asked to provide preliminary indications of interest to Monocacy no later than April 18, 2011.  The SFC met on April 25, 2011 to discuss the submissions received.   On May 5, 2011, Monocacy met with the Carrollton Board to provide an overview of strategic alternatives, the potential acquirers that had been identified and the process for moving forward.  The Carrollton Board reviewed and discussed its responsibilities with regard to the evaluation of proposals.  Monocacy presented a summary of each indication of interest, including estimated pricing statistics, underlying value considerations and background information on each potential acquirer.  Monocacy also presented pricing statistics related to recent mergers and acquisitions in the Mid-Atlantic region (including Maryland and Virginia).  The Carrollton Board considered this information and the impact of raising capital in the current environment, including the potential dilution of the Common Stock.

In response to the request for indications of interest, five potential acquirers submitted proposals which included various types and amounts of consideration, including combinations of stock and cash.  The Carrollton Board carefully evaluated each proposal. The following table provides a summary of the proposals received.

Party	Assets ($ in MM)	Per Share or Range	Market Premium	Price / Book	Price / 1Q11 Annualized Earnings	Price / Deposits	Stock / Cash %	Exchange Type
Jefferson	$150	$6.18	37%	65%	37x	4.1%	100/0 - 0/100	Fixed
1	$1500	$8.00 - $10.50	77-133%	84-110%	43-56x	5.7-7.0%	100/0 – 85/15	Negotiable
2	$2000	$9.51	110%	100%	51x	6.3%	100/0 – 75/25	Negotiable
3	$1900	$5.00 - $7.50	11-66%	53-80%	27-41x	3.3-5.0%	100/0 – 75/25	Fixed
4	$500	$6.28	39%	66%	39x	4.2%	100/0	Fixed

Each of the potential acquirers either proposed that Carrollton Bancorp’s TARP obligations be redeemed or absorbed, in some cases with new TARP shares being provided to the U.S. Treasury.  Party 1 and Party 3 are both publicly traded on NASDAQ.  Party 2 is a public reporting company that does not have stock listed on a national securities exchange, instead its shares are traded in “pink sheets.”  Jefferson and Party 4 are not publicly traded companies.  Most of the proposals included a structure whereby Carrollton Bancorp would be merged with and into a subsidiary of the acquirer.

In its proposal, Jefferson proposed a direct merger of Carrollton Bancorp with and into Jefferson with Jefferson being the surviving entity and with a simultaneous merger of their bank subsidiaries.  Jefferson's proposal included various consideration options, including combinations of Jefferson common stock and cash, all Jefferson common stock or all cash.  This proposal did not anticipate Carrollton Bancorp would survive nor that the common stock would be listed on an exchange.  Jefferson’s proposal did not offer the highest cash payment for Carrollton Bancorp’s shareholders; however, Jefferson’s proposal included redemption or repurchase of the TARP Shares and liquidation or cancelation of the TARP Warrant and a cash election for Carrollton Bancorp’s shareholders.  At the time that the Carrollton Board considered these proposals, the Common Stock was trading at approximately $4.50 per share.

After review of the initial proposals, the SFC instructed Monocacy to request that each acquirer increase its initial offer and provide details regarding how the acquirer would treat Carrollton Bancorp management, directors, share options, employee benefits, timing constraints, funding issues and any contingencies.  Several acquirers requested exclusive due diligence rights in response, but Carrollton Board refused to focus on only one bidder.  Bidders were asked to provide their revised proposals by May 9, 2011.  The revised proposals are summarized in the table below.  Bolded references represent an increase from the initial proposal made by such party.  As noted, below, Jefferson did not modify its initial proposal in terms of pricing or structure.

Party	Assets ($ in MM)	Per Share or Range	Market Premium	Price / Book	Price / Annualized Earnings	Price / Deposits	Stock / Cash %	Exchange Type
Jefferson	$150	$6.18	37%	65%	37x	4.1%	100/0 - 0/100	Fixed
1	$1500	$8.50 - $10.50	88-133%	90-110%	46-56x	5.7-7.0%	100/0 – 85/15	Negotiable
2	$2000	$9.51-$11.40	110-153%	100-120%	51-61x	6.3-7.6%	100/0 – 75/25	Negotiable
3	$1900	$6.5 - $8.50	44-85%	68-90%	35-45x	4.3-5.7%	100/0 – 75/25	Fixed
4	$500	$6.28	39%	66%	39x	4.2%	100/0	Fixed

The Carrollton Board met on May 10, 2011 to discuss each of the proposals set forth above.  The Carrollton Board evaluated the proposals and discussed the fact that Jefferson was the only party to provide a pro forma balance sheet and present its initial thoughts regarding Carrollton Bancorp’s credit marks.  The Carrollton Board also noted that shares of Party 4 stock were valued, by the bidder, in its initial proposal at 175% of book value but its stock was not publicly traded.  The Carrollton Board then authorized the SFC, management and Monocacy to (a) reach out to these potential acquirers to seek clarity regarding transaction details, request increased consideration and information requested by the confidential offering memorandum; (b) reach out to those institutions requiring more time to make a proposal and determine if an acceptable timeline could be reached; (c) reach out to those institutions requiring more time due to the late receipt of the confidential information memorandum and determine their level of interest and discuss timing; (d) follow up with those institutions not participating to determine why each did not participate in the proposal process and to gauge current interest in Carrollton Bancorp; (e) provide updated financial and operational information to the potential acquirers and other institutions continuing to have interest; and (f) determine a timeline to receive updated proposals after discussing the process with the potential acquirers and other institutions continuing to have interest. The Carrollton Board instructed Monocacy to keep management, the SFC and the Carrollton Board apprised as matters developed.

Thereafter the Carrollton Board requested that Monocacy invite Party 1 and Party 3 to perform due diligence on Carrollton Bancorp through use of a secure data room and on-site document reviews, as appropriate.  Both parties were informed that the due diligence review was available on a non-exclusive basis. Parties 1 and 3 also held individual meetings with Carrollton Bancorp’s management team to discuss synergies, operations and administrative matters.  Party 1 and Party 3 each performed due diligence reviews through the data room and on-site through June 2011.  Each party reviewed Carrollton Bancorp’s general financial and credit risk management features including credit files and loan loss allowances. Upon completion of its due diligence, Party 1 determined not to continue in the process and Party 3 chose to reevaluate its offer based on its findings.

On June 23, 2011, the Carrollton Board met to discuss the process and to determine next steps.  The Carrollton Board reviewed matters as they currently stood and determined to authorize and instruct Monocacy to invite Party 2 to conduct due diligence through the data room and on-site document reviews.  The Carrollton Board further instructed Monocacy to contact Jefferson to request that it increase its bid price.  The Carrollton Board also resolved to wait to receive a revised proposal from Party 3 before eliminating Party 3 from consideration.  Party 3 subsequently determined not to continue in the process. Monocacy also agreed at the request of the Carrollton Board to contact other parties who expressed interest in Carrollton Bancorp in the past in order to encourage additional offers, including a private equity firm referred by a member of the SFC.

Monocacy subsequently reached out to Jefferson to determine the status of its proposal, but Jefferson indicated that its initial proposal remained firm.  Party 2 commenced its due diligence review at the end of June 2011.  Meanwhile, the chief executive officer of Party 2 met with the SFC and Chairman of the Carrollton Board to discuss its current proposal.  The chief executive officer of Party 2 expressed his strong interest in a transaction with Carrollton Bancorp and explained Party 2’s strategic plan for the proposed combined bank, with Carrollton Bancorp and its management team being critical to such strategy.

On July 11, 2011, Jefferson contacted Monocacy to express its continued interest in pursuing a transaction with Carrollton Bancorp.  Jefferson noted that (1) its proposal gave Carrollton Bancorp’s shareholders the choice of stock or a cash election upon completion of the transaction, (2) Jefferson would provide capital for future growth of the combined company and (3) its proposal realistically addressed current and future credit marks, which were impacting the price levels set forth in its proposal.  The SFC considered such information at its next meeting at which the SFC also asked Monocacy to provide an update regarding its progress in indentifying other potential partners, including parties who expressed interest in the past and new candidates.  Monocacy reviewed some emerging opportunities and updated the SFC on communications with each candidate, including smaller banking institutions who would present a combination of equals in a transaction with Carrollton Bancorp.

Upon completion of its due diligence review, Party 2 expressed concern with Carrollton Bancorp’s potential credit marks and communicated that it would decrease its current bid based on this information.  The SFC and Carrollton Board were fully briefed regarding this development at a meeting held July 26, 2011.  At that meeting, Monocacy provided an update regarding new potential interested institutions, but noted that the pricing levels would likely fall below that of the five preliminary offers received on May 5, 2011.  The Carrollton directors and Monocacy engaged in a detailed discussion regarding the process going forward and the proposals to be considered, including Jefferson’s offer.

Following this meeting, Carrollton Bancorp’s management team and Monocacy reviewed the matters related to Carrollton Bancorp’s credit marks raised by Party 2 and provided a summary of their findings to the Carrollton Board, the SFC and the Executive Committee of the Carrollton Board.

At its next meeting, SFC and Monocacy engaged in a discussion regarding a potential investment by a private equity firm and the SFC authorized and instructed Monocacy to endeavor to identify additional strategic partners and consider other investment options.  However, SFC instructed Monocacy to only approach institutions having sufficient balance sheet resources and capital strength to complete a contemplated transaction without a capital injection or any exclusivity contingencies.  At the direction of the SFC, Monocacy subsequently reached out to the private equity firm and a small local bank (“Party 5”) in the Baltimore, Maryland area to discuss a strategic relationship.

Thereafter Monocacy contacted Jefferson and reported that Jefferson’s offer remained firm and that Jefferson was considering exploring other opportunities. Meanwhile, Party 5 and the private equity firm each executed a confidentiality agreement and reviewed the confidential information memorandum and related materials.  Upon review of these materials, Party 5 expressed strong interest in Carrollton Bancorp.  Throughout August 2011, Carrollton Bancorp continued discussions with Party 5 and certain members of the Carrollton Board visited Party 5’s facilities and met with management and selected board members.  General discussions took place regarding a potential transaction and its merits.  At this time, Jefferson again contacted Monocacy to discuss a potential transaction with Carrollton Bancorp.

On August 25, 2011, Party 2 presented a revised proposal including a lower bid range of $3.50 to $4.00 per share. Upon further discussion, Party 2 increased its bid price range to $3.75 to $4.25 per share.  Despite the range presented, Party 2 indicated that it expected the price upon consummation of the transaction to be approximately $3.75 per share due to the matters identified in its due diligence review.

The SFC reviewed and considered the revised proposal presented by Party 2 and, as directed by the Carrollton Board, authorized and instructed Monocacy to negotiate a term sheet with Party 2.  At the September 22, 2011 meeting of the Carrollton Board, the SFC provided a report regarding the term sheet with Party 2 and the interest expressed by Jefferson and Party 5.  The directors reviewed and discussed the proposed term sheet and Monocacy reviewed public information available regarding Party 2, including its filings with the SEC.  The directors engaged in a detailed discussion regarding the difficulty of raising capital in excess of $4.25 per share and the potential for dilution.  After deliberations, the Carrollton Board reviewed and approved the term sheet with Party 2 and instructed Monocacy and Carrollton Bancorp's legal advisors to proceed to draft a definitive agreement. Shortly thereafter the SFC authorized and instructed Carrollton Bancorp's management team, legal advisers, and Monocacy to initiate due diligence on Party 2.

On October 7, 2011, Party 2 contacted Carrollton Bancorp and indicated that it would be unable to meet the milestone dates previously discussed with Carrollton Bancorp.  Party 2 estimated that it would not be able to consummate the transaction until after the second quarter of 2012.  Therefore Party 2 proposed to make an investment of 4.9% - 9.9% of the Common Stock (after consideration of the Party 2 investment) to secure a right of first refusal.  The Carrollton Board consulted with its financial and legal advisors regarding the proposed structure of the transaction and the right of first refusal.  After considering the relevant materials and issues, the Carrollton Board authorized and instructed legal counsel to Carrollton Bancorp to prepare an investment agreement to memorialize the right of first refusal and to draft the definitive agreement consistent with the Party 2 term sheet.

In October 2011, the Carrollton Board asked Monocacy to provide a summary report comparing the proposals made by Party 2, Party 5 and Jefferson.  Monocacy reviewed the proposals and advised that the bid from Jefferson and Party 5 appeared to offer greater value, though not verified at the time through due diligence.  Monocacy further informed the Carrollton Board that a transaction with Jefferson would allow Carrollton Bancorp to thoroughly address its credit portfolio and recapitalize the combined company. At the request of the Carrollton Board, Monocacy proceeded to negotiate with Jefferson regarding a cash election for Carrollton Bancorp shareholders and a structure whereby Carrollton Bancorp would be the surviving entity and therefore maintain its status as a publicly traded company.

Meanwhile, Monocacy and legal counsel to Carrollton Bancorp continued to negotiate the definitive agreement and investment agreement with Party 2.  However, the parties were unable to resolve certain matters related to the right of first refusal and as a result the Carrollton Board determined not to continue discussions with Party 2.  Upon receipt of this information, Party 2 revised its proposal to eliminate the investment agreement and move towards a definitive agreement without the proposed right of first refusal.  The SFC and the Executive Committee recommended to the Carrollton Board that Carrollton Bancorp enter into a definitive agreement with Party 2 provided that the definitive agreement provided for the full acquisition of Carrollton Bancorp without the right of first refusal investment.

On November 4, 2011, Carrollton Bancorp communicated to Party 2 its willingness to move forward with a transaction based on the final term sheet dated September 27, 2011 providing for a $4.25 per share purchase price provided that Party 2 was willing to execute a definitive agreement immediately after Carrollton Bancorp completed its due diligence on Party 2.  Initially, Party 2 indicated that it would execute the definitive agreement in this timeline but subsequently informed Carrollton Bancorp that it could not execute the definitive agreement until completion of its next regulatory exam cycle, estimated to be in the second quarter of 2012.  Carrollton Bancorp completed due diligence on Party 2 in mid-November 2011 and confirmed its understanding that Party 2 could not obtain the regulatory approvals necessary to close a transaction with Carrollton Bancorp until completion of its next exam cycle. In order to address the regulatory timing issue, Party 2 suggested seeking a letter of non-objection from the Federal Reserve to file a regulatory application prior to the exam cycle.  Party 2 indicated that this approach could cause certain delays in obtaining regulatory approvals and closing of the transaction with Carrollton Bancorp.  The Carrollton Board reviewed and considered Party 2’s proposal and the regulatory approach suggested and determined not to continue discussions with Party 2 in light of the uncertainly in connection with Party 2’s ability to complete a transaction in a timely manner.

In early November, Party 5 contacted Monocacy to request access to the confidential data room.  Party 5 presented its second letter of interest on November 4, 2011.  Upon review of such letter of interest, Monocacy expressed its belief that there was insufficient data to support the proposed pricing methodology.  Monocacy requested that Party 5 clarify its capital position by providing a detailed pro forma balance sheet analysis. Moreover, Party 5’s proposal included a financing contingency allowing Party 5 to raise $15 million in capital to close the transaction with Carrollton Bancorp.  Monocacy and the SFC engaged in detailed discussions regarding Party 5’s proposal, including the financing contingency and exclusivity request therein.

In mid-November, the SFC instructed Monocacy to provide Jefferson and Party 5 access to the data room, provided that each party provided adequate pro forma financial statements and an updated proposal.  Jefferson and Party 5 subsequently presented revised proposals to Carrollton Bancorp and gained access to the data room.

In late November 2011, Carrollton Bancorp and Party 5 met to discuss procedure, communications, and expectations.  The parties discussed whether Party 5 could remove the financial contingency by raising sufficient capital prior to entering into a definitive agreement with Carrollton Bancorp.  At the same time, another potential acquirer with approximately $1 billion in assets (“Party 6”) signed a confidentiality agreement and received a confidential information memorandum and other selected materials.

Prior to the Carrollton Board meeting on December 15, 2011, Jefferson, Party 5, and Party 6 each submitted updated proposals to Carrollton Bancorp.  Jefferson’s offer remained the same as the offer submitted on April 18, 2011 with respect to pricing, but Jefferson also stated that it could propose an all cash offer, with no contingencies.  Proposals from Party 5 and Party 6 both requested exclusivity and included financing contingencies.  The following table summarizes the proposals submitted to the Carrollton Board in December 2011 (for comparison purposes, Party 2 is also included in this table).

Party	Assets ($ in MM)	Per Share or Range	Market Premium	Price / Book	Stock / Cash %	Exchange Type
Jefferson	$150	$6.18	90%	65%	100/0 - 0/100	Fixed
2	$2000	$4.25	15%	39%	100/0 – 75/25	Negotiable
5	$325	$4.32-$5.65	33-74%	45-59%	100/0	Fixed
6	$1000	$4.00-$5.00	25-60%	42-53%	100/0	Negotiable

Jefferson, Party 5 and Party 6 performed due diligence through the data room and Jefferson and Party 5 performed on-site document reviews during December 2011 and January 2012.  At the end of December 2011, the Carrollton Board invited Jefferson and Party 5 to make individual presentations to the Carrollton Board regarding their proposals, operating platforms and key financial matrixes.  Following these presentations, at the direction of the Carrollton Board, Monocacy instructed Jefferson and Party 5 to update their respective proposals and to present all material issues as would be found in a definitive agreement for a transaction of the size and scope discussed.  Monocacy requested that each party present its best and final offer by January 9, 2012.

During January and February 2012, Carrollton Bancorp's management, legal advisers, and Monocacy initiated due diligence on Jefferson and Party 5 and negotiated with each party at the request of the Carrollton Board.  Party 6 withdrew its proposal at the end of January 2012.  In February 2012, Jefferson further modified its proposal to include a merger structure substantially similar to that presented by the Agreement and Plan of Merger.  Party 5 also modified its offer to provide for greater ownership percentage for Carrollton Bancorp’s shareholders.

The Carrollton Board requested that Monocacy review the offers of Jefferson and Party 5 at its next meeting.  At that meeting, Monocacy reported that, on a per share basis, the Jefferson offer represented $5.12 per share based upon the cash and stock consideration then proposed with a cash election price of $6.20 per share for 50% of the Common Stock and the Party 5 offer represented $4.41 per share based upon the stock consideration then proposed with a cash election price of $6.19 per share for 10% of the Common Stock.  Monocacy also presented estimates of the proposals incorporating the pro forma tangible book values per share of a merger with Jefferson and a merger with Party 5 and market observable comparable trading data.  Monocacy indicated that, based on the pro forma financial review and comparable company trading data, the Jefferson proposal was estimated at $6.34 per share and the Party 5 proposal was estimated at $6.00 per share, without taking into account Party 5’s capital contingency.  Monocacy also reviewed the pro forma tangible book value per share based on a relative, underlying value perspective and advised the Carrollton Board that it believed the Jefferson offer represented a greater overall value per share.  The Carrollton Board engaged in a detailed discussion with regard to each proposal, including the financial consideration, closing contingences, regulatory considerations and other related factors.  Monocacy expressed its preliminary opinion to the Carrollton Board that the Jefferson proposal presented the better financial alternative for Carrollton Bancorp based on the resulting tangible common equity percentages of the combined company and the fact that Jefferson did not require a financing contingency but Monocacy advised the Carrollton Board that it could issue a fairness opinion for either proposal.  Carrollton Bancorp’s legal advisers expressed their view that based upon consideration of all of the factors the Jefferson proposal was the better alternative with respect to the likelihood of completing the transaction on a timely basis on terms acceptable to the Carrollton Board.

In February 2012, Carrollton Bancorp negotiated the final transaction terms and conditions with Jefferson, including an increase from 13% ownership position (assuming 50% cash and 50% stock consideration) to a 14.1% ($6.20 per share) ownership position for the remaining Carrollton Bancorp’s shareholders.  On February 23, 2012, the Carrollton Board unanimously approved Jefferson’s proposal and authorized management to negotiate a definitive agreement in consultation with Carrollton Bancorp’s legal advisers and Monocacy.  On February 25, 2012, Party 5 withdrew its proposal.

From March 7 to April 8, 2012, Carrollton Bancorp and Jefferson negotiated the Agreement and Plan of Merger.  At meetings held on March 22 and April 4, 2012, the Carrollton Board reviewed and considered the proposed terms of the Agreement and Plan of Merger.  Monocacy and Carrollton Bancorp’s legal advisors made presentations at each such meeting regarding the material financial, legal and business terms of the Agreement and Plan of Merger.  At the April 4 meeting, Monocacy presented its oral fairness opinion regarding Jefferson’s proposal, from a financial perspective, to Carrollton Bancorp’s shareholders (Monocacy delivered its written opinion on April 8, 2012).  Thereafter, the Carrollton Board unanimously approved the Agreement and Plan of Merger and authorized management to execute the Agreement and Plan of Merger on behalf of Carrollton Bancorp. Carrollton and Jefferson entered into the Agreement and Plan of Merger on April 8, 2012 and publicly announced the transaction on April 9, 2011.

Subsequently, on May 14, 2012, Carrollton Bancorp received an unsolicited acquisition proposal from Party 2 (“Unsolicited Proposal”).   The Carrollton Board has a contractual right under the Agreement and Plan of Merger to exercise its fiduciary duty to the Carrollton Bancorp’s shareholders to review and consider unsolicited acquisition proposals that are, or are reasonably likely to lead to, a superior proposal to the transaction with Jefferson.

The Unsolicited Proposal proposed 50% cash and 50% stock consideration and a structure generally similar to that outlined in the Agreement and Plan of Merger and offered a cash election price of $6.70 per share for Carrollton Bancorp’s shareholders.  In accordance with the Agreement and Plan of Merger, Carrollton Bancorp informed Jefferson of the Unsolicited Proposal and provided copies of all related communications.   Carrollton Bancorp was prohibited from negotiating with Party 2 in connection with the Unsolicited Proposal until such time as the Carrollton Board determined that the Unsolicited Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined under “PROPOSAL I – APPROVAL OF THE MERGER AND RELATED MATTERS—Conduct of Business Pending the Merger—No Solicitation by Carrollton Bancorp”) to the merger with Jefferson, pursuant to the Agreement and Plan of Merger.

On May 17, 2012, the Carrollton Board met to discuss the Unsolicited Proposal and found that the proposal provided insufficient information to make a determination as to whether the Unsolicited Proposal is, or is reasonably likely to lead to, a Superior Proposal.  This determination was communicated to Party 2 and Jefferson.  Soon thereafter Party 2 provided supplemental information and an unsolicited and non-negotiated proposed draft merger agreement to the Carrollton Board.  On May 29, 2012, the Carrollton Board convened a meeting to review the supplemental materials and the draft merger agreement presented by Party 2.  At this meeting, the Carrollton Board engaged in detailed discussions regarding all of the material terms of the Unsolicited Proposal and the draft merger agreement.  The Carrollton Board determined that the Unsolicited Proposal was reasonably likely to lead to a Superior Proposal and that Carrollton Bancorp would proceed to negotiate with Party 2.  Immediately thereafter Carrollton Bancorp informed Jefferson and Party 2 of this determination and Party 2 commenced to update its due diligence review. On June 6, 2012, Party 2 withdrew the Unsolicited Proposal.   Carrollton Bancorp immediately informed Jefferson of this development and has ceased all further communications with Party 2.

Carrollton Bancorp’s Reasons for the Merger

The Carrollton Board of Directors, with the assistance of its financial advisor and legal counsel, evaluated and considered a variety of financial, legal and market considerations relating to its decision to proceed with the Agreement and Plan of Merger.  The terms of the proposed merger, including the consideration to be received by our shareholders, are the result of arm’s length negotiations between the representatives of Carrollton Bancorp and Jefferson.  The decision of the Carrollton Board of Directors to approve the Agreement and Plan of Merger and recommend that shareholders approve the Agreement and Plan of Merger was the result of extensive discussions and deliberations that took place over a period of over fourteen months, with discussions occurring at multiple meetings of the SFC and Executive Committee (the “EC”), which were empowered to review and recommend direction to the full Carrollton Board of Directors (and set direction and scope for Monocacy and Carrollton senior management during this process), multiple scheduled and special meetings of the Carrollton Board of Directors, and numerous informal discussions, sometimes on a weekly basis, among directors, management, and Monocacy.  Management participated in multiple meetings with Monocacy in reviewing strategic options and also met, on multiple occasions, with prospective acquirers and merger partners in order to learn more about each of the organizations having interest in Carrollton Bancorp.  The Carrollton Board of Directors received multiple presentations from its financial advisor and legal counsel.  The decision of the Carrollton Board of Directors was without dissenting vote.

There was no single reason for the decision of the Carrollton Board of Directors.  No specific levels of importance were placed on any of the factors considered, and each director likely reached his/her decision by placing different weights on different factors.

In reaching its decision to approve the Agreement and Plan of Merger and the transactions contemplated thereby, and to recommend the merger to Carrollton Bancorp shareholders, the Carrollton Board of Directors consulted with its management and its financial and legal advisors, and considered a number of factors including, but not limited to, the following:

•
the transaction conforms with Carrollton Bancorp’s long-term strategic goal of enhancing shareholder value through greater opportunities for diversification of credit risks, and broadening of its customer base for loans and deposits;

•	Carrollton Bancorp’s future prospects for enhancing shareholder value by continuing to operate as an independent bank holding company;

•	the current environment in which Carrollton Bancorp was operating and the view that the operating environment may remain in its current state for a significant length of time;

•
the regulatory memoranda and restrictions in place, noting the restrictions and challenges therein, along with the continuing impact of TARP and the ability to successfully retire TARP without excessive dilution;

•	the value per share of the merger consideration is favorable and represents a significant premium over the current market value of Carrollton Bancorp’s Common Stock;

•
the form of consideration includes up to 50% in the form of cash and provides shareholders wishing to liquidate their investment with an opportunity to do so at a significant market premium without the impact of the historical bid and ask spread;

•	the aggregate value of the 50% cash consideration exceeds the current market capitalization of Carrollton Bancorp when negotiated and executed;

•
availability of significant additional capital resulting from the merger to bolster the capital of Carrollton Bank, facilitate attainment of its strategic objectives and take advantage of lending opportunities available for Carrollton Bank;

•	the ability to combine Jefferson’s experienced and seasoned executive management, operations and lending personnel to supplement Carrollton Bancorp’s existing management structure;

•	the opportunity for geographic expansion throughout the Maryland market, in which Carrollton Bank presently operates;

•	the review of Jefferson’s current financial condition, business plan and potential growth and profitability;

•
the potential benefits of a combination between Carrollton Bank’s size, scale and branch footprint, and sources of fee income, including mortgage and electronic banking, and Bay Bank’s capital resources;

•	Carrollton Bancorp’s ability to pay off the TARP Shares and retire the TARP Warrant in connection with the merger;

•
the review by the Carrollton Board of Directors, based on the presentation of its financial advisor, of the business, operations, financial condition and earnings prospects arising from the merger with Jefferson for the combined company on a pro forma basis, and the resulting relative interests of Carrollton Bancorp shareholders and the common equity of the combined company;

•
the perceived ability of Post-Merger Carrollton Bancorp to access the capital markets, as and if needed, with FSPF expertise and involvement, versus Carrollton Bancorp’s ability to access the capital markets on a standalone basis, especially considering Jefferson’s and FSPF’s past capital formation successes;

•
due to the structure of the Agreement and Plan of Merger, the Common Stock will continue to trade on NASDAQ and that following the merger Carrollton Bancorp’s shareholders should benefit from this continued listing and more shareholders;

•	the current and prospective economic and competitive environment facing banking institutions generally, and Carrollton Bancorp and Jefferson in particular;

•
the financial analyses and other information presented by Monocacy to the Carrollton Board of Directors with respect to the merger with Jefferson as compared to not engaging in a merger transaction, including Carrollton Bancorp’s internal annual review of its own strategic plan in December 2010 and December 2011 in which Monocacy did not participate;

•
the terms of the Agreement and Plan of Merger, which provide for representations, warranties, and covenants, conditions to closing, rights related to termination and payment of termination fees that are comparable to the representations and warranties, conditions to closing and rights related to termination that appear in similar transactions;

•
the ability of the Carrollton Board of Directors to terminate the Agreement and Plan of Merger under limited circumstances in the event of a superior proposal presented for the benefit of Carrollton Bancorp shareholders;

•	the general impact that the merger could be expected to have on the constituencies presently served by Carrollton Bancorp, including its shareholders, customers, employees and community;

•
the expectation that the merger would constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to herein as the Internal Revenue Code, and that it would be accounted for as an acquisition for accounting and financial reporting purposes;

•
the corporate governance aspects of the merger, including the fact that Carrollton Bancorp will have three current directors on the Post-Merger Carrollton Board of Directors, together with six directors of Jefferson following the merger;

•	the results of the due diligence investigation by Carrollton Bancorp of Jefferson and its management and outside directors;

•	the extensive process conducted by Monocacy, identifying all candidates potentially interested in Carrollton Bancorp;

•
the oral and written opinion (and the supporting procedures followed) of Carrollton Bancorp’s financial advisor determining that the per share consideration to be received by Carrollton Bancorp’s shareholders was fair to Carrollton Bancorp’s shareholders from a financial point of view as of the date of the Agreement and Plan of Merger; and

•	the assessment by the Carrollton Board of Directors, based on advice of its outside counsel, concerning the likelihood that all required regulatory approvals would be obtained prior to the closing.

 The Carrollton Board of Directors also considered:

•
the fact that Carrollton Bancorp’s directors and officers might be deemed to have interests in the merger that are in addition to their interests generally as Carrollton Bancorp shareholders, which have the potential to influence such directors’ and officers’ views and actions in connection with the merger;

•	the risk that the benefits sought in the merger would not be fully realized;

•	the risk that the merger would not be completed; and

•
the $750,000 termination fee payable, under certain circumstances, by Carrollton Bancorp to Jefferson, including the risk that the termination fee might discourage third parties from expressing an interest to Carrollton Bancorp regarding a possible transaction by increasing the costs of such transaction and recognition that the termination fee was a condition to Jefferson’s willingness to enter into the Agreement and Plan of Merger.

In the judgment of the Carrollton Board of Directors, the potential benefits of the merger outweigh these considerations.

The preceding discussion of the information and factors considered by the Carrollton Board of Directors is not intended to be exhaustive, but, rather, includes all of the material factors considered by it in connection with its evaluation of the merger. In reaching its determination to approve and adopt the Agreement and Plan of Merger and recommend that Carrollton Bancorp shareholders approve the Agreement and Plan of Merger, the Carrollton Board of Directors did not quantify, rank or otherwise assign any relative or specific weights to the factors considered in reaching that determination. In addition, the Carrollton Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. The Carrollton Board of Directors based its determination on the totality of the information presented.

The Board of Directors determined that the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger are fair to and in the best interests of Carrollton Bancorp’s shareholders. Accordingly, the Carrollton Board of Directors approved and adopted the Agreement and Plan of Merger and the transactions contemplated thereby, and recommends that Carrollton Bancorp’s shareholders vote “FOR” the proposal to approve the Agreement and Plan of Merger.

Opinion of Carrollton Bancorp’s Financial Advisor

Carrollton Bancorp retained Monocacy, pursuant to an engagement letter dated February 18, 2011, to assist in its consideration of pursuing a possible transaction with Jefferson or other qualified institutions capable of executing a transaction of the size and scope desired by the Carrollton Board of Directors.  Carrollton Bancorp and Monocacy entered into a second engagement letter dated November 19, 2011 (executed January 17, 2012) pursuant to which Monocacy agreed to assist Carrollton Bancorp in reviewing and pursuing, in accordance with the direction of the Strategic Finance Subcommittee of Carrollton Bancorp, various transactions with Jefferson and three other potential acquirers (also identified as acquirers in the February 18, 2011 engagement letter). The engagement letters remain in effect.  Pursuant to the engagement letters, Carrollton Bancorp retained Monocacy to act as its sole financial advisor, investment banker, and agent in connection with the possible acquisition by, or business combination with, Jefferson or another similar institution or bank, and related matters including raising additional equity, redemption or repurchase of the TARP Shares and cancelation or liquidation of the TARP Warrant, securing private equity funding, selling Carrollton Bancorp’s operational assets, or a combination thereof.  Monocacy also agreed, if requested by Carrollton Bancorp, to render an opinion with respect to the fairness, of any consideration proposed from a financial point of view, to the holders of Common Stock.

Carrollton Bancorp retained Monocacy based upon its qualifications, expertise and reputation, as well as its familiarity with Carrollton Bancorp and other similar community banking organizations.   Monocacy is a nationally recognized investment banking, advisory and consulting firm providing services of similar nature to community banking organizations.  As part of its investment banking and advisory business, Monocacy is routinely engaged in the valuation of businesses in connection with mergers and acquisitions, private placements, valuations for ESOPs, capital formation and capital structure transactions, going-private transactions, corporate, and other transactions.  Prior to its selection, no material relationship existed between Carrollton Bancorp and Monocacy, or Jefferson and their respective affiliates.

On January 26, 2012, February 14, 2012, and February 23, 2012, Monocacy delivered preliminary verbal opinions and supporting documentation (as known to Monocacy at those points in time) and based upon four non-binding letters of intent (two of which were subsequently withdrawn by March 1, 2012), but no formal definitive agreement.  Monocacy’s written opinion was subsequently provided on April 8, 2012 in connection with the merger and provided that the merger consideration, proposed under the Agreement and Plan of Merger with Jefferson, was fair to the shareholders of Carrollton Bancorp, from a financial point of view, as of the date of the opinion.  Neither Carrollton Bancorp nor the Carrollton Board of Directors imposed any limitations on Monocacy with respect to the investigations made or the procedures followed in rendering the opinion.

Monocacy’s written opinion to the Carrollton Board of Directors, dated April 8, 2012, set forth the assumptions made, matters considered and extent and limits on the review by Monocacy.  The opinion is attached as Annex C to this proxy statement. It should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of Monocacy’s opinion is qualified in its entirety by reference to the full text of the opinion.  Monocacy’s opinion is addressed to the Carrollton Board of Directors and does not constitute a recommendation to any shareholder of Carrollton Bancorp as to how the shareholder should vote at the Special Meeting.

In arriving at its opinion, Monocacy engaged in discussions with members of the Carrollton Bancorp and Jefferson management teams concerning the historical and current business operations, financial conditions, and prospects of both Carrollton Bancorp and Jefferson.  Also, Monocacy reviewed among other things:

•	the Agreement and Plan of Merger;

•
certain publicly available information regarding Carrollton Bancorp, including: each of its Annual Reports to Shareholders for the years ended December 31, 2011, 2010 and 2009;  Annual Reports on Form 10-K, as applicable, for the years ended December 31, 2011, 2010 and 2009 and quarterly reports on Form 10-Q for each of the quarterly periods ended within 2011, as applicable; quarterly call reports for Carrollton Bank, for each of the quarterly periods ended on December 31, 2011 and September 30, 2011; and, Carrollton Bancorp’s internal consolidated and consolidating financial results for the year ended December 31, 2011 furnished by Carrollton Bancorp’s management;

•
certain information for Jefferson including, as applicable: Annual Reports to Shareholders for the year ended December 31, 2011 and the period from June 30, 2010 (inception) through December 31, 2010; publicly available quarterly TFR reports for Jefferson’s bank subsidiaries, for each of the quarterly periods ended on December 31, 2011 and September 30, 2011; and, Jefferson internal consolidated and consolidating financial results for the year ended December 31, 2011 furnished by Jefferson management;

•
certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities, and prospects of Carrollton Bancorp furnished by senior management of Carrollton Bancorp;

•
certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities, and prospects of Jefferson furnished by senior management of Jefferson;

•	Carrollton Bancorp senior management projected earnings estimates or budget(s) for fiscal years 2012 through 2014;

•	Jefferson senior management projected earnings estimates or budget(s) for fiscal years 2012 through 2014;

•
the estimated amount and timing of the deal costs, cost savings, and potential mark to market impacts expected to result from the merger which were furnished by senior management teams of Carrollton Bancorp and Jefferson;

•	the financial condition and operating results of certain other financial institutions that Monocacy deemed comparable;

•	the recent stock prices and trading activity for the Common Stock during the last year and up until the day prior to the announcement of the merger;

•
the ability of the Carrollton Board of Directors, and the corresponding pricing at which Carrollton Bancorp might be able, to raise additional common equity to repay the TARP Shares and TARP Warrant, support operations, and provide opportunities for asset growth;

•	the impact to shareholder value if additional common equity capital could be raised and the dilution, related to this strategy versus the Jefferson transaction;

•
the capital structure of Jefferson and its ability to leverage the capital in excess of 10% tangible common equity (approximately $18 million) into Carrollton Bancorp’s operations at a valuation in excess of other strategic alternatives;

•	the ability of Jefferson to obtain an additional $11 million promptly to invest into the transaction and to invest at a valuation in excess of other strategic alternatives reviewed;

•
various valuation analyses of Carrollton Bancorp that Monocacy performed including a present value analysis, analysis of comparable companies, analysis of comparable merger transactions, a theoretical dividend discount analysis, and an accretion/dilution analysis;

•	various valuation analyses of Jefferson that Monocacy performed including an analysis of comparable companies, a theoretical dividend discount analysis, and an accretion/dilution analysis;

•	a contribution analysis of Carrollton Bancorp and Jefferson to Post-Merger Carrollton Bancorp with regard to certain financial metrics as of December 31, 2011; and

•	such other information, financial studies, analyses and investigations and such other factors that Monocacy deemed relevant for the purposes of its opinion.

In conducting its review and arriving at the opinion, Monocacy, with the consent of the Carrollton Board of Directors, has relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Monocacy by Carrollton Bancorp and Jefferson or upon publicly available information. Monocacy does not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Monocacy has further relied upon the assurance of the management of Carrollton Bancorp and Jefferson that they were unaware of any facts that would make the information provided or available to Monocacy incomplete or misleading in any respect.  Monocacy did not make any independent evaluations, valuations, or appraisals of the assets or liabilities of Carrollton Bancorp and Jefferson.  Monocacy did not review any individual credit files of either party and assumed that the aggregate allowances for credit losses relating to the loans of Carrollton Bancorp and Jefferson, along with the estimated credit marks to Carrollton Bancorp’s loan portfolio were, and will continue to be, adequate to cover such losses. The opinion is necessarily based upon economic and market conditions and other circumstances as they existed and were evaluated by Monocacy on the date of its opinion (verbal and written). Monocacy does not have any obligation to update its opinion to Carrollton Bancorp.

The projections furnished to Monocacy and used by it in certain of its analyses were prepared by, or derived from, Carrollton Bancorp and Jefferson management.  Carrollton Bancorp and Jefferson do not publicly disclose internal management projections of the type provided to Monocacy in connection with its review of the merger.  As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Monocacy assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the Agreement and Plan of Merger;

•	the representations and warranties of each party in the Agreement and Plan Merger and in all related documents and instruments referred to in the Agreement and Plan Merger are true and correct;

•	each party to the Agreement and Plan of Merger and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers;

•	there is no taxation at the corporate level as provided by and at the guidance of Carrollton Bancorp’s and Jefferson’s counsel; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Post-Merger Carrollton Bancorp or the contemplated benefits of the merger, including the cost savings, revenue enhancements, and related expenses expected to result from the merger.

Monocacy further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles with Jefferson deemed to be the acquirer. Monocacy's opinion is not an expression of an opinion as to the prices at which shares of Carrollton Bancorp will trade between the date hereof and the closing or the actual value of the shares of Post-Merger Common Stock when issued pursuant to the merger, or the prices at which the shares of Post-Merger Common Stock will trade following the completion of the merger.

The form and amount of the consideration to be paid to Carrollton Bancorp or its shareholders pursuant to the Agreement and Plan of Merger was determined through arms' length negotiations between Carrollton Bancorp and Jefferson.  Monocacy was not requested to opine as to, and its opinion does not address, Carrollton Bancorp 's underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Carrollton Bancorp.  Further, Monocacy’s opinion does not constitute a recommendation to the shareholders of Carrollton Bancorp with respect to any approval of the Agreement and Plan of Merger.  Additionally, Monocacy was not requested to opine as to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of Carrollton Bancorp 's officers, directors or employees other than the merger consideration to be received, if any, by such persons due to their status as a shareholder of Carrollton Bancorp.

In the analyses presented herein, Monocacy has made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Carrollton Bancorp and Jefferson.  Any estimates contained in the analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates.  Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold.  No comparable company or merger utilized in Monocacy’s analyses was identical to Carrollton Bancorp, Jefferson, or the merger.  Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Carrollton Bancorp, or Post-Merger Carrollton Bancorp, or companies to which they are compared.  None of the analyses performed by Monocacy was assigned a greater significance than any other.

The financial forecast information, projected cost savings, and other projected synergies expected to result from the merger were furnished by management of Carrollton Bancorp and Jefferson, respectively, and deemed reasonable by them.  These financial forecasts, projected cost savings and other projected synergies contained in or underlying Monocacy's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates.  The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Monocacy assumed, with Carrollton Bancorp 's consent, that the projected financial forecasts, including the projected cost savings, projected adjustments, impact to credit and underwriting and other projected synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of Carrollton Bancorp and Jefferson, and that such forecasts will be realized in the amounts and at the times that they contemplate.  The estimates contained in Monocacy's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.  Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.

The following is a summary of the material analyses presented by Monocacy to the Carrollton Board of Directors in connection with its April 8, 2012 opinion.  In connection with its written opinion dated as of the same date, Monocacy updated certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. This summary is not a complete description of the analyses underlying the Carrollton Bancorp opinion or the presentation made by Monocacy to the Carrollton Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion.  The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Monocacy did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  The financial analyses summarized below may include information presented in tabular format.  Accordingly, Monocacy believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.  The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary

Monocacy reviewed the terms of the merger and the Agreement and Plan of Merger and was a significant contributor in the negotiations of the merger process.  Monocacy considered, among other things:

•	the proposed fixed exchange ratio and related mechanism (and resulting ownership percentages pre- and post-closing;

•	the form of the consideration (cash and stock) that Carrollton Bancorp shareholders will obtain in the merger;

•	the mix of 50% cash and 50% stock that Carrollton Bancorp shareholders have the election to obtain in the merger;

•
the merger consideration value of $6.20 per share in cash (as an indicator for the valuation of Carrollton Bancorp) to be received as a multiple of Carrollton Bancorp's book value per share, tangible book value per share, and most recent twelve months' (“LTM”) earnings per share;

•
the merger consideration value of $6.20 per share in cash and the potential value of the stock portion (based on a restructured and recapitalized combined pro forma balance sheet of Post-Merger Carrollton Bancorp including the repayment or repurchase of the TARP Shares, cancelation or liquidation of the TARP Warrant, write-down of particular credit impairments, and the corresponding improvement in earnings due to lower provision requirements for credit losses from the aforementioned credit write-downs along with enhanced earnings due the ability of Carrollton Bancorp and Jefferson to extract significant overhead cost savings due to economies of scale and redundant operational overlap) to be received as a multiple of Carrollton Bancorp's book value per share, tangible book value per share, and LTMs' earnings per share;

•
the additional $11.0 million in gross proceeds (including amounts previously contributed and amounts committed to be contributed) to be available to Carrollton Bancorp at the effective time of the merger pursuant to the investment by FSPF in Jefferson immediately prior to the merger;

•	the relative pricing of the FSPF investment of $11 million versus the estimated post-merger tangible book value of Post-Merger Carrollton Bancorp;

•	the consequences of TARP in Carrollton Bancorp’s capital structure;

•	the consequences of the TARP deferral status for Carrollton Bancorp;

•	the inability of Carrollton Bancorp to acquire SBLF from the U.S. Treasury;

•
the ability of Carrollton Bancorp to obtain additional capital at a reasonable pricing metric (or if at all) in the period prior to Monocacy being engaged by Carrollton Bancorp to assist it in reviewing alternative strategies; and

•
the hypothetical comparison of the Jefferson transaction to other opportunities Carrollton Bancorp may have reviewed as it relates to a strategy with another bank, private equity group, or private or public offering.

Monocacy adjusted the financial data throughout its analyses to exclude any non-recurring income and expenses and any extraordinary items, if known or disclosed as such.  The merger consideration is based on, at the election of Carrollton Bancorp shareholders, each share of Common Stock converting into the right to receive: (a) cash in the amount of $6.20 per share, with no more than 50% of the shares of Common Stock outstanding election for the cash election, and/or (b) one share of Post-Merger Common Stock for each share of Common Stock not electing for the cash election.

The computations were based on Carrollton Bancorp’s stated and tangible book value per share of $9.17, as of December 31, 2011 and Carrollton Bancorp’s LTMs’ earnings of $0.00 per share for the twelve months ended December 31, 2011.

The merger consideration represents a 107% premium over Carrollton Bancorp’s closing price of $3.00 per share on January 26, 2012 (the date of Monocacy’s first verbal opinion), an 85% premium over Carrollton Bancorp’s price of $3.36 per share on February 14, 2012 (the date of Monocacy’s second verbal opinion), an 82% premium over Carrollton Bancorp’s closing price of $3.40 per share on February 23, 2012 (the date of Monocacy’s third verbal opinion and the date on which the Carrollton Board of Directors voted to approve drafting of the definitive agreement with Jefferson), and a 53% premium over Carrollton Bancorp’s closing price of $4.05 per share on April 5, 2012 (the trading day before the definitive agreement was executed).  In the aggregate, the cash portion of the consideration equates to $7.9 million (or $6.20 per share if 50% of the shares of Common Stock are subject to the cash election) compared to Carrollton Bancorp’s total market cap of $7.7 million as of January 26, 2012.

Transaction Analysis Summary

Gross Transaction Value ($'s in thousands)	$15,974	(1)
Premium / Market	82.4%	(2)
Price / Book Value	68%	(3)
Price / LTM Earnings	NM
Price / Budget Earnings - Adjusted for provisioning	13.7	x	(4)
Price / Deposits	5.1%
Cash Aggregate / Market Cap	91.2%

Summary Analysis - Alternatives

Price / Equity (marked credit - Jefferson)	100.0%	(5)
Price / Equity (marked credit - others)	145.8%	(6)
Price / Equity (capital raise #1)	172.2%	(7)
Price / Equity (capital raise #2)	196.2%	(8)

Valuation Assumption With Post-Merger Carrollton Bancorp Share Estimate (9)

$'s in thousands)	Aggregate	Per Share	(10)

Cash	$7,987	$6.20
Stock	$8,154	$6.33
Total	$16,141	$6.27

Premium / Market	84.3%
Price / Book Value	68%
Price / LTM Earnings	NM
Price / Budget Earnings - Adjusted for provisioning	13.9	x
Price / Deposits	5.1%

Notes:
(1)	Assumes acquisition of all shares at $6.20 per share. Does not incorporate $11 million FSPF investment.
(2)	Carrollton Bancorp price as of February 23, 2012: $3.40 (post board meeting date to proceed with transaction).
(3)	Unadjusted equity, as reported.
(4)	Carrollton Bancorp budget adjusted for provision to peer levels based on Pre Provision Net Revenue data.
(5)	Essentially price paid equals adjusted equity for credit marks.
(6)	Other bidders established marks of $18 - $25 million with $15 million of new common equity priced at 80% of adjusted book value per share; with LIMITED or NO CASH OUT TO SHAREHOLDERS.
Estimated resulting book value per share - $4.39.
(7)	Assumed $11 million equity raised at 20% discount to current market per share, NO CASH OUT TO SHAREHOLDERS.
(8)	Assumed $29 million equity raised at 20% discount to adjusted equity per share, with credit marks; NO CASH OUT TO SHAREHOLDERS.
Equity amount estimated to be raised equal to Jefferson excess equity plus $11 million new equity from FSPF.
(9)
Assumes 50% cash election in the aggregate and Post-Merger Carrollton Bancorp valuation based on comparable peer banks in Monocacy's opinion section headed "Analysis of Selected Comparable Companies -- Post-Merger Carrollton Bancorp".

(10)	Assumes full shares of either option elected.

Trading Analyses
Monocacy reviewed the stock prices, relative performance, and trading volumes of Carrollton Bancorp at various times and based on various indices.  Over the last two years, Monocacy has focused on determining and implementing transaction strategies resulting in the best possible price and structure to Carrollton Bancorp shareholders.  Monocacy charted the published stock price and volume over this time frame (see Charts 1 through 3 below).  Monocacy noted that Carrollton Bancorp traded with limited volume but equal to that of peer banks of similar size.  Monocacy also reviewed and charted the ten year history of Carrollton Bancorp’s tangible book value per share and earnings per share (see Chart 4 and 5 below).

Monocacy also noted that Carrollton Bancorp traded below that of the bank stock market indices in general and in line with the bank deferred TARP index (per SNL Financial) (see Charts 2 and 3 below).

Monocacy did not track Jefferson’s stock trades because Jefferson is not a publicly traded company.  Monocacy did note, however, that most transactions that occurred with Jefferson were at or slightly above Jefferson’s book value per share.

Monocacy noted that the Jefferson proposal allowed for a full cash transaction for 50% of the shares of Carrollton Bancorp equating to $7.9 million in the aggregate.  This valuation for one half of the shares outstanding exceeds the total market cap of Carrollton Bancorp over almost all of this measurement period.

Trading Summary

Carrollton Bancorp	Date	Actual Price	90 Day Average Price	Last 30 Days Volume	Market Cap	Market Cap Traded (past 30 days)

Ticker: CRRB	April 5, 2012	$4.05	$3.86	64,433	$10,434,371	$260,954
	March 8, 2012	$3.60	$3.45	12,260	$9,274,997	$44,136
	February 8, 2012	$3.40	$2.97	5,296	$8,759,719	$18,006
	January 9, 2012	$2.71	$2.94	26,881	$6,982,011	$72,848
	December 8, 2011	$2.15	$2.33	14,818	$5,544,387	$31,888
	November 8, 2011	$2.29	$2.67	20,904	$5,900,186	$47,872
	October 10, 2011	$3.20	$3.20	1,119	$8,244,442	$3,581
	September 8, 2011	$3.20	$3.20	1,140	$8,244,442	$3,648
	August 8, 2011	$3.08	$3.47	11,592	$7,935,275	$35,703
	July 8, 2011	$3.50	$3.99	21,959	$9,017,358	$76,857
	June 8, 2011	$4.45	$4.66	117	$11,464,927	$519

Jefferson Bancorp, Inc.	No Public Market

Source: SNL Financial, Charlottesville, VA

Trading Summary - Percent Change in Price

Carrollton Bancorp	Date Range	CRRB	KBW Bank Index	Tarp Deferring Bank Index	US Small Cap Bank Index

Ticker: CRRB	2/18/11 - 4/5/12	-8.0%	-11.5%	-27.2%	na

	1/8/12 - 4/5/12	49.4%	16.1%	na	5.4%

	1/8/12 - 3/8/12	32.8%	7.6%	na	1.5%

	1/8/12 - 2/8/12	25.5%	7.5%	na	5.6%

Jefferson Bancorp, Inc.	No Public Market - data not meaningful

Source: SNL Financial, Charlottesville, VA

Chart 1

Chart 2

Chart 3

Chart 4

Chart 5

Analysis of Selected Comparable Companies - Jefferson

Monocacy compared selected financial and operating results of Jefferson to a peer group that included 29 publicly traded commercial banks throughout United States.

The Jefferson commercial bank control group was constructed based upon the following criteria:

•	NASDAQ or NYSE Amex listed;

•	United States domiciled;

•	$100 million to $1 billion in assets;

•	Positive return on assets (“ROA”);

•	no TARP in the capital structure; and

•	tangible total equity to tangible assets of at least 7%.

The control group was then divided into three sub-groups.  The first peer group included all 29 banking institutions.  The second peer group included seven commercial banks between $100 million and $450 million in assets, and the third peer group included nine commercial banks with operations in the Mid Atlantic, as defined by SNL Financial.  These groups reported median trading price to tangible book values of multiples of 96% to 109%, price to trailing twelve months earnings per share multiples of 11.3x to 12.9x, and price to assets of 10.8% to 13.1%.

This comparison indicated that, among other things, Jefferson operated well above the median groups in terms of all capital and loan ratios.  While nonperforming asset ratios were in the 30th-50th percentiles, Jefferson’s operations were primarily established by FDIC acquisition transactions and significant discounts were utilized to acquire these assets.  Therefore, direct comparisons to the peer groups may not adequately reflect Jefferson’s credit risk position without additional information concerning Jefferson’s bid to the FDIC.  The capital profile insulates Jefferson from nonperforming asset risk versus other less capitalized commercial banking companies.  Jefferson’s profitability ratios were in the 50th-75th percentiles on average due to strong net interest margins.  Jefferson’s return of equity was detrimentally impacted due to the high level of capital supporting operations.  It should be noted that if Jefferson operated with a 10% tangible common equity to assets ratio, its return on equity would be approximately 6%-7%.

Therefore, although Jefferson is not a publicly traded company, Monocacy used these findings and multiples as one methodology to estimate the value of Jefferson on a standalone basis.  This review produced a theoretical pricing range of $11.34 to $12.02 per share for Jefferson on a normal trading basis.

The statistical and financial data is presented below for Jefferson.

		Comparable Banks - Medians

	Jefferson	All	Jefferson Percentile Rank to All Banks	$100MM to $450MM Banks	Jefferson Percentile Rank to Peer Size	Mid Atlantic	Jefferson Percentile Rank to MA Banks

Total Assets (Reported - thousands)	$129,833	$667,120	NM	$343,690	NM	$547,403	NM
Total Deposits (Reported - thousands)	$97,045	$549,192	NM	$294,273	NM	$465,610	NM

Tangible Equity/ Tangible Assets (%)	22.4	10.56	100%	12.68	100%	11.22	100%
Tier 1 Common Capital Ratio (%)	27.8	16.38	80%	22.69	50%	14.01	100%
Tier 1 Ratio (%)	27.8	14.95	82%	16.38	67%	13.92	100%
Risk-based Capital Ratio (%)	28.5	17.00	86%	17.65	67%	15.17	100%
TCE / Assets	22.4	9.60	100%	12.68	100%	11.22	100%

Loans/ Deposits (%)	97.2	78.26	86%	77.57	80%	79.15	100%
NPAs/ Assets (%)	5.27	1.94	100%	1.99	100%	2.04	100%
NPA & Loans 90+/ Tangible Common Equity + LLR (%)	22.9	18.98	50%	17.30	50%	24.36	40%
Loan Loss Reserves/ Gross Loans (%)	0.85	1.31	11%	1.29	20%	1.26	1%
Reserves/ NPAs (%)	12.05	40.70	1%	44.82	1%	39.15	1%

ROAA (%)	0.63	0.82	14%	0.87	20%	0.84	1%
ROAE (%)	2.91	8.42	25%	7.46	40%	7.78	13%
Net Interest Margin (%)	6.60	3.79	96%	3.27	100%	3.94	100%
Efficiency Ratio (%)	68.6	66.70	57%	71.14	40%	62.51	100%

Price/ Book (%)	na	97.4	na	109.2	na	95.8	na
Price/ Tangible Book (%)	na	98.9	na	109.2	na	95.8	na
Price/ LTM EPS (x)	na	11.3	na	12.9	na	11.9	na
Price/ Assets (%)	na	10.9	na	13.1	na	10.8	na

Companies	1	29		7		9

Estimated Value Per Share based on Comparable Peers		$11.41		$12.02		$11.34

Market price per share April 5, 2012:	not publicly traded

Source: SNL Financial, Charlottesville, VA

Analysis of Selected Comparable Companies - Carrollton Bancorp

Monocacy compared selected financial and operating results of Carrollton Bancorp to a peer group that included 139 publicly traded commercial banks throughout United States.

The Carrollton Bancorp commercial bank control group was constructed based upon the following criteria:

•	NASDAQ or NYSE Amex listed;

•	United States domiciled;

•	$200 million to $1 billion in assets; and

•	not involved as seller in a merger transaction.

The control group was then divided into two sub-groups.  The first peer group included all 139 banking institutions.  The second peer group included 28 commercial banks that maintained TARP as part of their capital structure as defined by SNL Financial.  These two groups reported median trading price to tangible book values of multiples of 60% to 81%, price to trailing twelve months earnings per share multiples of 12.9x to 14.0x, and price to assets of 3.9% to 7.4%.

This comparison indicated that, among other things, commercial banks participating in and maintaining TARP performed and traded well below the peer median group.  Commercial banks deferred dividends on TARP obligations tended to perform and trade below the TARP subset (see trading chart under “Trading Analysis” previously discussed in above section).  Carrollton Bancorp’s statistical data and performance was well below the median of its peers in terms of most capital and loan ratios.  Nonperforming asset ratios were in the bottom quartile for the first peer group and bottom two quartiles for the TARP peer group.  Additionally, the capital profile exacerbates the Carrollton Bancorp nonperforming asset risk versus other commercial banking companies due to a low level of tangible common equity capital (“TCE”).  This, along with a relatively high percentage of TARP capital relative to TCE, creates a scenario where the market interprets that an additional TCE capital raise is required to eliminate the TARP overhang.  This in turn, due to the expected dilution of a potential equity raise, creates more downward pressure on the Common Stock price and others like it carrying TARP.  Carrollton Bancorp’s profitability ratios were also in the 19th-30th percentiles on average due to historically large provisions for credit and higher than peer bank overhead relative to consolidated assets.

Therefore, although Carrollton Bancorp trades on an established market, Monocacy used these findings and multiples as one methodology to estimate the value (and support the current observable market value) of Carrolton Bancorp on a standalone basis.  This review produces a theoretical pricing range of $3.52 to $4.30 per share for Carrollton Bancorp on a normal trading basis outside of a merger or acquisition scenario.  Based upon the percentile observations of the Carrollton Bancorp data versus the TARP peer group, Monocacy believes the normal trading level outside of any merger transaction would fall within the lower end of this range.  As of the trading day before the signing of the Agreement and Plan of Merger, Carrollton Bancorp traded at $4.05 per share.  As of February 23, 2012, Carrollton Bancorp traded at $3.40 per share and traded below the TARP peer group medians.

The statistical and financial data is presented below for Carrollton Bancorp.

		Comparable Banks - Medians

	Carrollton Bancorp	All	Carrollton Percentile Rank to All Banks	Banks With TARP	Carrollton Percentile Rank to TARP Banks

Total Assets (Reported - thousands)	$372,417	$593,513	NM	$636,130	NM
Total Deposits (Reported - thousands)	$332,132	$476,582	NM	$484,870	NM

Tangible Equity/ Tangible Assets (%)	8.79	9.77	31%	8.48	64%
Tier 1 Ratio (%)	11.17	14.85	8%	12.39	16%
Risk-based Capital Ratio (%)	12.45	15.99	8%	13.83	10%
TCE / Assets	6.36	9.15	19%	6.09	61%

Loans/ Deposits (%)	77.08	82.21	36%	86.79	28%
NPAs/ Assets (%)	4.72	3.00	69%	6.53	39%
NPA & Loans 90+/ Tangible Common Equity + LLR (%)	60.53	27.31	76%	70.13	43%
Loan Loss Reserves/ Gross Loans (%)	1.73	1.73	50%	2.24	24%
Reserves/ NPAs (%)	28.18	32.53	35%	29.33	49%

ROAA (%)	0.03	0.49	19%	0.24	30%
ROAE (%)	0.37	4.10	19%	3.05	30%
Net Interest Margin (%)	4.01	3.70	74%	3.52	78%
Efficiency Ratio (%)	80.92	69.97	78%	73.55	74%

Price/ Book (%)	44.15	75.0	26%	58.5	55%
Price/ Tangible Book (%)	44.15	81.4	21%	59.9	50%
Price/ LTM EPS (x)	NM	14.0	nm	12.9	NM
Price/ Assets (%)	2.80	7.43	14%	3.90	41%

Companies	1	139		28

Estimated Value Per Share Based on Comparable Peers		$4.30		$3.52

Market price per share as of April 5, 2012	$4.05
Market price per share as of February 23, 2012	$3.40

Source: SNL Financial, Charlottesville, VA

Analysis of Selected Comparable Companies – Post-Merger Carrollton Bancorp (post merger and FSPF capital injection)

Monocacy compared selected financial and operating results of Post-Merger Carrollton Bancorp to a peer group that included 55 publicly traded commercial banks that share the underlying pro forma size and earnings attributes as Post-Merger Carrollton Bancorp.

The Post-Merger Carrollton Bancorp commercial bank peer group was constructed based upon the following criteria:

•	NASDAQ or NYSE Amex listed;

•	United States domiciled;

•	$300 million to $1.2 billion in assets;

•	does not hold TARP funds;

•	ROA profitability of 0.50% or greater;

•	Tier 1 Common Equity to Assets of 8% or greater;

•	a Texas Ratio (NPA & Loans 90 days plus divided by Tangible Common Equity plus the Allowance for Loan Losses) of 65% or less; and

•	not involved as seller in a merger transaction.

Post-Merger Carrollton Bancorp’s pro forma data is summarized in the chart below.  The comparable control group was divided into three peer groups.  The first peer group included all 55 banking institutions.  The second peer group included 15 commercial banks operating in the Mid-Atlantic region, as defined by SNL Financial, and the third peer group included 11 commercial banks with return on equity (“ROE”) between 9% and 11%.  These groups reported median trading price to tangible book values of multiples of 111% to 122%, price to trailing twelve months earnings per share multiples of 11.6x to 12.0x, and  price to assets of 11.01% to 11.29%.

This comparison indicated that Post-Merger Carrollton Bancorp, on a pro forma combination basis (with an additional $11 million of capital, marked down and reduced nonperforming assets, the repurchase or redemption of the TARP Shares and cancelation or liquidation of the TARP Warrant, and enhanced earnings power due to economies of scale) compared favorably to the various peer groups.  Traditional measurements for loan loss reserves to gross loans and reserves to NPAs for Post-Merger Carrollton Bancorp do not reflect the true coverage of these assets due to the reduction of the credits in write-offs and write-downs established at closing.

 Therefore, though Post-Merger Carrollton Bancorp is not presently a publicly traded company, Monocacy used these findings and multiples as one methodology to estimate the value of Post-Merger Carrollton Bancorp on a standalone basis.  This review produces a theoretical pricing range of $6.17 to $6.48 per share for Post-Merger Carrollton Bancorp on a normal trading basis.

The statistical and financial data for Post-Merger Carrollton Bancorp is presented below.

			Comparable Banks - Medians

		Post-Merger Carrollton Bancorp	All Peers	Mid Atlantic Peers	Peers with ROE of 9% to 11%

Total Assets (Reported - thousands)		$491,831	$945,471	$1,020,735	$1,094,656
Total Deposits (Reported - thousands)		$419,371	$703,396	$764,697	$879,732

Tangible Equity/ Tangible Assets (%)		10.10	9.75	10.47	8.96
Tier 1 Ratio (%)		11.60	14.67	13.89	14.21
Risk-based Capital Ratio (%)		11.80	16.04	15.14	15.94
TCE / Assets		11.60	15.21	14.01	8.96

NPAs/ Assets (%)		2.86	1.68	1.76	1.53
NPA & Loans 90+/ Tangible Common Equity + LLR (%)		22.09	13.61	19.12	13.56
Loan Loss Reserves/ Gross Loans (%)	(1)	0.25	1.50	1.26	1.43
Reserves/ NPAs (%)	(1)	8.90	66.89	54.51	74.48

ROAA (%)	(2)	1.09	0.89	0.87	1.04
ROAE (%)	(2)	10.86	9.07	8.52	9.87
Net Interest Margin (%)		4.82	3.75	3.75	3.72
Efficiency Ratio (%)		68.10	64.77	60.28	62.14

Price/ Book (%)		na	101.3	97.3	113.4
Price/ Tangible Book (%)		na	112.9	110.7	122.2
Price/ LTM EPS (x)		na	12.0	11.3	11.6
Price/ Assets (%)		na	11.01	11.09	11.29

Market Cap Traded Daily (actual)		na	$96,320	$57,163	$162,183

Companies		1	55	15	11

Implied Valuation Range Per Share	(3)		$6.33	$6.17	$6.48

Market price per share as of April 5, 2012		not currently trading as Post-Merger Carrollton Bancorp

Source: SNL Financial, Charlottesville, VA

Notes:
(1)	Excludes credit mark coverage taken in merger
(2)	Estimated as of 4/5/12; could vary substantially from closing date
(3)	Estimate only based on peer data; Monocacy makes no guarantee or warranty, directly or inferred, as to the trading range of Carrollton Bancorp or Post-Merger Carrollton Bancorp in any way

Theoretical Dividend Discount Analysis – Carrollton Bancorp

Using a theoretical discounted dividend analysis, Monocacy estimated the present value of the future stream of theoretical projected dividends (with retained earnings to support asset growth) that Carrollton Bancorp could produce under various circumstances from the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2014 and a projected year 2014 (year 3) terminal value (assuming Carrollton Bancorp continued to operate as an independent company).  Monocacy also applied various growth rates in order to establish theoretical ranges of dividends or capital injections over the same time frames based on the equity to asset ratios thereunder.  From these potential periodic flows, if any, and the final estimated terminal values from the equity and earnings build up, Monocacy determined a range of values for Carrollton Bancorp under different discount rates (with different discount rates chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Common Stock).

The theoretical dividend discount analysis specifically incorporates the following:

•	assumed growth rates of 5% to 7%;
•	management budgets for earnings for 2012 through 2014;
•	projected ROAs of 0.40% to 0.50%;
•	capital ratio targets of the greater of 7% tangible common equity to assets or 10% total risk based to assets;
•	terminal tangible book value per share multiples of 80% to 120%; and,
•	discount rates of 12% to 15%

This theoretical discounted dividend analysis indicated a range of $1.24 and $5.12 per share for Carrollton Bancorp, well below the cash consideration of $6.20 per share and below the aggregate cash and stock mixture per share provided in the merger.

Theoretical Dividend Discount Analysis – Jefferson

Using a theoretical discounted dividend analysis, Monocacy estimated the present value of the future stream of theoretical projected dividends (with retained earnings to support asset growth) that Jefferson could produce under various circumstances from the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2014 and a projected year 2014 (year 3) terminal value (assuming Jefferson continued to operate as an independent company).  Monocacy also applied various ranges of growth rates in order to establish theoretical ranges of dividends (outflows) or capital injections (inflows) over the same time frames based on the level of assets and required equity there under.  From these potential periodic flows, if any, and the final estimated terminal values from the equity and earnings build up, Monocacy determined a range of value for Jefferson under different discount rates (with different discount rates chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Jefferson common stock).

The theoretical dividend discount analysis specifically incorporates the following:

•	assumed growth rates of 5% to 7%;
•	management budgets for earnings for 2012 through 2014;
•	projected ROAs of 0.40% to 0.60%;
•	capital ratio targets of the greater of 7% tangible common equity to assets or 10% total risk based to assets;
•	terminal tangible book value per share multiples of 80% to 120%; and,
•	discount rates of 12% to 15%

This discounted dividend analysis indicated a range $10.29 and $11.93 per share for Jefferson.

The theoretical dividend analysis for Carrollton Bancorp and Jefferson is presented below.

Dividend Discount Dividend Analysis

		12% Discount Rate			15% Discount Rate
		Carrollton Bancorp	Jefferson		Carrollton Bancorp	Jefferson
Terminal Value in last year:	80% of common equity

Theoretical Value ($ in thousands)		$4,463	$27,525		$3,194	$26,947
Per Share		$1.73	$10.51		$1.24	$10.29
Price / Book (current common equity)		19%	88%		14%	86%
Price / LTM Earnings (current earnings)		NM	33.40	x	NM	32.70	x

	Estimate Contribution to Post-Merger Carrollton Bancorp	14.0%	86.0%		10.6%	89.4%

		12% Discount Rate			15% Discount Rate
		Carrollton Bancorp	Jefferson		Carrollton Bancorp	Jefferson
Terminal Value in last year	100% of common equity

Theoretical Value ($ in thousands)		$8,824	$29,387		$7,204	$28,665
Per Share		$3.42	$11.22		$2.80	$10.94
Price / Book (current common equity)		37%	94%		30%	91%
Price / LTM Earnings (current earnings)		NM	35.66	x	NM	34.79	x
Price / Assets (current assets)		2.42%	22.60%		1.97%	22.05%

	Estimate Contribution to Post-Merger Carrollton Bancorp	23.1%	76.9%		20.1%	79.9%

		12% Discount Rate			15% Discount Rate
		Carrollton Bancorp	Jefferson		Carrollton Bancorp	Jefferson
Terminal Value in last year:	120% of common equity

Theoretical Value ($ in thousands)		$13,185	$31,248		$11,213	$30,382
Per Share		$5.12	$11.93		$4.35	$11.60
Price / Book (current common equity)		56%	100%		47%	97%
Price / LTM Earnings (current earnings)		NM	37.92	x	NM	36.87	x

	Estimate Contribution to Post-Merger Carrollton Bancorp	29.7%	70.3%		27.0%	73.0%

	Average Valuation	$8,824	$29,387		$7,204	$28,665
	Average Ownership	23.1%	76.9%		20.1%	79.9%
	Assuming 50% Cash	11.5%	88.5%		10.0%	90.0%

	Jefferson Transaction
	Assuming All Stock option	24.7%	75.3%
	Assuming 50% Cash option	14.1%	85.9%

Stand Alone Capital Offering Transaction Comparison and Impact

Monocacy reviewed the impact of Carrollton Bancorp potentially engaging in a standalone common equity raise.  This review was based upon trading conditions referenced above, limitations based on the current operating environment in the markets related to bank stocks, Carrollton Bancorp’s specific operating characteristics and regulatory impediments, the comparisons of Carrollton Bancorp to peer companies, the potential for investor requirements for credit marks greater that those required by Jefferson due to the type of transaction contemplated, and the experience of Monocacy in these types of transactions.

Monocacy noted that any meaningful offering price (in excess of $11 million) would provide greater dilution to book value per share (reviewed here) and earnings per share potential.  Monocacy also noted that a non-common capital raise could likely not be accomplished due to the level of TARP funds already existing in the Carrollton Bancorp capital structure.  Monocacy did not assist Carrolton Bancorp in assessing the SBLF program.

Monocacy also noted that a capital raise would not allow current shareholders to obtain cash or liquidate their current holdings in a meaningful manner, especially when compared to the merger.  Additionally, in most cases the capital raise strategy did not achieve the same tangible book value per share level as the merger.

Book Value Shareholder Impact -- Potential Equity Raise

Market Price Range		$2.50	$3.13	$3.75	$4.38	$5.00	$5.63

Estimated Offering Price Per Share	(1)	$2.00	$2.50	$3.00	$3.50	$4.00	$4.50
Offering Amount (in thousands)	(2)	$11,000	$11,000	$11,000	$11,000	$11,000	$11,000

Current Book Value Per Share		$9.17	$9.17	$9.17	$9.17	$9.17	$9.17
Estimated New Book Value Per Share	(3)	$2.95	$3.42	$3.82	$4.17	$4.47	$4.75
Dilution Per Book Value Per Share		-68%	-63%	-58%	-55%	-51%	-48%

New Ownership Holdings		68%	63%	59%	55%	52%	49%
Carrollton current shareholders		32%	37%	41%	45%	48%	51%

New Shares Issued (in thousands)		5,500.0	4,400.0	3,666.7	3,142.9	2,750.0	2,444.4
Current Shares Outstanding (in thousands)		2,576.4	2,576.4	2,576.4	2,576.4	2,576.4	2,576.4
New Shares Outstanding (in thousands)		8,076.4	6,976.4	6,243.1	5,719.2	5,326.4	5,020.8

Estimated Cash out per share	(4)	$-	$-	$-	$-	$-	$-

Estimated Offering Price Per Share	(1)	$2.00	$2.50	$3.00	$3.50	$4.00	$4.50
Offering Amount (in thousands)	(2)	$29,000	$29,000	$29,000	$29,000	$29,000	$29,000

Current Book Value Per Share		$9.17	$9.17	$9.17	$9.17	$9.17	$9.17
Estimated New Book Value Per Share	(3)	$2.45	$2.95	$3.42	$3.85	$4.26	$4.64
Dilution Per Book Value Per Share		-73%	-68%	-63%	-58%	-54%	-49%

New Ownership Holdings		85%	82%	79%	76%	74%	71%
Carrollton current shareholders		15%	18%	21%	24%	26%	29%

New Shares Issued (in thousands)		14,500.0	11,600.0	9,666.7	8,285.7	7,250.0	6,444.4
Current Shares Outstanding (in thousands)		2,576.4	2,576.4	2,576.4	2,576.4	2,576.4	2,576.4
New Shares Outstanding (in thousands)		17,076.4	14,176.4	12,243.1	10,862.1	9,826.4	9,020.8

Estimated Cash out per share	(4)	$-	$-	$-	$-	$-	$-

Jefferson - Full share cash out		$6.20
Jefferson - Full share estimated pro forma TBVPS	(5)	$5.41
Jefferson - 50% cash, 50% stock		$5.80

Notes:
(1)	Assumes 20% discount to market when issued; excludes underwriting fee of 5%
(2)	$11MM equivalent to new money Jefferson will invest as part of transaction
$29MM equivalent to $11MM in new capital from Jefferson plus $18MM of excess capital above 10% Tangible Common Equity at Jefferson
(3)	Includes the midpoint of potential marks to credit private equity or other investors may require (based on Due diligence)
(4)	A stand alone capital raise would not allow any funds to flow to individual shareholders due to capital requirements
(5)	Estimated per pro forma combination, inclusive of credit marks
Dollar per share that Jefferson invested

Traditional Present Value Analysis

Monocacy calculated an estimated common equity value per share for Carrollton Bancorp based upon the values, discounted to the present, of projected dividend estimates from the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2014, if any, and a projected year 2014 terminal value (assuming Carrollton Bancorp continued to operate as an independent company).  In conducting its analysis, Monocacy utilized financial estimates provided by and deemed reasonable by Carrollton Bancorp senior management for 2012 through 2014.  Additionally, Monocacy compared the budget relating to provisions for loan losses against peer banks as a percentage of pre provision net revenue and adjusted the Carrollton Bancorp budget to match peer bank levels.

Monocacy further assumed, which was deemed reasonable by Carrollton Bancorp management, a common dividend distribution of $0.00 per share in 2012 through 2014 due to the restrictions placed upon Carrollton Bancorp by the Federal Reserve, and losses recorded over the past several quarters, thereby restricting any payments of dividends.

Also, in order to redeem or repurchase the TARP Shares, cancel or liquidate the TARP Warrant, and recapitalize Carrollton Bancorp operations, Monocacy assumed that Carrollton Bancorp issued $11 million of common equity at various pricing points discussed above.

This analysis utilized a discount rate range of 12% to 15% and a range of terminal value indications, based on a terminal multiple range of 80% to 120% of projected 2014 tangible book value.  The terminal multiples were estimated based on a return to more normalized valuation levels based on historical data.  There is no assurance such values would be realized.  Additionally, Monocacy ran sensitivity analyses based on a range of discounts rates between 12% and 15% and terminal multiples between 80% and 120% of tangible book value (based on minimum and maximum of findings in comparable transactions discussed earlier).

This sensitivity analysis produced value ranges of $0.85 to $6.20 per share of Common Stock, with no scenarios exceeding the $6.20 per share (and all but one below) to be received by Carrollton Bancorp’s shareholders in the merger.

Present Value Analysis		Trading Price / Tangible Book Value

Equity Raise Pricing*:		$4.10	per share
* Market price less 20% discount

		40%	60%	80%
	12.0%	$ 2.07	$ 3.10	$ 4.13
Discount Rate	13.5%	$ 1.99	$ 2.98	$ 3.97
	15.0%	$ 1.91	$ 2.86	$ 3.82

Present Value Analysis		M&A Price / Tangible Book Value

		100%	110%	120%
	12.0%	$ 5.16	$ 5.68	$ 6.20
Discount Rate	13.5%	$ 4.96	$ 5.46	$ 5.96
	15.0%	$ 4.77	$ 5.25	$ 5.73

Present Value Analysis		Trading Price / Tangible Book Value

Equity Raise Pricing*:		$3.44	per share
* Market price less 20% discount

		40%	60%	80%
	12.0%	$ 1.90	$ 2.85	$ 3.80
Discount Rate	13.5%	$ 1.82	$ 2.74	$ 3.65
	15.0%	$ 1.75	$ 2.63	$ 3.51

Present Value Analysis		M&A Price / Tangible Book Value

		100%	110%	120%
	12.0%	$ 4.75	$ 5.22	$ 5.70
Discount Rate	13.5%	$ 4.56	$ 5.02	$ 5.47
	15.0%	$ 4.39	$ 4.82	$ 5.26

Present Value Analysis		Trading Price / Tangible Book Value

Equity Raise Pricing*:		$3.24	per share
* Market price less 20% discount

		40%	60%	80%
	12.0%	$ 1.84	$ 2.76	$ 3.68
Discount Rate	13.5%	$ 1.77	$ 2.65	$ 3.54
	15.0%	$ 1.70	$ 2.55	$ 3.40

Present Value Analysis		M&A Price / Tangible Book Value

		100%	110%	120%
	12.0%	$ 4.60	$ 5.06	$ 5.53
Discount Rate	13.5%	$ 4.42	$ 4.87	$ 5.31
	15.0%	$ 4.25	$ 4.68	$ 5.10

Present Value Analysis		Trading Price / Tangible Book Value

Equity Raise Pricing*:		$2.82	per share
* Market price less 20% discount

		40%	60%	80%
	12.0%	$ 1.71	$ 2.56	$ 3.42
Discount Rate	13.5%	$ 1.64	$ 2.46	$ 3.28
	15.0%	$ 1.58	$ 2.37	$ 3.16

Present Value Analysis		M&A Price / Tangible Book Value

		100%	110%	120%
	12.0%	$ 4.27	$ 4.70	$ 5.12
Discount Rate	13.5%	$ 4.10	$ 4.51	$ 4.92
	15.0%	$ 3.95	$ 4.34	$ 4.73

Present Value Analysis		Trading Price / Tangible Book Value

Equity Raise Pricing*:		$0.99	per share
* Market price less 20% discount

		40%	60%	80%
	12.0%	$ 0.85	$ 1.27	$ 1.69
Discount Rate	13.5%	$ 0.81	$ 1.22	$ 1.63
	15.0%	$ 0.78	$ 1.17	$ 1.56

Present Value Analysis		M&A Price / Tangible Book Value

		100%	110%	120%
	12.0%	$ 2.12	$ 2.33	$ 2.54
Discount Rate	13.5%	$ 2.03	$ 2.24	$ 2.44
	15.0%	$ 1.95	$ 2.15	$ 2.35

Analysis of Selected Comparable Transactions

Monocacy reviewed and compared actual information for 130 completed or pending bank merger transactions announced from a period of April 2009 to April 2012 throughout the United States meeting the general criteria of:

•	no combinations of equals;

•	assets between $100 million to $2.4 billion; and

•	change of control transactions.

These transactions are identified as Group 1.

From the Group 1 transactions, Monocacy narrowed and reviewed these transactions where the selling banks operated within the Mid-Atlantic or Southeast areas of the United States.  Monocacy narrowed the transactions to these geographic areas based on the operations of Carrollton Bancorp in Baltimore, Maryland and due to the fact that most of the potential acquirers contacted resided within these geographic regions and therefore had some understanding of the pricing metrics facing Carrollton Bancorp.  These 52 transactions are referred to as Group 2.

Next, Monocacy again pulled from the Group 1 transactions and identified any transactions where the selling bank carried TARP preferred equity in its capital structure.  From this review, Monocacy identified 17 transactions.  These 17 transactions are referred to as Group 3.

And, finally, Monocacy reviewed the Group 2 transactions and indentified any transactions where the selling bank carried TARP preferred equity in its capital structure.  From this review, Monocacy identified eight transactions.  These eight transactions are referred to as Group 4.

Based on these processes, Monocacy focused on the Groups 2 and 4 transactions due to the similarities of these transactions to the merger and the operational challenges and regulatory pressures experienced by Carrollton Bancorp, as discussed herein. The results of the two groups are presented below. The list following the table is extracted from the Group 1 transactions for review.

From the Groups 2 and 4 data, Monocacy focused on characteristics of Carrollton Bancorp regarding its financial and operating results.  Specifically, Monocacy focused on banks that:

•	incorporated TARP preferred equity in its capital structure at the announcement of a transaction;

•	reported 30% or more TARP funding in its total equity capital structure;

•	reported less than 7% tangible common equity to assets; and

•	reported negative return on assets or return on equity.

These criteria, in Monocacy’s experience, best reflect the environmental and financial constraints and factors facing Carrollton Bancorp, including:

•	TARP optics to investors – common equity dilution required to terminate TARP;

•	Carrollton Bancorp’s share price and the amount of funds to reduce TARP produces excessive dilution to book value and forward earnings potential;

•	Carrollton Bancorp’s TARP dividend deferral position;

•	Carrollton Bancorp’s leveraged position as it pertains to tangible common equity within its capital structure;

•	Carrollton Bancorp’s nonperforming assets and general credit metrics;

•	Carrollton Bancorp’s historical performance; and

•	general economic conditions in the market.

This review indicated that (based on the price of $6.20 per share of Common Stock and Carrollton Bancorp 's financial condition as of December 31, 2011):

•	the merger consideration was 67.6 % of tangible book value per share and compared favorably with the Groups 2 and 4 comparable transaction medians, respectively;

•	TARP greater than 28% - 49% to 54%;

•	Less than 7% TCE - 49% to 78%; and

•	Negative ROA - 49% to 88%.

•	the merger consideration to LTM earnings multiple was not meaningful due to LTM losses reported at Carrollton and LTM losses for Groups 2 and 4 transactions.

•	the merger consideration was 4.40% of assets and compared favorably with the Groups 2 and 4 comparable transaction medians, respectively;

•	TARP greater than 28% - 3.56% to 3.61%;

•	Less than 7% TCE - 3.56% to 4.62%; and

•	Negative ROA - 3.56% to 6.16%.

•	the merger consideration was 6.47% of deposits and compared favorably with the Groups 2 and 4 comparable transaction medians, respectively;

•	TARP greater than 28% - 4.45% to 4.61%;

•	Less than 7% TCE - 4.45% to 5.68%; and

•	Negative ROA - 4.45% to 6.98%.

•
the merger consideration represented a one-day and 90-day trading premium to the Common Stock trading price as of April 5, 2012 of 53% and 129%, respectively, compared with the comparable median one-day premium and 90-day premium of 45% to 110% for the Groups 2 and 4 transactions.

Monocacy recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

		Transaction Median Observations
		Banks with TARP -- Mid Atlantic and Southeast (Group 4)			(2)	Banks -- Mid Atlantic and Southeast (Group 2)			(2)

	Jefferson Transaction (1)	All	Greater than 28% TARP in capital structure	Banks with less than 7% TCE / Assets	Negative ROA	All	Greater than 28% TARP in capital structure	Banks with less than 7% TCE / Assets	Negative ROA

Deal Value (Reported - $MM)	$16.0	$46.2	$51.0	$51.0	$30.6	$26.7	$59.9	$24.9	$23.9

Deal Value/ Tangible Book (%)	67.6	64.7	48.9	48.9	48.9	98.5	53.5	78.3	88.4
Deal Value/ Earnings (x)	NM	25.41	NM	NM	NM	20.00	NM	NM	NM
Deal Value/ Deposits (%)	6.47	5.36	4.45	4.45	4.45	9.04	4.61	5.68	6.98
Deal Value / Assets )%)	4.40	4.17	3.56	3.56	3.56	7.90	3.61	4.62	6.16

Deal Premium 1 Day Before (%)	53.1	52.0	20.2	20.2	20.2	40.2	10.1	38.7	31.6
Deal Premium 3 Month Before (%)	128.8	110.1	110.1	110.1	110.1	64.2	84.8	45.2	59.6

TA: LTM ROAA (%)	0.15	-0.44	-1.00	-1.00	-1.00	-0.48	-0.89	-0.68	-0.90

TCE / Assets	6.47%	5.37%	4.08%	4.08%	5.03%	8.12%	4.55%	5.73%	7.23%
% TARP / Capital	28%	45%	55%	55%	47%	0%	51%	0%	0%
TA: NPAs/ Assets (%)	4.72	5.67	5.76	5.76	5.67	3.61	5.71	5.48	4.43

Transaction count:	na	8				52

(1)	Statistics per Carrollton data Latest Twelve Months, 12/31/11
(2)	Source: SNL Financial, Charlottesville, VA

Buyer Name/ Target Name	Announce Date (m/d/yyyy)	Target State
S&T Bancorp, Inc./ Gateway Bank of Pennsylvania	3/29/2012	PA
Capital Bank Financial Corporation/ Southern Community Financial Corporation	3/26/2012	NC
IBERIABANK Corporation/ Florida Gulf Bancorp, Inc.	3/19/2012	FL
Northfield Bancorp, Inc. (MHC)/ Flatbush Federal Bancorp, Inc. (MHC)	3/13/2012	NY
First Community Bancshares, Inc./ Peoples Bank of Virginia	3/1/2012	VA
Center Bancorp, Inc./ Saddle River Valley Bank	2/1/2012	NJ
Tompkins Financial Corporation/ VIST Financial Corp.	1/25/2012	PA
Provident New York Bancorp/ Gotham Bank of New York	1/17/2012	NY
First Volunteer Corporation/ Gateway Bancshares, Inc.	1/12/2012	GA
BNC Bancorp/ KeySource Financial, Inc.	12/21/2011	NC
ESSA Bancorp, Inc./ First Star Bancorp, Inc.	12/21/2011	PA
SCBT Financial Corporation/ Peoples Bancorporation, Inc.	12/19/2011	SC
Beneficial Mutual Bancorp, Inc. (MHC)/ SE Financial Corp.	12/5/2011	PA
Trustmark Corporation/ Bay Bank & Trust Co.	10/28/2011	FL
1st United Bancorp, Inc./ Anderen Financial, Inc.	10/24/2011	FL
Sandy Spring Bancorp, Inc./ CommerceFirst Bancorp, Inc.	10/6/2011	MD
City Holding Company/ Virginia Savings Bancorp, Inc.	9/21/2011	VA
S&T Bancorp, Inc./ Mainline Bancorp, Inc.	9/14/2011	PA
Investors Bancorp, Inc. (MHC)/ BFS Bancorp, MHC	8/16/2011	NY
BankUnited, Inc./ Herald National Bank	6/2/2011	NY
North American Financial Holdings, Inc./ Green Bankshares, Inc.	5/5/2011	TN
Banco do Brasil, S.A./ EuroBank	4/6/2011	FL
BCB Bancorp, Inc./ Allegiance Community Bank	4/4/2011	NJ
Park Sterling Corporation/ Community Capital Corporation	3/30/2011	SC
Piedmont Community Bank Holdings, Inc./ Crescent Financial Corporation	2/23/2011	NC
Ocean Shore Holding Co./ CBHC Financialcorp, Inc.	2/15/2011	NJ
CBM Florida Holding Company/ First Community Bank of America	2/10/2011	FL
American National Bankshares Inc./ MidCarolina Financial Corporation	12/15/2010	NC
Norwood Financial Corp./ North Penn Bancorp, Inc.	12/14/2010	PA
Piedmont Community Bank Holdings, Inc./ Community Bank of Rowan	11/19/2010	NC
North American Financial Holdings, Inc./ Capital Bank Corporation	11/3/2010	NC
Community Bank System, Inc./ Wilber Corporation	10/22/2010	NY
Modern Capital Partners L.P./ Madison National Bancorp Inc.	10/20/2010	NY
Chemung Financial Corporation/ Fort Orange Financial Corp.	10/14/2010	NY
Berkshire Hills Bancorp, Inc./ Rome Bancorp, Inc.	10/12/2010	NY
Community Bancorp, LLC/ Cadence Financial Corporation	10/6/2010	MS
FNB United Corp./ Bank of Granite Corporation	9/30/2010	NC
Old Line Bancshares, Inc./ Maryland Bankcorp, Inc.	9/1/2010	MD
Stonegate Bank/ Southwest Capital Bancshares, Inc.	8/30/2010	FL
Customers Bancorp Inc/ Berkshire Bancorp, Inc.	8/23/2010	PA
F.N.B. Corporation/ Comm Bancorp, Inc.	8/9/2010	PA
People's United Financial, Inc./ Smithtown Bancorp, Inc.	7/15/2010	NY
WSFS Financial Corporation/ Christiana Bank & Trust Company	6/23/2010	DE
Community Trust Bancorp, Inc./ Lafollette First National Corporation	6/8/2010	TN
First Peoples Bancorp, Inc./ First Peoples Bank of Tennessee	5/26/2010	TN
Donegal Financial Services Corp./ Union National Financial Corporation	4/19/2010	PA
Roma Financial Corporation (MHC)/ Sterling Banks, Inc.	3/17/2010	NJ
Tower Bancorp, Inc./ First Chester County Corporation	12/27/2009	PA
Bryn Mawr Bank Corporation/ First Keystone Financial, Inc.	11/3/2009	PA
First National Security Company/ Heritage Capital Corporation	10/21/2009	AR
Investor group/ Gibraltar Private Bank & Trust Co.	9/17/2009	FL
Carolina Trust Bank/ Carolina Commerce Bank	6/3/2009	NC

Financial Impact Analysis

Monocacy also conducted a financial impact analysis that included:

•	potential accretion and dilution analysis impact on Carrollton Bancorp’s earnings per share and common equity (book value) per share;

•	the post-merger ownership percentages under various scenarios;

•
the pre-merger balances sheet and income statement contributions, along with various other valuation contribution techniques as a basis for ownership contribution and ownership receipt in the merger between Carrollton Bancorp and Jefferson; and

•	a summary of the Carrollton Bancorp strategic alternatives compared to the merger.

Monocacy noted that the transaction could be accretive to Carrollton Bancorp’s earnings per share ("EPS") based on anticipated cost savings and reduced provisions for loan losses (due to ability to write-down problem credits via the merger and due to additional capital inflows in the transaction structure) and also accretive to common equity per share (“CEPS”).   For the purposes of its opinion, Monocacy noted that Carrollton Bancorp could not continue to defer TARP as a viable long term strategy.  Therefore, Monocacy compared the merger to other strategic scenarios (such as raising common equity to pay off TARP as a baseline as previously discussed herein).  As part of this analysis, Monocacy utilized a cost savings of 25% of noninterest expenses (bank operations only and excluding the mortgage operations and electronic banking operations) and a fixed exchange ratio of 2.2217 and an investment by FSPF at the assumed post-merger, pre-money tangible common equity per share of Post-Merger Carrollton Bancorp.

The accretion and dilution charts for EPS and CEPS, and contribution analysis chart and scenarios reviewed follow.

					Accretion
Proforma 2013 - Analysis of Earnings Per Share Change ($'s Actual)			Shares	EPS	Per Share	Percent Change

Carrollton Net Income		$1,975,094
TARP		(460,050.0)
Net Income To Common		$1,515,044	2,576,388	$0.59	na	na

Adjustments:
Additions:
Oreo Cost - Carrollton	$150,000
Security Losses - Carrollton	350,000
Release of Excess Provision	550,000
Accretion of Marked Portfolio	857,143
Removal of TARP	460,050
Economies of Scale	3,903,999
Total Additions	$6,271,192

Deductions:
Amortization of Intangibles	$(426,747)
Cost of Cash Give-up	(159,736)
Total Deductions	$(586,483)

Total Adjustments	$5,684,708
Taxes	(2,273,883)
Net After Tax Adjustments		$3,410,825

Net, After Tax Adjusted Carrollton		$4,925,869

Jefferson Net Income		$611,778

Carrollton Bancorp		$5,537,647	9,149,006	$0.61	$0.02	2.9%

					Accretion
Proforma 2014 - Analysis of Earnings Per Share Change ($'s Actual)			Shares	EPS	Per Share	Percent Change

Carrollton Net Income		$1,969,286
TARP		(460,050)
Net Income To Common		$1,509,236	2,576,388	$0.59	na	na

Adjustments:
Additions:
Oreo Cost - Carrollton	$-
Security Losses - Carrollton	350,000
Release of Excess Provision	550,000
Accretion of Marked Portfolio	857,143
Removal of TARP	460,050
Economies of Scale	3,903,999
Total Additions	$6,121,192

Deductions:
Amortization of Intangibles	$(426,747)
Cost of Cash Give-up	(159,736)
Total Deductions	$(586,483)

Total Adjustments	$5,534,708
Taxes	(2,213,883)
Net After Tax Adjustments		$3,320,825

Net, After Tax Adjusted Carrollton		$4,830,061

Jefferson Net Income		$1,040,438

Carrollton Bancorp		$5,870,499	9,149,006	$0.64	$0.06	9.5%

		Common Equity Per Share
Proforma September 30, 2012 - Analysis of Common Equity Per Share Change ($'s Actual)		Shares	Impact	CEPS

Carrollton Tangible Common Equity	$24,528,162	2,576,388	na	$9.52
Asset Markdowns	(12,757,000)		$(4.95)	$4.57
Allowance Reversal	4,744,732		$1.84	$6.41
Goodwill and/or Intangibles	(543,394)		$(0.21)	$6.20

Proforma Common Equity	$15,972,500		na	$6.20

Cash Paid in Transaction	$(7,986,803)	(1,288,194)	$(3.10)	$6.20

Adjusted Proforma Common Equity	$7,985,697	1,288,194	na	6.20

Jefferson Tangible Common Equity	$30,469,582	5,820,854	$5.23	$5.41

Post-Merger Carrollton Bancorp - pre FSPF investment	$38,455,279	7,109,048	na	$5.41

Post-Merger Carrollton Bancorp Equity Injection from FSPF	$11,000,000	2,039,958	$5.39	$5.41

Post Merger Carrollton Bancorp Adjusted Proforma Equity	$49,455,279	9,149,006	na	$5.41

Merger Related Expenses	$(1,000,000)		$(0.11)	$5.30

Post-Merger Carrolton Bancorp Proforma Equity	$48,455,279	9,149,006	na	$5.30

Plus Earnings with Cost Saves and Restructuring Benefits	$5,537,647	9,149,006	$0.61	$5.90

Post Merger Carrollton Bancorp Proforma Equity (plus 1 Yr. earnings)	$53,992,926	9,149,006		$5.90

Estimated ownership - 50% cash option, pre expenses

14.08%	: Carrollton shareholder ownership
85.92%	: Jefferson shareholder ownership
$5.41	: resulting book value
$5.39	: Jefferson per share investment

Estimated ownership - 100% stack option, pre expenses

24.68%	: Carrollton shareholder ownership
75.32%	: Jefferson shareholder ownership
$5.41	: resulting book value
$5.53	: Jefferson per share investment

	Contribution Analysis

		Carrollton Bancorp		Jefferson
	$'s in thousands	$	%	$	%	Total

1	Assets	$365,360	74%	$130,016	26%	$495,376

2	Loans, Net	$292,611	75%	$97,045	25%	$389,656

3	Deposits	$314,993	76%	$99,895	24%	$414,888

4	Income, LTM (excludes TARP dividend)	$(2)	0%	$825	100%	$823

5	Common Equity (and FSPF 1 capital)	$23,651	36%	$42,395	64%	$66,046

6	Average of Financial Statements	$243,241	52%	$81,945	48%	100%

7	Discount Dividend Model	$8,014	22%	$29,026	78%	$37,040

8	Comparable Company Valuation	$10,074	24%	$31,492	76%	$41,566

	Average of Observations - Items 6 - 8		33%		67%	100%
	Average of Observations - Items 7 - 8		23%		77%	100%
	Average of Observations - Items 4, 5, 7, and 8 (Value Driver Items)		20%		80%	100%
	All Combined		25%		75%	100%

	Jefferson Transaction (assumes all stock)		25%		75%	100%

	Data as of 12/31/11
	Pricing as of 4/5/12

	Source: SNL Financial, Charlottesville, VA

																						Cash to Shareholders			Ownership					Capital Ratios
				Merger Offer Per Share		BPS		Accr. / (Dil.)	EPS		Accr. / (Dil.)	Equivalent Equity Raise Pricing	(4)	Market Per Share (or Implied)	(5)	Implied Market Cap	(5)	Price / BVPS		Price / EPS		Total $'s	(6)	Per Share	(6)%	(7)	Value	(8)	Accr. / (Dil.)	Common Equity / Assets		TARP / Common

1		Independent - no transaction	(2a)	na		$9.17		na	$-		na	na		$3.91		$10,074		42.6%		NM		$-		$-	100.0%		$10,074		na	6.5%		38%

2	Base	Equity Raise $11 million	(2b)(3)	na		$3.82	(10)	NM	$0.24		NM	$3.00		$3.00		$18,729		78.5%		12.36	x	$-		$-	41.3%		$7,729		NM	6.5%	(10)	0%

3		Equity Raise $29 million		na		$3.42	(10)	-10%	$0.24		0%	$3.00		$3.00		$36,729		87.7%		12.36	x	$-		$-	21.0%		$7,729		0%	6.5%	(10)	0%

4		Buyer 2 Potential Transaction	(1b)	$4.81	(1a)	$5.42	(10)(11)	42%	$0.53	(10)(11)	119%	$4.41	(12)	$6.00	(14)	$71,980		111%	(13)	11.30	x	$-		$-	19.1%		$13,777		78%	10.0%	(10)	30%

5		Jefferson Transaction		$6.20	(1a)	$5.41	(10)(11)	42%	$0.61	(10)(11)	149%	$5.39	(13)	$6.34	(15)	$58,005		117%	(13)	10.47	x	$7,987		$6.20	14.1%		$16,154		109%	10.1%	(10)	0%

Notes:

(1a)	Multiples as of 12/31/11 and pricing as of 4/5/12
Offers reviewed at the 2/23/12 Carrollton board of directors meeting.

(1b)	Buyer 2 withdrew offer 2/29/12.
Reviewed look at initial proforma offer and then determined equity required to achieve 10% TCE on a combined basis given the level of TARP and SBLF that would remain on Buyer 2's balance sheet.

(2a)	Carrollton Bancorp currently in deferral on TARP dividends and prohibited from upstreaming funds to holding company to service TARP.
Carrollton Bancorp applied for SBLF equity but did not receive funding.

(2b)	Base contemplates minimum corporate action of replacing TARP capital with common capital.
Accretion / (dilution) compared to Base.

(3)	Earnings in Base case uses adjusted Carrollton Bancorp 2012 budget with additional credit provision based on Pre Provision Net Revenue peer bank data.

(4)	Based on a range of valuations witnessed in markets, formal and informal discussions with investors and potential acquirers, due diligence results, and comparable valuations to peer banks.

(5)	Based upon ROA, ROE, comparable peer pricing, and issue price.

(6)	Indicates if transaction structure reviewed contemplates any immediate cash outflows to common shareholders.

(7)	Resulting ownership of current Carrollton Bancorp shareholders.

(8)	Value of total ownership percentage and cash outflow to Carrollton Bancorp shareholders.

(9)	Includes common and TARP equity, as applicable.

(10)	Includes credit marks as applicable.

(11)	Per proforma transaction financials.

(12)	Acquirer had no excess capital to deploy over 10% TCE. Transaction contingent on new capital raise of $15 million, minimum.
$15 million capital raise achieves 7.5% TCE. Buyer 2 did not contemplate paying off TARP in $15 million capital raise.
Carrollton review proforma capital and resulting dilution to achieve 10% TCE and payoff of TARP.
Assumes $29 million equity obtained divided by the number of Carrollton shares issue in the transaction. ($19 million in excess capital at Jefferson plus $11 million injected by FSPF and Hovde).

(13)	$11 million injection invested at proforma, post merger, pre-investment tangible book value per share.
Excess equity (greater than 10% TCE) and $11 million FSPF 1 funds in place or in escrow.

(14)	Valuation based upon Carrollton and Buyer 2 proforma financials and ratios and comparable peer data.

(15)	Valuation based upon Carrollton NewCo proforma financials and ratios and comparable peer data.

Source: SNL Financial, Charlottesville, VA

Pursuant to the Monocacy agreements, Carrollton Bancorp shall pay to Monocacy an aggregate advisory fee in an amount up to 0.1125%, or 11.25 basis points, of the consolidated assets of Carrollton Bancorp.  Under this arrangement the aggregate advisory fee is expected to be approximately $434,803.  The engagement letters contemplate additional fee overrides conditioned upon certain valuation multiple thresholds related to Carrollton Bancorp’s equity.  These overrides, if any, are not expected to be material to the aggregate advisory fee.  Carrollton Bancorp paid Monocacy an initial non-refundable advisory retainer fee of $30,000 upon the execution of the first engagement letter.  No advisory retainer was paid at the time of the second engagement letter.  Carrollton Bancorp paid $25,000 upon Monocacy’s issuance of the fairness opinion and approximately $108,700 (25% of total aggregate fee) upon the execution of the Agreement and Plan of Merger.  Carrollton Bancorp will pay Monocacy the balance of the advisory fee upon the completion of certain milestones as follows: 10% upon filing of the proxy materials; 10% upon the mailing or distribution of proxy materials or similar documents to our shareholders; 10% upon receiving the requisite shareholder approval of Carrollton Bancorp’s shareholders; and the remaining balance upon the closing of the merger (to be paid 5 days before the expected closing date).  Carrollton Bancorp has also agreed to reimburse certain of Monocacy’s reasonable out-of-pocket expenses up to $10,000 (or more with Carrollton Bancorp’s consent) incurred in connection with its engagement.  Carrollton Bancorp also agreed to indemnify Monocacy against certain liabilities arising out of the services provided and rendering of its opinion.  The full text of the Monocacy opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement.  The Carrollton Board of Directors urges the holders of Common Stock to read the opinion in its entirety.

 Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the Carrollton Board of Directors with respect to its approval of the merger proposal, you should be aware that Carrollton Bancorp’s executive officers and directors have interests in the merger that are different from, or in addition to, those of Carrollton Bancorp’s shareholders generally. These interests include, among others, cash payments upon the change of control, employment agreements with certain of Carrollton Bancorp’s current executive officers, the designation of various Carrollton Bancorp directors to the board of the surviving corporation and bank, and indemnification and insurance coverage for Carrollton Bancorp’s directors and officers, as described below. The Carrollton Board of Directors was aware of these interests and considered them, among other matters, in approving the merger proposal and making their recommendations on the merger proposal. These interests are summarized below.

Change of Control Agreements

On June 8, 2010, Carrollton Bank entered into an amended and restated employment agreement with Gary M. Jewell, Senior Vice President, Electronic Banking.  The term of the agreement is considered to have begun on June 8, 2007, the effective date of Mr. Jewell’s original employment agreement, and terminates on December 31, 2013.  If the Bank terminates the agreement without cause and a change in control has occurred or in connection with the anticipation of a change in control, Mr. Jewell is entitled to a lump sum payment equal to the excess of (i) 2.99 times his average annual compensation over (ii) the aggregate present value, as determined for federal income tax purposes, of all other payments to Mr. Jewell in the nature of compensation that are treated for federal income tax purposes as contingent on the change in control.  The agreement also includes confidentiality, non-compete and non-solicitation provisions.  Pursuant to the non-compete provision, Mr. Jewell is prohibited (for a minimum period of twelve months, and within a 25 mile radius of Carrollton Bank’s headquarters) from working in a capacity which involves duties and responsibilities similar to those undertaken in his employment with Carrollton Bank.  For the same period of time, Mr. Jewell is also restricted from soliciting, servicing or assisting point of sale transactions which, at the time of Mr. Jewell’s termination, were handled by Carrollton Bank.  Mr. Jewell also agreed, for a minimum period of twelve months, (i) not to solicit any business from any customer of Carrollton Bank, and (ii) not to solicit or recruit any employee of Carrollton Bank or its affiliates.  Mr. Jewell is also required to conduct a search for an additional person to be hired by Carrollton Bank who Mr. Jewell believes can succeed him and to train such person during the term of the agreement.

In addition, in May 2011, Carrollton Bancorp and Carrollton Bank entered into an executive retention agreement with Mr. Jewell pursuant to which Mr. Jewell was granted 10,000 restricted shares of Common Stock.  The shares of restricted Common Stock vest, and any restrictive legends will be removed, on February 28, 2013, provided that if Carrollton Bancorp and Carrollton Bank merges with or is sold to another entity, the shares of restricted Common Stock will vest, and any restrictive legends will be removed, immediately prior to the effective date of any such merger or sale.  Mr. Jewell will not be entitled to receive the shares of restricted Common Stock if his employment is terminated for cause, as defined in his employment agreement, or he voluntarily terminates his employment prior to the award of such shares.  Further, if Mr. Jewell voluntarily terminates his employment or Mr. Jewell is terminated for cause, any shares not vested revert back to Carrollton Bancorp.  Carrollton Bancorp's obligation to pay these retention benefits is conditioned upon its receipt of a release from Mr. Jewell, releasing and forever discharging Carrollton Bancorp and Carrollton Bank from any and all causes of action, lawsuits and claims of any nature arising out of Mr. Jewell's employment, termination thereof or his role as an officer of Carrollton Bancorp and Carrollton Bank.

None of Carrollton Bancorp's other named executive officers have any agreements that could provide compensation in connection with the merger.

Golden Parachute Compensation for Carrollton Bancorp Named Executive Officers

The following table sets forth the aggregate dollar value of the various elements of compensation that one named executive officer of Carrollton Bancorp would receive that is based on or otherwise relates to the merger, assuming the following:

•	the merger closed on June 8, 2012;

•	with respect to stock options and restricted stock awards, the price per share paid is $6.20; and

•
the employment of the applicable named executive officer will terminate immediately following the closing of the merger and such named executive officer will receive severance payments and benefits under his executive employment and retention agreements described above. See “—Change of Control Agreements” above.

No other named executive officers of Carrollton Bancorp are eligible to receive any compensation that is based on or otherwise relates to the merger.  Any changes in these assumptions or estimates would affect the amounts shown in the following table.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Total(3)
Gary M. Jewell	$586,302	$62,000	$630,302

(1)
Amounts in this column represent the cash severance payment under Mr. Jewell's amended and restated employment agreement dated June 8, 2012.  All amounts listed are payable only if Mr. Jewell’s employment is terminated by Carrollton Bancorp without cause and a change of control occurs. See “—Change of Control Agreements” above.

(2)
Amounts in this column represent the value of the shares of restricted stock granted to Mr. Jewell under his executive retention agreement dated May 23, 2011 that become vested immediately prior to closing of the merger.  All amounts listed in this column vest in connection with a Change in Control. Such vesting is not conditioned upon termination of the Mr. Jewell’s employment.  See “—Change of Control Agreements” above.

(3)	The amounts listed in this column represent the total “golden parachute” payments potentially to be made to the Mr. Jewell in connection with or following a Change in Control.

Designation as Directors

The board of directors of Post-Merger Carrollton Bancorp will consist of Robert J. Aumiller, Harold “Hal” Hackerman and Steven K. Breeden, current directors of Carrollton Bancorp, and Joseph J. Thomas, Kevin G. Byrnes, Mark M. Caplan, Shaun E. Murphy, Charles L. Maskell Jr. and Kevin B. Cashen, current directors of Jefferson.

Designation as Directors of Bay Bank

The board of directors of Post-Merger Bay Bank, will consist of Robert J. Aumiller, Harold “Hal” Hackerman and Steven K. Breeden, current directors of Carrollton Bancorp, and Joseph J. Thomas, Kevin G. Byrnes, Mark M. Caplan, Shaun E. Murphy, Charles L. Maskell Jr and Kevin B. Cashen, current directors of Jefferson.

Designation of Jefferson’s President and Chief Executive Officer as President and Chief Executive Officer of Carrollton Bancorp

Kevin B. Cashen, Jefferson’s current President and Chief Executive Officer, will become President and Chief Executive Officer of Post-Merger Carrollton Bancorp and Post-Merger Bay Bank.

Continued Employment with the Combined Company

Certain of Carrollton Bancorp’s and Carrollton Bank’s current executive officers have been offered continued employment with Post-Merger Carrollton Bancorp or Post-Merger Bay Bank after the effective time of the merger.

Carrollton Bank’s President and CEO, Robert A. Altieri, will join the management team of Post-Merger Bay Bank as an Executive Vice President.

Mark Semanie, Carrollton Bancorp’s current Chief Financial Officer, will serve as Chief Financial Officer of Post-Merger Bay Bank.

Gary M. Jewell, Carrollton Bank’s Senior Vice President, Electronic Banking, will serve as Senior Vice President of Post-Merger Bay Bank.

We anticipate that Robert A. Altieri and Mark A. Semanie, current executive officers of Carrollton Bancorp, will enter into employment agreements with Post-Merger Bay Bank to take effect upon completion of the merger.  See “PROPOSAL 1 – APPROVAL OF THE MERGER AND RELATED MATTERS—Management and Operations After the Merger—Employment Agreements” for discussion of these employment agreements.

Indemnification and Insurance

The Agreement and Plan of Merger provides that, for a period of six years following the effective time of the merger, Carrollton Bancorp will indemnify and hold harmless the present and former officers and directors of Carrollton Bancorp and Jefferson and their respective subsidiaries for acts or omissions occurring at or before the effective time of the merger and will provide these officers and directors with directors’ and officers’ liability insurance in respect of such acts or omissions.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligations of each of Carrollton Bancorp and Jefferson to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of customary conditions, including the following:

•	approval of the merger by Carrollton Bancorp shareholders;

•	absence of legal prohibitions on completion of the merger;

•
expiration of all statutory waiting periods and receipt of all required regulatory approvals without any conditions, restrictions or requirements that would have a material adverse effect or would be unduly burdensome;

•	receipt of NASDAQ approval to list the Common Stock issued to Jefferson’s shareholders after the effective time;

•	accuracy as of the dates specified in the Agreement and Plan of Merger of the representations and warranties made by each party to the extent specified in the Agreement and Plan of Merger;

•	performance in all material respects by each party of the obligations required to be performed by it at or prior to closing; and

•
delivery of opinions of Carrollton Bancorp’s and Jefferson’s counsel that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code, and holders of Jefferson common stock who receive Common Stock in exchange for all of their shares of Jefferson common stock will not recognize any gain or loss with respect to shares of Common Stock received.

Additional Closing Conditions for Carrollton Bancorp’s Benefit

Carrollton Bancorp’s obligation to complete the merger is subject to the satisfaction or waiver at or before the effective time of customary conditions, including the completion of the purchase by FSPF from Jefferson of 918,197 shares of Jefferson common stock at a per share price of $11.98, for aggregate cash consideration of $11,000,000.

Additional Closing Conditions for Jefferson’s Benefit

Jefferson’s obligation to complete the merger is subject to the satisfaction or waiver at or before the effective time of customary conditions, including the following:

•	satisfaction by Carrollton Bancorp of certain financial conditions;

•
there will not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a material adverse effect on Jefferson;

•
repurchase or redemption of all of Carrollton Bancorp’s issued and outstanding TARP Shares, and cancelation or liquidation of the TARP Warrant, in each case held by the U.S. Department of Treasury; and

•	execution of a registration rights agreement between Carrollton Bancorp and Jefferson.

Representations and Warranties

The Agreement and Plan of Merger contains a number of representations and warranties made by Carrollton Bancorp and Jefferson as to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	corporate power and due authorization, execution, delivery and validity of the Agreement and Plan of Merger;

•	capital structure;

•	subsidiaries;

•	governmental and third-party consents necessary to complete the merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the completion of the merger;

•	compliance with laws and court orders;

•	financial statements;

•	absence of certain material adverse changes;

•	absence of material legal proceedings or the imposition of injunctive relief;

•	material contracts;

•	properties;

•	employees and employee benefit plans;

•	environmental matters;

•	inapplicability of state takeover laws;

•	privacy and data protection;

•	risk management instruments;

•	banking and anti-money laundering regulations and compliance matters;

•	fees payable to financial advisors in connection with the merger; and

•	taxes and the United States federal income tax treatment of the merger.

Carrollton Bancorp also makes representations and warranties relating to: SEC filings and the absence of material misstatements or omissions from such filings; books and records; insurance matters; certain loan matters; repurchase agreements and obligations; deposit insurance; mortgage banking; and receipt of a fairness opinion from its financial advisor.

Jefferson also makes representations and warranties relating to: financial statements, regulatory matters; employee benefits and labor matters; allowance for loan losses; deposit insurance; absence of ownership of Common Stock and the book value of the tangible equity of Jefferson.

FSPF also makes representations and warranties relating to: corporate existence, good standing and qualification to conduct business; corporate power and due authorization, execution, delivery and validity of the Agreement and Plan of Merger; regulatory matters; acknowledgement that Common Stock issued pursuant to the merger will not be registered securities; and financial capacity.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Agreement and Plan of Merger, “material adverse effect” means with respect to Jefferson or Carrollton Bancorp, any effect that (A) is material and adverse to the financial position, results of operations or business of Jefferson and its subsidiaries taken as a whole, or Carrollton Bancorp and its subsidiaries taken as a whole, respectively, or (B) would materially impair the ability of Jefferson, FSPF or Carrollton Bancorp to perform its respective obligations under the Agreement and Plan of Merger or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the Agreement and Plan of Merger, provided that none of the following will be taken into account in determining whether there has been or will be a material adverse effect:

•
any change in banking laws, or of other laws, in each case of general applicability or interpretations thereof by courts or governmental authorities to the extent not affecting such party to a materially greater extent than it affects other persons in the banking business;

•	any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally;

•
any change, circumstance, development, condition or occurrence in economic, business, political or financial conditions generally or affecting the banking business, including changes in interest rates to the extent not affecting such party to a materially greater extent than it affects other persons in the banking business;

•
actions and omissions of a party (or any of its subsidiaries) taken at the direction of the other party or parties in contemplation of the transactions contemplated hereby or taken as specifically provided in the Agreement and Plan of Merger;

•
the direct effects of the entry into or announcement of the Agreement and Plan of Merger and compliance with its terms on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by the Agreement and Plan of Merger;

•	any item previously disclosed in a party’s disclosure schedule;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or natural disasters; or

•
a decline in a party’s common stock price or failure to meet any internal or analyst projections (it being agreed that these exceptions do not cover the underlying reason for such stock price decline or failure to meet projections, except to the extent that such reason is within the scope of other exceptions within the definition of material adverse effect).

The representations and warranties in the Agreement and Plan of Merger do not survive after the effective time of the merger.

Conduct of Business Pending the Merger

Interim Operations of Carrollton Bancorp and Jefferson

Each of Carrollton Bancorp and Jefferson has undertaken separate covenants that place restrictions on it and its affiliates until either the effective time of the merger or the termination of the Agreement and Plan of Merger. In general, each is required to conduct its business in the ordinary course consistent with past practice and to use its reasonable efforts to preserve intact their present business organizations and relationships with third parties and to keep available the services of its present officers and employees. Each party has also agreed to certain restrictions on its and its subsidiaries activities that are subject to exceptions described in the Agreement and Plan of Merger.

Each of Carrollton Bancorp and Jefferson is generally restricted from:

•	amending its organizational documents;

•	entering into any merger, consolidation or other significant transaction with a third party;

•	selling, transferring, mortgaging, encumbering or otherwise disposing of or discontinuing any assets, deposits, business or properties;

•	taking any other action that would make any representation or warranty by it inaccurate in any material respect;

•	making any additions to capital; and

•	declaring, setting aside or paying any dividends or make any other distributions to shareholders.

Carrollton Bancorp is also subject to certain customary restrictions, including, among other things, prohibitions on taking certain actions with respect to employees, including granting severance, entering into employment agreements and increasing benefits; making certain personnel changes; changing its material risk management policies; making certain capital expenditures in excess of certain amounts; taking out loans and other extensions of credit in excess of certain amounts; and implementing or adopting material changes to accounting methods.

Carrollton Board of Directors’ Covenant to Recommend

Carrollton Bancorp has agreed to use its reasonable best efforts to convene the Special Meeting to consider and vote upon the adoption and approval of the merger and the Agreement and Plan of Merger.  The Carrollton Board of Directors has further agreed to recommend that the Carrollton Bancorp shareholders vote in favor of such adoption and approval.  Notwithstanding the foregoing, if the Carrollton Board of Directors determines after consultation with independent legal counsel that it would be inconsistent with its fiduciary duties not to withdraw, modify or qualify such recommendation, the Carrollton Board of Directors may, prior to the Special Meeting, so withdraw, modify or qualify its adoption of the Agreement and Plan of Merger or such recommendation; provided, however, that Carrollton Bancorp shall nevertheless submit the Agreement and Plan of Merger to the shareholders for adoption and approval at the Special Meeting, unless the Agreement and Plan of Merger has been terminated.

No Solicitation by Carrollton Bancorp

Carrollton Bancorp has agreed that none of Carrollton Bancorp nor any of its subsidiaries or any of their respective officers, directors, employees or representatives will, directly or indirectly: (A) initiate, solicit or encourage any inquiries regarding or the making or implementation of any Acquisition Proposal (as defined below), (B) furnish information or access to any person that has made an Acquisition Proposal to the Carrollton Board of Directors or that makes an Acquisition Proposal to the Carrollton Board of Directors after the date hereof, or (C) participate in discussions or negotiate with any person concerning any Acquisition Proposal.

However, the Carrollton Board of Directors, directly or indirectly, through advisors, agents or other intermediaries, may, prior to the receipt of approval by the Carrollton Bancorp shareholders, (A) furnish information and access to any person that has made, or makes, an Acquisition Proposal to the Carrollton Board of Directors and (B) participate in discussions and negotiate with such person concerning any such Acquisition Proposal, if and only if, (1) such Acquisition Proposal did not result from a breach of the provisions described in the immediately preceding paragraph, (2) the Carrollton Board of Directors determines in good faith, after consultation with Carrollton Bancorp’s financial and legal advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal, and (3) Carrollton Bancorp receives from the person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects (x) no less favorable to Carrollton Bancorp and (y) no less restrictive to the person making such Acquisition Proposal than those contained in the confidentiality agreement between Jefferson and Carrollton Bancorp and any information provided to such person has previously been provided to Jefferson or is provided to Jefferson concurrently with its provision to such person.

“Acquisition Proposal” means any proposal or offer with respect to the following involving Carrollton Bancorp or any of its significant subsidiaries (other than the merger or the cash election discussed herein): (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Superior Proposal” means a bona fide written Acquisition Proposal not solicited or initiated in violation of the applicable provisions of the Agreement and Plan of Merger, that (1) relates to (A) the issuance by Carrollton Bancorp of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (B) the acquisition by any person of any of (i) a majority of the outstanding Common Stock, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of Carrollton Bancorp, (2) is otherwise on terms that the Carrollton Board of Directors determines in good faith, after consultation with Carrollton Bancorp’s financial and legal advisors and taking into account all the terms and conditions of such proposal and the Agreement and Plan of Merger, are more favorable to Carrollton Bancorp and its shareholders than the transactions contemplated by the Agreement and Plan of Merger and (3) is, in the reasonable judgment of the Carrollton Board of Directors, reasonably capable of being completed on its stated terms, taking into account the material financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

Carrollton Bancorp agreed to terminate any discussions or negotiations with any third party existing as of the date the Agreement and Plan of Merger regarding alternative proposals.

Best Efforts Covenant

Carrollton Bancorp, Jefferson and FSPF have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws so as to permit consummation of the merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by the Agreement and Plan of Merger.

Certain Other Covenants

The Agreement and Plan of Merger contains additional mutual covenants, including, among other things, covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, further assurances, access to information and reports, mutual notification of particular events, confidential treatment of non-public information, and actions to be taken so as not to jeopardize the intended tax treatment of the merger.

Employee Benefit Plans

           All employees of Carrollton Bancorp, Jefferson and their subsidiaries as of immediately prior to the effective time shall be employed by Post-Merger Carrollton Bancorp or one or more of its subsidiaries (including Post-Merger Bay Bank) immediately following the effective date  (the “continuing employees”).  Such employment of the continuing employees shall be subject to Post-Merger Carrollton Bancorp’s and its subsidiaries’ usual terms, conditions and policies of employment.  Notwithstanding anything contained herein to the contrary, neither Post-Merger Carrollton Bancorp, nor any of its subsidiaries are obligated to continue to employ any employee of Post-Merger Carrollton Bancorp for any period of time following the effective date of the merger.  Post-Merger Carrollton Bancorp shall honor, or to cause one of its subsidiaries to honor all employment agreements previously disclosed, provided, however, that the foregoing shall not prevent Post-Merger Carrollton Bancorp or any of its subsidiaries from amending or terminating any such agreement. Each continuing employee who was not a party to a previously disclosed employment agreement and whose employment with Post-Merger Carrollton Bancorp (or one of its subsidiaries) is terminated by Post-Merger Carrollton Bancorp (or the applicable subsidiary) without cause following the effective date shall be eligible to receive severance benefits consistent with Post-Merger Carrollton Bancorp’s policies. Representatives of Carrollton Bancorp and Jefferson or their subsidiaries shall review the existing employee benefit plans and programs of Carrollton Bancorp, Jefferson, and their subsidiaries and work toward developing a package of employee benefit plans and programs that could be implemented or continued by Post-Merger Carrollton Bancorp and its subsidiaries on or after the effective date.

Termination of the Agreement and Plan of Merger

The Agreement and Plan of Merger may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by Carrollton Bancorp shareholders, in any of the following ways:

(a)	by mutual written consent of Carrollton Bancorp and Jefferson;

(b)	by either Carrollton Bancorp or Jefferson:

•
in the event of either: (i) a breach by Carrollton Bancorp on the one hand or by Jefferson or FSPF on the other hand of any representation or warranty set forth in the Agreement and Plan of Merger, which breach cannot be or has not been cured within 30 days; or (ii) a breach by Carrollton Bancorp on the one hand or by Jefferson or FSPF on the other hand of any of its covenants or agreements contained in the Agreement and Plan of Merger, which breach cannot be or has not been cured within 30 days, if (A) any such breach would cause a closing condition to fail to be met, and (B) the terminating party is not itself in material breach;

•
in the event that the merger is not consummated by December 31, 2012; provided that such deadline may be extended to February 28, 2013 in order to obtain required regulatory approvals; provided that the party requesting the termination or delay of the termination date is not in material breach if its obligation to make reasonable best efforts to consummate the transactions contemplated by the Agreement and Plan of Merger; and

•
in the event (i) the approval of any required governmental authority shall have been denied by final nonappealable action or an application therefore shall have been permanently withdrawn; (ii) our shareholders fail to adopt the Agreement and Plan of Merger at the Special Meeting and approve the merger; or (iii) any of the closing conditions have not been met pursuant to the terms of the Agreement and Plan of Merger;

(c)
by Carrollton Bancorp if (i) the Carrollton Board of Directors authorizes Carrollton Bancorp, subject to complying with the terms of the first paragraph under “No Solicitation by Carrollton Bancorp” above, to enter into a definitive agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of the Agreement and Plan of Merger, Carrollton Bancorp enters into a definitive agreement with respect to a Superior Proposal;  and

(d)
by Jefferson if (i) the Carrollton Board of Directors submits the Agreement and Plan of Merger to our shareholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Carrollton Board of Directors otherwise withdraws or materially and adversely modifies its recommendation to our shareholders to approve the merger; or (iii) the Carrollton Board of Directors recommends to our shareholders an Acquisition Proposal other than the merger.

If the Agreement and Plan of Merger is validly terminated, the agreement will become void, except in the event the breach triggers a payment of a Termination Fee.  In the event the payment of a Termination Fee is required, the payment of the Termination Fee shall be the only liability owed to the non-breaching party.  However if a party’s breach does not trigger the payment of a Termination Fee, then such party is in breach of the Agreement and Plan of Merger and shall be subject to all other liabilities thereunder.  Provisions of the Agreement and Plan of Merger relating to confidentiality, correction of false or misleading information contained in regulatory filings, public announcements, termination fees and expenses, governing law and waiver of jury trial, and other customary provisions, will continue in effect notwithstanding termination of the Agreement and Plan of Merger.

Effect of Termination; Termination Fees

Payment of Termination Fee by Carrollton Bancorp

Carrollton Bancorp has agreed to pay Jefferson a termination fee of $750,000 if any of the following events occur:

•
(x) any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn, or any person shall have publicly announced an intention to make an Acquisition Proposal, (y) thereafter the Agreement and Plan of Merger is terminated by any party pursuant to the second bullet point under paragraph (b) of “—Termination of Agreement and Plan of Merger” above or the shareholders of Carrollton Bancorp fail to approve the merger and to adopt the Agreement and Plan of Merger at the Special Meeting, and (z) within one year after the termination of the Agreement and Plan of Merger, any such Acquisition Proposal referred to above shall have been consummated or any definitive agreement with respect to such Acquisition Proposal shall have been entered into (provided that for purposes of this clause (z) the references to “25%” in the definition of “Acquisition Proposal” above shall be deemed to be references to “50%”); or

•
termination of the Agreement and Plan of Merger by Jefferson as described in the first bullet point under paragraph (b) under “—Termination of the Merger Agreement” above provided that such termination is based on any of the following: (i) a failure by Carrollton Bancorp to use its reasonable best efforts to call the Special Meeting to approve and adopt the merger and the agreement and plan of merger, (ii) a failure by the Carrollton Board of Directors to recommend that the shareholders vote in favor of the approval and adoption of the merger and agreement and plan of merger, subject to the qualifications described under “—Carrollton Board of Directors' Covenant to Recommend”, (iii) if the Carrollton Board of Directors makes a recommendation for approval but imposes any adverse conditions on, or qualifications of, such recommendation, or withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) such recommendation, (iv) the Carrollton Board of Directors recommends to its shareholders an Acquisition Proposal other than the merger with Jefferson, or (iv) a failure by Carrollton Bancorp to comply with Section 7.06 of the Agreement and Plan of Merger regarding consideration and treatment of Acquisition Proposals (as partially summarized under “—No Solicitation by Carrollton Bancorp” above).

Payment of Termination Fee by Jefferson

Jefferson has agreed to pay Carrollton Bancorp a termination fee of $750,000 if in the event that FSPF is in material breach of its representation and warranty that it has the financial capacity to purchase 918,197 shares of Jefferson common stock at a per share price of $11.98, for aggregate cash consideration of $11,000,000, or its obligation to consummate such purchase prior to the effective date.

Expenses

The Agreement and Plan of Merger provides that each party will pay its own expenses in connection with the transactions contemplated by the Agreement and Plan of Merger.

Amendments; Waivers

           Any provision of the Agreement and Plan of Merger may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between Carrollton Bancorp, Jefferson and FSPF executed in the same manner as the Agreement and Plan of Merger, except to the extent that any such amendment would violate applicable law.

Voting Agreement

General

As an inducement to Jefferson to enter into the Agreement and Plan of Merger, each of the directors of Carrollton Bancorp listed in the beneficial ownership table on page 179, along with certain of their spouses, referred to collectively herein as the “Voting agreement parties”, entered into a voting agreement with Jefferson (the “Voting Agreement”). As of the Record Date for the Special Meeting, these Voting Agreement parties were entitled to vote at the Special Meeting approximately ____% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.  The following summary of the material terms of the Voting Agreement is qualified by reference to the complete text of the agreement, which is attached as Annex D hereto. We encourage you to read the Voting Agreement in its entirety.

Shareholders Voting and Proxies

Pursuant to the Voting Agreement, the Voting Agreement parties agreed, among other things, to vote all of the shares of Common Stock owned or subsequently acquired by them to approve the merger. The Voting Agreement parties also agreed that they will not vote in favor of the approval of any Acquisition Proposal (as defined above), reorganization or similar transaction or any transaction that would frustrate or delay the merger; provided, however, that none of the foregoing will apply if Jefferson is in material default of any covenant, representation, warranty or agreement of the Agreement and Plan of Merger or if, pursuant to the Agreement and Plan of Merger, the Carrollton Board of Directors has failed to make, withheld, withdrawn, qualified or modified (or publicly resolved to do any of the foregoing), in a manner adverse to Jefferson, its recommendation to our shareholders that they approve the merger. The Voting Agreement parties agreed to revoke any and all previous proxies. Subject to certain exceptions, the Voting Agreement parties agreed not to, directly or indirectly, transfer, encumber or otherwise dispose of their shares of Common Stock during the term of the Voting Agreement. The Voting Agreement will terminate upon the earlier of completion of the merger or termination of the Agreement and Plan of Merger pursuant to its terms.

Other Provisions

The voting agreement provides that the Voting Agreement parties will not, among other things, without the prior written consent of Jefferson, directly or indirectly,

•	grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of their shares, or

•	acquire, sell, transfer, encumber or otherwise dispose of, any of their shares during the term of the Voting Agreement.

The Voting Agreement parties may take any action in their capacity as directors of the Carrollton Board of Directors that would be permitted in accordance with the terms and conditions of the Agreement and Plan of Merger.

The Voting Agreement will terminate upon termination of the Agreement and Plan of Merger.

Material Federal Income Tax Consequences of the Merger

The following discussion summarizes the material United States federal income tax consequences of the merger to our shareholders. The discussion is based upon the Internal Revenue Code of 1986, as amended, referred to herein as the Internal Revenue Code, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

The following discussion addresses only shareholders who are citizens or residents of the United States and who hold their shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion is for general information only and does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

•	shareholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations and entities, including IRAs;

•	insurance companies;

•	dealers in securities;

•	shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	shareholders subject to the alternative minimum tax; and

•	shareholders that are treated as partnerships.

This discussion of material United States federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to you.

The Merger

Carrollton Bancorp and Jefferson intend for the merger to be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code for United States federal income tax purposes. The discussion that follows neither binds the Internal Revenue Service (“IRS”) nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. Neither Carrollton Bancorp nor Jefferson intend to obtain a ruling from the IRS with respect to the U. S. federal income tax consequences of the merger. As discussed in “—Conditions to the Completion of the Merger—Mutual Closing Conditions,” as a condition to both Carrollton Bancorp’s and Jefferson’s obligations to consummate the merger, they each must receive an opinion of their respective counsel that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code, and holders of Jefferson common stock who receive Common Stock in exchange for all of their shares of Jefferson common stock will not recognize any gain or loss with respect to shares of Common Stock received.

Based on the merger qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code for United States federal income tax purposes, the following is a summary of the material federal income tax consequences to the shareholders of Carrollton Bancorp as a result of the merger.

Tax Consequences to the Shareholders

Shareholders that do not elect to receive cash for any of their shares of Common Stock pursuant to the merger will recognize no gain or loss as a result of continuing to hold their shares of Common Stock. The aggregate adjusted tax basis of those shareholders in their shares of Common Stock will remain unchanged as a result of the merger.

Our shareholders who elect to receive cash in exchange for some or all of their shares of Common Stock pursuant to a cash election made in connection with the merger will be treated as having received the cash in a taxable transaction. In general, the receipt of cash in exchange for shares of Common Stock pursuant to a cash election made in connection with the merger should be treated for federal income tax purposes as cash received in redemption of the shares of Common Stock exchanged therefor under Section 302 of the Internal Revenue Code. Under Section 302, unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), a shareholder will recognize gain or loss for federal income tax purposes with respect to the cash received for his shares of Common Stock in an amount equal to the difference between the amount of cash received and the adjusted tax basis of his shares of common stock exchanged therefor. The gain or loss will generally be capital gain or capital loss if the shareholder held such shares of Common Stock as a capital asset at the effective time of the merger. The capital gain or capital loss will be long-term capital gain or long-term capital loss if the shareholder held the redeemed shares of Common Stock for more than one year at the effective time of the merger. Currently, the maximum federal income tax rate on net long-term capital gains for individuals is 15%. The deductibility of capital losses is subject to limitations for both individuals and corporations. If the shareholder made a cash election for some but not all of his shares of Common Stock, the tax basis and holding periods of the shares of Common Stock not included in the cash election would remain unchanged.

Under Section 302 of the Internal Revenue Code, the cash received by a shareholder of Carrollton Bancorp in exchange for his shares of Common Stock pursuant to a cash election made in connection with the merger will not be treated as a dividend under Section 301 if the distribution (i) completely terminates the shareholder’s interest in Carrollton Bancorp; (ii) is “substantially disproportionate” with respect to the shareholder’s continuing interest in Carrollton Bancorp; or (iii) is “not essentially equivalent to a dividend.” To determine whether the tests referred to above (and discussed herein) are met, a shareholder of Carrollton Bancorp must take into account both shares the shareholder actually owns and shares the shareholder is considered to own by reason of certain constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code. Under Section 318, a shareholder will be treated as owning shares of Carrollton Bancorp that he has the right to acquire under options and shares owned (and, in some cases, constructively owned) by members of the shareholder’s family and by related entities (such as corporations, partnerships, trusts and estates) in which the shareholder, a member of the shareholder’s family or a related entity has an interest. For example, for purposes of determining whether a shareholder meets one of the foregoing tests, if the shareholder also owns shares of any entity that owns shares of Carrollton Bancorp or is related to an owner of any entity that owns shares of Carrollton Bancorp, the shareholder will be treated as constructively owning a portion of the shares of Carrollton Bancorp owned by such entity through his ownership of shares of the entity or through certain family members who own shares of the entity.

If you are a shareholder of Carrollton Bancorp, you will be treated as completely terminating your interest in Carrollton Bancorp if, pursuant to a cash election made in connection with the merger, Carrollton Bancorp purchases all of your shares of Carrollton Bancorp and you do not own directly and are not deemed to own, under the constructive ownership rules described above, any other stock of Carrollton Bancorp immediately after the merger. If you would otherwise satisfy the complete termination requirement, but for your constructive ownership of shares held by family members, under certain circumstances (including filing an agreement with the IRS to notify the IRS of certain future acquisitions) you may be entitled to disregard such constructive ownership. Any shareholder seeking to disregard his constructive ownership of Common Stock held by family members should consult with his own tax advisor as to whether he could satisfy the requirements necessary to disregard such constructive ownership.

If you are a shareholder of Carrollton Bancorp, your receipt of cash in exchange for some or all of your shares of Common Stock pursuant to a cash election made in connection with the merger should be treated as being substantially disproportionate with respect to your continuing interest in Carrollton Bancorp if, immediately after the merger: (i) you actually and constructively own less than 50% of the total combined voting power of Carrollton Bancorp and (ii) your actual and constructive percentage ownership interest in the total combined voting power of Carrollton Bancorp is less than 80% of your actual and constructive percentage ownership interest in the total combined voting power of Carrollton Bancorp immediately before the merger. In applying these rules, the constructive ownership rules discussed above will apply.

If you are a shareholder of Carrollton Bancorp and are not treated as completely terminating your interest in Carrollton Bancorp and your receipt of cash fails to satisfy the “substantially disproportionate” test, it is possible that your receipt of cash in exchange for your shares of Carrollton Bancorp pursuant to a cash election made in connection with the merger may be treated as “not essentially equivalent to a dividend.” Application of this test depends on each shareholder’s individual circumstances. Under applicable authorities, the “not essentially equivalent to a dividend” test generally will be satisfied if, as a result of the exchange of shares of Carrollton Bancorp for cash pursuant to a cash election made in connection with the merger, you realize a “meaningful reduction” in your proportionate ownership interest in Carrollton Bancorp, taking into account the constructive ownership rules. The IRS has indicated in a published ruling that a redemption qualified as “not essentially equivalent to a dividend” where (i) the shareholder’s relative stock interest in a company was minimal, (ii) the shareholder exercised no control over the affairs of the company and (iii) as a result of the redemption, the shareholder experienced a reduction of his or her voting rights, rights to participate in current earnings and surplus and rights to share in assets on liquidation of the company. However, the IRS has also ruled that a redemption of shares of a shareholder who held a minimal interest in a corporation failed to qualify as “not essentially equivalent to a dividend” where the pro-rata stock interest of the shareholder was not reduced as a result of the redemption. If you are seeking to rely on the “not essentially equivalent to a dividend” test, you should consult with your own tax advisor as to its application in your particular situation.

If none of the three tests described above are satisfied, then you generally will be treated as having received a distribution with respect to your stock in an amount equal to the amount of cash received in exchange for your redeemed shares of Common Stock. This distribution will be treated first as a taxable dividend to the extent of Carrollton Bancorp’s current and accumulated earnings and profits, next as a tax-free return of the shareholder’s tax basis in his shares of Carrollton Bancorp and then as capital gain. Amounts treated as a taxable dividend should be treated as qualified dividends currently subject to a maximum federal income tax rate of 15% provided the shareholder held the shares of Common Stock for more than 60 days during the 121-day period beginning 60 days before the election deadline. Any remaining tax basis in the redeemed shares of Common Stock would be added to that shareholder’s remaining shares of Common Stock.

Tax Consequences to Carrollton Bancorp and Jefferson

Neither Carrollton Bancorp nor Jefferson will recognize gain or loss for United States federal income tax purposes as a result of the merger.

Regulatory Approvals

Various aspects of the merger require regulatory approval from federal banking regulators and other governmental authorities.

The acquisition of Carrollton Bancorp by FSPF through the merger with Jefferson must be approved by the Federal Reserve Board, and the merger of Carrollton Bank with and into Bay Bank must be approved by the OCC. Jefferson has had preliminary discussions with both the Federal Reserve Board and the OCC and filed formal applications with both agencies on June 6, 2012. Jefferson anticipates receiving approval of the applications in the third quarter of 2012, subject to the possibility of one or both agencies requesting additional information about the merger, the parties to the Agreement and Plan of Merger, or the board of directors and management of Post-Merger Carrollton Bancorp and Post-Merger Bay Bank.

In addition, the Agreement and Plan of Merger requires that before, or at, the merger’s closing, Carrollton Bancorp must (1) repurchase or redeem all of the issued and outstanding TARP Shares and (2) cancel or liquidate the TARP Warrant. The TARP Shares and TARP Warrant are held by the U.S. Department of Treasury as a result of its investment in Carrollton Bancorp in February 2009. The Department of Treasury must agree to the repurchase or redemption and the cancelation or liquidation, and the Federal Reserve Board must approve of the transaction. Jefferson and Carrollton Bancorp are working to secure the necessary approvals in connection with the applications discussed above.

The merger cannot be completed without securing these and other regulatory approvals. Even if the relevant agencies approve the merger, they may impose adverse conditions on FSPF, Carrollton Bancorp or Bay Bank as part of their approval.

All necessary regulatory approvals to complete the merger are expected to be received during the third quarter of 2012, although there can be no assurance this will occur when expected, if at all.

Accounting Treatment

The merger of Carrollton Bancorp and Jefferson will be treated as a reverse acquisition for accounting purposes. In a reverse acquisition, fair value of the consideration transferred is based on the number of shares Jefferson would have had to issue to give the shareholders of Carrollton Bancorp the same percentage equity interest in the combined entity that is expected to result from the merger. Cash consideration is also included. The Agreement and Plan of Merger provides for consideration of $6.20 per share to be paid in cash based on elections by our shareholders, subject to proration in the event the aggregate cash elections exceed 50% of shares of Common Stock outstanding immediately prior to the effective time of the merger.

The merger will be accounted for using the acquisition method of accounting, and accordingly, the assets acquired and liabilities assumed of Carrollton Bancorp will be recognized at fair value on the date the transaction is completed, with Jefferson being treated as the acquirer.

PROPOSAL II – CARROLLTON BANCORP SHAREHOLDERS’ ADVISORY VOTE ON “GOLDEN PARACHUTE” COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) require that Carrollton Bancorp seek a non-binding advisory vote from our shareholders to approve certain “golden parachute” compensation that is payable or could become payable to its “named executive officers” in connection with the merger.

Carrollton Bancorp is presenting this proposal, which gives Carrollton Bancorp shareholders the opportunity to express their views on such “golden parachute” compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the agreements for and compensation payable or that could become payable to Carrollton Bancorp’s named executive officers in connection with the merger pursuant to pre-existing severance arrangements, as disclosed in the section of the proxy statement for the merger captioned “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation for Carrollton Bancorp Named Executive Officers.”

The advisory vote on the compensation payable or that could become payable to Carrollton Bancorp named executive officers in connection with the merger will be approved if it receives the affirmative vote of a majority of the votes cast in person or by proxy Special Meeting, assuming the presence of a quorum.

The Carrollton Bancorp Board of Directors unanimously recommends that shareholders approve the “golden parachute” compensation arrangements described in this proxy statement by voting “FOR” the above proposal. Properly executed proxies will be voted “FOR” the non-binding advisory proposal regarding “golden parachute” compensation, unless otherwise noted on the proxies.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Carrollton Bancorp. Therefore, regardless of whether shareholders vote to approve the “golden parachute” compensation, if the merger is approved by our shareholders and completed, the “golden parachute” compensation will still be paid to the Carrollton Bancorp named executive officers to the extent payable in accordance with the terms of such compensation arrangements.

Information required by Item 402(t) of Regulation S-K regarding the compensation of our named executive officers that is based on or otherwise relates to the merger is included on page 84 of this proxy statement, under the heading “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation for Carrollton Bancorp Named Executive Officers.”

PROPOSAL III – ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or to approve the proposals to be considered at the time of the Special Meeting and the merger contemplated thereby cannot be approved unless the Special Meeting is adjourned to a later date or dates in order to permit further solicitation of proxies, if necessary, Carrollton Bancorp has submitted the question of adjournment to our shareholders as a separate matter for their consideration. The Carrollton Board of Directors recommends that its shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the our shareholders, other than an announcement before adjournment at the Special Meeting of the place, date and time to which the meeting is adjourned, so long as a new record date is not needed for the adjourned meeting. If a new record date for the adjourned meeting is required to be fixed, a notice of the adjourned meting will be given to all persons who are shareholders of Carrollton Bancorp as of the new record date.

DESCRIPTION OF CARROLLTON BANCORP

Description of Business

General – Carrollton Bancorp, a Maryland corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended, was organized on January 11, 1990, and is headquartered in Columbia, Maryland. Carrollton Bank is a commercial bank and our principal subsidiary. Carrollton Bank was chartered by an act of the General Assembly of Maryland (Chapter 727) approved April 10, 1900. Carrollton Bank is engaged in a general commercial and retail banking business and has a total of ten full-service branch locations in Maryland with two branch locations in Baltimore City, three branch locations in Anne Arundel County, four branches in Baltimore County, and one branch in Harford County. Carrollton Bank also has a limited-service branch in Howard County that currently serves customers by appointment only.

Carrollton Bank is an independent, community bank that seeks to provide personal attention and professional financial services to its customers while offering virtually all of the banking services of larger competitors. Our customers are primarily individuals and small and medium-sized businesses. Carrollton Bank’s business philosophy includes offering informed and courteous service, local and timely decision-making, flexible and reasonable operating procedures, and consistently applied credit policies.

Carrollton Bank’s wholly-owned subsidiaries are Carrollton Mortgage Services, Inc. (‘‘CMSI’’), the business of which was primarily to originate and sell residential mortgage loans, Carrollton Financial Services, Inc. (‘‘CFS’’), which provides investment advisory and brokerage services and three limited liability companies (“LLCs”), which dispose of other real estate owned. Carrollton Community Development Corporation (‘‘CCDC’’) is a 96.4% owned subsidiary of Carrollton Bank that promotes, develops and improves the housing and economic conditions of people in Maryland, particularly the Baltimore metropolitan area. As of January 1, 2012, CMSI is an inactive subsidiary and all mortgage lending is conducted by Carrollton Bank.

The executive offices of Carrollton Bancorp and the principal office of Carrollton Bank are located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, telephone number (410) 312-5400. Carrollton Bancorp files with the Securities and Exchange Commission quarterly and annual reports on forms 10-Q and 10-K, respectively, proxy materials on Schedule 14A and current reports on Form 8-K. Carrollton Bancorp makes available, free of charge, all of these reports, as well as any amendments, through the Carrollton Bancorp Internet web site as soon as is reasonably practicable after filed electronically with the SEC. The address of the web site is http://www.carrolltonbank.com. To access the SEC reports, click on “About Us” — “Investor Relations” — “SEC Filings.” The SEC also maintains an Internet web site that contains reports, proxy materials and information statements at http://www.sec.gov. In addition, Carrollton Bancorp will provide paper copies of filings free of charge upon written request.

Participation in TARP – In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) was signed into law. Pursuant to the EESA, the U.S. Department of the Treasury (“Treasury”) was given the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 14, 2008, the Secretary of the Department of the Treasury announced that the Department of the Treasury would purchase equity stakes in a wide variety of banks and thrifts. Under the program, known as the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), from the $700 billion authorized by the EESA, the Treasury made $250 billion of capital available to U.S. financial institutions in the form of preferred stock. In conjunction with the purchase of preferred stock, the Treasury received, from participating financial institutions, warrants to purchase common stock with an aggregate market price equal to 15% of the preferred investment. Participating financial institutions were required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program. On February 13, 2009, Carrollton Bancorp raised $9,201,000 through participation in the TARP Capital Purchase Program.

Carrollton Bancorp issued to Treasury the TARP Shares and the TARP Warrant.  Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the TARP Warrant.

Carrollton Bancorp may, at its option, redeem the TARP Shares, in whole or in part, at any time and from time to time, for cash at a per share amount equal to the sum of the liquidation preference per share plus any accrued and unpaid dividends up to but excluding the redemption date, with prior regulatory approval.

The TARP Shares and TARP Warrant were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Carrollton Bancorp registered the warrant, and the shares of common stock underlying the warrant (the “warrant shares”) on February 13, 2009. Neither the TARP Shares nor TARP Warrant are subject to any contractual restrictions on transfer, except that Treasury may not transfer a portion of the TARP Warrant with respect to, or exercise the TARP Warrant for, more than one half of the warrant shares prior to the earlier of (a) the date on which Carrollton Bancorp has received aggregate gross proceeds of not less than $9,201,000 from one or more qualified equity offerings and (b) December 31, 2009.

The Purchase Agreement (as defined below) also subjects Carrollton Bancorp to certain of the executive compensation limitations included in the EESA. As a condition to the closing of the transaction, Robert A. Altieri, James M. Uveges, Gary M. Jewell, William D. Sherman, and Lola B. Stokes (Carrollton Bancorp’s Senior Executive Officers, as defined in the Purchase Agreement) each: (i) voluntarily waived any claim against the Treasury or Carrollton Bancorp for any changes to such Senior Executive Officer's compensation or benefits that are required to comply with the regulation issued by the Treasury under the TARP Capital Purchase Program as published in the Federal Register on October 20, 2008, and acknowledged that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so called “golden parachute” agreements) as they relate to the period the Treasury holds any equity or debt securities of Carrollton Bancorp acquired through the TARP Capital Purchase Program; and (ii) entered into an amendment to Messrs. Altieri’s, Uveges’ and Jewell’s and Mrs. Stokes’ employment agreements that provide that any severance payments made to such officers will be reduced, as necessary, so as to comply with the requirements of the TARP Capital Purchase Program.

Description of Services – Carrollton Bank provides a broad range of consumer and commercial banking products and services to individuals, businesses, and professionals. The services and products have been designed in such a manner as to appeal to small to medium sized businesses, the principals and employees of those businesses and other consumers.

The following is a partial listing of the types of services and products that Carrollton Bank offers:

•	Commercial loans for businesses, including those for working capital purposes, equipment purchases, accounts receivable, and inventory financing

•	Commercial and residential real estate loans for acquisition, refinancing, and construction

•	Consumer loans including automobile loans, home equity loans, and lines of credit

•	Loans guaranteed by the United States Small Business Administration

•	Money market deposits, demand deposits, NOW accounts, savings accounts, and certificates of deposit

•	Internet banking, including electronic bill payment

•	Letters of credit and remittance services

•	Credit and debit card services

•	Merchant credit card deposit servicing

•	Remote deposit for commercial customers

•	Wire transfer and automatic clearing house (“ACH”) services

•	Brokerage services for stocks, bonds, mutual funds and annuities

•	A 24-hour ATM network that includes 15,000 MoneyPass® locations

•	After-hours depository services

•	Safe deposit boxes

•	Other services, such as direct deposit, wire transfers, and IRAs

Our customer service hours are competitive with other institutions in our market area. Carrollton Bank also acts as a reseller of services purchased from third party vendors for customers requiring services we do not offer.

Lending Activities – Carrollton Bank makes various types of loans to borrowers based on, among other things, an evaluation of the borrowers’ net asset value, cash flow, security, and ability to repay. Loans to consumers include home mortgage loans, home equity lines of credit, home improvement loans, overdraft lines of credit, and installment loans for automobiles, boats and recreational vehicles. We also make loans secured by deposit accounts and common stocks. Our commercial loan product line includes commercial mortgage loans, time and demand loans, lines and letters of credit, and acquisition, development and construction financing.

Mortgage Banking.  Our mortgage-banking business is structured to provide a source of fee income largely from the process of originating residential mortgage loans for sale on the secondary market, as well as the origination of loans to be held in our loan portfolio.  Mortgage-banking products include Federal Housing Administration (“FHA”) and U.S. Department of Veterans Affairs (“VA”) loans, conventional and nonconforming first and second mortgages, and construction and permanent financing.  These loans we originate are generally sold into the secondary market but may be considered for retention by Carrollton Bank as part of our balance sheet strategy.  Prior to January 1, 2012, our mortgage banking business was conducted by our CMSI subsidiary, but all mortgage lending activity is now conducted directly by Carrollton Bank.  The former employees of CMSI continue to handle these operations as direct Carrollton Bank employees from CMSI’s former branch location.  We also took over CMSI’s leases for space in various locations to meet with customers.  These “desk rentals” are contracted for no more than one year.

Residential Mortgage Loans for Owner Occupied Properties.  First and second residential mortgage loans, made principally through Carrollton Bank’s subsidiary, CMSI, enable customers to purchase or refinance residential properties. These loans are secured by liens on the residential property. All first mortgage loans with a loan to value ratio greater than 80% have private mortgage insurance coverage equal to or greater than the amount required under the Federal National Mortgage Association guidelines. We generally do not lend in excess of 80% of the appraised value of such properties unless we obtain the proper private mortgage insurance coverage or are making a loan guaranteed by the FHA, VA, or U.S. Department of Agriculture (“USDA”). The majority of our mortgage lending is to borrowers wishing to finance owner-occupied, single-family dwellings. Although we offer mortgage loans for investment properties, the guidelines of investors who purchase these loans have become more stringent over the last four years which limits our opportunity to finance investment properties. Due to historically low interest rates, most borrowers have recently been financing their mortgages at a 30-year fixed rate. Occasionally, we provide funding to borrowers with an adjustable rate after the fifth anniversary of the loan funding date.

Unlike the other types of loans we originate, we generally originate residential mortgage loans with the intent to sell them in the secondary market.  Such loans are sold, in most cases, with servicing released, to any of eight financial institutions for which we have been “approved” as a seller of mortgage loans. These loans are typically held for a period of three to four weeks before being sold to the secondary market investor. This holding period represents the amount of time taken by the secondary market investor to review the loan files for completeness and accuracy. During this holding period, we earn interest on these loans at a rate indexed to the prime rate. The primary risk to us from these loans is that the secondary market investor may decline to purchase the loans due to documentary deficiencies or errors. We attempt to manage this risk by underwriting the loans in accordance with the secondary market investors’ guidelines. If the secondary market investor declines to purchase the loan, we could attempt to sell the loan to other investors or hold the loan in our loan portfolio. Until sold, we retain the credit risk with respect to these loans.

Residential loans represent smaller dollar loans to more customers, and therefore, have lower credit risk than other types of loans.  The majority of our fixed-rate residential mortgage loans, which represent increased interest rate risk, are sold in the secondary market. The remainder of the variable-rate mortgage loans, which are generally construction loans and a small number of fixed-rate mortgage loans, are retained in our loan portfolio.

Owner occupied residential mortgage loans, excluding loans held for sale, constituted 12.5% of our loan portfolio at December 31, 2011.

Residential Mortgage Loans for Non-Owner Occupied Properties.  These residential mortgage loans are first mortgage loans made to individuals or to businesses to finance acquisitions of residential real estate as an investment or rental property. These loans are secured by a first mortgage lien on the property, and may be further secured by other property or other assets depending on the value of the mortgaged property. In most instances, when made to a business, these loans are guaranteed personally by the principals. We typically look for cash flow from the business to at least equal to 115% coverage of the business debt service, and for income-producing property to be self supporting, generally, with a minimum debt service coverage ratio of 120% to 125%. Repayment of the loan is primarily dependent on the rental income received from the tenants. These loans constituted 5.5% of our loan portfolio at December 31, 2011.

Home Equity Loans and Lines of Credit.  Home equity loans and lines of credit are typically second mortgage loans (sometimes first mortgages) secured by the borrower’s primary residence. Home equity loans are originated with fixed or variable rates of interest and with terms of up to 20 years and are fully amortizing.  Home equity lines of credit are structured as a revolving borrowing line with a maximum loan amount. Customers write checks to access the line. Generally, Carrollton Bank has a second lien on the property behind the first mortgage lien holder. We offer a number of different equity loan products. Borrowers can choose between fixed rate loans or loans tied to the prime rate with margins ranging from 0% to 2.0%. We will finance up to 80% of the value of the home in combination with the first mortgage loan balance, depending on the rate and program. Home equity loans and lines of credit are underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans, including a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan.

Home equity loans and lines of credit generally carry a higher level of risk than first mortgage residential loans because of the second lien position on the property.  In particular, we face the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  In particular, because home equity loans are secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for these loans.  Thus, the recovery of such property could be insufficient to compensate us for the value of these loans.

Home equity loans and lines of credit constituted 13.4% of our loan portfolio at December 31, 2011.

Mortgage Loans for Commercial Owner Occupied Properties.  These commercial mortgage loans are first mortgage loans made to individuals or to businesses to finance acquisitions of real property for use by the owner’s business. These loans are secured by a first mortgage lien on the commercial property, and may be further secured by other property or other assets depending on the value of the mortgaged property. In most instances, these loans are guaranteed personally by the principals. We typically look for cash flow from the business to at least equal to 115% coverage of the business debt service, and for income-producing property to be self supporting, generally, with a minimum debt service coverage ratio of 120% to 125%. Commercial mortgage loans carry more risk than residential real estate loans. Commercial mortgage loans tend to be larger in size, and the properties tend to exhibit more fluctuation in value. In addition, repayment of the loan is primarily dependent on the success of the business itself. Further, economic cycles can affect the success of a business and, as a result, the borrower’s ability to repay the loan.  Additionally, any decline in real estate values may be more pronounced for commercial real estate than for residential properties.  These loans constituted 13.4%% of our loan portfolio at December 31, 2011.

Mortgage Loans for Commercial Non-Owner Occupied Properties.  Commercial mortgage loans are first mortgage loans made to individuals or to businesses to finance acquisitions of real property used for business purposes. These loans are secured by a first mortgage lien on the commercial property, and may be further secured by other property or other assets depending on the value of the mortgaged property. In most instances, when made to a business, these loans are guaranteed personally by the principals. We typically look for cash flow from the business to at least equal to 115% coverage of the business debt service, and for income-producing property to be self supporting, generally, with a minimum debt service coverage ratio of 120% to 125%. These types of commercial mortgage loans carry more risk than residential real estate loans. Commercial mortgage loans tend to be larger in size, and the properties tend to exhibit more fluctuation in value. In addition, repayment of the loan is primarily dependent on the borrower’s ability to lease the property and the success of the tenants’ businesses, which can be negatively affected by economic cycles.  Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.  These loans constituted 35.5% of our loan portfolio at December 31, 2011.

Construction and Land Development Loans.  Construction and land development loans are loans to individuals and businesses to finance the acquisition and development of parcels of land and to construct residential housing, including single family residential properties and multi-family properties, or commercial property such as the development of residential neighborhoods and commercial office parks. We typically will finance 70% to 80% of the discounted future value of these projects, or 80% of the value of the completed project or 90% of cost, whichever is less, on a single-family, detached home. The loan is collateralized by the project or real estate itself, and, when made to a business, other assets or guarantees of the principals in most cases. Repayment is anticipated from the proceeds of sale of the final units, or permanent mortgage financing on a residential or commercial construction loan for a single borrower. These types of loans carry a higher degree of risk than long-term financing on improved, owner-occupied real estate and commercial mortgage loans. Risk of loss on such loans depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions.  If the estimate of construction or development cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property.  Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment.  In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed.  Construction loans also expose us to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties.  In addition, the ultimate sale or rental of the property may not occur as anticipated.  Also, interest rates, buyer preferences, and desired locations are all subject to change during the period from the time of the loan commitment to final delivery of the final unit, all of which can change the economics of the project. In addition, real estate developers to whom these loans are typically made are subject to the business risk of operating a business in a competitive environment, and many of these borrowers may have more than one loan outstanding.

We attempt to reduce risk on these loans by limiting lending for speculative building of both residential and commercial properties based upon the borrower's history with us, financial strength, and the loan-to-value ratio of such speculative property.  We generally require new and renewed variable-rate commercial loans to have interest rate floors.

We have dramatically reduced our origination of these types of loans over the past three years and intend to continue to make these loans on only a limited basis going forward.  As of December 31, 2011, these types of loans represent 5.0% of our loan portfolio.

Commercial and Industrial Loans.  Commercial and industrial loans and lines of credit are loans to businesses for relatively short periods of time, usually not more than five years. These loans are made for any valid business purpose. These loans may be secured by assets of the borrower or guarantor, but may be unsecured based on the personal guarantee of the principal. If secured, loans may be made for up to 100% of the value of the collateral. The businesses to which these loans are made are subject to normal business risk, and cash flows of the business may be subject to economic cycles. Further, repayment of these loans is often dependent on the success of the business itself or, for secured loans, the value of the assets securing the loans not falling in value. If guaranteed by the principal, the net worth and assets of the principal may be dissipated by demands of the business, or due to other factors. Commercial and industrial loans constituted 14.5% of our loan portfolio at December 31, 2011.

Other Loans.  The remainder of the loan portfolio is comprised of installment loans for automobiles, overdraft protection lines, and loans secured by deposit accounts or stocks. The largest portion of this group is installment loans for automobiles and other vehicles. We will finance up to 90% of the cost of a new car purchase, or the maximum loan amount as determined by the National Automobile Dealers Association publication for used cars. These loans are secured by the vehicle purchased. Borrowers must meet certain income and debt ratio requirements, and we perform a credit review on each applicant. These types of loans are subject to the risk that the value of the vehicle will decline faster than the amount due on the loan. However, the income-to-debt ratio requirement helps determine the borrower’s current ability to repay.  These loans constituted 0.2% of our loan portfolio at December 31, 2011.

Carrollton Bank is the principal originator of the loans it makes, at this time. In prior periods, residential mortgage loans and home equity loans and lines of credit were predominantly purchased from a network of brokers or other types of originators with whom Carrollton Bank did business. Carrollton Bank has sold some loans in the secondary market for which it retained the servicing rights and derives a small amount of noninterest income from serviced loans. These income amounts are not significant to the amounts of noninterest income derived from other sources.  These loans represented less than 1% of our loan portfolio at December 31, 2011.

Lending Limit.  As of December 31, 2011, our legal lending limit for loans to one borrower was approximately $5.8 million. As part of our risk management strategy, we may attempt to participate a portion of larger loans to other financial institutions on credit-worthy loan requests that exceed our lending limit. This strategy allows us to maintain customer relationships yet reduce credit exposure. However, this strategy may not always be available.

Loan Approval Procedures and Authority.  We have lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management and the Board of Directors review and approve these policies and procedures on a regular basis. A reporting system supplements the review process by providing management and the Board of Directors with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

We use external consultants to conduct independent loan reviews. These consultants review and validate the credit risk program on a periodic basis. Results of these reviews are presented to management and the Carrollton Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as our policies and procedures.

Subsidiaries - During 2003, Carrollton Bank opened a mortgage subsidiary, CMSI. CMSI was set up to originate residential mortgage loans to be sold. As of January 1, 2012, CMSI is an inactive subsidiary and all mortgage lending is conducted by Carrollton Bank.

As discussed above, CFS provides brokerage services and a variety of financial planning and investment options to customers through INVEST Financial Corp. pursuant to a service agreement with INVEST.  The investment options CFS offers through this arrangement include mutual funds, U.S. government bonds, tax-free municipals, individual retirement account rollovers, long-term care, and health care insurance services.  INVEST is a full-service broker/dealer, registered with the Financial Industry Regulatory Authority (“FINRA”) and the SEC, a member of Securities Investor Protection Corporation (“SIPC”), and licensed with state insurance agencies in all 50 states.  CFS refers clients to an INVEST representative for investment counseling prior to the purchase of securities.

CCDC, which was established in 1995, promotes, develops and improves the housing and economic conditions of people in Maryland, particularly the Metropolitan Baltimore area.  We coordinate our efforts to identify opportunities with a local non-profit ministry whose mission and vision is to eliminate poverty housing in the region by building decent houses for affordable homeownership throughout Anne Arundel County and the Baltimore metropolitan region. CCDC generates revenue through the origination of loans for the purchase of these homes.

The LLCs, established in 2004, 2011 and 2012 manage and dispose of real estate acquired through foreclosure, generally purchased at public auction, when Carrollton Bank forecloses on a property in our portfolio.  It is the intent of the LLCs to manage the properties and dispose of them in an orderly fashion.

Investment Activities – We maintain a portfolio of investment securities to provide liquidity and income. The current portfolio amounts to approximately 7.8% of total assets, and is invested primarily in U.S. government agency securities, state and municipal bonds, corporate bonds, and mortgage-backed securities with maturities varying from 2012 to 2041, as well as equity securities.

Deposit Services – Carrollton Bank offers a wide range of both personal and commercial types of deposit accounts and services as a means of gathering funds. Deposit accounts available include noninterest-bearing demand checking, interest-bearing checking (NOW accounts), and savings, money market, certificates of deposit and individual retirement accounts. Deposit accounts carry varying fee structures depending on the level of services desired by the customer. Interest rates vary depending on the type of account and the balance in the account maintained by the customer, and are set by us based primarily on our current operating strategy and market interest rates. Carrollton Bank’s customer base for deposits is primarily retail in nature. Carrollton Bank also offers certificates of deposit over $100,000 to its retail and commercial customers. Carrollton Bank has used deposit brokers and Internet listing services in the past and may do so in the future to meet liquidity needs.

We offer Certificate of Deposit Registry Service (“CDARS”) deposits to our customers. This program allows customers to deposit more than would normally be covered by FDIC insurance. CDARS is a nationwide program that allows participating banks to “swap” customer deposits so that no customer has greater than the insurable maximum in one bank, while allowing the customer the convenience of maintaining a relationship with only one bank.

In addition to traditional deposit services, we offer telephone banking services, Internet banking services and Internet bill paying services to our customers. We also offer remote deposit capture to our commercial customers.

Brokerage Activities – CFS provides full service brokerage services for stocks, bonds, mutual funds and annuities. For 2011, commission income totaled $829,819 and net income from brokerage activities was $223,935.

Market – Carrollton Bank considers its core markets to be the communities within the Baltimore Metropolitan Statistical Area (“Baltimore MSA”), particularly Baltimore City and the Maryland counties of Baltimore, Anne Arundel and Harford. Lending activities are broader and include areas outside of the Baltimore MSA. CMSI operates in Delaware, Pennsylvania, Virginia and West Virginia in addition to its core Maryland operations.  All of our revenue is generated within the United States.

Competition – Carrollton Bank faces strong competition in all areas of its operations. This competition comes from entities operating in Baltimore City, Baltimore County, Anne Arundel County, Harford County, and Carroll County, and includes branches of some of the largest banks in Maryland. Its most direct competition for deposits historically has come from other commercial banks, savings banks, savings and loan associations and credit unions. Carrollton Bank also competes for deposits with money market funds, mutual funds and corporate and government securities. Carrollton Bank competes with the same banking entities for loans, as well as mortgage banking companies and other institutional lenders. The competition for loans varies from time to time depending on certain factors, including, among others, the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, conditions in the mortgage market and other factors which are not readily predictable. Many of Carrollton Bank’s competitors have greater assets, lending limits, and operating capacity than we do, and may offer extensive and established branch networks and other services that we do not offer.

Carrollton Bank attempts to differentiate itself from the competition through personalized service, flexibility in meeting the needs of customers, prompt decision making and the availability of senior management to meet with customers and prospective customers.

Current federal law allows the acquisition of banks by bank holding companies nationwide. Further, federal and Maryland law permit interstate banking. Recent legislation has broadened the extent to which financial services companies, such as investment banks and insurance companies, may control commercial banks. As a consequence of these developments, competition in Carrollton Bank’s principal market may increase, and a further consolidation of financial institutions in Maryland may occur.

Asset Management – Carrollton Bank makes available several types of loan services to its customers as described above, depending on customer needs. Recent emphasis has been made on originating short-term (one year or less), variable rate commercial loans and variable rate home equity lines of credit, with the balance of its funds invested in consumer/installment loans and real estate loans, both commercial and residential. In addition, a portion of Carrollton Bank’s assets is invested in high-grade securities and other investments in order to provide income, liquidity and safety. Such investments include U.S. government agency securities, corporate bonds, mortgage-backed securities and collateralized mortgage obligations, as well as advances of federal funds to other member banks of the Federal Reserve System. Subject to the effects of taxes, Carrollton Bank also invests in tax-exempt state and municipal securities with a minimum rating of “A” by a recognized ratings agency. Carrollton Bank’s primary source of funds is customer deposits. The risk of non-repayment (or deferred payment) of loans is inherent in the business of commercial banking, regardless of the type of loan or borrower. Carrollton Bank’s efforts to expand its loan portfolio to small and medium-sized businesses may result in Carrollton Bank undertaking certain lending risks which are somewhat different from those involved in loans made to larger businesses. Carrollton Bank’s management evaluates all loan applications and seeks to minimize the exposure to credit risks through the use of thorough loan application, approval and monitoring procedures. However, there can be no assurance that such procedures significantly reduce all risks.

Employees – As of March 8, 2012, Carrollton Bank and its subsidiaries had 129 full-time and 6 part-time employees, 28 of whom were officers. Each officer generally has responsibility for one or more loan, banking, customer contact, operations, or subsidiary functions. Non-officer employees perform a variety of administrative functions. Management believes that it has a favorable relationship with its employees. Carrollton Bancorp does not have any employees.

Critical Accounting Policies

Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, management must use its best judgment to arrive at the carrying value of certain assets. One of the most critical accounting policies applied is related to the valuation of the loan portfolio.

A variety of estimates impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral and the timing of loan charge-offs.

The allowance for loan losses is one of the most difficult and subjective judgments. The allowance is established and maintained at a level that management believes is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio. Current trends in delinquencies and charge-offs, historical data on charged-off loans, the views of bank regulators, changes in the size and composition of the loan portfolio, and peer comparisons are also factors. The analysis also requires consideration of the economic climate and direction and change in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry, and economic conditions specific to Carrollton Bank’s service area. Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Another critical accounting policy is related to securities. Securities are evaluated periodically to determine whether a decline in their value is other than temporary. The term “other than temporary” is not intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Management reviews criteria such as the magnitude and duration of the decline, as well as the reasons for the decline, to predict whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Supervision and Regulation

General.  Carrollton Bancorp and Carrollton Bank are extensively regulated under federal and state law. Generally, these laws and regulations are intended to protect depositors, not stockholders. The following is a summary description of certain provisions of certain laws, which affect the regulation of banks and holding companies. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in these laws and regulations may have a material effect on the business and prospects of Carrollton Bancorp and Carrollton Bank.

As a bank holding company, Carrollton Bancorp is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”). The BHCA is administered by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and Carrollton Bancorp is required to file with the Federal Reserve Board such reports and information as may be required pursuant to the BHCA. The Federal Reserve Board also may examine Carrollton Bancorp and any of its nonbank subsidiaries. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (i) it or any of its subsidiaries (other than a bank) acquires substantially all of the assets of any bank; (ii) it acquires ownership or control of any voting shares of any bank if after such acquisition it would own or control, directly or indirectly, more than five percent of the voting shares of such bank; or (iii) it merges or consolidates with any other bank holding company.  A bank holding company is also generally prohibited from engaging in, or acquiring direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities. A major exception to this prohibition is for activities the Federal Reserve Board finds, by order or regulation, to be so closely related to banking or managing or controlling banks. Some of the activities that the Federal Reserve Board has determined by regulation to be properly incident to the business of a bank holding company are: making or servicing loans and certain types of leases; engaging in certain investment advisory and discount brokerage activities; performing certain data processing services; acting in certain circumstances as a fiduciary or as an investment or financial advisor; ownership of certain types of savings associations; engaging in certain insurance activities; and making investments in certain corporations or projects designed primarily to promote community welfare.

In accordance with Federal Reserve Board policy, Carrollton Bancorp is expected to act as a source of financial strength to Carrollton Bank and to commit resources to support Carrollton Bank in circumstances in which Carrollton Bancorp might not otherwise do so.  The Federal Reserve Board imposes risk-based capital measures on bank holding companies in order to insure their capital adequacy.  The Federal Reserve Board may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company.  Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

The status of Carrollton Bancorp as a registered bank holding company under the BHCA does not exempt it from certain federal and state laws and regulations applicable to Maryland corporations generally, including, without limitation, certain provisions of the federal securities laws.

Federal and State Bank Regulation.  Carrollton Bank is a Maryland state-chartered commercial bank regulated and examined by the Office of the Maryland Commissioner of Financial Regulation (the “Commissioner'”) and the FDIC. The Commissioner and the FDIC have extensive enforcement authority over the institutions they regulate to prohibit or correct activities which violate law, regulations or written agreements with the regulator, or which are deemed to constitute unsafe or unsound practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions.

The Financial Institutions Article of the Maryland Annotated Code (the “Banking Code”) contains detailed provisions governing the organization, operations, corporate powers, commercial and investment authority, branching rights and responsibilities of directors, officers and employees of Maryland banking institutions. The Banking Code delegates extensive rulemaking power and administrative discretion to the Maryland Office of the Commissioner of Financial Regulation in its supervision and regulation of state-chartered banking institutions. The Maryland Office of the Commissioner of Financial Regulation may order any banking institution to discontinue any violation of law or unsafe or unsound business practice.

In its lending activities, the maximum legal rate of interest, fees and charges which a financial institution may charge on a particular loan depends on a variety of factors such as the type of borrower, the purpose of the loan, the amount of the loan and the date the loan is made. Other laws tie the maximum amount, which may be loaned to any one customer and its related interests to capital levels. Carrollton Bank is also subject to certain restrictions on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons which generally require that such credit extensions be made on substantially the same terms as are available to third persons dealing with Carrollton Bank and not involve more than the normal risk of repayment.

The Community Reinvestment Act (“CRA”) requires that in connection with the examination of financial institutions within their jurisdictions, the FDIC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate-income neighborhoods, consistent with the safe and sound operation of these banks. The factors are also considered by all regulatory agencies in evaluating mergers, acquisitions, and applications to open a branch or facility. As of the date of its most recent examination report, Carrollton Bank has a CRA rating of “Satisfactory.”

Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), each federal banking agency is required to prescribe, by regulation, non-capital safety and soundness standards for institutions under its authority. The federal banking agencies, including the FDIC, have adopted standards covering internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. An institution that fails to meet those standards may be required by the agency to develop a plan acceptable to the agency, which specifies the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Carrollton Bank believes that it meets substantially all standards which have been adopted. FDICIA also imposed new capital standards on insured depository institutions described under the caption below titled “Capital Requirements.”

Capital Requirements. The FDIC has established minimum leverage capital requirements for banks that it regulates, such as Carrollton Bank. The minimum leverage capital requirement is the ratio of Tier 1 (core) capital to total assets of not less than 3.0% if the FDIC determines that the institution: is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings; in general is considered a strong banking organization; and is rated composite 1 under the Uniform Financial Institutions Rating System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock including any related surplus (excluding auction rate issues), and minority investments in certain subsidiaries, less goodwill and other intangible assets subject to certain exceptions.

The FDIC has also adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported as assets on the balance sheet and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 200% for assets with relatively high credit risk, such as low-rated asset backed securities.

A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. “Tier 2,” or supplementary capital, includes, among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations and minus required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The FDIC may set higher capital requirements when particular circumstances warrant.  At this time the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well-capitalized standards, and future regulatory change could impose higher capital standards as a routine matter.

The federal banking agencies assess a bank's interest rate risk (“IRR”) in their evaluations of a bank's capital adequacy. The standards for measuring the adequacy and effectiveness of a banking organization's interest rate risk management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate to the circumstances of the specific banking organization. Carrollton Bank has internal IRR models that are used to measure and monitor IRR.  On January 6, 2010, the federal financial regulatory agencies issued a joint advisory on interest rate risk management for the financial industry, and to the extent applicable, Carrollton Bank adheres to the guidelines therein.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under the caption, “Federal Deposit Insurance Corporation Improvement Act of 1991” below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Carrollton Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the stockholders.

Limits on Dividends and Other Payments.  Carrollton Bancorp is a legal entity separate and distinct from Carrollton Bank.  Virtually all of the Carrollton Bancorp’s revenue available for the payment of dividends on its common stock results from dividends paid to the Carrollton Bancorp by Carrollton Bank.   Both federal and state laws impose restrictions on the ability of Carrollton Bank to pay dividends. Under Maryland law, Maryland state-chartered banks may pay dividends out of undivided profits or, with the prior approval of the Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of the bank’s net earnings. In addition to these specific restrictions, the FDIC may prohibit proposed dividends by banks under its primary jurisdiction, such as Carrollton Bank, pursuant to the prompt corrective action rules or if the FDIC determines that such dividend would constitute an unsafe or unsound practice.

On February 13, 2009, Carrollton Bancorp raised $9,201,000 through the sale to Treasury of the TARP Shares which qualifies as Tier 1 capital. The TARP Shares pay cumulative dividends at a rate of 5% per annum until February 15, 2014. Beginning February 16, 2014, the dividend rate will increase to 9% per annum. Dividends are payable quarterly. For as long as the TARP Shares are outstanding, no dividend can be paid on the common stock unless all dividends on the TARP Shares have been paid.

In May 2011, Carrollton Bancorp notified Treasury that it would not make the dividend payment on the TARP Shares issued to Treasury under the TARP Capital Purchase Program due on May 15, 2011. Under the terms of the TARP Shares, dividend payments are cumulative and failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the TARP preferred stock. Carrollton Bancorp has deferred four quarterly dividend payments since February 15, 2011. As a result, as of February 29, 2012, Carrollton Bancorp is $460,050 in arrears on dividend payments on the TARP Shares. The dividend has been accrued and reflected as a reduction in retained earnings.

Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA).  The FDICIA substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things, (i) publicly available annual financial condition and management reports for financial institutions, including audits by independent accountants, (ii) the establishment of uniform accounting standards by federal banking agencies, (iii) the establishment of a “prompt corrective action” system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital, (iv) additional grounds for the appointment of a conservator or receiver, and (v) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements. FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums, described further under the caption “Deposit Insurance.”

A central feature of FDICIA is the requirement that the federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity. Carrollton Bank is currently “well capitalized.”

FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator; generally within 90 days of the date such institution is determined to be critically undercapitalized.

FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions that fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

The Dodd-Frank Act.  On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector.

        The following items provide a brief description of certain provisions of the Dodd-Frank Act.

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Source of strength.  The Dodd-Frank Act extended the Federal Reserve Board’s “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress. Under this requirement, Carrollton Bancorp in the future could be required to provide financial assistance to Carrollton Bank should Carrollton Bank experience financial distress.

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Mortgage loan origination and risk retention.  The Dodd-Frank Act contains additional regulatory requirements that may affect our operations and result in increased compliance costs. For example, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to require steps to verify a borrower's ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

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Consumer Financial Protection Bureau (“CFPB”).  The Dodd-Frank Act created a new independent CFPB within the Federal Reserve. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank consumers, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. For banking organizations with assets under $10 billion, like Carrollton Bank, the CFPB has exclusive rulemaking authority, but the FDIC, as Carrollton Bank's primary federal regulator, will continue to have examination and enforcement authority under federal consumer financial law. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB. Compliance with any such new regulations would increase our cost of operations.

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Deposit insurance.  The Dodd-Frank Act made permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also extends until January 1, 2013, federal deposit coverage for the full net amount held by depositors in non-interest bearing transaction accounts. As discussed below, amendments to the Federal Deposit Insurance Act also broadened the assessment base against which an insured depository institution's deposit insurance premiums paid to the Deposit Insurance Fund will be calculated. Several of these provisions could increase the FDIC deposit insurance premiums paid by Carrollton Bank.

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Enhanced lending limits.  The Dodd-Frank Act strengthened the existing limits on a depository institution's credit exposure to one borrower. Federal banking law limits a banking institution's ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expanded the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

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Corporate governance.  The Dodd-Frank Act addressed many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including Carrollton Bancorp. The Dodd-Frank Act provides the SEC with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials and directs the SEC and national securities exchanges to adopt rules that: (1) provide stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) will enhance independence requirements for compensation committee members; and (3) will require companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers.

Many of the requirements of the Dodd-Frank Act will be implemented over time and most will be subject to regulations implemented over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

   Deposit Insurance.  The Deposit Insurance Fund (“DIF”) of the FDIC insures deposits at FDIC insured financial institutions such as Carrollton Bank. Carrollton Bank’s deposit accounts are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor. FDIC-insured depository institutions are required to pay deposit insurance assessments to the FDIC. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. Deposit insurance assessments fund the DIF, which is currently under-funded.

The Dodd-Frank Act changed the way an insured depository institution’s deposit insurance premiums are calculated. The assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest bearing transaction accounts have unlimited deposit insurance through December 31, 2012. The Dodd-Frank Act also made changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% percent to 1.35% of the estimated amount of total insured deposits, eliminating the upper limit for the reserve ratio designated by the FDIC each year, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

As mandated by the Dodd-Frank Act, in February 2011, the FDIC adopted a final rule that redefines the assessment base for deposit insurance assessments as average consolidated total assets minus average tangible equity, rather than on deposit bases, and adopts a new assessment rate schedule, as well as alternative rate schedules that become effective when the reserve ratio reaches certain levels. The final rule also makes conforming changes to the unsecured debt and brokered deposit adjustments to assessment rates, eliminates the secured liability adjustment and creates a new assessment rate adjustment for unsecured debt held that is issued by another insured depository institution.

The new rate schedule and other revisions to the assessment rules became effective April 1, 2011 and were used beginning with our June 30, 2011 invoices for assessments due September 30, 2011. As revised by the final rule, the initial base assessment rates for depository institutions with total assets of less than $10 billion, such as Carrollton Bank, will range from five to nine basis points for Risk Category I institutions and are fourteen basis points for Risk Category II institutions, twenty-three basis points for Risk Category III institutions and thirty-five basis points for Risk Category IV institutions.  Institutions with more than $10 billion in assets will have a scorecard with two components – a performance score and loss severity score, which is expected to result in those institutions paying more than institutions with less than $10 billion in assets, like Carrollton Bank, under the new assessment rate schedule.

In 2009, the FDIC adopted a final rule imposing a five basis point special assessment on each insured depository institution’s insurance assets minus Tier 1 capital (core capital) as of June 30, 2009, not to exceed ten basis points of the institution’s domestic deposits.  This special assessment was collected on September 30, 2009.  The FDIC also adopted a final rule requiring insured institutions to prepay quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012.  The pre-payment allowed the FDIC to strengthen the cash position of the DIF immediately without impacting earnings of the industry.  Carrollton Bank paid $2.7 million in premiums during 2009, including a special assessment of $187,000 applicable to 2009 and a $2.1 million prepayment of premiums for the three-year period ending December 31, 2012 that will be recognized as expense over the three-year period.

In addition to DIF assessments, the FDIC assesses all insured deposits a special assessment to fund the repayment of debt obligations of the Financing Corporation (“FICO”). FICO is a government-sponsored entity that was formed to borrow the money necessary to carry out the closing and ultimate disposition of failed thrift institutions by the Resolution Trust Corporation in the 1990s. As of January 1, 2012, the annualized rate established by the FDIC for the FICO assessment was 0.66 basis points per $100 of insured deposits.  Our expense for these payments totaled $26,726 in 2011 and $34,513 in 2010.

In November 2008, the FDIC adopted the Temporary Liquidity Guarantee Program, or TLGP, pursuant to its authority to prevent “systemic risk” in the U.S. banking system. The TLGP was announced as an initiative to counter the system-wide crisis in the nation’s financial sector. The TLGP included a Debt Guarantee Program and a Transaction Account Guarantee Program.   We elected to participate in the TLGP program.  Under the Transaction Account Guarantee Program of the TLGP, or the TAGP, the FDIC fully insured non-interest bearing transaction deposit accounts held at participating FDIC-insured institutions through December 31, 2010. For institutions participating in the TAGP, a ten basis point annualized fee was added to the institution’s quarterly insurance assessment in 2009 for balances in non-interest bearing transaction accounts that exceeded the existing deposit insurance limit of $250,000.

In place of the TAGP which was scheduled to expire on December 31, 2010, and in accordance with certain provisions of the Dodd-Frank Act, the FDIC adopted further rules in November and December 2010 which provide for temporary unlimited insurance coverage of certain non-interest bearing transaction accounts. Such coverage begins on December 31, 2010 and terminates on December 31, 2012.  Beginning January 1, 2013, such accounts will be insured under the general deposit insurance coverage rules of the FDIC. Unlike the TAGP, the new rules do not cover NOW accounts and the FDIC will not charge a separate assessment for the insurance of non-interest bearing transaction accounts. Instead, the FDIC will take into account the cost of this additional insurance coverage in determining the amount of the assessment it charges under its new risk-based assessment system.

The FDIC may terminate the deposit insurance of any insured depository institution, including Carrollton Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Our management is not aware of any existing circumstances which would result in termination of our deposit insurance.

Maryland Regulatory Assessment.  The Maryland Office of the Commissioner of Financial Regulation annually assesses state banking institutions to cover the expense of regulating banking institutions. The Commissioner assesses each banking institution the sum of $1,000, plus $0.08 for each $1,000 of assets of the institution over $1,000,000, as disclosed on the banking institution’s most recent financial report.

Liquidity.  Carrollton Bank is subject to the reserve requirements imposed by the State of Maryland. A Maryland banking institution is required to have at all times a reserve equal to at least 15% of its demand deposits. Carrollton Bank is also subject to the uniform reserve requirements of Federal Reserve Regulation D, which applies to all depository institutions with transaction accounts or non-personal time deposits. Amounts in transaction accounts above $11.5 million and up to $71.0 million must have reserves held against them in the ratio of three percent of such amount. Amounts above $71.0 million require reserves of $1,785,000 plus 10% of the amount in excess of $71.0 million. The Maryland reserve requirements may be used to satisfy the requirements of Regulation D. Carrollton Bank is in compliance with its reserve requirements.

Loans-to-One-Borrower Limitation.  With certain limited exceptions, a Maryland banking institution may lend to a single or related group of borrowers an amount equal to 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Carrollton Bank is in compliance with the loans-to-one borrower limitations.

Transactions with Related Parties.  Transactions between banks and their related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is generally any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank.  Generally, Sections 23A of the Federal Reserve Act and the Federal Reserve’s Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar transactions. In addition, loans or other extensions of credit by the bank to an affiliate are required to be collateralized in accordance with regulatory requirements and the bank’s transactions with affiliates must be consistent with safe and sound banking practices and may not involve the purchase by the bank of any low-quality asset. Section 23B applies to covered transactions as well as certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to non-affiliates.

Anti-Money Laundering and OFAC.  Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function.  Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers.  Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations, and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The Office of Foreign Assets Control, or OFAC, is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress.  OFAC sends bank regulatory agencies lists of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons.  If Carrollton Bancorp or Carrollton Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, they must freeze such account, file a suspicious activity report and notify the appropriate authorities.

   The PATRIOT Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires financial institutions to develop a customer identification plan that includes procedures to:

•      Collect identifying information about customers opening a deposit or loan account

•      Verify customer identity

•      Maintain records of the information used to verify the customer's identity

•      Determine whether the customer appears on any list of suspected terrorists or terrorist organizations

Under the provisions of the PATRIOT Act, Carrollton Bank is also required from time to time to search its customer data base for the names of known or suspected terrorists as provided by the government.  Due to the extensive regulation of the commercial banking business in the United States, Carrollton Bancorp is particularly susceptible to changes in federal and state legislation and regulations.

Consumer Protection Laws.  Carrollton Bank is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy.  These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act, and various state law counterparts.

In addition, federal law currently contains extensive customer privacy protection provisions.  Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information.  These provisions also provide that, except for certain limited exceptions, a financial institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure.

Emergency Economic Stabilization Act of 2008.  In response to unprecedented market turmoil, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted on October 3, 2008.  EESA authorized the Secretary of Treasury to purchase or guarantee up to $700 billion in troubled assets from financial institutions under the Troubled Asset Relief Program.  Pursuant to authority granted under EESA, the Secretary of Treasury created the TARP Capital Purchase Program (“TARP CPP” or “CPP”) under which the Treasury could invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies.  Qualifying financial institutions issued senior preferred stock with a value equal to not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets.  The CPP was amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) to allow the senior preferred stock to be redeemed within three years without a qualifying equity offering, subject to the approval of the issuer's primary federal regulator.  After the three years, the senior preferred may be redeemed at any time in whole or in part by the financial institution.  Until the third anniversary of the issuance of the senior preferred, Treasury's consent is required for an increase in the dividends on our common stock or for any stock repurchases unless the senior preferred has been redeemed in its entirety or the Treasury has transferred the senior preferred to third parties.  Also, no dividends may be paid while dividends on the senior preferred are in arrears.  The senior preferred does not have voting rights other than the right to vote as a class on the issuance of any preferred stock ranking senior, any change in its terms, or any merger, exchange, or similar transaction that would adversely affects its rights.  The senior preferred also has the right to elect two directors if dividends have not been paid for six periods. There are no restrictions on transferability under the terms of the senior preferred.  The issuing institution must grant the Treasury piggyback registration rights.  Prior to issuance, the financial institution and its senior executive officers (which include the company's chief executive officer, chief financial officer, and the next three highest-paid executive officers whose total compensation exceeds $100,000) were required to modify or terminate all benefit plans and arrangements that did not comply with EESA.  Senior executives were also required to wave any claims against the Treasury.  No dividends may be paid on common stock unless all required dividends have been paid on the senior preferred stock.

EESA also provided for certain standards for executive compensation and corporate governance, including a prohibition against incentives to take unnecessary and excessive risks, recovery of bonuses paid to senior executives based on materially inaccurate earnings or other statements and a prohibition against agreements for the payment of golden parachutes.  Additional standards with respect to executive compensation and corporate governance for institutions that have participated in the TARP were enacted as part of the ARRA, described below.

American Recovery and Reinvestment Act of 2009.  ARRA, which was enacted on February 17, 2009, includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs.  In addition, ARRA imposed certain new executive compensation and corporate governance obligations on all TARP recipients for such period as any obligation arising from financial assistance remains outstanding.  TARP recipients are now permitted to redeem the preferred stock without regard to the three-year holding period and without the need to raise new capital through a qualified equity offering, subject to approval of its primary federal regulator.  The executive compensation restrictions under ARRA (described below) are more stringent than those initially enacted by EESA.

The ARRA amended Section 111 of the EESA to require the Secretary of Treasury to adopt additional standards with respect to executive compensation and corporate governance for TARP recipients.  These standards, as adopted by the Secretary of Treasury include, in part: (i) prohibitions on making any termination (“golden parachute”) payments to senior executive officers and the next five most highly-compensated employees during such time as any obligation arising from financial assistance provided under the TARP remains outstanding (the “Restricted Period”), (ii) prohibitions on paying or accruing bonuses or other incentive awards for certain senior executive officers and employees (in our case, only our highest paid executive officer, which is our President and Chief Executive Officer, except for awards of long-term restricted stock with a value equal to no greater than 1/3 of the subject employee's annual compensation that do not fully vest during the Restricted Period or unless such compensation is pursuant to a valid written employment contract prior to February 11, 2009; and (iii) requirements that TARP CPP participants provide for the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly-compensated employees based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

The ARRA and standards adopted by the Secretary of Treasury thereunder also sets forth additional corporate governance obligations for TARP recipients.  These include: (i) semi-annual meetings of the compensation committee of the board of directors to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans; (ii) annual compensation committee certifications annual provided to Treasury and the institution's primary regulator that certify these assessments have taken place and provide certain narrative disclosure to the effect that the institution's compensation plans do not encourage unnecessary risks; (iii) adoption of a company-wide policies regarding excessive or luxury expenditures and; (iv) the issuer's chief executive officer and chief financial officer are required to provide written certifications to Treasury and their primary regulator with respect to compliance.

Governmental Monetary Policies and Economic Controls.  Carrollton Bancorp is affected by monetary policies of regulatory agencies, including the Federal Reserve Board, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are: engaging in open market transactions in U.S. Government securities, changing the discount rate on bank borrowings, changing reserve requirements against bank deposits, prohibiting the payment of interest on demand deposits, and imposing conditions on time and savings deposits. These techniques are used in varying combinations to influence the overall growth of bank loans, investments and deposits. Their use may also affect interest rates charged on loans or paid on deposits. The effect of governmental policies on the earnings of Carrollton Bancorp cannot be predicted. However, Carrollton Bancorp 's earnings will be impacted by movement in interest rates.

Bank Holding Company Regulation. As a bank holding company, Carrolton Bancorp is subject to regulation and examination by the Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board. Carrollton Bancorp is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the BHCS. Among other things, the BHCA requires regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party’s ownership of Carrollton Bancorp were to exceed certain thresholds, the investor could be deemed to “control” Carrollton Bancorp for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Pursuant to provisions of the BHCA and regulations promulgated by the Federal Reserve Board thereunder, Carrollton Bancorp may only engage in or own companies that engage in activities deemed by the Federal Reserve Board to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto, and the holding company must obtain permission from the Federal Reserve Board prior to engaging in most new business activities. In addition, bank holding companies like Carrollton Bancorp must be well capitalized and well managed in order to engage in the expanded financial activities permissible only for a financial holding company.

Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be Tier 1 capital, consisting principally of common stockholders’ equity, non-cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and other intangibles subject to certain exceptions. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.

The above risk-based and leverage ratio guidelines apply on a consolidated basis to any bank holding company with consolidated assets of $500 million or more. These guidelines also apply on a consolidated basis to any bank holding company with consolidated assets of less than $500 million if such holding company (i) is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) conducts significant off-balance sheet activities or (iii) has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the SEC. As of December 31, 2011, Carrollton Bancorp had consolidated assets of less than $500 million and did not satisfy the nonbanking, off-balance sheet, or debt requirements that would make it subject to the risk-based or leverage ratio requirements discussed above. However, under the Federal Reserve Board’s Policy for Small Holding Companies it must continue to serve as a source of strength for its subsidiary bank.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Carrollton Bancorp to pay dividends or otherwise engage in capital distributions.

Description of Properties

Carrollton Bancorp owns the following properties, which had a book value of $4.3 million at December 31, 2011:

Location	Description
1740 East Joppa Road Towson, MD 21234	Full service branch with drive thru, electronic banking offices, and leased office space

427 Crain Highway Glen Burnie, MD 21061	Full service branch with drive-thru

531 South Conkling Street Baltimore, MD 21224	Full service branch with drive-thru

344 N. Charles Street Baltimore, MD 21201	Full service branch

10301 York Road Cockeysville, MD 21030	Full service branch (with ground lease)

4040 Schroeder Avenue Perry Hall, MD 21128	Full service branch (with ground lease)

Carrollton Bancorp leases the following facilities at an aggregate annual rental of approximately $1.2 million as of December 31, 2011:

Location	Description	Lease Expiration Date*
1066-70 Maiden Choice Lane Arbutus, MD 21229	Full service branch	April 30, 2031

4738 Shelbourne Road Baltimore, MD 21229	Detached drive-thru	April 30, 2031

2637-A Old Annapolis Road Hanover, MD 21076	Full service branch	October 1, 2014

Northway Shopping Center 684 Old Mill Road Millersville, MD 21108	Full service branch	August 31, 2014

602 Hoagie Drive Bel Air, MD 21014	Full service branch	November 30, 2044

10301 York Road Cockeysville, MD 21030	Full service branch	December 1, 2047

4040 Schroeder Avenue Perry Hall, MD 21128	Full service branch	August 13, 2047

9515 Deerco Road, Suites 400 and 408 Timonium, MD 21093	Mortgage subsidiary offices	February 15, 2022

1 Center Square, Suite 201 Hanover, PA 17331	Mortgage subsidiary offices	July 31, 2012

7151 Columbia Gateway Dr., Ste. A Columbia, MD 21046	Executive, administrative and operational offices	June 30, 2029

*Expiration date, assuming Carrollton Bancorp exercises all extension options.

Legal Proceedings

Carrollton Bancorp is involved in various routine legal actions arising from normal business activities. In management’s opinion, the outcome of these matters, individually or in the aggregate, will not have a material impact on our results of operation or financial position.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Three Months Ended March 31, 2012

The following discussion of Carrollton Bancorp’s financial condition and results of operations should be read in conjunction with Carrollton Bancorp’s interim consolidated financial statements and the notes thereto, beginning on  page F-3 and the other information included in this proxy statement.

BUSINESS AND OVERVIEW

 Carrollton Bancorp is a bank holding company headquartered in Columbia, Maryland, with one wholly-owned subsidiary, Carrollton Bank.  Carrollton Bank has six subsidiaries, CMSI, CFS, and three limited liability companies that are wholly owned, as well as CCDC, which is 96.4% owned.

Carrollton Bank is engaged in a general commercial and retail banking business, with ten branch locations. Carrollton Bank attracts deposit customers from the general public and uses such funds, together with other borrowed funds, to make loans. Our results of operations are primarily determined by the difference between interest income earned on our interest-earning assets, primarily interest and fee income on loans, and interest paid on our interest-bearing liabilities, including deposits and borrowings.

During 2004, Carrollton Bank opened its mortgage subsidiary, CMSI.  CMSI became inactive in January 2012 and its operations are now conducted as a division of Carrollton Bank.  Carrollton Bank’s mortgage division is in the business of originating residential mortgage loans to be sold. The mortgage-banking business is structured to provide a source of fee income largely from the process of originating residential mortgage loans for sale on the secondary market, as well as the origination of loans to be held in our loan portfolio. Mortgage-banking products include Federal Housing Administration and Federal Veterans Administration loans, conventional and nonconforming first and second mortgages, and construction and permanent financing. Loans originated by the mortgage division are generally sold into the secondary market but may be considered for retention by Carrollton Bank as part of our balance sheet strategy.

CFS provides brokerage services and a variety of financial planning and investment options to customers through INVEST Financial Corp. pursuant to a service agreement with INVEST and recognizes commission income as these services are provided. The investment options CFS offers through this arrangement include mutual funds, U.S. government bonds, tax-free municipals, individual retirement account rollovers, long-term care, and health care insurance services. INVEST is a full-service broker/dealer, registered with FINRA and the SEC, a member of SIPC, and licensed with state insurance agencies in all 50 states. CFS refers clients to an INVEST representative for investment counseling prior to purchase of securities.

The three limited liability companies manage and dispose of real estate acquired through foreclosure.

CCDC promotes, develops, and improves the housing and economic conditions of people in Maryland. We coordinate our efforts to identify opportunities with a local non-profit ministry whose mission and vision is to eliminate poverty housing in the region by building decent houses for affordable homeownership throughout Anne Arundel County and the Baltimore metropolitan region. CCDC generates revenue through the origination of loans for the purchase of these homes.

 We reported a net loss of $252,464 for the three months ended March 31, 2012, compared to net income of $171,295 for the comparable period in 2011.  Net loss attributable to common stockholders was $389,543 ($0.15 loss per diluted share) for the three months ended March 31, 2012, compared to net income available to common stockholders of $34,217 ($0.01 per diluted share) for the prior year period.

Return on average assets and return on average equity are key measures of our performance.  Return on average assets, the quotient of net (loss) income divided by total average assets, measures how effectively Carrollton Bancorp utilizes its assets to produce income.  Carrollton Bancorp’s loss on average assets for the three month period ended March 31, 2012 was (0.28)% compared to return on average assets of 0.19% for the three month period ended March 31, 2011. Loss on average equity, the quotient of net (loss) income divided by average equity, measures how effectively Carrollton Bancorp invests its capital to produce income.  Loss on average equity for the three month period ended March 31, 2012 was (3.09)% compared to return on average equity of 2.08% for the corresponding period in 2011.

Net interest income decreased $65,385, or 1.91%, for the three month period ended March 31, 2012, compared to the same period in 2011, while our net interest margin held steady at 3.93% for the three months ended both March 31, 2012 and 2011. Net interest margin, a profitability measure, is the dollar difference between interest income from earning assets, including loans and investments, and interest expense paid on deposits and other borrowings, expressed as a percentage of average earning assets. The decline in net interest income in the quarter is a result of the decline in average interest earning assets.

The decline in operating results for the quarter ended March 31, 2012, as compared to the same period in 2011, is primarily a result of a $131,297 increase in the provision for loan losses, as well as a $651,587 increase in impaired securities write downs and a $172,660 increase in professional services expenses.  During the three month period ended March 31, 2012, Carrollton Bancorp recorded a provision for loan losses of $245,514 compared to $114,217 during the same period in 2011. Expenses and losses associated with foreclosed real estate were $176,320 for the three month period ended March 31, 2012 as compared to $74,715 for the same period in 2011.

No dividends were declared or paid to common stockholders during the first three months of 2012 or 2011 as we continue the suspension of dividends in recognition of our limited earnings during recent periods.

CURRENT STRATEGY

Our Board of Directors and senior management continue to employ a strategy designed to strengthen the balance sheet and improve operating results by improving asset quality, reducing higher cost funding sources, and pursuing operating efficiencies through the use of technology and strategic partners. The objective is to strengthen our overall foundation during these difficult and uncertain economic times in order to take advantage of opportunities that we expect will emerge as the business environment clarifies and improves.

The financial regulatory reform measures enacted and to be enacted pursuant to the Dodd-Frank Act, along with the ongoing instability in the residential and commercial real estate markets, have created a great deal of uncertainty within the community banking industry. In addition, uncertainty about future tax policy and the cost of employment associated with healthcare reform add uncertainty to planning for operational costs. We have chosen to carefully evaluate all growth opportunities with this uncertainty in mind, carefully limiting decisions that could be impacted by circumstances beyond our control.

We have narrowed our focus for targeted growth on the following customer groups:

•	Small and mid-sized businesses, including service firms, manufacturing companies and distributors;

•	Executives and professionals, including attorneys, accountants, medical professionals, consultants, corporate executives and their firms;

•	Non-profit associations, including charities, foundations, professional/trade associations, homeowner/condo associations, and faith based organizations; and

•	High net worth individuals and affluent families.

Carrollton Bank will continue to serve its customers by utilizing its existing branch network as well as by providing internet based services, remote deposit capture, courier service, and loan production business offices.

Going forward, our business strategy will include:

•	Increasing awareness and consideration in the business marketplace through directed marketing and direct sales efforts;

•	Leading with deposit and cash management products;

•	Retaining and growing existing customer relationships;

•	Growing our Small Business Administration loan portfolio; and

•	Increasing adoption and usage of online products.

Note, however, that this is our business strategy as it stands today, and our strategy may change after closing of the merger.

Our effort to improve net interest margin by reducing balance sheet liquidity and high cost funding sources has leveled off with a net interest margin of 3.93% for the three months ended March 31, 2012 and 2011.

Our efforts to reduce non-performing assets and improve operating efficiencies will take longer to appear in operating results. The reduction of non-performing assets is subject to the market conditions associated with the commercial real estate market, while operating efficiencies will be geared towards prudently reducing operating expenses while growing the business within the constraints of our capital base.

As we indicated in previous reports, we believed that we would need to raise additional capital to redeem our outstanding preferred stock issued to the Treasury under the TARP Capital Purchase Program and support balance sheet growth. We have remained “well capitalized” for regulatory purposes, which allowed us to carefully assess various capital alternatives and determine which alternative was best for Carrollton Bancorp and our stockholders. These considerations ultimately resulted in the execution of the Agreement and Plan of Merger. Under the terms of this agreement, Carrollton Bancorp will remain the holding company upon completion of the merger, and the preferred stock issued to Treasury under the TARP Capital Purchase Program will be redeemed.  This merger will result in a larger and better capitalized institution that we believe will be better equipped to compete in a changing environment.

FINANCIAL CONDITION

Investment Securities

The investment portfolio consists primarily of securities available for sale.  Securities available for sale are those securities that we intend to hold for an indefinite period of time but not necessarily until maturity.  These securities are carried at fair value and may be sold as part of an asset/liability management strategy, liquidity management, interest rate risk management, regulatory capital management or other similar factors.  Investment securities we anticipate holding until the investment’s maturity date are recorded at amortized cost.

The investment portfolio consists primarily of U.S. Government agency securities, mortgage-backed securities, corporate bonds, state and municipal obligations, and equity securities.  The income from state and municipal obligations is exempt from federal income tax.  Certain agency securities are exempt from state income taxes.  We use the investment portfolio as a source of both liquidity and earnings.

Investment securities decreased $1.2 million, or 4.09%, to $27.2 million at March 31, 2012, from $28.3 million at December 31, 2011. The decrease is primarily the result of principal paydowns on debt securities. Management continues to look for opportunities to use liquidity from maturing investments to reduce our use of high cost certificates of deposit and borrowed funds. Management continues to evaluate investment options that will produce income without assuming significant credit or interest rate risk.

Loans Held for Sale

Loans held for sale increased by $6.7 million, or 23.75%, from $28.4 million at December 31, 2011, to $35.2 million at March 31, 2012. Generally, loans originated with the intention of being sold to a third party remain on our balance sheet for approximately 45 days, meaning that this figure is impacted by the number of loans originated in such period. In this regard, during March 2012, loans originated with the intention of being sold totaled $27.5 million compared to $23.3 million during December 2011. Loans held for sale are carried at the lower of cost or the committed sale price, determined on an individual loan basis.

Loans

Gross loans, excluding loans held for sale, decreased 4.85% to $256.0 million at March 31, 2012 compared to $269.0 million at December 31, 2011, resulting from weak loan demand as businesses continue to limit borrowing to expand their operations during the continued sluggish and uncertain economy.

Loans are placed on nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of all interest and/or principal is in doubt.  Placing a loan on nonaccrual status means that we no longer accrue interest on such loan and reverse any interest previously accrued but not collected.  Management may grant a waiver from nonaccrual status for a 90-day past-due loan that is both well secured and in the process of collection.  A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current.

A loan is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans are measured based on the fair value of the collateral for collateral dependent loans and at the present value of expected future cash flows using the loans’ effective interest rates for loans that are not collateral dependent.

At March 31, 2012, we had 13 impaired loans totaling approximately $5.9 million, seven of which have been classified as nonaccrual.  The valuation allowance for impaired loans was $1.4 million as of March 31, 2012.

The following table provides information concerning non-performing assets and past due loans at the dates indicated:

	March 31,	December 31,	March 31,
	2012	2011	2011

Nonaccrual loans	$3,667,231	$3,960,496	$10,691,682
Restructured loans	9,387,867	8,460,654	8,337,368
Foreclosed real estate	4,878,849	4,822,417	4,255,969
Total non-performing assets	$17,933,947	$17,243,567	$23,285,019

Accruing loans past due 90 days or more	$-	$-	$-

Four restructured notes totaling $679,356 are more than 90 days past due and are included in nonaccrual loans. All other restructured notes are paying in accordance with the terms of the agreement, and remain on accrual status.

The level of non-performing assets continues to have a negative impact on earnings as the economy is showing little improvement and real estate values continue to decline. Management has worked diligently to identify borrowers that may be facing difficulties in order to restructure terms where appropriate, secure additional collateral or pursue foreclosure and other secondary sources of repayment. The successful reduction of non-performing assets will ultimately be dependent on continued management diligence and improvement in the economy and the real estate market.

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of probable losses in the existing loan portfolio.  We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of the consolidated financial statements.  The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses.

 We base the evaluation of the adequacy of the allowance for loan losses upon loan categories. We categorize loans as commercial loans or consumer loans. We further divide commercial and consumer loans by collateral type and whether the loan is an installment loan or a revolving credit facility. We apply historic loss ratios to each subcategory of loans within the commercial and consumer loan categories. Loss ratios are determined based upon the most recent three years of history for each loan subcategory.

We further divide commercial loans by risk rating and apply loss ratios by risk rating to determine estimated loss amounts. We evaluate delinquent loans and loans for which management has knowledge about possible credit problems of the borrower or knowledge of problems with loan collateral separately and assign loss amounts based upon the evaluation.

With respect to commercial loans, management assigns a risk rating of one through nine to each loan at inception, with a risk rating of one having the least amount of risk and a risk rating of nine having the greatest amount of risk. The risk rating is reviewed at least annually based on, among other things, the borrower’s financial condition, cash flow and ongoing financial viability; the collateral securing the loan; the borrower’s industry; and payment history. We evaluate loans with a risk rating of five or greater separately and allocate a portion of the allowance for loan losses based upon the evaluation, if necessary.

 We consider delinquency rates and other qualitative or environmental factors that may cause estimated credit losses associated with our existing portfolio to differ from historical loss experience. These factors include, but are not limited to, changes in lending policies and procedures, changes in the nature and volume of the loan portfolio, changes in the experience, ability and depth of lending management and the effect of other external factors such as economic factors, competition and legal and regulatory requirements on the level of estimated credit losses in our existing portfolio.

Our policies require an independent review of assets on a regular basis and we believe that we appropriately reclassify loans as warranted. We believe that we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that the determination is inherently subjective and that future adjustments may be necessary depending upon, among other factors, a change in economic conditions of specific borrowers or generally in the economy and new information that becomes available to us. However, there are no assurances that the allowance for loan losses will be sufficient to absorb losses on non-performing assets, or that the allowance will be sufficient to cover losses on non-performing assets in the future.

The allowance for loan losses was $5.0 million at March 31, 2012, which was 1.97% of loans compared to $4.9 million at December 31, 2011, which was 1.81% of loans.  During the first three months of 2012, we experienced net chargeoffs of $65,189 compared to net recoveries of $18,152 during the same period of 2011.  The annualized ratio of net loan losses to average loans outstanding was 0.09% for the three months ended March 31, 2012 compared to the net loan loss ratio of (0.02)% for the first three months of 2011. The ratio of nonperforming assets, including accruing loans past-due 90 days or more, as a percentage of period-end loans, excluding loans held for sale, and foreclosed real estate increased to 6.87% at March 31, 2012, compared to 6.30% at December 31, 2011. The increase in the allowance for loan losses was necessary to recognize the increase in historical loss rates used to calculate the allowance as well as the completion of new appraisals that indicated that collateral values have continued to decline during 2012. These declines result from the extended economic stagnation and the limited market activity in commercial and residential real estate.

The following table shows the activity in the allowance for loan losses:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011

Allowance for loan losses - beginning of period	$4,858,551	$4,481,236	$4,481,236
Provision for loan losses	245,514	114,217	2,156,626
Charge-offs	(74,807)	(65,614)	(1,892,084)
Recoveries	9,618	83,766	112,773
Allowance for loan losses - end of period	$5,038,876	$4,613,605	$4,858,551

Funding Sources

Deposits

Total deposits increased by $17.2 million, or 5.5%, to $332.2 million as of March 31, 2012, from $315.0 million as of December 31, 2011.  Our successful efforts to attract additional deposits, particularly from the small and mid-sized business segments, are evidenced by growth in demand deposits which increased by $8.8 million, or 11.8%, to $83.8 million as of March 31, 2012 compared to $75.0 million at December 31, 2011. Interest-bearing accounts, excluding certificate of deposit accounts, increased by $3.5 million to $110.8 million at March 31, 2012, compared to $107.2 million at December 31, 2011. Certificate of deposit accounts increased by 3.6% from $132.7 million at December 31, 2011 to $137.5 million at March 31, 2012.

Included in our certificate of deposit portfolio are brokered certificates of deposit through the Promontory Interfinancial Network. Through this deposit matching network and its certificate of deposit account registry service (CDARS), we obtained the ability to offer our customers access to FDIC insured deposit products in aggregate amounts exceeding current insurance limits. When we place funds through CDARS on behalf of a customer, we receive matching deposits through the network’s reciprocal deposit program. We can also place deposits through this network without receiving matching deposits. At March 31, 2012, we had $25.0 million in CDARS through the reciprocal deposit program compared to $18.2 million at December 31, 2011. We did not have any non-reciprocal deposits in the CDARS program as of March 31, 2012, or as of December 31, 2011.

Borrowings

Total borrowings decreased $9.0 million, or 80.3%, to $2.2 million at March 31, 2012 compared to $11.2 million at the end of 2011. The decrease in borrowings is a result of repaying FHLB advances.  We were able to reduce these borrowings as a result of the increase in total deposits of $17.2 million during the period, which resulted in our requiring fewer borrowings as of March 31, 2012.

All borrowings at March 31, 2012 and December 31, 2011 consisted of advances from the FHLB. As of March 31, 2012, outstanding advances included two fixed rate credit loans totaling $2.2 million with maturities of greater than 30 days. The latest maturity date is June 2013. These advances carry interest rates ranging from 3.26% to 4.33%.  At December 31, 2011, outstanding advances included four fixed rate credit loans totaling $11.2 million with the latest maturity date of June 2013.

CAPITAL RESOURCES

Bank holding companies and banks are required by the Board of Governors of the Federal Reserve (the “Federal Reserve”) and the FDIC to maintain levels of Tier 1 (or Core) and Tier 2 capital measured as a percentage of assets on a risk-weighted basis.  Capital is primarily represented by stockholders’ equity, adjusted for the allowance for loan losses and certain issues of preferred stock, convertible securities, and subordinated debt, depending on the capital level being measured.  Assets and certain off-balance sheet transactions are assigned to one of five different risk-weighting factors for purposes of determining the risk-adjusted asset base.  The minimum levels of Tier 1 and Total capital to risk-adjusted assets are 4% and 8%, respectively, under the regulations.

In addition, the Federal Reserve and the FDIC require that bank holding companies and banks maintain a minimum level of Tier 1 (or Core) capital to average total assets excluding intangibles for the current quarter.  This measure is known as the leverage ratio.  The current regulatory minimum for the leverage ratio for institutions to be considered adequately capitalized is 4%, but an individual institution could be required to be maintained at a higher level based on its regulator’s assessment of its risk profile. As of March 31, 2012 and December 31, 2011 Carrollton Bancorp is considered well capitalized.  Carrollton Bank also exceeded the FDIC required minimum capital levels to be considered well capitalized at those dates.  Management knows of no conditions or events that would change this classification.

The following table summarizes the Carrollton Bancorp’s capital ratios:

			Minimum	To Be
	March 31,	December 31,	Regulatory	Well
	2012	2011	Requirements	Capitalized
Risk-based capital ratios:
Tier 1 capital	11.17%	10.59%	4.00%	6.00%
Total capital	12.45%	11.87%	8.00%	10.00%
Tier 1 leverage ratio	9.65%	9.75%	4.00%	5.00%

Total stockholders’ equity increased 0.2%, or $75,145, during the three months ended March 31, 2012 compared to December 31, 2011, increasing to $32.7 million at March 31, 2012. The increase was due to a reduction in the unrealized loss on available for sale securities, net of tax, of $442,621, offset by our net loss of $252,464 and dividends accrued on preferred stock of $115,012.

RESULTS OF OPERATIONS

Net Interest Income

 Net interest income, the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities, is the most significant component of Carrollton Bancorp’s earnings. Net interest income is a function of several factors, including changes in the volume and mix of interest-earning assets and funding sources, and market interest rates. While management policies influence these factors, external forces, including customer needs and demands, competition, the economic policies of the federal government and the monetary policies of the Federal Reserve are also important.

Net interest income decreased by $65,385, or 1.9%, for the three months ended March 31, 2012. Net interest margin, which represents the annualized percentage of net interest income as compared to average interest earning assets, remained flat at 3.93% for the three month periods ended both March 31, 2012 and 2011.

Total interest income decreased $257,537, or 5.8%, for the three month period ended March 31, 2012 compared to the same period in 2011. Interest and fee income on loans decreased $205,428, or 5.1%, for the three month period ended March 31, 2012 compared to the same period in 2011. The decrease for the three month period is a result of a decline in average loans outstanding from $307.7 million for the 2011 quarter to $286.9 million for the same period in 2012. The decrease in average balances is a result of management’s decision to manage capital ratios through the careful reduction of assets.

 Interest income from investment securities, overnight investments, and interest-bearing deposits was $326,913 for the three month period ended March 31, 2012, compared to $379,022 for the same period in 2011.  The average investment portfolio decreased 13.9%, or $5.1 million, for the three month period ended March 31, 2012 as compared to the same period in 2011. The overall yield on investments decreased from 4.08% for the three month period ended March 31, 2011 to 3.93% for the comparable period in 2012.  The decline in the investment portfolio resulted from management’s decision to shrink the balance sheet by using cash flow from investments to reduce high-cost borrowings. The decrease in yields resulted from maturities and calls of securities that carried higher yields than the securities remaining in our portfolio. The yield on Federal funds sold and other interest-bearing deposits increased to 0.17% for the first three months of 2012 compared to 0.09% for the same period in 2011.  The increase in the yield on Federal funds sold and other interest-bearing deposits is primarily related to the increase in excess reserves held with the Federal Reserve, which paid a higher rate than other correspondent banks during both periods.

Interest expense decreased $192,152, or 18.9%, for the three month period ended March 31, 2012 compared to the same period in 2011.  The primary reasons for the decrease are a reduction in the cost of interest-bearing liabilities and a reduction in the overall level of interest bearing liabilities. The cost of interest-bearing liabilities decreased to 1.31% for the three month period ended March 31, 2012 compared to 1.53% for the same period in 2011.  The decrease in the cost of interest-bearing liabilities was primarily related to management’s continuing focus on reducing high-cost certificates of deposit and borrowings. The cost of average interest-bearing deposits for the three month period ended March 31, 2012 declined to 1.22% from 1.37% for the comparable period in 2011. Also contributing to the decrease in interest expense during the 2012 period was a decrease in average borrowed funds to $9.7 million for the three months ended March 31, 2012, from $29.8 million for the same period in 2011.

The following tables set forth, for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the amount of interest income and interest expense and the resulting yields on average interest-earning assets and rates paid on average interest-bearing liabilities.

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Average			Average
	Balance	Interest	Yield	Balance	Interest	Yield

ASSETS
Interest-earning assets:
Federal funds sold, Federal Reserve Bank and Federal Home Loan Bank deposit	23,026,677	9,642	0.17%	5,137,155	1,100	0.09%
Federal Home Loan Bank stock	2,111,300	7,508	1.43%	3,463,000	7,027	0.82%
Investment securities:
U.S. government agency	2,073,179	22,637	4.39%	1,907,566	24,642	5.24%
State and municipal	8,335,616	76,639	3.70%	8,362,740	76,846	3.73%
Mortgage backed securities	13,384,927	185,545	5.58%	17,968,664	245,997	5.55%
Corporate bonds	7,460,945	24,935	1.34%	8,042,196	23,176	1.17%
Other	486,011	7	0.01%	582,992	234	0.16%
	31,740,678	309,763	3.93%	36,864,158	370,895	4.08%
Loans:
Commercial and industrial	36,537,322	480,526	5.29%	37,704,638	458,014	4.93%
Residential mortgage (a)	108,294,486	1,276,153	4.74%	113,476,327	1,386,310	4.95%
Commercial mortgage and construction	141,476,567	2,086,922	5.93%	155,854,015	2,205,595	5.74%
Installment	618,076	16,337	10.63%	615,347	15,447	10.18%
	286,926,451	3,859,938	5.41%	307,650,327	4,065,366	5.36%
Total interest earning assets	343,805,106	4,186,851	4.90%	353,114,640	4,444,388	5.10%
Noninterest bearing cash	3,216,351			3,058,825
Premises and equipment	6,644,915			7,062,415
Other assets	19,657,547			19,354,995
Allowance for loan losses	(4,915,219)			(4,559,041)
Unrealized gains (losses) on available for sale securities, net	(3,851,355)			(4,687,116)
	364,557,345			373,344,718
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
Savings and NOW	58,049,528	25,292	0.18%	53,963,643	33,346	0.25%
Money market	48,545,580	59,550	0.49%	43,448,581	71,965	0.67%
Certificates of deposit	137,748,322	658,152	1.92%	142,040,143	701,433	2.00%
	244,343,430	742,994	1.22%	239,452,367	806,744	1.37%
Borrowed funds	9,748,060	83,722	3.45%	29,752,666	212,124	2.89%
Total interest bearing liabilities	254,091,490	826,716	1.31%	269,205,033	1,018,868	1.53%
Noninterest bearing deposits	72,612,251			68,270,623
Other liabilities	5,465,027			2,512,514
Stockholders' equity	32,388,577			33,356,548
Total liabilities and stockholders' equity	364,557,345			373,344,718
Net interest margin (b)	343,805,106	3,360,135	3.93%	353,114,640	3,425,520	3.93%

(a) Includes loans held for sale.
(b) Net interest margin is the ratio of net interest income to total average interest-earning assets.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which, in management’s best estimate, is necessary to absorb probable losses within the existing loan portfolio. On a monthly basis, management reviews all loan portfolios to determine trends and monitor asset quality. For consumer loan portfolios, this review generally consists of reviewing delinquency levels on an aggregate basis with timely follow-up on accounts that become delinquent. In commercial loan portfolios, delinquency information is monitored and periodic reviews of business and property leasing operations are performed on an individual loan basis to determine potential collection and repayment problems. See the section captioned “Allowance for Loan Losses” elsewhere in this discussion for further analysis of the provision for loan losses.

We recorded a provision for loan losses of $245,514 for the three month period ended March 31, 2012 compared to $114,217 for the same period in 2011.  Nonaccrual loans, foreclosed real estate and delinquent loans over 90 days still accruing interest to total loans, excluding loans held for sale, and foreclosed real estate increased to 3.28% at March 31, 2012 from 3.21% at December 31, 2011. The increase in the provision for the three month period is a result of an increase in historical loss rates used to calculate the allowance and loans with new appraisals in the 2012 period showing a decline in the value of collateral securing certain loans.

Noninterest Income

Noninterest income for the three months ended March 31, 2012 was $1.3 million compared to $1.6 million for the same period in 2011, representing a decrease of $274,281, or 17.0% for the period. The decrease for the three month period is almost entirely a result of a $651,587, or 389.1%, increase in write downs on impaired securities. The write downs related to two PreTSLs and one equity security. These write downs were partially offset by an $88,873, or 14.6%, increase in electronic banking revenue and a $355,238, or 45.8%, increase in mortgage banking income. Also contributing to the overall decrease were declines in service charge income on deposit accounts and a decline in brokerage commissions during the three months ended March 31, 2012 compared to the same period in 2011.

The higher electronic banking fee income during the 2012 period is a result of an increased point of sale (“POS”) client base which generates a larger volume of fee-based transactions.  Electronic banking income is comprised of three sources: national POS sponsorships, ATM fees, and check card fees.  Carrollton Bancorp sponsors merchants who accept ATM cards for purchases within various networks (i.e. STAR, PULSE, NYCE). This national POS sponsorship income represents approximately 90% of total electronic banking revenue. Fees from ATMs represent approximately 3% of total electronic banking revenue.  Fees from check cards and other service charges represent approximately 7% of electronic banking revenue. Mortgage banking revenue, net of commissions paid to mortgage lenders, was $1.1 million for the three months ended March 31, 2012 as compared to $775,594 for the same period in 2011.   Origination volume increased by $18.1 million, or 32.3%, for the three month period ended March 31, 2012 as compared to same period in 2011.  The ability to grow revenue levels at a faster pace than volume growth for the three month period is a result of a change in the commission structure of loan officers under which loan officers are now paid based on volume instead of pricing. This change was phased in during the second quarter of 2011 and resulted in lower commissions than would have been paid under the prior structure.

With interest rates at historic lows and concern about future rising rates, consumer demand for mortgage loans has increased in the first three months of 2012 as compared to the same period in 2011. When the economy strengthens, we would anticipate increased consumer demand for financing of owner-occupied, residential properties.

Brokerage commissions from services provided by CFS decreased by $51,025, or 25.5%, for the three month period ended March 31, 2012, compared to the same period in 2011.  The uncertainty in the equity markets caused a slowdown in sales that has carried over from late 2011. There is a tremendous amount of liquidity in most asset classes which could translate into increased sales as the year progresses.

Services charges on deposit accounts decreased by 20.2% to $98,735 for the first quarter of 2012 compared to $123,736 during the same period in 2011. A decline in overdraft fee income during 2012 compared to 2011 was the primary reason for the overall decrease in service charges on deposit accounts income.

Other fees and commissions were $85,366 for the three month period ended March 31, 2012 compared to $79,246 for the same period in 2011. These fees have increased as a result of increased wire transfer fees and other miscellaneous fees.

We incurred a loss on securities write downs of $819,054 for the three period ended March 31, 2012, compared to a loss of $167,467 for the same period in 2011. The write down in the three months ended March 31, 2012 was related to the write-down of two PreTSLs and one equity holding in a bank stock. The equity holding was deemed impaired as a result of the issuer’s ongoing asset quality issues and declines in its capital strength. The PreTSLs have been written down through the income statement as the quarterly impairment analysis dictates. Impairments on trust preferred securities result from the deferral of dividends by financial institutions or complete failure of the institutions that hold the underlying debt obligations on these securities. It is possible that continuation of the current economic environment will result in additional write-downs resulting from future deferrals or failures. While this creates volatility in our earnings, the write-downs have very little effect on Carrollton Bank’s regulatory capital position since the regulatory capital calculations allocate enough capital to cover the unrealized losses. Management is hopeful that these investments will increase in value as the economy improves and management will continuously evaluate all strategies to maximize the ultimate value realized from these investments.

Noninterest Expense

Noninterest expenses increased $209,943, or 4.5%, for the three months ended March 31, 2012 compared to the same period in 2011. The increase for the three month period is primarily a result of increases in salaries, professional fees and costs associated with foreclosed real estate. These increases were partially offset by reductions in employee benefits, occupancy costs and other operating expenses.

Salaries increased by $101,687, or 5.4%, as a result of additional mortgage volume related compensation paid to mortgage production managers and mortgage operations staff. The new mortgage compensation program implemented in the second quarter of 2011 pays based upon volume instead of profitability and pricing. This change was mandated by rules related to the Dodd-Frank Act.

Employee benefits decreased $107,393, or 16.9%, to $528,091 during the first quarter of 2012 compared to $635,484 during the first quarter of 2011. The decrease was a result of elimination of certain employee benefits at the end of the second quarter of 2011.

 Occupancy expense decreased by $14,450 to $583,268 for the three months ended March 31, 2012, compared to $597,718 for the same three month period in 2011. The decrease was associated with lower utility costs resulting from a mild winter in 2012.

Professional services were $364,585 for the three month period ended March 31, 2012 compared to $191,925 for the same period in 2011, an increase of $172,660, or 90.0%, for the quarter. The increase is a result of legal fees and investment banker fees paid in conjunction with the merger announced on April 8, 2012. It is expected that these fees will remain elevated as Carrollton Bancorp works toward stockholder and regulatory approval of the transaction which is projected to be completed in the third quarter of 2012.

Furniture and equipment expense decreased marginally by $253, or 0.2%, for the three month period ended March 31, 2012.

Foreclosed real estate losses, write downs and costs increased by $101,605 for the three month period ended March 31, 2012 as compared to the same period in 2011. The increase for the three month period is a result of increased costs to maintain properties and to market them for sale.

Other operating expenses decreased $43,913, or 3.8%, for the three months ended March 31, 2012 as compared to the same periods in 2011. The quarterly decrease was due to a decrease in FDIC assessments of $64,864 partially offset by increases in various other items.

Income Taxes

For the three months ended March 31, 2012, we recorded an income tax benefit of $203,680 compared to an income tax expense of $53,467 for the three months ended March 31, 2011. The effective tax rates, which may fluctuate from year to year due to changes in the mix of tax-exempt loans, investments and operating losses, were (44.7)% for the 2012 period as compared to 23.8% for the 2011 period.

LIQUIDITY AND CAPITAL EXPENDITURES

Liquidity

Liquidity describes our ability to meet financial obligations, including lending commitments and contingencies, which arise during the normal course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers, as well as to meet current and planned expenditures.

Our liquidity is derived primarily from our deposit base and equity capital. Additionally, liquidity is provided through our portfolios of cash and interest-bearing deposits in other banks, federal funds sold, loans held for sale, and securities available for sale.  Such assets totaled $90.4 million, or 24.3% of total assets, at March 31, 2012.

The borrowing requirements of customers include commitments to extend credit and the unused portion of lines of credit, which totaled $57.6 million at March 31, 2012.  Of this total, management places a high probability of required funding within one year of approximately $15.4 million. The amount remaining is unused home equity lines and other consumer lines on which management places a low probability of funding.

We also have external sources of funds through the Federal Reserve Bank (“FRB”) and FHLB, which we can draw upon when required. We have a line of credit totaling approximately $49.0 million with the FHLB based on qualifying loans pledged as collateral.  In addition, we can pledge securities at the FRB and FHLB and borrow approximately 97% of the fair market value of the securities. We had $9.8 million of securities pledged at the FHLB under which Carrollton Bank could have borrowed approximately $9.5 million. Also, Carrollton Bank has $2.3 million of securities pledged at FRB under which it could have borrowed approximately $2.2 million.  Outstanding borrowings at the FHLB were $2.2 million at March 31, 2012. Fixed rate borrowings from FHLB include $340,000 maturing in 2012 and $1.9 million maturing during 2013. The interest rates on these borrowings range from 3.26% to 4.33%. Additionally, we have an unsecured federal funds line of credit of $5.0 million and a $10.0 million secured federal funds line of credit with other institutions. The secured federal funds line of credit with another institution would require Carrollton Bank to transfer securities pledged at the FHLB or FRB to this institution before it could borrow against this line. There was no balance outstanding under these lines at March 31, 2012. These lines bear interest at the current federal funds rate of the correspondent bank.

MARKET RISK AND INTEREST RATE SENSITIVITY

Carrollton Bancorp’s interest rate risk represents the level of exposure it has to fluctuations in interest rates and is primarily measured as the change in earnings and the theoretical market value of equity that results from changes in interest rates.  The Asset/Liability Management Committee of Carrollton Bank’s Board of Directors (the “ALCO”) oversees our management of interest rate risk.  The objective of the management of interest rate risk is to optimize net interest income during periods of volatility as well as stable interest rates while maintaining a balance between the maturity and repricing characteristics of assets and liabilities that is consistent with our liquidity, asset and earnings growth, and capital adequacy goals.

Due to changes in interest rates, the level of income for a financial institution can be affected by the repricing characteristics of its assets and liabilities. At March 31, 2012, we are in an asset sensitive position.  Management continuously takes steps to reduce higher costing fixed rate funding instruments, while increasing assets that are more fluid in their repricing. An asset sensitive position, theoretically, is favorable in a rising rate environment since more assets than liabilities will reprice in a given time frame as interest rates rise. Management works to maintain a consistent spread between yields on assets and costs of deposits and borrowings, regardless of the direction of interest rates.

INFLATION

Inflation may be expected to have an impact on the Carrollton Bancorp’s operating costs and thus on net income. A prolonged period of inflation could cause interest rates, wages, and other costs to increase and could adversely affect Carrollton Bancorp’s results of operations unless the fees charged Carrollton Bancorp could be increased correspondingly. However, Carrollton Bancorp believes that the impact of inflation was not material for the first three months of 2012 or 2011.

OFF-BALANCE SHEET ARRANGEMENTS

We enter into off-balance sheet arrangements in the normal course of business. These arrangements consist primarily of commitments to extend credit, lines of credit, and letters of credit. In addition, we have certain operating lease obligations.

Credit commitments are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have interest rates fixed at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

Our exposure to credit loss in the event of nonperformance by the borrower is the contract amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. We are not aware of any accounting loss we would incur by funding our commitments.

Changes in and Disagreements With Accountants On Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting and financial disclosure during 2011 and thus far in 2012.

DESCRIPTION OF JEFFERSON

Forward-Looking Statements

The following discussion of Jefferson contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of Jefferson’s goals, intentions and expectations;

•	statements regarding Jefferson’s business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of Jefferson’s loan and investment portfolios; and

•	estimates of Jefferson’s risks and future costs and benefits.

These forward-looking statements are based on the current beliefs and expectations of Jefferson’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Jefferson’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty or obligation to update any forward-looking statements after the date of this proxy statement.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in Jefferson’s market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	changes in the interest rate environment that reduce Jefferson’s margins or reduce the fair value of financial instruments;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	Jefferson’s ability to enter new markets successfully and capitalize on growth opportunities;

•	Jefferson’s ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board;

•	changes in Jefferson’s organization, compensation and benefit plans; and

•	changes in Jefferson’s financial condition or results of operations that reduce capital.

Because of these and a wide variety of other uncertainties, Jefferson’s actual future results may be materially different from the results indicated by these forward-looking statements.

General

Jefferson Bancorp, Inc. was incorporated under the laws of the State of Delaware on November 20, 2009, primarily to serve as a savings and loan holding company for a proposed federal savings bank to be named Bay Bank, FSB.

Bay Bank assumed the deposits and purchased certain assets and assumed certain liabilities (including deposit liabilities) of Bay National Bank (“BNB”) in Lutherville, Maryland from the FDIC as receiver on July 9, 2010, including the banking offices in Lutherville and Salisbury, Maryland.  Bay Bank was capitalized with $24 million and is classified as “well capitalized.”  The assets of BNB were purchased at a $33.5 million discount to address the intrinsic losses that were inherent in the assumed portfolio and were purchased without a “Loss Sharing Agreement” with the FDIC.  Bay Bank accepts checking and savings deposits and offers a wide range of commercial and industrial, real estate, consumer and residential mortgage loans.

In this section, Description of Jefferson Bancorp, Inc., references to “Jefferson Bancorp, Inc.” mean Jefferson Bancorp, Inc. excluding its subsidiary, unless the context otherwise requires.

Marketing Focus

Bay Bank was formed to purchase certain assets and assume certain liabilities (inluding deposit liabilities) of the failed BNB from the FDIC as receiver in July 2010.  It is a wholly owned subsidiary of Jefferson of which FSPF holds an approximate 100% ownership stake.  FSPF is an investment fund that was created to invest in the financial services industry.  Bay Bank was founded on the premise that the consolidation activities in the Maryland market have created an opportunity for a well capitalized community bank to satisfy banking needs that are no longer being adequately met in the market.

Bay Bank targets its commercial banking services to small and mid-sized businesses and targets its retail banking services to the owners of these businesses and their employees, to business professionals and to high net worth individuals.

Bay Bank seeks to distinguish itself by:

•	developing personal relationships with its customers;

•	customizing its products to fit the needs of its customers instead of adopting a “one size fits all” mentality;

•	streamlining the decision-making process; and

•	offering its customers additional complementary services, such as insurance and investment advice, through relationships with strategic partners.

Market Area and Facilities

Bay Bank’s headquarters and Baltimore branch office are located at 2328 West Joppa Road, Lutherville, Maryland 21093 from which it serves the Baltimore metropolitan area.  Its primary service area includes Baltimore County, Baltimore City, Howard County and Harford County.  Bay Bank’s Salisbury, Maryland branch office is located at 109 Poplar Hill Avenue, Salisbury, Maryland 21801, from which it serves Maryland’s lower Eastern Shore.

Jefferson rents office space for the Lutherville location under a non-cancelable lease arrangement.  The initial lease period is for five years and provides for percentage rent escalation beginning in the third year.  The lease for the Salisbury location has a six month term and will continue unless either party provides written notice.  The leases for the Lutherville and Salisbury locations require that the lessee pay certain operating expenses applicable to the leased space.

Products and Services

Loan Portfolio

Bay Bank offers a full range of loans, including commercial and industrial loans, commercial real estate loans, residential real estate loans, consumer loans and home equity loans.  Commercial business and commercial real estate loans are Bay Bank’s primary loan products.

Generally, Bay Bank is subject to a legal lending limit to any one borrower of 15% of its unimpaired capital and surplus.  Bay Bank, however, has established a “house limit” of 75% of the legal lending limit.  To address larger loans and relationships, management is able to originate and participate those loans with other lenders with respect to loans that exceed Bay Bank’s lending limits.

The following is a description of the types of loans that Bay Bank has targeted in building its loan portfolio.  The aggregation of loan types discussed below may not correspond on a one-to-one basis with the details of loans presented elsewhere in this section:

•
Commercial and industrial loans for business purposes including working capital, equipment purchases, lines of credit and government contract financing.  Asset-based lending and accounts receivable financing are also available.  Owner-occupied real estate loans for commercial customers are also available.  As of December 31, 2011, these loans represented approximately 39% of Bay Bank’s loan portfolio. In general, Bay Bank targets small and mid-sized businesses in its market area with credit needs in the range of up to $5 million.

•
Commercial real estate loans, including mortgage loans on non-residential properties, and land development and construction loan financing.  As of December 31, 2011, these loans represented approximately the following percentages of Bay Bank’s loan portfolio:  land – 1.8%; acquisition & development – 3.6%; construction – 2.0%; multi-family – 2.6%; commercial - 11.5%.  Bay Bank is currently very selectively considering land development and construction loans.

•
Residential mortgage loans secured by residential property, including first and second mortgage loans on owner-occupied and investment properties (one-to-four family) owned by individuals, and home equity loans secured by single-family owner-occupied residences.  As of December 31, 2011, these loans represented approximately 38.5% of Bay Bank’s loan portfolio.

•
Consumer loans include automobile and personal loans.  In addition, Bay Bank offers personal lines of credit. As of December 31, 2011, these loans represented approximately 1% of Bay Bank’s loan portfolio. Like its residential mortgage loans, Bay Bank’s consumer loans are targeted to business owners and their employees, business professionals and high net worth individuals.

Deposits

Bay Bank offers a wide range of interest-bearing and noninterest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, interest-bearing statement savings accounts and Certificates of Deposit (“CDs”) with fixed and variable rates and a range of maturity date options.

Other Banking and Financial Services

Bay Bank offers cash management services such as remote deposit capture, sweep accounts, account reconciliation, lockbox services and wire transfers of funds to its commercial customers.  Additionally, Bay Bank makes available telephone banking, ATM/debit cards, safe keeping boxes, after-hours deposit services, direct deposit of payroll and automatic drafts for various accounts.  These services are provided either directly by Bay Bank or through correspondent banking relationships.  Bay Bank does not have its own network of ATM machines and, in most instances, fees are waived based upon a predetermined number of ATM transactions per month, thereby allowing its customers to use almost any ATM machine.

In addition, customers are able to access information about their accounts and view information about Bay Bank’s services and products on its website, which is located at http://www.baybankmd.com.  Bay Bank’s website also permits customers to make transfers of funds among accounts, pay bills, order checks and send e-mails.

Competition

In both the Baltimore metropolitan area and on Maryland’s Eastern Shore, Bay Bank faces strong competition from large banks headquartered within and outside of Maryland.  It also competes with other community banks, savings and loan associations, credit unions, finance companies and others providing financial services.  In addition, insurance companies, securities brokers and other non-bank entities or their affiliates may provide services, which historically have been considered banking in nature.

Many of Bay Bank’s competitors can finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and offer services that Bay Bank cannot offer or chooses not to offer.  Also, larger institutions have substantially higher lending limits.  Some of Bay Bank’s competitors have other advantages, such as tax exemption in the case of credit unions.

Employees

As of March 31, 2012, Bay Bank employed 36 individuals including two part-time employees.  31 people operate from its headquarters and banking office in Lutherville, Maryland, and five people operate from the Salisbury, Maryland office.  Jefferson Bancorp, Inc. has no employees.

Supervision and Regulation

General

As a federal savings bank, Bay Bank is supervised and examined by the OCC and is also subject to examination by the FDIC.  This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance funds and depositors, and not for the protection of stockholders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Bay Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. Bay Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, which governs reserves to be maintained against deposits and other matters. The OCC examines Bay Bank and prepares reports on any operating deficiencies. Bay Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Bay Bank’s loan documents.

Any change in these laws or regulations, whether by the FDIC, the OCC or Congress, could have a material adverse impact on Jefferson Bancorp, Inc., Bay Bank and their operations.

As a savings and loan holding company, Jefferson Bancorp, Inc. is required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Federal Reserve Board.

Certain of the regulatory requirements that are applicable to Bay Bank and Jefferson Bancorp, Inc. are described below.  This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Bay Bank and Jefferson Bancorp, Inc., and is qualified in its entirety by reference to the actual statutes and regulations.

New Federal Legislation

The Dodd-Frank Act has significantly changed the current bank regulatory structure and affected the lending, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act eliminated the Office of Thrift Supervision on July 21, 2011, the former primary federal regulator of both Bay Bank and Jefferson Bancorp, Inc.  The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies like Jefferson Bancorp, Inc., in addition to bank holding companies which it regulates. As a result, the Federal Reserve Board has issued regulations applicable to savings and loan holding companies like Jefferson Bancorp, Inc. The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for depository institution holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital are restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Bay Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest-bearing transaction accounts have unlimited deposit insurance through December 31, 2012.  Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Federal Banking Regulation

Business Activities

A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the OCC. Under these laws and regulations, Bay Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits.

Capital Requirements

OCC regulations require savings banks to meet three minimum capital standards: a 2.0% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the OCC, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank.  In assessing an institution’s capital adequacy, the OCC takes into consideration not only these numeric factors but qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2011, Bay Bank’s capital exceeded all applicable requirements.

Loans to One Borrower

Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2011, Bay Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test

As a federal savings bank, Bay Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Bay Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

Bay Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings institution that fails the qualified thrift lender test must operate under specified restrictions. The Dodd-Frank Act made noncompliance with the QTL test also subject to agency enforcement action for a violation of law.  At December 31, 2011, Bay Bank satisfied the QTL test.

Capital Distributions

OCC regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account.  A savings bank must file an application for approval of a capital distribution if:

•
the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or OCC-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the OCC at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The OCC may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity

A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws

All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the OCC to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the OCC is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice. As a new institution established in July 2010, Bay Bank has not received a Community Reinvestment Act rating. The Community Reinvestment Act requires all FDIC-insured institutions to publicly disclose their rating when issued.

Transactions with Related Parties

A federal savings bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Federal Reserve Board. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Bay Bank. Jefferson Bancorp, Inc., for example, is an affiliate of Bay Bank.  In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements.  In addition, the Home Owners’ Loan Act and Regulation W prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Savings banks must maintain detailed records of all transactions with affiliates.

Bay Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)
be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Bay Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Bay Bank’s board of directors.

Enforcement

The OCC has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or to recommend to the OCC that enforcement action be taken with respect to a particular savings institution.  If action is not taken by the Director, the FDIC has authority to take action under specified circumstances.

Standards for Safety and Soundness

Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions.  These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations

Under prompt corrective action regulations, the OCC is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital and 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the OCC is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the OCC within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the OCC, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the OCC notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the OCC has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The OCC may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2011, Bay Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts

The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008. Also, under the Dodd-Frank Act, noninterest-bearing checking accounts have unlimited deposit insurance through December 31, 2012.

Effective April 1, 2011, the FDIC implemented a requirement of the Dodd-Frank Act to revise its assessment system to base it on each institution’s total assets less tangible capital of each institution instead of deposits. The FDIC also revised its assessment schedule so that it ranges from 2.5 basis points for the least risky institutions to 45 basis points for the riskiest.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.  Bay Bank does not believe that it is taking or is subject to any action, condition or violation that could lead to termination of its deposit insurance.

Prohibitions Against Tying Arrangements

Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System

Bay Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Bay Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2011, Bay Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Bay Bank are subject to state usury laws and federal laws concerning interest rates. Bay Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•
Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Bay Bank also are subject to the:

•
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•
Electronic Fund Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•
Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•
The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•
The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General

Jefferson Bancorp, Inc. is a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Jefferson Bancorp, Inc. is registered with the Federal Reserve Board and is subject to Federal Reserve Board regulations, examinations and reporting requirements. In addition, the Federal Reserve Board has enforcement authority over Jefferson Bancorp, Inc. and its non-insured subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities

Under present law, the business activities of Jefferson Bancorp, Inc. are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity.

Federal law prohibits a savings and loan holding company, including Jefferson Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Federal Reserve Board. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital

Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to depository institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities will no longer be includable as Tier 1 capital, as is currently permitted for bank holding companies. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. There is a five-year transition period (from the July 21, 2010 effective date of the Dodd-Frank Act) before the capital requirements will apply to savings and loan holding companies.

Dividends

The Federal Reserve Board has issued a policy guidance regarding the payment of dividends by bank holding companies that it has made applicable to savings and loan holding companies as well. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs asset quality and overall financial condition. Federal Reserve Board guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Jefferson Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

Source of Strength

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Legal Proceedings

At December 31, 2011, Jefferson was not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which management believes will not materially adversely affect Jefferson’s financial condition, its results of operations and its cash flows.

Market Price of and Dividends on Jefferson’s Common Equity and Related Stockholder Matters

There is currently no public trading market for Jefferson’s common stock.  The approximate number of holders of record of Jefferson Bancorp, Inc.’s common stock as of March 31, 2012 was four.  Jefferson does not currently pay cash dividends on its common stock and does not plan to pay dividends during the first three years of operation.  Any future dividends declared are subject to the discretion and approval of the board of directors and certain regulatory agencies.

For a detailed discussion of Jefferson’s 2010 Stock Option Plan, refer to Note 12 of the consolidated financial statements, which may be found on page F-76.

Risk Management

Jefferson’s board of directors is the foundation for effective corporate governance and risk management.  The board of directors demands accountability of management, keeps stockholders’ and other constituencies’ interests in focus and fosters a strong internal control environment. Through its Executive, Asset/Liability and Audit Committees, the Jefferson board of directors actively reviews critical risk positions, including market, credit, liquidity and operational risk.  Jefferson’s goal in managing risk is to reduce earnings volatility, control exposure to unnecessary risk and ensure appropriate returns for risk assumed.  Senior management actively manages risk at the line of business level, supplemented with corporate-level oversight through the Asset/Liability Committee, the internal audit process and quality control functions and other risk management groups within Jefferson.  This risk management structure is designed to uncover risk issues through a systematic process, enabling timely and appropriate action to avoid and mitigate risk. The risk management process establishes risk limits, and other measurement systems, with a focus on risk reduction strategies and capital allocation practices.

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Jefferson’s operations.  Unlike most industrial companies, nearly all of Jefferson’s assets are monetary in nature.  As a result, interest rates have a greater impact on Jefferson’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Critical Accounting Policies, Judgments and Estimates

The accounting and reporting policies of Jefferson conform to GAAP.  All intercompany transactions are eliminated in consolidation and certain reclassifications are made when necessary in order to conform to the previous years’ financial statements to the current year’s presentation.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented.  Therefore, actual results could differ from these estimates.

The allowance for credit losses involves a higher degree of judgment and complexity than other significant accounting policies.  The allowance for credit losses is calculated with the objective of maintaining a reserve level believed by Jefferson to be sufficient to absorb estimated probable credit losses.  Jefferson’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors.  However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, expected loan commitment usage, the amounts and timing of expected future cash flows on impaired and purchased credit impaired loans, value of collateral, estimated losses on consumer loans and residential mortgages and general amounts for historical loss experience.  The process also considers economic conditions and inherent risks in the loan portfolio.  All of these factors may be susceptible to significant change.  To the extent actual outcomes differ from Jefferson’s estimates, an additional provision for credit losses may be required that would adversely impact earnings in future periods.  See the section of this document titled, “Allowance for Credit Losses and Credit Risk Management.”

Acquired loans with specific credit deterioration are accounted for by Jefferson in accordance with FASB Accounting Standards Codification 310-30.  Certain acquired loans, those for which specific credit-related deterioration, since origination, is identified, are recorded at fair value reflecting the present value of the amounts expected to be collected.  Income recognition on these loans is based on a reasonable expectation about the timing and amount of cash flows to be collected.

Other significant accounting policies are presented in Note 1 in the accompanying financial statements.  Jefferson’s “Summary of Significant Accounting Policies” has not substantively changed any aspect of its overall approach in the application of the foregoing policies.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting and financial disclosure during 2011 and thus far in 2012.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year Ended December 31, 2011 Compared to Period
June 30, 2010 (Inception) Through Ended December 31, 2010

The following discussion of Jefferson’s financial condition and results of operations should be read in conjunction with Jefferson’s consolidated financial statements and the notes thereto, beginning on page F-54 and the other information included in this proxy statement.

This discussion and analysis provides an overview of Jefferson’s financial condition and results of operations of Jefferson for twelve months of operations through December 31, 2011 and six months of operations from June 30, 2010 (inception) through December 31, 2010.

General

Jefferson Bancorp, Inc. was incorporated under the laws of the State of Delaware on November 20, 2009 to operate as a savings and loan holding company of a federal savings bank, namely, Bay Bank, FSB, which commenced operations on July 9, 2010.  Jefferson Bancorp, Inc. owns all the shares of common stock issued by Bay Bank.  Bay Bank was chartered by the Office of Thrift Supervision to operate as a federal savings bank and its deposit accounts are insured by the FDIC.

  On July 9, 2010, Jefferson commenced operations and acquired substantially all assets and assumed all deposits and certain other liabilities related to the two former branch offices of Bay National Bank.  The transaction was consummated pursuant to a Purchase and Assumption Agreement by and among the FDIC, as Receiver for BNB, and Bay Bank.

The principal business of Bay Bank is to make loans and other investments and to accept time and demand deposits.  Bay Bank’s primary market areas are Baltimore and its immediately surrounding counties, the Baltimore-Washington corridor and Salisbury, Maryland, although Bay Bank’s business development efforts also generate business outside of these areas.  Bay Bank offers a broad range of banking products, including a full line of business and personal savings and checking accounts, money market demand accounts, certificates of deposit and other banking services.  Bay Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit.  Bay Bank’s customers are primarily small to mid-size businesses, the owners of these businesses and high net worth individuals.

Overview

Key measurements for the year ended December 31, 2011 include the following:

•	Total assets at December 31, 2011 decreased by 4.6% to $129.9 million as compared to $136.1 million as of December 31, 2010.

•	Net loans outstanding increased by 9.7% from $87.7 million as of December 31, 2010 to $96.2 million as of December 31, 2011.

•
There was $3.5 million in nonaccrual loans as of December 31, 2011.  In addition, Jefferson foreclosed on or accepted a deed-in-lieu of foreclosure on eleven investor-owned residential real estate properties during the year ended December 31, 2011.  These properties were placed into real estate acquired through foreclosure at an aggregate estimated net realizable value of $2.2 million.  As of December 31, 2011, six properties remained with an aggregate net realizable value of $1.5 million.

•
Fifteen properties held in real estate acquired through foreclosure were sold during 2011.  In aggregate, gains on eleven properties totaled $995,439 while losses of $18,218 were realized on four properties.

•	Deposits at December 31, 2011 were $98.0 million, a decrease of $6.2 million, or 6.0%, from December 31, 2010.

•
Jefferson realized net income of $803,204 for the year ended December 31, 2011 as compared to net income of $3.6 million for period ended December 31, 2010.  Included in the results for the year ended December 31, 2011 was a provision for credit losses of $1.3 million compared to $684,289 reported for the period ended December 31, 2010.  Included in the results for the period ended December 31, 2010 was a bargain purchase gain of $3.1 million.

•
Net interest income, Jefferson’s main source of income, was $8.5 million for the year ended December 31, 2011 compared to $6.3 million for the period ended December 31, 2010.  This represents an increase of 34.5% from 2010.

•	Noninterest income for the year ended December 31, 2011 decreased by $2.0 million, or 50.9%, as compared to the period ended December 31, 2010.

•	Noninterest expense increased by $4.0 million, or 111.5%, for the year ended December 31, 2011, as compared to the period ended December 31, 2010.

•	Throughout this proxy statement, results for the twelve months ended December 31, 2011 are compared to the results for the six-month period from June 30, 2010 (inception) through December 31, 2010.

A detailed discussion of the factors leading to these changes can be found in the discussion below.

Results of Operations

Overview

Jefferson Bancorp, Inc. recorded net income of $803,204 for the year ended December 31, 2011. This compares to net income of $3.6 million reported for the period ended December 31, 2010, a decrease of $2.8 million.  The decline in year-over-year results is primarily due to the one-time bargain purchase gain of $3.1 million recognized in 2010 on the purchase of BNB.

Management expects 2012 to continue to be challenging for earnings growth as Jefferson continues to face a weakened economy.  Future results will be subject to, among other things, the volatility of the provision for credit losses, which is related to loan quality and loan growth, all of which is sensitive to economic and interest rate instability and other competitive pressures that arise in a recessionary economy.

Net Interest Income / Margins

Net interest income is the difference between income on earning assets and the cost of funds supporting those assets. Earning assets are composed primarily of loans, investments, and federal funds sold. Interest-bearing deposits and other borrowings make up the cost of funds. Noninterest-bearing deposits and capital are also funding sources. Changes in the volume and mix of earning assets and funding sources along with changes in associated interest rates determine changes in net interest income.

Net interest income was $8.5 million for the year ended December 31, 2011 as compared to $6.3 million for the six-month period in 2010. This represents an increase of 34.5% for the year ended December 31, 2011 as compared to the period ended December 31, 2010.

Interest income from loans and investments for the year ended December 31, 2011 was $9.2 million    compared to $6.7 million for the period ended December 31, 2010. The 37.3% increase from 2010 was primarily driven by the recognition of interest income for a six-month period in 2010 compared to twelve months in the current year.  In addition, the average yield on loans incorporates the discount rates used to measure the fair value of the loans acquired from the BNB acquisition, which comprises the majority of Bay Bank’s loan portfolio.  These rates are typically higher than those on bank originated loans to reflect the risk associated with the purchased loan portfolio.  The timing and nature of the resolutions of these purchased loans will impact the yield for the applicable reporting period.  See “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” under Note 1 of the consolidated financial statements for a discussion of how changes in expected cash flows on the purchased loan portfolio can affect interest income and loan yields.

Interest and dividends on investment securities was $304,015 for the year ended December 31, 2011 as compared to $32,044 during the six month period ended December 31, 2010.  Despite the unfavorable interest rate environment, a better investment strategy implemented by management at the end of 2010 and beginning of 2011 resulted in the increased income.  For the year ended December 31, 2011, the average balance of investment securities totaled $17.4 million as compared to an average balance of $12.0 million for the six months ended December 31, 2010.

The percentage of average interest-earning assets represented by loans was 72.7% and 64.2% for the periods ended December 31, 2011 and 2010, respectively. For the year ended December 31, 2011, the average yield on the loan portfolio decreased to 9.6% from 14.7% for the period ended December 31, 2010.  The timing and nature of resolutions in the purchased loan portfolio impacted the yield in each reporting period.

The average yield on the investment portfolio and other earning assets, such as federal funds sold, was 1.0% for the year ended December 31, 2011 as compared to 0.3% in 2010. This increase in the average yield was primarily a result of the purchase of higher yielding securities in December 2010 and January 2011.  The percentage of average interest-earning assets represented by investment securities, federal funds sold and interest-bearing cash balances was 27.3% and 35.8% for the year ended December 31, 2011 and 2010, respectively.  At December 31, 2011, the weighted average yield for the available for sale (“AFS”) investment portfolio was approximately 1.8% compared to .6% at December 31, 2010.

Interest expense for deposits and borrowings for the year ended December 31, 2011 was $701,238 compared to $396,997 for the six-month period in 2010. The increase is primarily the result of expense recognition for a six-month period during 2010 compared to twelve months in the current period.  As of December 31, 2011, CDs comprised 71.3% of average interest-bearing liabilities compared to 83.6% of average interest-bearing liabilities as of December 31, 2010.  The average rate paid on all interest-bearing liabilities increased from 0.8% for the period ended December 31, 2010 to 0.9% for the year ended December 31, 2011.  The higher rate for 2011 was primarily due to efforts to attract new customers to Bay Bank.

As a result of the factors discussed above, the net interest margin decreased to 6.7% for the year ended December 31, 2011 from 8.9% for the year ended December 31, 2010.  Although Jefferson  has been able to decrease certain time deposit rates, the yield on loans and investments decreased to a greater extent than the cost of funds. Management has observed ongoing pressure to offer lower rates on loans as the market for loans remains competitive since demand remains low.  In addition, the yield on the purchased loan portfolio was impacted by the effects of more favorable loan resolutions during the shorter reporting period in 2010 compared to a full year of operations in 2011.  The market is very competitive for deposits, which has limited management’s ability to maintain margins through reductions in the interest rates on deposit accounts generally and CD rates in particular.

The following tables set forth, for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the amount of interest income and interest expense, and the resulting yields on average interest-earning assets and rates paid on average interest-bearing liabilities. Average balances are also provided for noninterest-earning assets and noninterest-bearing liabilities.

No tax equivalent adjustments were made and no interest income was exempt from federal or state income taxes.  All average balances are daily average balances.  The average balances of nonaccrual loans are included in the average loan balances for the periods indicated.  The amortization of loan fees is included in computing interest income; however, such fees are not material.

Year Ended December 31, 2011
	Average Balance	Interest and fees	Yield/ Rate
ASSETS
Loans	$91,976,637	$8,826,586	9.6%
Investment securities (1)	17,360,982	304,015	1.8
Federal funds sold and interest-bearing cash balances	17,217,395	35,192	0.2
Total earning assets	126,555,014	9,165,793	7.2%
Less: Allowance for credit losses	(921,437)
Cash and due from banks	308,134
Real estate acquired through foreclosure, net	2,174,992
Premises and equipment, net	164,566
Accrued interest receivable and other assets	1,406,017
Total assets	$129,687,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing demand deposits	$22,320,360	63,860	0.3%
Regular savings deposits	276,627	-	0.0
Time deposits	56,173,591	637,210	1.1
Short-term borrowings	19,178	168	0.9
Total interest-bearing liabilities	78,789,756	701,238	0.9%
Net interest income and spread		$8,464,555	6.3%
Noninterest-bearing demand deposits	21,582,519
Accrued expenses and other liabilities	953,156
Stockholders’ equity	28,361,855
Total liabilities and stockholders’ equity	$129,687,286

Interest and fee income/average earning assets	7.2%
Interest expense/average earning assets	0.5
Net interest margin	6.7%

Return on average assets	0.6%
Return on average equity	2.8%
Average equity to average assets	21.9%

(1)	Investment securities include AFS securities, FRB, FHLB and other restricted stock investments.

Period Ended December 31, 2010
	Average Balance	Interest and fees	Yield/ Rate (2)
ASSETS
Loans	$93,444,556	$6,612,602	14.7%
Investment securities (1)	11,962,837	32,044	0.6
Federal funds sold and interest-bearing cash balances	40,227,456	46,921	0.2
Total earning assets	145,634,849	6,691,567	9.5%
Less: Allowance for credit losses	(3,910)
Cash and due from banks	372,792
Real estate acquired through foreclosure, net	4,349,736
Premises and equipment, net	86,290
Accrued interest receivable and other assets	1,926,673
Total assets	$152,362,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing demand deposits	$15,675,891	17,234	0.2%
Regular savings deposits	421,820	-	0.0
Time deposits	82,356,163	379,638	1.0
Short-term borrowings	17,143	125	1.5
Total interest-bearing liabilities	98,471,017	396,997	0.8%
Net interest income and spread		$6,294,570	8.7%
Noninterest-bearing demand deposits	25,846,051
Accrued expenses and other liabilities	2,706,638
Stockholders’ equity	25,339,161
Total liabilities and stockholders’ equity	$152,362,867

Interest and fee income/earning assets	9.5%
Interest expense/earning assets	0.6
Net interest margin	8.9%

Return on average assets (2)	4.9%
Return on average equity (2)	29.5%
Average equity to average assets	16.6%

(1)	Investment securities include AFS securities, FRB, FHLB and other restricted stock investments.
(2)	Yields and Rates derived by using a 176/365 day count.

Rate/Volume Analysis

The following table presents the changes in net interest income and identifies the changes due to differences in the average volume of interest-earning assets and interest-bearing liabilities and the changes due to changes in the average interest rate on those assets and liabilities.  The changes in net interest income due to changes in both average volume and average interest rate have been included in the reported change due to rate.

	Year ended December 31, 2011 vs. six months ended December 31, 2010 Due to variances in
	Total	Rates	Volumes*
Interest income on:
Loans	$2,213,984	$(4,671,621)	$6,885,605
Investment securities	271,971	207,573	64,398
Federal funds sold and interest-bearing cash balances	(11,729)	(6,456)	(5,273)
Total interest income	2,474,226	(4,470,504)	6,944,730

Interest expense on:
Interest-bearing demand deposits	46,626	12,970	33,656
Regular savings deposits	-	-	-
Time deposits	257,572	100,196	157,376
Short-term borrowings	43	(122)	165
Total interest expense	304,241	113,044	191,197

Net interest income	$2,169,985	$(4,583,548)	$6,753,533

*Volume variance reflects that the calculated average balances reported for 2010 were based on a total of 176 days (from date of inception to December 31, 2010) as compared to the calculated average balances reported for 2011 which were based on 365 days.

Provision for Credit Losses

The provision for credit losses was $1.3 million for the year ended December 31, 2011, as compared to $684,289 for the period ended December 31, 2010.  The provision in the prior year was to establish specific reserves of $510,289 and to establish a general reserve of $174,000.  The provision recorded for specific reserves reflected the deterioration in expected cash flows for loans acquired with deteriorated credit quality and measured impairment on other purchased loans from the BNB acquisition.  During 2011, Jefferson’s first full year of operation, the general reserve was increased by $160,303 to $334,303 through a charge to earnings, to reflect the risks of the ongoing economic weakness.  A provision of $1.1 million was recorded to replenish the specific reserves for further deterioration noted in the portfolio of loans acquired with deteriorated credit quality and other purchased impaired loans.

For additional information regarding the methodology used to determine the provision for credit losses, see the Management Discussion and Analysis section entitled “Allowance for Credit Losses and Credit Risk Management.”   For additional information on nonperforming loans, see the Management Discussion and Analysis section entitled “Nonperforming Loans and Other Delinquent Assets.”

Noninterest Income

The components of noninterest income were as follows for periods ended December 31:

	2011	2010
Service charges on deposit accounts	$91,679	$91,013
Bargain purchase gain	-	3,054,792
Gain on sale of real estate acquired through foreclosure	977,221	626,091
Other income	884,198	206,464
Total noninterest income	$1,953,098	$3,978,360

Noninterest income consists primarily of gains on the sale of real estate acquired through foreclosure and other income from loan resolutions, and deposit account service charges. For the year ended December 31, 2011, Jefferson realized noninterest income in the amount of $2.0 million, as compared to $4.0 million for the period ended December 31, 2010.  The elevated level of noninterest income in 2010 is due to the bargain purchase gain recognized on the previously described BNB transaction.

Service charges on deposit accounts totaled $91,679 for the year ended December 31, 2011, as compared to $91,013 for the period ended December 31, 2010.

Gains on the sale of real estate acquired through foreclosure totaled $977,221 for the year ended December 31, 2011 as compared to a gain of $626,091 reported for the period ended December 31, 2010.  During 2011, there were 15 properties sold compared to 10 properties that were sold during 2010.

Jefferson will continue to seek ways to expand its sources of noninterest income.  In the future, Jefferson may enter into fee arrangements with strategic partners that offer investment advisory, residential mortgage originations, risk management and employee benefit services.  Jefferson has not entered into any such fee arrangements, although Bay Bank does offer such services to customers through referral relationships for which it is not compensated. No assurance can be given that any such fee arrangements will be obtained or maintained.

Noninterest Expense

The components of noninterest expense were as follows:

	December	December
	2011	2010
Salaries and employee benefits	$4,071,407	$1,307,629
Occupancy expenses	364,958	190,071
Furniture and equipment expenses	174,088	65,582
Legal, accounting and other professional fees	988,242	842,522
Data processing and items processing services	530,009	305,279
FDIC insurance costs	112,364	120,784
Advertising and marketing related expenses	235,032	79,205
Foreclosed property expenses	324,014	186,485
Loan collection costs	133,365	45,947
Core deposit intangible amortization	139,630	84,360
Other expenses	456,079	331,519
Total noninterest expenses	$7,529,188	$3,559,383

Noninterest expense for the twelve months ended December 31, 2011 totaled $7.5 million compared to $3.6 million for the period June 30, 2010 through December 31, 2010. The increase of $3.9 million, or 108.3%, was primarily due to the results of twelve months of operations for 2011 compared to six months in 2010.

Salaries and employee benefit expenses represented 54.1% and 36.7% of noninterest expenses for the year ended December 31, 2011 and for the period ended December 31, 2010, respectively.  Salaries and benefits increased by $2.8 million, or 211.4%, over the prior year.  A partial year in 2010 combined with growth of employee staffing primarily drove the increase in salaries and employee benefit expenses.  An incentive bonus plan and the recognition of stock based compensation for the vesting of options under the approved Jefferson Bancorp, Inc. 2010 Stock Option Plan also contributed to the increase.  As of December 31, 2011, Jefferson had 37 active employees as opposed to 34 at December 31, 2010.  When Jefferson opened for business as Bay Bank on July 12, 2010, it had 20 employees.

Occupancy expenses increased by $174,887 for the year ended December 31, 2011.  The increase between the reported periods is primarily due to the difference in the twelve months reported in 2011 and the six months reported in 2010.  No material changes have occurred to Jefferson’s lease agreements.

Furniture and equipment expenses increased by $108,506 for the year ended December 31, 2011.  This represents a 165.4% increase over the prior year and is in line with the growth in staff and necessary upgrades of equipment.

Legal and professional fees increased by $145,720, or 17.3%, during 2011.  During 2010, Bay Bank incurred significant legal and professional fees attributed to loan workouts, foreclosures and loan collection efforts related to the purchased loan portfolio.  These professional fees continued into 2011 and remained a significant portion of expenses paid by Jefferson.

Data processing costs increased by $224,730 for the year ended December 31, 2011 as compared to the six-month period in 2010.  The 73.6% increase is primarily due to the difference in the twelve months reported in 2011 and the six months reported in 2010.

FDIC insurance premiums decreased by $8,420, or 7.0%, for the year ended December 31, 2011 over the six-month period in 2010.  The decreased premiums paid to FDIC were due to a reduced rate and lower deposit volume in 2011.

Advertising and marketing-related expenses increased $155,827, or 196.7%, for the year ended December 31, 2011 as compared to the six-month period in 2010.  Advertising spending was lower for the first six months after formation as management initially focused its efforts on building Bay Bank’s core team of relationship managers.  Advertising spending ramped up in late 2010 and throughout 2011.

There was an increase of $137,529, or 73.7%, in expenses such as property taxes, maintenance and repairs related to the maintenance of real estate acquired through foreclosure for the year ended December 31, 2011 compared to the six months in 2010.  This increase was primarily driven by the recognition of expense for six months during 2010 compared to twelve months during 2011.

Loan collection costs increased $87,418 for the year ended December 31, 2011, or 190.3%, as compared to the six months reported in 2010.  Higher loan collection costs are attributable to greater amounts of tax, appraisal fees, and maintenance expenses associated with maintaining and recovering the purchased troubled assets.

Core deposit intangible amortization expense increased $55,270, or 65.5%, for the year ended December 31, 2011 as compared to the six-month period in 2010.  This increase is due to the difference in the twelve months of amortization expense reported in 2011 and the six months reported in 2010.

Other expenses for the year ended December 31, 2011 totaled $456,079 compared to other expense during the six-month period in 2010 of $331,519.  The increase was primarily attributed to recognition of routine operating expenses for a partial year in 2010 compared to twelve months in 2011.

The banking industry utilizes an “efficiency ratio” as a key measure of expense management and overall operating efficiency. This ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income. Jefferson’s efficiency ratio was 72.3% for the year ended December 31, 2011 compared to 34.6% for the period ending December 31, 2010.  The increase in the efficiency ratio from the prior year was primarily a result of higher salaries and employee benefit expenses in 2011 and lower noninterest income resulting from the one-time bargain purchase gain recognized in 2010.

Income Taxes

For the year ended December 31, 2011 the effective income tax rate was 51.1% compared to an effective income tax rate of 40.3% for the six-month period ended December 31, 2010.  This increase in rate was primarily attributable to the $561,099 stock-based compensation expense recognized in 2011.  A significant portion of this expense was associated with incentive stock options which are not deductible for income tax purposes and thereby caused an increase in the effective income tax rate.  There was no such stock-based expense recorded for the six-month period ended December 31, 2010 since the 2010 Stock Option Plan was not approved by Bay Bank’s regulatory agencies until 2011.

Financial Condition

Composition of the Balance Sheet

Jefferson’s total assets were $129.9 million as of December 31, 2011, compared to total assets of $136.1 million as of December 31, 2010.  This represents a decline of approximately $6.2 million, or 4.6%, since December 31, 2010.  The change in total assets includes decreases of $3.2 million in cash and due from banks, $9.8 million in federal funds sold and other overnight investments and $1.6 million in investment securities.  These decreases were partially offset by an increase of $8.5 million in loans, net of the allowance for credit losses.  Deposits at December 31, 2011 were $98.0 million as compared to deposits of $104.2 million at December 31, 2010.  The decrease in deposits was primarily attributed to a decrease of $14.0 million in time deposits as Jefferson reduced its dependence on national market CDs, which was partially offset by a $7.8 million increase in demand deposits and other interest-bearing deposits.  As of December 31, 2011, loans, net of an allowance for credit losses, totaled $96.2 million.  This represents an increase of $8.5 million, or 9.7%, from a balance of $87.7 million as of December 31, 2010.

Composition of Loan Portfolio

The following table sets forth the composition of Jefferson’s loan portfolio as of December 31:

	2011		2010
Commercial & Industrial	$26,351,942	27.2%	$26,384,032	29.8%
Commercial Real Estate	28,561,983	29.5	16,341,357	18.5
Residential Real Estate	20,858,635	21.5	14,585,629	16.5
Home Equity Line of Credit	13,612,924	14.0	17,094,848	19.3
Land	5,172,942	5.3	5,115,595	5.8
Construction	1,959,353	2.0	7,562,262	8.6
Consumer & Other	502,270	0.5	1,330,952	1.5
Total Loans	$97,020,049	100.0%	$88,414,675	100.0%

Because yields on loans typically exceed the yields on investments, Jefferson’s long-term business strategy is to continue to increase the overall level of loans, as well as maintain a relatively high percentage of loans to total earning assets.  Increasing loans and loans as a percentage of total earning assets will maximize the net interest margin.  However, in order to enhance liquidity, Jefferson is willing to accept a slightly lower margin by maintaining an investment portfolio that results in a lower percentage of loans to total earning assets. As of December 31, 2011 and 2010, loans represented 76.2% and 66.7% of total earning assets, respectively.

The following table sets forth the maturity distribution for Jefferson’s loan portfolio at December 31, 2011. Some of the loans may be renewed or repaid prior to maturity.  Therefore, the following table should not be used as a forecast of future cash flows.

	Within one year	One to three years	Three to five years	Over five years	Total
Commercial & Industrial	$14,969,196	$3,374,931	$4,847,050	$3,160,765	$26,351,942
Commercial Real Estate	6,599,432	5,577,299	8,388,700	7,996,552	28,561,983
Residential Real Estate	7,756,326	4,819,233	2,621,350	5,661,726	20,858,635
Home Equity Line of Credit	13,612,924	-	-	-	13,612,924
Land	5,127,229		45,713	-	5,172,942
Construction	1,959,353		-	-	1,959,353
Consumer & Other	430,401	33,655	38,214	-	502,270
Total	$50,454,861	$13,805,118	$15,941,027	$16,819,043	$97,020,049

Fixed interest rate	$9,209,994	$13,805,118	$15,941,027	$16,819,043	$55,775,182
Variable interest rate	41,244,867	-	-	-	41,244,867
Total	$50,454,861	$13,805,118	$15,941,027	$16,819,043	$97,020,049

The scheduled repayments as shown above are reported in the maturity category in which the payment is due, except for the adjustable (variable) rate loans, which are reported in the period of repricing.

Jefferson’s loan portfolio composition as of December 31, 2011 reflects a 42.5% concentration in variable rate loans. Fixed rate loans totaled $55.8 million, or 57.5%, of the loan portfolio. Interest rates on variable rate loans adjust to the current interest rate environment, whereas fixed rates do not allow this flexibility.  If interest rates were to increase in the future, the interest earned on the variable rate loans would improve, and, if rates were to fall, the interest earned would decline.  See “Liquidity and Interest Rate Sensitivity.”

Allowance for Credit Losses and Credit Risk Management

The allowance for credit losses is established to estimate losses that have occurred on loans by recording a provision for credit losses charged to earnings.  The allowance is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans in light of historic experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  Measured impairment and credit losses are charged against the allowance when management believes the uncollectability of a loan or portion of a balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components.  The specific component relates to individual loans that are classified as impaired.  A loan is impaired when, based on current information and events, it is probable that Bay Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement and primarily includes nonaccrual loans, troubled debt restructures, and purchased credit impaired loans where cash flows have deteriorated from those forecast as of the acquisition date.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan.  For impaired loans, any measured impairment is properly charged-off against the loan and allowance in the applicable reporting period.  The specific component may fluctuate from period to period if changes occur in the nature and volume of impaired loans.

The general component covers pools of similar loans, including purchased loans that did not have deteriorated credit quality and new loan originations, and is based upon historical loss experience and several qualitative factors.  These qualitative factors address various risk characteristics in Jefferson’s loan portfolio after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss data such as: (1) the experience, ability and effectiveness of Bay Bank’s lending management and staff; (2) the effectiveness of Jefferson’s loan policies, procedures and internal controls; (3) changes in the nature and volume of the loan portfolio; (4) the composition and concentrations of credit; (5) changes in asset quality; (6) the impact of national, regional and local economic trends and business conditions; (7) the effectiveness of the internal loan review function; and (8) the impact of other external factors such as regulatory changes and environmental risks. Given that Bay Bank is considered a de novo institution and does not have its own sufficient historical loss experience, management also references the historical net charge-off experience of peer groups to determine a reasonable range of reserve values, which is permissible per Bay Bank policy.  The peer groups consist of competing Maryland-based financial institutions with established ranges in total asset size.  Management will continue to evaluate the appropriateness of the peer group data used with each quarterly allowance analysis until such time that Bay Bank has sufficient history of loss experience to provide a foundation for the general reserve requirement.  The general component may fluctuate from period to period if changes occur in the mix of Bay Bank’s loan portfolio, economic conditions, or specific industry conditions.

A test of the adequacy of the allowance, using the methodology outlined above, is performed by management and reported to the Board of Directors on at least a quarterly basis.  The complex evaluations involved in such testing require significant estimates.  Management uses available data to establish the allowance at a prudent level, recognizing that the determination is inherently subjective, and that future adjustments may be necessary, depending upon many items including a change in economic conditions affecting specific borrowers, or in general economic conditions, and new information that becomes available.  However, there are no assurances that the allowance will be sufficient to absorb losses on nonperforming loans or that the allowance will be sufficient to cover losses on nonperforming loans in the future.

The following table represents an analysis of the activity in the allowance for credit losses for the year ended December 31, 2011:

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Home Equity Line of Credit	Land	Construction	Consumer & Other	Total

Beginning balance	$232,789	$36,604	$69,677	$207,227	$78,996	$55,233	$3,763	$684,289
Charge-offs	(39,778)	-	(424,579)	(383,187)	(231,362)	(37,386)	-	(1,116,292)
Recoveries	-	-	-	-	-	-	-	-
Provision	(41,616)	51,757	404,392	622,871	160,622	57,626	1,004	1,256,656
Ending balance	$151,395	$88,361	$49,490	$446,911	$8,256	$75,473	$4,767	$824,653
Ratio of net charge-offs to average loans outstanding	0.0%	-	0.5%	0.4%	0.3%	0.0%	-	1.21%
Percentage composition of loan portfolio	27.2%	29.5%	21.5%	14.0%	5.3%	2.0%	0.5%	100.00%

The allowance was $824,653 at December 31, 2011, compared to $684,289 million at December 31, 2010.  These amounts represented 0.8% of total loans at December 31, 2011 and 2010.  During 2011, Bay Bank experienced net charge-offs of $1.1 million compared to no charge-offs experienced during 2010.  The charge-offs during 2011 primarily related to the portfolio of loans acquired with deteriorated credit quality.  The specific component of the allowance was $490,350 and $510,289 as of December 31, 2011 and 2010, respectively.  The general component of the allowance was $334,303 and $174,000 as of December 31, 2011 and 2010, respectively.

Management believes that the allowance is adequate.  However, its determination requires significant judgment, and estimates of probable losses in the loan portfolio can vary significantly from the amounts actually observed.  While management uses available information to recognize probable losses, future additions to the allowance may be necessary based on changes in the credits comprising the portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions.  In addition, federal and state regulatory agencies, especially the OCC, as an integral part of their examination process, and independent consultants engaged by Bay Bank, periodically review the loan and lease portfolio and the allowance, including the effectiveness and quality of credit administration.  Such reviews may result in adjustments to the provision based upon their judgments of information available at the time of each examination.

Nonperforming Loans and Other Delinquent Assets

Nonperforming assets are comprised of nonaccrual loans, including troubled debt restructures, loans past due 90 days or more and still accruing, and real estate acquired through foreclosure.  Management will generally classify loans as nonaccrual when collection of full principal and interest under the original terms of the loan is not expected or payment of principal or interest has become 90 days past due. When a loan is classified as nonaccrual, interest will no longer be accrued, and any interest previously accrued, but not collected, will be reversed.  A nonaccrual loan may be restored to accrual status when delinquent principal and interest payments are brought current (and, generally, have been kept current for a period of six months) and collection of future monthly principal and interest payments is expected.  Bay Bank had nonaccrual loans of $3.5 million and $1.1 million as of December 31, 2011 and 2010, respectively.  As of December 31, 2011, there were no accruing loans 90 or more days past due with the exception of $1.8 million of purchased credit impaired loans.  As of December 31, 2010, there were no accruing loans 90 or more days past due with the exception of $4.0 million of purchased credit impaired loans.

The restructuring of a loan constitutes a troubled debt restructure (“TDR”) if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider in the normal course of business.  A concession may include an extension of repayment terms which would not normally be granted, a reduction of interest rate or the forgiveness of principal and/or accrued interest intended to minimize potential losses and to avoid foreclosure or repossession of the collateral.  As of December 31, 2011 and 2010, TDRs totaled $2.9 million and $1.4 million, respectively.

Any property Jefferson acquired as a result of foreclosure on a mortgage loan is classified as real estate acquired through foreclosure and recorded at fair value less estimated costs to sell. Any required write-down of the loan to its net realizable value will be charged against the allowance for credit losses.  Jefferson held $1.5 million and $1.8 million of real estate acquired through foreclosure as of December 31, 2011 and 2010, respectively.

Investment Portfolio

Bay Bank’s investment policy authorizes management to invest in a traditional securities portfolio in order to provide ongoing liquidity, income and a ready source of collateral that can be pledged in order to access other sources of funds.  The investment securities available for sale balances of $14.7 million as of December 31, 2011 are invested in agency mortgage-backed-securities.  Bay Bank held FHLB of Atlanta stock totaling $424,900 and $487,732 as of December 31, 2011 and 2010, respectively.

Jefferson had no investments that were obligations of the issuer, or payable from or secured by a source of revenue or taxing authority of the issuer, whose aggregate book value exceeded 10% of stockholders’ equity at December 31, 2011.

The following table sets forth information on the amortized cost and fair value for Bay Bank’s available for sale securities portfolio as of December 31, 2011 and 2010:

	December 31, 2011
	Amortized Cost	Fair Value
Mortgage backed securities	$14,296,113	$14,674,092

	December 31, 2010
	Amortized Cost	Fair Value
Mortgage backed securities	$16,276,065	$16,240,276

           Jefferson’s investment portfolio has a contractual weighted average maturity of greater than five years and had a weighted average yield of 2.7% for the year ended December 31, 2011.  Because there are no prepayment penalties on the underlying mortgages, the investment balance may be paid down more quickly than this.  Management has made the decision to maintain its available funds in highly-liquid assets because it wants to ensure that funds are readily available to fund loan commitments and maturing time deposits. Management believes that this strategy is necessary in order to maintain appropriate levels of liquidity even though a byproduct of this decision is that it prevents us from maximizing margins.

Sources of Funds

General

Deposits, short-term borrowings in the form of repurchase agreements, short-term borrowings under secured and unsecured lines of credit, scheduled amortization and unscheduled prepayment of loans and investments, funds provided by operations and capital are the sources of funds Jefferson utilizes for lending and investment activities, and other general business purposes.

Deposits

Bay Bank offers a variety of deposit products having a range of interest rates and terms. Bay Bank’s deposits consist of checking accounts, savings accounts, money market accounts and certificates of deposit.

The following table sets forth the composition of Bay Bank’s deposits as of December 31:

	2011		2010
Demand deposits	$28,970,329	29.6%	$28,348,029	27.2%
Money market and sweep	16,539,992	16.8	9,503,880	9.1
Savings	355,334	0.4	259,851	0.3
Time deposits, less than $100,000	7,078,187	7.2	6,119,346	5.9
Time deposits, $100,000 or more	45,015,674	46.0	59,928,378	57.5
Total Deposits	$97,959,516	100.0%	$104,159,484	100.0%

The mix of deposits shifted to a higher concentration of money market accounts and a decreased concentration in certificates of deposits in 2011 compared to 2010. The decreased concentration in certificate of deposit accounts was primarily a function of management’s decision to focus on core deposits, become less reliant on national market CDs and reduce cost of funds during 2011.  However, short term national market CDs will continue to be a source of funds if core funding does not meet Jefferson’s liquidity management needs.

Of the total deposits at December 31, 2011, $8.3 million, or 8.5%, was related to one customer as compared to $6.9 million, or 6.6%, at December 31, 2010 for this same customer.  The deposits for this large customer tend to fluctuate significantly; as a result, management monitors these deposits on a daily basis to ensure that liquidity levels are adequate to compensate for these fluctuations.  In addition, as of December 31, 2011, Bay Bank had deposits of $6.7 million from a related party customer.

CDs in amounts of $100,000 or more, and their remaining maturities at December 31, 2011, are as follows:

Three months or less	$14,393,600
Over three months through six months	7,037,090
Over six months through twelve months	13,554,893
Over twelve months	10,030,091
Total	$45,015,674

           The market in which Jefferson operates is very competitive and the rates of interest paid on deposits are affected by rates paid by other depository institutions.  Management closely monitors rates offered by other institutions and seeks to be competitive within the market.  When liquidity needs arise, Jefferson may choose to selectively compete for large CDs. As of December 31, 2011, Jefferson had outstanding CDs of approximately $25.8 million that were obtained through the listing of CD rates on two Internet-based listing services (such deposits are sometimes referred to herein as national market certificates of deposit).

Interest Rate Sensitivity

The primary objective of asset/liability management is to minimize interest rate risk as net interest income can fluctuate with significant interest rate movements.  To minimize the risk associated with these rate swings, management attempts to structure Jefferson’s balance sheet so that the ability exists to adjust pricing on interest-earning assets and interest-bearing liabilities in roughly equivalent amounts at approximately the same time intervals.  Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.  The Asset/Liability and Investment Committee of the Board of Directors oversees Jefferson’s management of interest rate risk.

Measurement of Jefferson’s interest rate sensitivity, or “gap,” is one of the tools used in asset/liability management.  The interest sensitive gap is the dollar difference between assets and liabilities which are subject to interest rate pricing within a given time period, including both floating rate or adjustable rate instruments, and instruments which are approaching maturity.

           The following table sets forth the amount of Jefferson’s interest-earning assets and interest-bearing liabilities as of December 31, 2011, which are expected to mature or reprice in each of the time periods shown:

			Maturity or repricing within
	Amount	Percent of Total	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years
Interest-earning assets
Federal funds sold and other overnight investments	$15,103,160	11.9%	$15,103,160	$-	$-	$-
Loans – Variable rate	41,244,867	32.4	40,970,849	274,018	-	-
Loans – Fixed rate	55,775,182	43.8	5,258,531	3,951,463	29,746,145	16,819,043
Investment & Other Equity Securities	15,163,992	11.9	-	-	-	15,163,992
Total interest-earning assets	$127,287,201	100.0%	$61,332,540	$4,225,481	$29,746,145	$31,983,035

Interest-bearing liabilities
Deposits – Variable rate	$23,081,370	30.7%	$23,081,370	$-	$-	$-
Deposits – Fixed rate	52,093,861	69.3	15,585,666	23,292,291	13,215,904	-
Total interest-bearing liabilities	$75,175,231	100.0%	$38,667,036	$23,292,291	$13,215,904	$-

Periodic gap			$22,665,504	$(19,066,810)	$16,530,241	$31,983,035
Cumulative gap			$22,665,504	$3,598,694	$20,128,935	$52,111,970

Cumulative gap as a percentage of December 31, 2011 total assets			17.5%	2.8%	15.5%	40.1%

44.3% of Jefferson’s interest-earning assets and 30.7% of its interest-bearing liabilities are in variable rate balances.  The excess of interest-earning assets over interest-bearing liabilities of $52.1 million in the categories of items maturing or repricing within five years comprises the majority of the overall gap.  The analysis of Jefferson’s interest-earning assets and interest-bearing liabilities presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration the fact that changes in interest rates do not affect all assets and liabilities equally.  Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

Management constantly monitors and manages the structure of Jefferson’s balance sheet, seeks to control interest rate exposure and evaluate pricing strategies while maximizing earnings and net worth.  Strategies and policies to manage the balance sheet are predicated upon the examination of how interest rate risk affects overall business risk, capital risk, liquidity risk and credit risk.  The proper strategy will depend on the current level of risk, the time frame, the current and expected interest rate environment and the consequences of such strategy on Jefferson’s liquidity needs.  Jefferson will attempt to extend fixed-rate liabilities to longer maturities while purchasing variable rate assets to widen the net interest margin if it determines that interest rates will more than likely increase and if such actions will help ensure that Jefferson’s liquidity needs can be met.  If management perceives that interest rates will decline, Jefferson will attempt to shorten fixed rate liabilities while securing longer term fixed rate assets if the impact of such strategy is consistent with Jefferson’s liquidity needs.

In theory, maintaining a nominal level of interest rate sensitivity can diminish interest rate risk.  In practice, this is made difficult by a number of factors, including cyclical variation in loan demand, different impacts on interest sensitive assets and liabilities when interest rates change and the availability of funding sources.  Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to Jefferson.

Liquidity

Bay Bank’s overall asset/liability management strategy takes into account the need to maintain adequate liquidity to fund existing loan commitments, deposit runoff and ongoing operations.  Management monitors the liquidity position daily.

Bay Bank’s primary sources of funds are deposits, scheduled amortization and prepayment of loans and investments, funds provided by operations and capital.  Bay Bank also has access to national markets for CDs.  While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by Bay Bank’s competition.

Bay Bank also has access to lines of credit with correspondent banks of approximately $27 million, including a $3 million unsecured federal funds line, a $4 million secured line pending pledge of investment securities, and an approximate $20 million available line of credit with the FHLB, subject to assets available for pledging.  Bay Bank can borrow from the FHLB up to 20% of its total assets, or 1.5 times total equity or 100% of pledgeable investment securities, whichever is lower.

Bay Bank’s most liquid assets are cash and assets that can be readily converted into cash, including federal funds sold, other overnight investments and investment securities. As of December 31, 2011, Bay Bank had $13.0 million in cash and due from banks, $2.5 million in federal funds sold and other overnight investments, and $14.7 million in investment securities. As of December 31, 2010, Bay Bank had $16.2 million in cash and due from banks, $12.3 million in federal funds sold and other overnight investments and $16.2 million in investment securities.  The decline in the overall level of liquid assets is primarily the result of management’s decision to reduce its dependence on non-core time deposits.

To further aid in managing liquidity, Bay Bank’s Board of Directors has approved and formed an Asset/Liability and Investment Committee to review and discuss recommendations for the use of available cash and to establish an investment portfolio.  By limiting the maturity of securities and maintaining a conservative investment posture, management can rely on the investment portfolio to help meet any short-term funding needs.

Based on the actions noted above, management believes that Jefferson has adequate cash on hand and available through liquidation of investment securities and through available lines of credit to meet a liquidity shortfall. Although management believes sufficient liquidity exists, if economic conditions deteriorate further and consumer confidence is not restored, this excess liquidity could be depleted, which would then materially affect Jefferson’s ability to meet its operating needs and to raise additional capital.

Contractual Obligations, Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements

Jefferson is a party to financial instruments with off-balance sheet risk in the normal course of its business.  These financial instruments primarily include commitments to extend credit, lines of credit and standby letters of credit.  Jefferson uses these financial instruments to meet the financing needs of its customers.  These financial instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk.  In addition, Jefferson also has operating lease obligations and purchase commitments.

Outstanding loan commitments and lines and letters of credit at December 31, 2011 and 2010 are as follows:

	2011	2010
Loan commitments	$812,538	$610,971
Unused lines of credit	20,046,902	26,208,704
Letters of credit	1,254,268	741,599

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have interest rates fixed at current market levels, fixed expiration dates or other termination clauses, which may require payment of a fee.  Unused lines of credit represent the unused portion of lines of credit previously extended and available to the customer as long as there is no violation of any contractual condition. These lines generally have variable interest rates. Since many of the commitments are expected to expire without being drawn upon, and since it is unlikely that customers will draw upon their line of credit in full at any time, the total commitment amount or line of credit amount does not necessarily represent future cash requirements.  Jefferson is not aware of any loss it would incur by funding its commitments or lines of credit.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.  Jefferson’s exposure to credit loss in the event of nonperformance by the customer is the contract amount of the commitment.

In general, loan commitments, lines of credit and letters of credit are made on the same terms, including with respect to collateral, as outstanding loans.  Each customer’s credit-worthiness and the collateral required are evaluated on a case-by-case basis.

The decline in the overall level of loan commitments and unused lines of credit as of December 31, 2011 as compared to December 31, 2010 is reflective of the current global economic downturn.

Jefferson has various financial obligations, including contractual obligations and commitments that may require future cash payments.  The following table presents, as of December 31, 2011, significant fixed and determinable contractual obligations to third parties by payment date:

	Within one year	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$45,865,655	$-	$-	$-	$45,865,655
CDs	38,877,957	11,819,123	1,396,781	-	52,093,861
Purchase Obligations (a)	279,261	513,497	466,340	18,934	1,278,032
Operating leases (b)	304,646	623,069	242,399	-	1,170,114
Total	$85,327,519	$12,955,689	$2,105,520	$18,934	$100,407,662

(a)	Represent estimated obligations under agreements to purchase goods or services that are enforceable and legally binding on Jefferson.
(b)	Represent short and long-term lease and rental payments for facilities.

Capital Resources

Jefferson had stockholders’ equity at December 31, 2011 of $31.4 million as compared to $29.9 million at December 31, 2010. The increase in capital is the result of favorable operating results, the effects of stock-based compensation, and unrealized market gains on investments securities. Jefferson has not declared any cash dividends since inception.

The tables below present Jefferson’s capital position relative to various minimum regulatory capital requirements as of December 31, 2011 and 2010.

December 31, 2011
	Actual		For Capital Adequacy Purpose		To Be Well Capitalized Under Prompt Corrective Action Provisions
Dollars in Thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total Risk-Based Capital to Risk Weighted Assets:
Consolidated	$31,661	30.51%	$8,301	8.00%		$10,377	N/A
Bank	$29,646	28.59%	$8,297	8.00%		$10,371	10.00%

Tier 1 Risk-Based Capital to Risk Weighted Assets:
Consolidated	$30,901	29.78%	$4,151	4.00%		$6,226	N/A
Bank	$28,886	27.85%	$4,148	4.00%		$6,223	6.00%

Tier 1 Risk-Based Capital to Adjusted Total Assets:
Consolidated	$30,901	23.91%	$5,171	4.00%		$6,463	N/A
Bank	$28,886	22.36%	$5,168	4.00%		$6,460	5.00%

Tangible Capital to Tangible Assets:
Consolidated	$30,901	23.91%	$2,585	2.00%	$	N/A	N/A
Bank	$28,886	22.36%	$2,584	2.00%	$	N/A	N/A

December 31, 2010
	Actual		For Capital Adequacy Purpose		To Be Well Capitalized Under Prompt Corrective Action Provisions
Dollars in Thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total Risk-Based Capital to Risk Weighted Assets:
Consolidated	$29,581	28.41%	$8,328	8.00%		$10,411	N/A
Bank	$27,469	26.44%	$8,311	8.00%		$10,388	10.00%

Tier 1 Risk-Based Capital to Risk Weighted Assets:
Consolidated	$29,472	28.31%	$4,164	4.00%		$6,246	N/A
Bank	$27,360	26.34%	$4,155	4.00%		$6,233	6.00%

Tier 1 Risk-Based Capital to Adjusted Total Assets:
Consolidated	$29,472	21.71%	$5,429	4.00%		$6,786	N/A
Bank	$27,360	20.32%	$5,386	4.00%		$6,732	5.00%

Tangible Capital to Tangible Assets:
Consolidated	$29,472	21.71%	$2,715	2.00%	$	N/A	N/A
Bank	$27,360	20.32%	$2,693	2.00%	$	N/A	N/A

Comparison of the Results of Operations for the Three Months Ended March 31, 2011
And Three Months Ended March 31, 2012

The following discussion of Jefferson’s financial condition and results of operations should be read in connection with Jefferson’s interim consolidated financial statements and notes thereto, beginning on page F-26 and the other information included in this proxy statement.

Overview

Key measurements for the three-month period ended March 31, 2012 include the following:

•	Total assets at March 31, 2012 decreased to $121.8 million from $129.9 million as of December 31, 2011.

•	Net loans outstanding decreased from $96.2 million as of December 31, 2011 to $95.8 million as of March 31, 2012.

•
There was approximately $3.1 million in nonaccrual loans as of March 31, 2012.  In addition, Jefferson foreclosed on or accepted a deed-in-lieu of foreclosure on three residential real estate properties during the quarter. These properties were placed into OREO at their aggregate estimated net realizable value of approximately $318,500.  As of March 31, 2012, nine properties remained with an aggregate net realizable value of $1.3 million.  Also, Jefferson has troubled debt restructurings totaling $2.2 million. Jefferson continues to maintain appropriate reserves for credit losses.

•
Three properties held in real estate acquired through foreclosure were sold during the three months ending March 31, 2012.  A loss on one of the properties totaled $33,290 while gains of $136,896 were realized on the other two properties.

•	Deposits at March 31, 2012 decreased to $89.5 million from $98.0 million as of December 31, 2011.

•
Jefferson realized net income of $388,114 for the three-month period ended March 31, 2012 compared to net income of $450,572 for the three-month period ended March 31, 2011.  Included in the results for the quarter ended March 31, 2012 was a provision for credit losses of $149,955 compared to $193,936 reported for the quarter ended March 31, 2011.

•	Net interest income, Jefferson’s main source of income, was $2.6 million for the three-month period ended March 31, 2012 and $2.4 million for the comparable period in 2011.

•	Noninterest income decreased by $242,639, or 47.8% to $265,071 for the three-month period ended March 31, 2012 as compared to $507,710 for the same period in 2011.

•	Noninterest expenses increased by $233,057, or 13.2% to $1,996,030 for the three-month period ended March 31, 2012, as compared to $1,762,973 for the comparable three-month period in 2011.

A detailed discussion of the factors leading to these changes can be found below.

Results of Operations

Overview

Jefferson recorded net income of $388,114 for the three-month period ended March 31, 2012.  This compares to net income of $450,572 for the same period in 2011. This is a decrease of $62,458, or 13.9%, for the three-month period due primarily to increased operating expenses while operating revenue remained relatively stable.  The details concerning higher noninterest expenses and relatively stable operating revenue during the first three months of 2012 as compared to the first three months of 2011 are further discussed below.

Net Interest Income / Margins

Net interest income is the difference between income on earning assets and the cost of funds supporting those assets. Earning assets are composed primarily of loans, investments, and federal funds sold. Interest-bearing deposits are Jefferson’s only interest-bearing liabilities. Noninterest-bearing deposits and capital are also funding sources. Changes in the volume and mix of earning assets and funding sources along with changes in associated interest rates determine changes in net interest income.

Net interest income was $2.6 million for three-month period ended March 31, 2012 and $2.4 million for the comparable period ended March 31, 2011.  The increase of $198,389, or 8.4%, for the 2012 period compared to the 2011 period is due to an increase in interest on loans driven by higher average loan balances from new loan originations during the current period.

The yields on interest-earning assets remained relatively stable at 8.7% for the three months ended March 31, 2012 and 8.3% for the three months ended March 31, 2011.  The percentage of average interest-earning assets represented by loans was 77.3% and 68.4% for the three-month periods ended March 31, 2012 and 2011, respectively.

Interest income from loans and investments for the quarter ended March 31, 2012 was $2.6 million compared to $2.5 million for the same period in 2011.  The yield on these loans averaged 11.0% for the 2012 period compared to 11.7% in the prior period.  The average yield on loans incorporates the discount accretion of the loans acquired from the BNB acquisition, which comprises the majority of Bay Bank’s loan portfolio.  The effective yields are typically higher than those on bank originated loans to reflect the risk associated with the purchased loan portfolio.  The timing and nature of the resolutions of these purchased loans will impact the yield for the applicable reporting period.  See “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” under Note 1 of the consolidated financial statements for a discussion of how changes in the expected cash flows can effect interest income and loan yields on the purchased loan portfolio.

Interest and dividends on investment securities decreased to $59,619 for the three-month period ended March 31, 2012 as compared to $73,188 for the same period in 2011. The interest on federal funds and other overnight investments decreased by $2,785, or 25.7 % to $8,047 for the three-month period ended March 31, 2012 as compared to $10,832 for the same period in 2011 primarily driven by a reduction in related average balances.

The average yield on the investment portfolio and other earning assets, such as federal funds sold, was 1.0% for the three-month period ended March 31, 2012 as compared to 0.9% for the same period in 2011.  The percentage of average interest-earning assets represented by investment securities, federal funds sold and interest-bearing cash balances was 22.7% and 31.6% for the three-month periods ended March 31, 2012 and 2011, respectively.  As of March 31, 2012 the weighted average yield for the investment portfolio was approximately 1.7%.

Interest expense from deposits for the three-month period ended March 31, 2012 was $147,700 compared to $179,023 for the same period in 2011. The decrease is primarily the result of the maturity of higher rate CDs and their rollover into lower rate CDs.  Average rates paid on all interest-bearing liabilities decreased from 0.9% for the three-month period ended March 31, 2011 to 0.8% for the three-month period ended March 31, 2012. CDs are Bay Bank’s most expensive form of deposits. As of March 31, 2012, CDs comprised 67.1% of average interest-bearing liabilities compared to 72.5% of average interest-bearing liabilities as of March 31, 2011.

The following tables set forth, for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the amount of interest income and interest expense and the resulting yields on average interest-earning assets and rates paid on average interest-bearing liabilities. Average balances are also provided for noninterest-earning assets and noninterest-bearing liabilities.

No tax equivalent adjustments were made and no income was exempt from federal income taxes. All average balances are daily average balances. The amortization of loan fees is included in computing interest income; however, such fees are not material.

Three Months Ended March 31, 2012

	Average Balance	Interest and Fees	Yield/ Rate
ASSETS
Loans	$96,453,543	$2,643,047	11.0%
Investment securities (1)	14,306,959	59,619	1.7
Federal funds sold and interest-bearing cash balances	13,998,409	8,047	0.2
Total interest-earning assets	124,758,911	2,710,713	8.7%
Less: Allowance for credit losses	(755,998)
Cash and due from banks	325,603
Real estate acquired through foreclosure	1,447,935
Premises and equipment, net	194,924
Accrued interest receivable and other assets	1,793,528
Total assets	$127,764,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing demand deposits	$22,595,044	16,260	0.3%
Regular savings deposits	514,476	-	0.0
Time deposits	47,075,953	131,440	1.1
Total interest-bearing liabilities	70,185,473	147,700	0.8%
Net interest income and spread		$2,563,013	7.9%
Noninterest-bearing demand deposits	27,623,246
Accrued expenses and other liabilities	460,325
Stockholders’ equity	29,495,859
Total liabilities and stockholders’ equity	$127,764,903

Interest and fee income/average earning assets	8.7%
Interest expense/average earning assets	0.5
Net interest margin	8.2%

Return on Average Assets (Annualized)	1.2%
Return on Average Equity (Annualized)	5.3%
Average Equity to Average Assets	23.1%

(1)	Investment securities include FHLB and other restricted stock investments.

Three Months Ended March 31, 2011

	Average Balance	Interest and fees	Yield/ Rate
ASSETS
Loans	$85,376,403	$2,459,627	11.7%
Investment securities (1)	18,411,414	73,188	1.6
Federal funds sold and interest-bearing cash balances	20,984,782	10,832	0.2
Total interest-earning assets	124,772,599	2,543,647	8.3%
Less: Allowance for credit losses	(570,819)
Cash and due from banks	308,722
Real estate acquired through foreclosure	1,897,930
Premises and equipment, net	144,031
Accrued interest receivable and other assets	1,327,828
Total assets	$127,880,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing demand deposits	21,690,397	10,306	0.2
Regular Savings deposits	278,205	-	0.0
Time deposits	57,845,891	168,717	1.2
Total interest-bearing liabilities	79,814,493	179,023	0.9%
Net interest income and spread		$2,364,624	7.4%
Noninterest-bearing demand deposits	18,470,533
Accrued expenses and other liabilities	1,774,839
Stockholders’ equity	27,820,426
Total liabilities and stockholders’ equity	$127,880,291

Interest and fee income/average earning assets	8.3%
Interest expense/average earning assets	0.6
Net interest margin	7.7%

Return on Average Assets (Annualized)	1.4%
Return on Average Equity (Annualized)	6.5%
Average Equity to Average Assets	21.8%

(1)	Investment securities include FHLB and other restricted stock investments.

Rate/Volume Analysis

The following table presents the changes in net interest income and identifies the changes due to differences in the average volume of interest-earning assets and interest-bearing liabilities and the changes due to changes in the average interest rate on those assets and liabilities.  The changes in net interest income due to changes in both average volume and average interest rate have been included in the reported change due to rate.

	For the Three Months ended March 31, 2012 and March 31, 2011 Due to variances in:
	Total	Rates	Volumes
Interest income on:
Loans	$183,420	$(135,704)	$319,124
Investment securities	(13,569)	2,747	(16,316)
Federal funds sold and interest-bearing cash balances	(2,785)	821	(3,606)
Total interest income	167,066	(132,136)	299,202

Interest expense on:
Interest-bearing demand deposits	5,954	5,524	430
Regular savings deposits	-	-	-
Time deposits	(37,277)	(5,865)	(31,412)
Total interest expense	(31,323)	(341)	(30,982)

Net interest income (expense)	$198,389	$(131,795)	$330,184

Noninterest Income

The components of noninterest income were as follows:

	For the periods ended
	March 31, 2012	March 31, 2011
Service charges on deposit accounts	$21,698	$21,250
Gain on sale of real estate acquired through foreclosure	103,606	258,446
Other income	139,767	228,014
Total noninterest income	$265,071	$507,710

Noninterest income consists primarily of gains on the sale of real estate acquired through foreclosure, deposit account service charges, and other income from loan resolutions.  For the three-month period ended March 31, 2012, Jefferson realized noninterest income of $265,071 as compared to $507,710 for the same period in 2011.

Net gains on the sale of real estate acquired through foreclosure totaled $103,606 for the three-month period ended March 31, 2012 as compared to $258,446 in the three-month period ended March 31, 2011.  During the first three months of 2012, there were three properties sold compared to four properties that were sold during the first three months of 2011.

Other income primarily consists of income from loan resolutions related to the purchased loan portfolio and payments received on deficiency notes.  This income will fluctuate during each reporting period due to the inconsistency in payments received on deficiency notes and the timing of loan resolutions.

Jefferson will continue to seek ways to expand its sources of noninterest income.  In the future, Jefferson may enter into fee arrangements with strategic partners that offer investment advisory, residential mortgage originations, risk management and employee benefit services.  Jefferson has not entered into any such fee arrangements, although Bay Bank does offer such services to customers through referral relationships for which it is not compensated.  No assurance can be given that any such fee arrangements will be obtained or maintained.

Noninterest Expense

The components of noninterest expense were as follows:

	For the Periods Ended
	March 31, 2012	March 31, 2011
Salaries and employee benefits	$1,041,703	$828,482
Occupancy expenses	98,096	92,605
Furniture and equipment expenses	54,522	41,483
Legal, accounting and other professional fees	309,085	186,592
Data processing and other outside services	127,841	153,428
FDIC insurance costs	25,436	48,113
Advertising and marketing related expenses	70,758	84,710
Foreclosed property expenses	103,142	92,124
Loan collection costs	23,020	70,037
Amortization of core deposit intangible	27,636	42,180
Other operating expenses	114,791	123,219
Total noninterest expenses	$1,996,030	$1,762,973

Noninterest expense for the three-month periods ended March 31, 2012 and 2011 totaled $2.0 million and $1.8 million, respectively. The increase of $233,057, or 13.2%, is primarily attributable to increases in salaries and employee benefits along with increases in professional fees which were partially offset by decreases in data processing services, FDIC insurance costs and loan collection costs.

The increase of $213,221, or 25.7%, in salaries and benefits for the 2012 period was primarily attributable to increased incentive compensation recognized in the current quarter and to the recognition of stock-based compensation expense in the first quarter of 2012 compared to no expense recognized in the prior period as the Stock Option Plan did not receive regulatory approval until June 2011.  As of March 31, 2012, Jefferson had 37 active employees as compared to 36 at March 31, 2011.

Net occupancy expenses increased by $5,491, or 5.9%, for the three months ended March 31, 2012 as compared to the same period in 2011 and were primarily attributed to an increase in related insurance expenses offset by a decline in maintenance costs.

Furniture and equipment expenses increased by $13,039, or 31.4%, for the three months ended March 31, 2012 as compared to the same period in 2011 primarily attributable to the purchase of software and computers to support Bay Bank’s growth.

Legal and professional fees increased $122,493, or 65.6%, for the three months ended March 31, 2012 as compared to the same period in 2011 primarily driven by merger related legal fees.

Data and item processing costs decreased by $25,587, or 16.7%, for the three months ended March 31, 2012 as compared to the same period in 2011.  The decrease was primarily attributable to reductions in customer related expenses for internet and ATM processing as well as courier services.

FDIC insurance premiums decreased $22,677, or 47.1%, for the three-month period ended March 31, 2012 over the same period in 2011.  The FDIC insurance premium decreases are the result of a reduction in the FDIC assessment rate and a reduction in covered deposits.

Advertising and marketing-related expenses decreased $13,952, or 16.5%, for the three months ended March 31, 2012 as compared to the same period in 2011.  Bay Bank incurred higher advertising costs in the first quarter of 2011 due to a multiple media marketing campaign designed to boost brand awareness and to announce special introductory terms for customers choosing to open or add to a time deposit account with new funds.

There was an increase of $11,018, or 12.0%, in expenses such as property taxes, maintenance and repairs related to the maintenance of real estate acquired through foreclosure for the quarter ended March 31, 2012 compared to the same period in 2011.  This increase was primarily driven by routine maintenance and repairs needed to sell the properties.

Loan collection costs decreased $47,017, or 67.1%, for the three months ended March 31, 2012 as compared to the same period in 2011.  The decline in loan collection costs is attributable to lower amounts of property taxes and appraisal fees associated with recovering the purchased troubled assets.

Other expenses, including amortization of core deposit intangible, for the three-month period ended March 31, 2012 totaled $142,427 and were $22,972, or 13.9%, lower than the comparable period in 2011.  This is primarily attributable to lower loan origination costs and reduced telephone and printing expenses.

The banking industry utilizes an “efficiency ratio” as a key measure of expense management and overall operating efficiency. This ratio is computed by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income. Jefferson’s efficiency ratio was 70.6% for the three-month period ended March 31, 2012 as compared to 61.4% for the same period in 2011. The increase in the efficiency ratio from the prior year is primarily a result of the previously discussed increase in noninterest expenses.

Income Taxes

For the three-month period ended March 31, 2012, Jefferson recorded an income tax expense of $293,985 compared to tax expense of $464,853 for the same period in 2011 primarily driven by the decline in income before income taxes.

For the three-month period ended March 31, 2012, the effective income tax rate was 43% compared to an effective income tax rate of 51% for the three months ended March 31, 2011.  The effective income tax rate for interim reporting period purposes is based on management’s expectations for full year pre-tax income and full year income tax expense and considers all significant items that are treated differently for financial reporting purposes than they are treated for income tax return purposes.  The decrease in the effective income tax rate for 2012 compared to 2011 is largely attributable to the lower ratio of non-deductible expenses as a percentage of pre-tax income expected for 2012 compared to the same ratio for the year 2011.  For both periods, vesting of the incentive stock options is the most significant expense that will not be deductible by Bay Bank for income tax return purposes.

Financial Condition

Composition of the Balance Sheet

As of March 31, 2012, total assets were $121.8 million. This represents a decrease of $8.1 million, or 6.2%, since December 31, 2011.  The change in total assets includes decreases of $6.4 million in cash due from banks and overnight funds along with $1.4 million in investment securities and $430,655 in net loans.  The majority of the decline in total assets was driven by a reduction in cash balances from the planned runoff of national market CDs.

Composition of Loan Portfolio

The composition of the loan portfolio as of March 31, 2012 was $55.2 million of commercial loans, $21.9 million of residential real estate loans, $13.3 million of home equity lines of credit, $5.6 million of land and construction loans and $589,547 of consumer loans. The composition of the loan portfolio as of December 31, 2011 was approximately $54.9 million of commercial loans, $20.9 million of residential real estate loans, $13.6 million of home equity lines of credit, $7.1 million of land and construction loans and $502,270 of consumer loans.

Because yields on loans typically exceed the yields on investments, Jefferson’s long-term business strategy is to continue to increase the overall level of loans, as well as maintain a relatively high percentage of loans to total earning assets.  Increasing loans and loans as a percentage of total earning assets will maximize the net interest margin.  However, in order to enhance liquidity, Jefferson is willing to accept a slightly lower margin by creating an investment portfolio that could result in a decrease in the percentage of loans to total earning assets. As of March 31, 2012 and December 31, 2011, loans represented 81.2% and 76.0% of total earning assets, respectively.

Jefferson’s loan portfolio composition as of March 31, 2012 reflects a 41.7% concentration in variable rate loans. Fixed rate loans totaled $56.4 million, or 58.3%, of the loan portfolio.  Interest rates on variable rate loans adjust to the current interest rate environment, whereas fixed rates do not allow this flexibility.  If interest rates were to increase in the future, the interest earned on the variable rate loans would improve, and, if rates were to fall, the interest earned would decline.

Allowance for Credit Losses and Credit Risk Management

The allowance for credit losses is established to estimate losses that have occurred on loans by recording a provision for credit losses charged to earnings.  The allowance is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans in light of historic experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  Measured impairment and credit losses are charged against the allowance when management believes the uncollectability of a loan or portion of a balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components.  The specific component relates to individual loans that are classified as impaired.  A loan is impaired when, based on current information and events, it is probable that Bay Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement and primarily includes nonaccrual loans, troubled debt restructures, and purchased credit impaired loans where cash flows have deteriorated from those forecast as of the acquisition date.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan.  For impaired loans, any measured impairment is properly charged-off against the loan and allowance in the applicable reporting period.  The specific component may fluctuate from period to period if changes occur in the nature and volume of impaired loans.

The general component covers pools of similar loans, including purchased loans that did not have deteriorated credit quality and new loan originations, and is based upon historical loss experience and several qualitative factors.  These qualitative factors address various risk characteristics in Jefferson’s loan portfolio after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss data such as: (1) the experience, ability and effectiveness of Bay Bank’s lending management and staff; (2) the effectiveness of its loan policies, procedures and internal controls; (3) changes in the nature and volume of the loan portfolio; (4) the composition and concentrations of credit; (5) changes in asset quality; (6) the impact of national, regional and local economic trends and business conditions; (7) the effectiveness of the internal loan review function; and (8) the impact of other external factors such as regulatory changes and environmental risks.  Given that Bay Bank is considered a de novo institution and does not have its own sufficient loss experience, management also references the historical net charge-off experience of peer groups to determine a reasonable range of reserve values, which is permissible per Bay Bank policy.  The peer groups consist of competing Maryland-based financial institutions with established ranges in total asset size.  Management will continue to evaluate the appropriateness of the peer group data used with each quarterly allowance analysis until such time that Bay Bank has sufficient loss experience to provide a foundation for the general reserve requirement.  The general component may fluctuate from period to period if changes occur in the mix of Bay Bank’s loan portfolio, economic conditions, or specific industry conditions.

A test of the adequacy of the allowance, using the methodology outlined above, is performed by management and reported to the Board of Directors on at least a quarterly basis.  The complex evaluations involved in such testing require significant estimates.  Management uses available data to establish the allowance at a prudent level, recognizing that the determination is inherently subjective, and that future adjustments may be necessary, depending upon many items including a change in economic conditions affecting specific borrowers, or in general economic conditions, and new information that becomes available.  However, there are no assurances that the allowance will be sufficient to absorb losses on nonperforming loans, or that the allowance will be sufficient to cover losses on nonperforming loans in the future.

The following table represents an analysis of the activity in the allowance for credit losses for the period ended March 31, 2012:

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Home Equity Line of Credit	Land	Construction	Consumer & Other	Total

Beginning balance	$151,395	$88,361	$49,490	$446,911	$8,256	$75,473	$4,767	$824,653
Charge-offs	(101,128)	(1,796)	-	-	(4,427)	(65,212)	-	(172,563)
Recoveries	25,000	-	-	-	-	-	-	25,000
Provision	32,708	10,290	5,816	68,459	3,909	28,616	157	149,955
Ending balance	$107,975	$96,855	$55,306	$515,370	$7,738	$38,877	$4,924	$827,045

The allowance was $827,045 at March 31, 2012 compared to $824,653 at December 31, 2011.  These amounts represented 0.9% and 0.8% of total loans at March 31, 2012 and December 31, 2011, respectively.  During the quarter ended March 31, 2012, Bay Bank experienced net charge-offs of $147,563 compared to net charge-offs of approximately $89,059 experienced during the same period in 2011.   The specific component of the allowance was $467,045 and $490,350 as of March 31, 2012 and December 31, 2011, respectively.  The general component of the allowance was $360,000 and $334,303 as of March 31, 2012 and December 31, 2011, respectively.

Management believes that the allowance for credit losses is adequate.  However, its determination requires significant judgment, and estimates of probable losses in the loan portfolio can vary significantly from the amounts actually observed.  While management uses available information to recognize probable losses, future additions to the allowance may be necessary based on changes in the credits comprising the portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions.  In addition, federal and state regulatory agencies, especially the OCC, as an integral part of their examination process, and independent consultants engaged by Bay Bank, periodically review the loan and lease portfolio and the allowance, including the effectiveness and quality of credit administration.  Such reviews may result in adjustments to the provision based upon their judgments of information available at the time of each examination.

Non-Performing Loans and Other Delinquent Assets

Nonperforming assets are comprised of nonaccrual loans, including troubled debt restructures, loans past due 90 days or more and still accruing, and real estate acquired through foreclosure.  Management will generally classify loans as nonaccrual when collection of full principal and interest under the original terms of the loan is not expected or payment of principal or interest has become 90 days past due. When a loan is classified as nonaccrual, interest will no longer be accrued, and any interest previously accrued, but not collected, will be reversed.  A nonaccrual loan may be restored to accrual status when delinquent principal and interest payments are brought current (and, generally, have been kept current for a period of six months) and collection of future monthly principal and interest payments is expected.  Jefferson had nonaccrual loans of $3.1 million and $3.5 million as of March 31, 2012 and December 31, 2011, respectively.  As of March 31, 2012 and December 31, 2011, there were no accrual loans 90 or more days past due with the exception of $1.8 million of purchase credit impaired loans.

The restructuring of a loan constitutes a troubled debt restructures (“TDR”) if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider in the normal course of business.  A concession may include an extension of repayment terms which would not normally be granted, a reduction of interest rate or the forgiveness of principal and/or accrued interest intended to minimize potential losses and to avoid foreclosure or repossession of the collateral.  As of March 31, 2012 and December 31, 2011, TDRs totaled $2.2 million and $2.9 million, respectively.

Any property Jefferson acquired as a result of foreclosure on a mortgage loan is classified as real estate acquired through foreclosure and recorded at fair value less estimated costs to sell. Any required write-down of the loan to its net realizable value will be charged against the allowance for credit losses.  Jefferson held $1.3 million and $1.5 million of real estate acquired through foreclosure as of March 31, 2012 and December 31, 2011, respectively.

Investment Portfolio

Bay Bank’s investment policy authorizes management to invest in a traditional securities portfolio in order to provide ongoing liquidity, income and a ready source of collateral that can be pledged in order to access other sources of funds.  The investment securities available for sale balances of $13.3 million as of March 31, 2012 are invested in agency mortgage-backed-securities.  Bay Bank held FHLB of Atlanta stock totaling $424,900 as of March 31, 2012, and December 31, 2011.

Jefferson had no investments that were obligations of the issuer, or payable from or secured by a source of revenue or taxing authority of the issuer, whose aggregate book value exceeded 10% of stockholders' equity at March 31, 2012.

Contractual maturities of debt securities at March 31, 2012 are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Maturing	Amortized Cost	Fair Value
Over one to five years	$137,084	$144,237
Over five years	12,754,904	13,178,632
Total	$12,891,988	$13,322,859

Management has made the decision to maintain its available funds in highly liquid assets because it wants to ensure that funds are readily available to fund loan commitments and maturing time deposits.  Management believes that this strategy is necessary in order to maintain appropriate levels of liquidity even though a by-product of this decision is that it prevents us from maximizing margins.

Sources of Funds

General

Deposits, short-term borrowings in the form of repurchase agreements, short-term borrowings under secured and unsecured lines of credit, scheduled amortization and unscheduled prepayment of loans, funds provided by operations and capital are the sources of funds Jefferson utilizes for lending and investment activities, and other general business purposes.

Deposits

Bay Bank offers a variety of deposit products having a range of interest rates and terms. Bay Bank’s deposits consist of checking accounts, savings accounts, money market accounts and CDs.

The following table sets forth the composition of Bay Bank’s deposits as of March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
Demand Deposits	$28,804,894	32.2%	$28,970,329	29.6%
Savings	608,296	0.7	355,334	0.3
Money Market and sweep	18,143,548	20.3	16,539,992	16.9
CDs	41,922,564	46.8	52,093,861	53.2
Total deposits	$89,479,302	100.0%	$97,959,516	100.0%

The mix of deposits shifted to a higher concentration of money market and sweep accounts and demand deposits and a decreased concentration in certificates of deposits in 2012 compared to 2011. The decreased concentration in certificates of deposits was primarily a function of management’s decision to focus on core deposits, become less reliant on national market CDs and to reduce Jefferson’s cost of funds during 2012.   However, short term national market CDs will continue to be used if core funding does not meet Jefferson’s liquidity management needs.

Of the total deposits at March 31, 2012, $9.4 million, or 10.5%, was related to one customer as compared to $8.3 million, or 8.5%~~,~~ at December 31, 2011 for this same customer.  The deposits for this large customer tend to fluctuate significantly; as a result, management monitors these deposits on a daily basis to ensure that liquidity levels are adequate to compensate for these fluctuations.

The market in which Jefferson operates is very competitive and the rates of interest paid on deposits are affected by rates paid by other depository institutions.  Management closely monitors rates offered by other institutions and seeks to be competitive within the market.  Jefferson has chosen to selectively compete for large CDs. As of March 31, 2012, Jefferson had outstanding CDs of approximately $17.6 million that were obtained through the listing of CD rates on two Internet-based listing services (such deposits are sometimes referred to herein as national market certificates of deposit).

Liquidity

Bay Bank’s overall asset/liability strategy takes into account the need to maintain adequate liquidity to fund asset growth and deposit runoff. Management monitors the liquidity position daily.

Bay Bank’s primary sources of funds are deposits, scheduled amortization and prepayment of loans and investment securities, funds provided by operations and capital. Bay Bank also has access to national markets for certificates of deposit.  While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by Bay Bank’s competition.

Bay Bank also has access to lines of credit with correspondent banks totaling approximately $27 million, including a $3 million unsecured federal funds line, a $4 million secured line pending pledge of investment securities, and an approximate $20 million available line of credit with the FHLB, subject to assets available for pledging.  Bay Bank can borrow from the FHLB for up to 15% of total assets, or 1.5 times total equity or 100% of pledgeable investment securities, whichever is lower.

Bay Bank’s most liquid assets are cash and assets that can be readily converted into cash, including federal funds sold, other overnight investments and investment securities. As of March 31, 2012, Bay Bank had $8.1 million in cash and due from banks, $929,432 in federal funds sold and other overnight investments, $13.3 in investment securities, and $489,900 in restricted equity securities.  As of December 31, 2011, Bay Bank had $13.0 million in cash and due from banks, $2.5 million in federal funds sold and other overnight investments, $14.7 million in investment securities, and $489,900 in restricted equity securities.

To further aid in managing liquidity, Bay Bank’s Board of Directors has approved and formed an Asset/Liability and Investment Committee to review and discuss recommendations for the use of available cash and to establish an investment portfolio.  By limiting the maturity of securities and maintaining a conservative investment posture, management can rely on the investment portfolio to help meet any short-term funding needs.

Based on the actions noted above, management believes that Bay Bank has adequate cash on hand and available through liquidation of investment securities to meet a liquidity shortfall. Although management believes sufficient liquidity exists, if economic conditions continue to deteriorate and consumer confidence is not restored, this excess liquidity could be depleted, which would then materially affect Jefferson’s ability to meet operating needs and to raise additional capital.

Capital Resources

Jefferson had stockholders’ equity at March 31, 2012 of $31.9 million as compared to $31.4 million at December 31, 2011.  The increase in capital is the result of favorable operating results, the effects of stock-based compensation, and unrealized market gains on investments securities. Jefferson has not declared any cash dividends since inception.

The tables below present Jefferson’s and Bay Bank’s capital position relative to various minimum regulatory capital requirements as of March 31, 2012 and December 31, 2011.

March 31, 2012
	Actual		For Capital Adequacy Purpose		To Be Well Capitalized Under Prompt Corrective Action Provisions
Dollars in Thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total Risk-Based Capital to Risk Weighted Assets:
Consolidated	$32,228	31.24%	$8,254	8.00%		$10,318	N/A
Bank	$30,242	29.31%	$8,254	8.00%		$10,317	10.00%

Tier 1 Risk-Based Capital to Risk Weighted Assets:
Consolidated	$31,401	30.43%	$4,127	4.00%		$6,191	N/A
Bank	$29,415	28.51%	$4,127	4.00%		$6,190	6.00%

Tier 1 Risk-Based Capital to Adjusted Total Assets:
Consolidated	$31,401	25.89%	$4,851	4.00%		$6,064	N/A
Bank	$29,415	24.26%	$4,850	4.00%		$6,063	5.00%

Tangible Capital to Tangible Assets:
Consolidated	$31,401	25.89%	$2,426	2.00%	$	N/A	N/A
Bank	$29,415	24.26%	$2,425	2.00%	$	N/A	N/A

December 31, 2011
	Actual		For Capital Adequacy Purpose		To Be Well Capitalized Under Prompt Corrective Action Provisions
Dollars in Thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total Risk-Based Capital to Risk Weighted Assets:
Consolidated	$31,661	30.51%	$8,301	8.00%		$10,377	N/A
Bank	$29,646	28.59%	$8,297	8.00%		$10,371	10.00%

Tier 1 Risk-Based Capital to Risk Weighted Assets:
Consolidated	$30,901	29.78%	$4,151	4.00%		$6,226	N/A
Bank	$28,886	27.85%	$4,148	4.00%		$6,223	6.00%

Tier 1 Risk-Based Capital to Adjusted Total Assets:
Consolidated	$30,901	23.91%	$5,171	4.00%		$6,463	N/A
Bank	$28,886	22.36%	$5,168	4.00%		$6,460	5.00%

Tangible Capital to Tangible Assets:
Consolidated	$30,901	23.91%	$2,585	2.00%	$	N/A	N/A
Bank	$28,886	22.36%	$2,584	2.00%	$	N/A	N/A

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

We anticipate that the following individuals will serve as directors of Post-Merger Board of Directors following the completion of the merger. The directors will serve for a term of one year and until their resignation or their successors are duly elected.

Joseph J. Thomas, 48.  Mr. Thomas is Managing Director of Hovde Private Equity Advisors LLC, a private equity investment firm.  Mr. Thomas has overall responsibility for leading the day-to-day operations of the private equity fund, sourcing and underwriting investments, and formulating business strategies for companies in which the fund invests.  Before joining Hovde in 2006, Mr. Thomas enjoyed a distinguished 20-year career with Wachovia Corporation and was most recently Managing Director and Head of Financial Institutions Investment Banking.  Over the course of his career at Wachovia, Mr. Thomas held a range of corporate finance, capital markets and investment management positions.  Mr. Thomas serves as a Director of FirstAtlantic Financial Holdings, Inc., a community bank in Jacksonville, FL and a Director of Kinloch Holdings, Inc., a regional insurance brokerage company based in New Hyde Park, NY.  Mr. Thomas holds a Masters of Business Administration degree from the Fuqua School of Business at Duke University and a Bachelor of Arts degree from the University of Virginia.  In addition, Mr. Thomas is a Chartered Financial Analyst and a member of the CFA Society of Washington, DC.  He is licensed with the Financial Industry Regulatory Authority as a Securities Principal and a Registered Representative.  Mr. Thomas also serves as a Trustee of the Saint Stephens and Saint Agnes School Foundation and is an Emeritus Trustee of the College of Arts and Sciences Foundation at the University of Virginia.

Kevin G. Byrnes, 65.  Mr. Byrnes has served in various leadership positions in the banking industry over the last forty years. The core of Mr. Byrnes’s executive level experience is focused on the greater Baltimore/Washington, D.C. market. Mr. Byrnes was with Chase Manhattan Bank for twenty-five years, holding various executive management positions, including Regional Executive for the Long Island, N.Y. market, the upstate N.Y. “six-city” market, and CEO of Chase Bank of Maryland, Baltimore, Maryland.  Mr. Byrnes was most recently the President and Chief Operating Officer of Provident Bank, a commercial bank located in Baltimore, Maryland. From 2003 until his retirement in 2009, Mr. Byrnes oversaw the successful acquisition of Southern Financial Bancorp ($1.4B) to expand Provident Bank’s operations in the Washington D.C. / Northern Virginia markets. Additionally, Provident Bank grew, under Mr. Byrnes’s leadership, from $4.8B in assets in 2003 to $6.5B with one hundred and forty branches, making it the largest bank headquartered in Maryland.

Mark M. Caplan, 54.  Mr. Caplan is a Baltimore native who has been very active in the multi-family real estate market and equipment lease business in the region.  He is the President and CEO of the Time Group, a real estate equity and management firm where he has worked since 1980.  Time Group has interests in approximately 5,500 units in multi-family and manufactured housing.  He is also a founder and is currently the Chairman of the WP&M Real Estate Group, a third-party manager of multi-family properties.  In addition to his real estate activities, Mr. Caplan is President of Madison Capital, a large, local vehicle and equipment leasing firm he founded in 1997.  Mr. Caplan was previously on the Board of Sterling Bank & Trust which was sold to Carroll County Bank & Trust in the late 1990s.  Mr. Caplan is active in the non-for-profit community in Baltimore, having served on such Boards as The Walters Art Museum, The Bryn Mawr School, The Gilman School, Center Stage and St. Ignatius Loyola Academy.  Mr. Caplan is a graduate of Johns Hopkins University where he received his Bachelor of Arts degree in Social & Behavioral Sciences and received his Master of Business Administration from the Columbia Business School.

Shaun E. Murphy, 51.  Mr. Murphy is currently a Managing Director at Hovde Private Equity Advisors, LLC, a private equity investment firm based in Washington DC.  Prior to joining Hovde in 2011, Mr. Murphy had an extensive banking and financial services career in and around the mid-Atlantic region.  From 2005 to 2011, Mr. Murphy was the Chief Operating Officer/Managing Director – Structured Finance for CapitalSource, Inc, a commercial lender located in Chevy Chase, Maryland where he managed a staff of over 40 professionals in providing risk and portfolio management to the company’s significant loan portfolio.  Prior to CapitalSource, Mr. Murphy was the Chief Credit Officer for PNC Capital Markets, Inc. and Credit Executive for PNC’s entire corporate banking portfolio.  At PNC, Mr. Murphy was responsible for developing the company’s credit policies and procedures and creating a credit framework to manage and monitor the credit risk in the company’s loan and investment portfolios.  Mr. Murphy also spent time with Allfirst Bank, Riggs National Bank and HSBC Bank USA in a variety of business development, risk management and regulatory relations roles.  Mr. Murphy has his Master of Science from The London School of Economics and Political Science and a Bachelor of Science degree in Finance from Villanova University.

Charles L. Maskell Jr., CPA, 52.  Mr. Maskell began his career as a CPA in a public accounting firm in 1982 and for over 15 years has been Managing Director and Partner for accounting, audit and consulting services firms. He is a founder and the Managing Director of Chesapeake Corporate Advisors, LLC, a corporate advisory and management consultant firm, a position he has held since December 2005. In this role Mr. Maskell provides emerging and middle market companies with business strategy, valuations, and mergers and acquisitions services. He also provides clients with litigation support in connection with commercial litigation in matters of valuation, lost-profits, stockholder disputes and other matters. Mr. Maskell regularly consults with clients regarding divestitures, acquisitions and mergers conducting both strategic and fair market value engagements. From January 1998 through November 2005, Mr. Maskell was Managing Director – Consulting Services with RSM McGladrey, Inc., a national business consulting, accounting and tax firm with focus on middle market companies. Mr. Maskell is a Certified Business Appraiser through The Institute of Business Appraisers and is certified in Mergers and Acquisitions through the Alliance of Merger and Acquisition Advisors. He also served as Chairman and Member of Accounting Advisory Board for Loyola University of Maryland and is a member of the Sellinger School of Business Board of Sponsors.

Kevin B. Cashen, 50.  Mr. Cashen has over 28 years of experience in community banking in Virginia and Maryland. He began his career at Loyola Federal Savings & Loan in 1984, moving to Signet Banking Corp. in 1985 where he led several initiatives within the real estate lending division in the Baltimore and Washington, D.C. area. Mr. Cashen then joined Consumer Finance Company, a wholly owned subsidiary of Chevy Chase Bank, in 1995 as President. He was responsible for transforming the company from a regional operation in two states to a national operation in sixteen states. Mr. Cashen was in charge of 360 employees in areas of loan origination, credit administration, collections, and risk management. Mr. Cashen then joined Chevy Chase Bank in Bethesda, Maryland in 2001, as a Senior Vice President in the Commercial Banking Division. Mr. Cashen co-managed the bank’s $2.6 billion commercial loan book and was responsible for the division’s marketing, business development, operations, and compliance from 2000 through 2009. In the nine years Mr. Cashen spent at Chevy Chase Bank, he grew loans from $838 million to $1.5 billion and deposit balances from $270 million to $1.3 billion.  Upon leaving Chevy Chase Bank in 2009, Mr. Cashen was a consultant until joining Bay Bank in July 2010.

Robert J. Aumiller, 63. Mr. Aumiller is the President of MacKenzie Commercial Real Estate Services, LLC, a commercial real estate brokerage where he has been for over 20 years.  Mr. Aumiller acts as Project Team Leader and oversees and participates in all facets of the operation of the company. Mr. Aumiller is broker of record for the company and has been a licensed real estate broker for more than 25 years.  Mr. Aumiller also has significant commercial development experience, having been involved in build-to-suit projects and equity participations and acquisitions, as well as services relating to site selection, marketing and feasibility analysis, building design and construction, financing, and management of various industrial, medical and office facilities. Mr. Aumiller is also an attorney who, prior to joining MacKenzie in 1983, was engaged in private practice representing various real estate investors and developers. Prior to that time, Mr. Aumiller was an Assistant Attorney General for the State of Maryland and, among other clients, represented the Maryland Real Estate and Banking Commissions and served as counsel to the Maryland State Department of Assessments and Taxation. Mr. Aumiller is past president of the Maryland Chapter of NAIOP and has lectured both locally and nationally on build-to-suit development and the development process. Mr. Aumiller is also a stockholder and serves as Executive Vice President of MacKenzie Ventures, Inc., the holding company that owns and operates all of the various MacKenzie Companies.  Mr. Aumiller is currently a director of Carrollton Bancorp.

Harold “Hal” Hackerman, 60.  Mr. Hackerman is a Director in the Audit, Accounting, and Consulting Department of Ellin & Tucker, Chartered, a regional accounting firm headquartered in Baltimore.  Mr. Hackerman has been with Ellen & Tucker since 1984.   During his accounting career, he has had responsibility for both publicly traded and closely held businesses.  His industry expertise includes wholesale distribution, manufacturing, not-for-profit, fast-food, brokerage, real estate, and construction organizations.  In addition, Mr. Hackerman has extensive experience in mergers and acquisitions, assisting companies in financially troubled situations and bankruptcies representing debtors, unsecured creditors, and secured lenders.  He is a graduate of Fairleigh Dickinson University where he earned a Bachelor of Science degree.  Mr. Hackerman is currently a director of Carrollton Bancorp.

Steven K. Breeden, 53.  Mr. Breeden is a principal in Security Development Corporation, a diversified real estate development company located in Howard County, Maryland.  Mr. Breeden has been with Security Development for more than 25 years, where his work has involved financial analysis of commercial real estate projects, economic modeling and daily project monitoring.  He is responsible for the company’s banking relationships and has served on the Carrollton Bank board since 2001.  Mr. Breeden holds a Master’s degree in Finance. Mr. Breeden is currently a director of Carrollton Bancorp.

Employment Agreements

On June 30, 2010, Bay Bank entered into an employment agreement with Kevin B. Cashen as President and Chief Executive Officer which was deemed to commence on the date that Jefferson Bancorp, Inc. consummated its acquisition of Bay National Bank from the Federal Deposit Insurance Corporation.  The employment agreement outlines Mr. Cashen’s duties with the company as well as the terms of his employment.   The agreement provides Mr. Cashen with a three (3) year term that is automatically extended for one (1) years terms at the expiration of the initial term and each anniversary thereafter provided that such extension is reviewed and approved by the Board of Directors.  The agreement contains standard clauses relating to base salary, benefits, expense reimbursement and confidentiality.  If during the term of the agreement, Mr. Cashen is terminated for “cause” he is due no additional compensation.  If Mr. Cashen is terminated “without cause,” he is due a payment equal to all of his unused vacation time and  one year of his current base salary plus his prior year’s bonus.  If  a “change of control” occurs and Bay Bank (i) terminates this agreement, (ii) reduces his base salary, (iii) reduces any performance based compensation by more than 10%, (iv) changes his title, (v) changes his primary duties, (vi) without consent, changes the  primary location of his office by more than 60 miles or (vii) without consent, requires him to report to someone other than the Board of Directors, upon proper notice, Mr. Cashen is due a payment equal to  two (2) times his base salary  plus the prior year’s bonus.  The agreement also includes a provision that provides that, if the agreement is terminated, Mr. Cashen, for a period of one year, may not compete against Bay Bank within a 60 mile radius of the headquarters or solicit employees of Bay Bank for hire during this period.

On January 3, 2011, Bay Bank entered into an employment agreement with H. Les Patrick as Chief Credit Officer.  The employment agreement outlines Mr. Patrick’s duties with the company as well as the terms of his employment.   The agreement provides Mr. Patrick with a one year term that is automatically extended for one-year terms at the expiration of the initial term and each anniversary thereafter, provided that such extension is reviewed and approved by the Board of Directors.  The agreement contains standard clauses relating to base salary, benefits, expense reimbursement and confidentiality.  If during the term of the agreement, Mr. Patrick is terminated for “cause,” he is due no additional compensation.  If Mr. Patrick is terminated “without cause,” he is due a payment equal to all of his unused vacation time and six months of his current base salary.  If  a “change of control” occurs and Bay Bank (i) terminates this agreement, (ii) reduces his base salary, (iii) reduces any performance based compensation by more than 10%, (iv) changes his title, (v) changes his primary duties, (vi) without consent,  changes the  primary location of his office by more than 60 miles, or (vii) without consent, requires him to report to someone other than the Board of Directors or Chief Executive Officer, upon proper notice, Mr. Patrick is due a payment equal to 50% of his base salary.  The agreement also includes a provision that provides that, if the agreement is terminated, Mr. Patrick, for a period of six months, may not compete against Bay Bank within a 60 mile radius of the headquarters or solicit employees of Bay Bank for hire during this period.

On August 23, 2010, Bay Bank entered into an employment agreement with H. King Corbett as Chief Lending Officer.  The employment agreement outlines Mr. Corbett’s duties with the company as well as the terms of his employment.  The agreement provides Mr. Corbett with a one year term that is automatically extended for one-year term at the expiration of the initial term and each anniversary thereafter, provided that such extension is reviewed and approved by the Board of Directors.  The agreement contains standard clauses relating to base salary, benefits, expense reimbursement and confidentiality.  If during the term of the agreement, Mr. Corbett is terminated for “cause,” he is due no additional compensation.  If Mr. Corbett is terminated “without cause,” he is due a payment equal to all of his unused vacation time and six months of his current base salary.  If  a “change of control” occurs and Bay Bank (i) terminates this agreement, (ii) reduces his base salary, (iii) reduces any performance based compensation by more than 10%, (iv) changes his title, (v) changes his primary duties, (vi) without consent,  changes the  primary location of his office by more than 60 miles, or (vii) without consent, requires him to report to someone other than the Board of Directors or Chief Executive Officer, upon proper notice, Mr. Corbett is due a payment equal to 50% of his base salary.  The agreement also includes a provision that provides that, if the agreement is terminated, Mr. Corbett, for a period of six months, may not compete against Bay Bank within a 60 mile radius of the headquarters or solicit employees of Bay Bank for hire during this period.

On July 12, 2010, Bay Bank entered into an employment agreement with David Borowy as Chief Financial Officer.  The employment agreement outlines Mr. Borowy’s duties with the company as well as the terms of his employment.   The agreement provides Mr. Borowy with a one year term that is automatically extended for one- year terms at the expiration of the initial term and each anniversary thereafter, provided that such extension is reviewed and approved by the Board of Directors.  The agreement contains standard clauses relating to base salary, benefits, expense reimbursement and confidentiality.  If during the term of the agreement, Mr. Borowy is terminated for “cause,” he is due no additional compensation.  If Mr. Borowy is terminated “without cause,” he is due a payment equal to all of his unused vacation time and  25% of his current base salary.   The agreement also includes a provision that provides that, if the agreement is terminated, Mr. Borowy, for a period of three months, may not compete against Bay Bank within a 60 mile radius of the headquarters or solicit employees of the bank for hire during this period.

Listing of Common Stock

Carrollton Bancorp and Jefferson will use their reasonable best efforts to cause the shares of Post-Merger Common Stock to be issued in connection with the merger to continue to be listed on the NASDAQ Global Market, subject to official notice of issuance, prior to the effective time of the merger. We anticipate that after the merger Post-Merger Common Stock will continue to be listed on the NASDAQ Global Market under the symbol CRRB.

Registration Rights Agreement

As a condition to closing, Carrollton Bancorp will enter into a registration rights agreement pursuant to which Carrollton Bancorp will agree to register, following written request, the Post-Merger Common Stock received by Jefferson’s shareholders in the merger.

Resales of Common Stock

Although we anticipate that the shares of Post-Merger Common Stock to be issued to Jefferson shareholders in the merger will be listed on the NASDAQ Global Market, such shares will not have been registered under the Securities Act or any state securities laws. As a result, such shares cannot be resold or transferred except through registration under, or exemption from the registration requirements of, the Securities Act and applicable state laws.

For example, Rule 144 under the Securities Act provides a non-exclusive safe harbor for resales of securities under the Section 4(1) exemption from the Securities Act registration requirements. Generally, Rule 144 provides that our shareholders who do not become affiliates of Carrollton Bancorp may resell their shares of Common Stock held for longer than six months and less than one year after the completion of the merger, subject only to the condition that Carrollton Bancorp will have filed all required reports under the Exchange Act, referred to herein as the Exchange Act, for the 12-month period prior to the sale. After one year, our shareholders who do not become affiliates of Carrollton Bancorp may resell their shares of Common Stock regardless of whether Carrollton Bancorp will have filed such reports. Resales by affiliates of Common Stock will be subject to the same holding period and information requirements and will also be subject to certain volume and manner of resale requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 1, 2012 certain information concerning shares of Common Stock beneficially owned by: (i) the named executive officers of the Carrollton Bancorp and Carrollton Bank as listed in the security ownership table below; (ii) all current directors and nominees for directors of the Carrollton Bancorp and Carrollton Bank; (iii) all directors and executive officers of Carrollton Bancorp as a group; and (iv) each other person that we believe own in excess of 5% of the outstanding Common Stock. Except as otherwise noted, all directors and executive officers of Carrollton Bancorp have the following address: c/o Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Robert A. Altieri	19,836	(2)	.*
Gary M. Jewell	25,333	(3)	*
Mark A. Semanie	600		*

Robert J. Aumiller	13,981	(4)	*
Steven K. Breeden	39,782	(5)	1.54%
Albert R. Counselman	71,035	(6)	2.75%
Harold I. Hackerman	10,887	(7)	*
William L. Hermann	5,415	(8)	*
David P. Hessler	9,870	(9)	*
Howard S. Klein	15,946	(10)	*
Charles E. Moore, Jr.	41,519	(11)	1.61%
Bonnie L. Phipps	1,990		*
John Paul Rogers	141,133	(12)	5.46%
W. Charles Rogers, III	100,672	(13)	3.89%
All Directors and Executive Officers of the Company as a Group (15 persons)	497,999		18.93%

William C. Rogers, Jr.	212,294	(14)	8.20%

*	Less than 1%

(1)
Unless otherwise indicated, the named person has sole voting and investment power with respect to all shares.  With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of June 8, 2012 upon the exercise of stock options, warrants or other purchase rights.

(2)
Includes 1,232 shares owned jointly by Mr. Altieri and his wife, 204 shares Mr. Altieri holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act, and 18,400 shares subject to fully vested and exercisable options to purchase shares.

(3)	Includes 4,050 shares owned jointly by Mr. Jewell and his wife and 16,650 shares subject to fully vested and exercisable options to purchase shares.

(4)	Includes 11,776 shares owned jointly by Mr. Aumiller and his wife and 2,100 shares subject to fully vested and exercisable options to purchase shares.

(5)	Includes 29,661 shares owned jointly by Mr. Breeden and his wife and 2,520 shares subject to fully vested and exercisable options to purchase shares.

(6)	Includes 1,260 shares subject to fully vested and exercisable options to purchase shares and includes 27,028 shares owned by Mr. Counselman’s wife.

(7)	Includes 7,904 shares owned jointly by Mr. Hackerman and his wife, and 2,520 shares subject to fully vested and exercisable options to purchase shares.

(8)	Includes 630 shares subject to fully vested and exercisable options to purchase shares.

(9)	Includes 210 shares owned jointly by Mr. Hessler and his wife, 5,520 shares subject to fully vested and exercisable options to purchase shares and excludes 2,000 shares owned solely by his wife.

(10)	Includes 2,079 shares Mr. Klein holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act and 1,260 shares subject to fully vested and exercisable options to purchase shares.

(11)
Includes 630 shares subject to fully vested and exercisable options to purchase shares.  Also includes 18,000 shares owned by Mr. Moore’s wife and 6,689 shares of which Mrs. Moore has voting control as a personal representative of an estate.

(12)
Includes 2 520 shares subject to fully vested and exercisable options to purchase shares.  Also includes 300 shares owned by The Security Title Guarantee Corporation of Baltimore and 9,981 shares owned by Maryland Mortgage Company of which Mr. Rogers is a principal shareholder.

(13)
Includes 300 shares owned by The Security Title Guarantee Corporation of Baltimore of which William C. Rogers, III is a shareholder and Director.  Also includes 1,181 shares Mr. Rogers holds as custodian for his children.  Includes 13,015 shares owned by the Moreland Memorial Park Bronze Perpetual Care Trust Fund, 47,470 owned by the Moreland Memorial Park Perpetual Care Fund, 9,981 shares owned by Maryland Mortgage Company of which William C. Rogers, III is Vice President and Director and 5,995 shares owned by HEWI Partnership of which Mr. Rogers is an owner/partner.  Also includes 9,529 shares of which Mr. Rogers has voting control as a trustee of three trusts.

(14)
Based upon information contained in a Schedule 13G/A filed with the SEC on January 26, 2012, Mr. William C. Rogers, Jr. has shared investment and voting power over 206,929 shares.  He has sole investment and voting power over 5,365 shares which includes 2,100 shares subject to fully vested and exercisable options to purchase shares.

INDEPENDENT AUDITORS

The consolidated financial statements of Carrollton Bancorp as of December 31, 2011 and December 31, 2010 and for the years then ended included with this proxy statement, have been so included in reliance on the report of Rowles & Company, LLP, independent registered public accounting firm, included herein on the authority of said firm as experts in accounting and auditing.

The financial statements of Jefferson Bancorp, Inc. as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and for the period from its inception on June 30, 2010 to December 31, 2010, included on pages F-54 through F-87 of this proxy statement, have been audited by McGladrey and Pullen LLP, independent auditors, as stated in their report appearing herein.

SHAREHOLDER PROPOSALS AND NOMINATIONS

 As of the date of this proxy statement, the Carrollton Board of Directors knows of no other matter which may be presented for consideration at the Special Meeting.  However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement of the meeting, it is intended that proxies will be voted with respect to any other matter in accordance with the best judgment and in the discretion of the proxy holders.

Shareholder proposals to be included in the proxy materials for the 2013 annual meeting of Post-Merger Carrollton Bancorp shareholders must, in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement), be received in written form at our executive offices on or before November 30, 2012.  In order to curtail controversy as to compliance with this requirement, shareholders are urged to submit proposals to the Secretary of Carrollton Bancorp, or Post-Merger Carrollton Bancorp, as applicable, by Certified Mail – Return Receipt Requested.

Pursuant to the proxy rules under the Exchange Act, shareholders are notified that to be timely, the notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2013 annual meeting of shareholders must be delivered or mailed to the Secretary of Carrollton Bancorp, or Post-Merger Carrollton Bancorp, as applicable, between June __, 2012 and March 9, 2013, unless the date of the 2013 annual meeting of shareholders is advanced more than 30 days before or is delayed more than 60 days after May 8, 2013, in which case to be timely such notice must be received no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.  As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in Post-Merger Carrollton Bancorp’s proxy related to the 2013 annual meeting of shareholders.

In addition, to any other applicable requirements, for nominations for election to the Carrollton Board of Directors, pursuant to our Bylaws, the shareholder must deliver or mail notice in writing to the Secretary of Post-Merger Carrollton Bancorp not less than 60 days nor more than 90 days prior to dated of the annual meeting of shareholders; regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.  Such notice must comply with the other requirements set forth in our Bylaws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Carrollton Bancorp is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Carrollton Bancorp files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Carrollton Bancorp’s SEC filings are available at this website.

The SEC allows us to “incorporate by reference” into this proxy statement information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing this information. The information we incorporate by reference is considered to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this proxy statement. This proxy statement incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the Special Meeting; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•
Our annual report on Form 10-K for the fiscal year ended December 31, 2011, including our financial statements for the year ended December 31, 2011 and notes thereto, which we filed with the SEC on March 13, 2012; and

•	Our 2011 annual meeting proxy statement on Schedule 14A, which we filed with the SEC on March 30, 2012.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Special Meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

If you would like to request documents from Carrollton Bancorp, please make a request in writing or by telephone at the following address:

Carrollton Bancorp
7151 Columbia Gateway Drive
Suite A
Columbia, Maryland
(410) 312-5400
Attn: Mark Semanie

If you would like to request any documents, please do so by ____________, 2012 in order to receive them before the Special Meeting.

You should rely only on the information contained in this proxy statement regarding the matters to be considered at the Special Meeting. Carrollton Bancorp has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated __________, 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to shareholders nor the issuance of Common Stock in the merger will create any implication to the contrary.

Information on Carrollton Bancorp’s Website

Carrollton Bancorp maintains a website at www.carrolltonbank.com. Information contained in or accessible through Carrollton Bancorp’s website does not constitute part of this proxy statement and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement, unless that information is also in this proxy statement.

INDEX TO THE FINANCIAL STATEMENTS

Carrollton Bancorp
Carrollton Bancorp’s consolidated financial statements for the Year Ended December 31, 2011 filed in our annual report on Form 10-K, filed with the SEC on March 13, 2012 are incorporated by reference into this proxy statement.

Consent of Rowles & Company, LLP	F-2
Consolidated Balance Sheets as of March 31, 2012 (unaudited) and December 31, 2011	F-3
Consolidated Statements of Income for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-4
Consolidated Statements of Comprehensive Income the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-5
Consolidated Statements of Stockholders’ Equity for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-5
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-6
Notes to the Consolidated Financial Statements	F-7
Jefferson
Consolidated Balance Sheets as of March 31, 2012 (unaudited) and December 31, 2011	F-26
Consolidated Statements of Operations for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-27
Consolidated Statements of Comprehensive Income the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-28
Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-29
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-30
Notes to the Consolidated Financial Statements	F-31
Independent Auditor’s Report	F-54
Consolidated Balance Sheets as of December 31, 2011 and December 31, 2010	F-55
Consolidated Statements of Operations for the Year Ended December 31, 2011 and the Period June 30, 2010 (Inception) Through December 31, 2010	F-56
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2011 and the Period June 30, 2010 (Inception) Through December 31, 2010	F-57
Consolidated Statements of Cash Flows for the Year Ended December 31, 2011 and the Period June 30, 2010 (Inception) Through December 31, 2010	F-58
Notes to the Consoldiated Financial Statements for the Year Ended December 31, 2011 and the Period June 30, 2010 (Inception) Through December 31, 2010	F-59
Consent of McGladrey and Pullen LLP	F-88

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Carrollton Bancorp
Columbia, Maryland

We consent to the use in the Preliminary Proxy Statement of Carrollton Bancorp of our report dated March 8, 2012, relating to the audits of the consolidated financial statements of Carrollton Bancorp as of and for the year ended December 31, 2011.  We also consent to any reference to us in such Preliminary Proxy Statement.

Baltimore, Maryland
June 11, 2012

101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286
410-583-6990  FAX 410-583-7061
Website:  www.Rowles.com

CARROLLTON BANCORP
CONSOLIDATED BALANCE SHEETS

	March 31	December 31,
	2012	2011
	(unaudited)
ASSETS
Cash and due from banks	$3,337,446	$2,411,319
Federal funds sold and other interest-bearing deposits	27,420,179	13,185,809
Total cash and equivalents	30,757,625	15,597,128
Federal Home Loan Bank stock, at cost	2,111,300	2,111,300
Investment securities:
Available for sale	24,447,771	25,470,207
Held to maturity (fair value of $2,874,377 and $3,024,217)	2,713,174	2,848,594
Loans held for sale	35,170,486	28,420,897
Loans, less allowance for loan losses of $5,038,876 and $4,858,551	250,973,789	264,190,295
Premises and equipment	6,662,694	6,660,574
Accrued interest receivable	1,162,217	1,215,060
Bank owned life insurance	5,117,396	5,081,539
Deferred income taxes	5,553,605	6,087,400
Foreclosed real estate	4,878,849	4,822,417
Other assets	2,868,036	2,854,806
	$372,416,942	$365,360,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$83,838,349	$75,020,489
Interest-bearing	248,319,747	239,972,347
Total deposits	332,158,096	314,992,836
Advances from the Federal Home Loan Bank	2,210,000	11,210,000
Accrued interest payable	35,201	50,689
Accrued pension plan	3,017,997	3,579,496
Other liabilities	2,276,930	2,883,623
	339,698,224	332,716,644

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share (liquidation preference of $1,000 per share) authorized	9,035,503	9,013,436
shares; issued and outstanding 9,201 as of March 31, 2012 and December 31, 2011 (discount of
$165,497 as of March 31, 2012 and $187,564 as of December 31, 2011)
Common stock, par $1.00 per share; authorized 10,000,000 shares; issued and outstanding 2,576,388	2,576,388	2,576,388
as of March 31, 2012 and December 31, 2011
Additional paid-in capital	15,725,454	15,725,454
Retained earnings	9,497,003	9,886,546
Accumulated other comprehensive income	(4,115,630)	(4,558,251)
	32,718,718	32,643,573
	$372,416,942	$365,360,217

See accompanying notes to consolidated financial statements.

CARROLLTON BANCORP
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Interest income:
Loans	$3,859,938	$4,065,366
Investment securities:
Taxable	233,264	293,954
Nontaxable	76,493	76,707
Dividends	7,514	7,261
Federal funds sold and other interest-bearing deposits	9,642	1,100

Total interest income	4,186,851	4,444,388

Interest expense:
Deposits	742,994	806,744
Borrowings	83,722	212,124

Total interest expense	826,716	1,018,868

Net interest income	3,360,135	3,425,520

Provision for loan losses	245,514	114,217

Net interest income after provision for loan losses	3,114,621	3,311,303

Noninterest income:
Electronic banking fees	697,437	608,564
Mortgage-banking fees and gains	1,130,832	775,594
Brokerage commissions	149,222	200,247
Service charges on deposit accounts	98,735	123,736
Other fees and commissions	85,366	79,246
Write down of impaired securities	(819,054)	(167,467)
Security (losses) gains, net	498	(2,603)

Total noninterest income	1,343,036	1,617,317

Noninterest expenses:
Salaries	1,991,600	1,889,913
Employee benefits	528,091	635,484
Occupancy	583,268	597,718
Professional services	364,585	191,925
Furniture and equipment	147,631	147,884
Foreclosed real estate losses, write downs and costs	176,320	74,715
Other operating expenses	1,122,306	1,166,219

Total noninterest expenses	4,913,801	4,703,858

(Loss) Income before income taxes	(456,144)	224,762

Income tax (benefit) expense	(203,680)	53,467

Net (loss) income	(252,464)	171,295
Preferred stock dividends and discount accretion	137,079	137,078
Net (loss) income available to common stockholders	$(389,543)	$34,217

Basic net (loss) income per common share	$(0.15)	$0.01

Diluted net (loss) income per common share	$(0.15)	$0.01

See accompanying notes to consolidated financial statements.

CARROLLTON BANCORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	Three months Ended
	March 31,
	2012	2011
Net (Loss) Income	$(252,464)	$171,295

Other comprehensive income
Unrealized gain/(loss) on securities available for sale	(87,615)	(208,315)
Reclassification adjustment for net (gains) losses included in net income	818,556	170,070
	730,941	(38,245)
Income Tax relating to items above	(288,320)	15,085
Other comprehensive income	442,621	(23,160)
Total comprehensive income	$190,157	$148,135

See accompanying notes are an integral part of these consolidated financial statements.

CARROLLTON BANCORP
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2012 and 2011 (unaudited)

					Accumulated
			Additional		Other
	Preferred	Common	Paid-in	Retained	Comprehensive
	Stock	Stock	Capital	Earnings	Income
Balance December 31, 2010	$8,925,171	$2,573,088	$15,713,782	$9,888,133	$(3,705,196)
Net income	-	-	-	171,295	-
Changes in unrealized gains (losses) on available for sale securities & paid pension, net of tax	-	-	-	-	(23,160)
Comprehensive income
Accretion of discount associated with U.S. Treasury preferred stock	22,066	-	-	(22,066)	-
Issuance of Common Stock under 2007 Equity Plan	-	-	-	-	-
Preferred stock dividend accrued	-	-	-	-
Preferred stock cash dividend	-	-	-	(115,012)	-
Balance March 31, 2011	$8,947,237	$2,573,088	$15,713,782	$9,922,350	$(3,728,356)

					Accumulated
			Additional		Other
	Preferred	Common	Paid-in	Retained	Comprehensive
	Stock	Stock	Capital	Earnings	Income
Balance December 31, 2011	$9,013,436	$2,576,388	$15,725,454	$9,886,546	$(4,558,251)
Net loss	-	-	-	(252,464)	-
Changes in unrealized gains (losses) on available for sale securities & paid pension, net of tax	-	-	-	-	442,621
Comprehensive income
Accretion of discount associated with U.S. Treasury preferred stock	22,067	-	-	(22,067)	-
Issuance of Common Stock under 2007 Equity Plan	-	-	-	-	-
Preferred stock dividend accrued	-	-	-	(115,012)	-
Preferred stock cash dividend	-	-	-	-	-
Balance March 31, 2012	$9,035,503	$2,576,388	$15,725,454	$9,497,003	$(4,115,630)

See accompanying notes to consolidated financial statements.

 CARROLLTON BANCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(252,464)	$171,295
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for loan losses	245,514	114,217
Depreciation and amortization	184,536	181,660
Amortization of premiums and discounts	(9,202)	(11,970)
Write down of impaired securities	819,054	167,467
Loss (gain) on sale of securities	(498)	2,603
Loans held for sale made, net of principal sold	(6,749,589)	8,396,712
Loss (gain) on sale of foreclosed real estate	-	29,021
Loss (gain) on disposal of premises and equipment	-	1,101
Decrease (increase) in:
Accrued interest receivable	52,843	70,506
Prepaid income taxes	(667,344)	44,068
Deferred income taxes	245,476	24,253
Cash surrender value of bank owned life insurance	(35,857)	(37,971)
Other assets	639,710	(535,466)
Increase (decrease) in:
Accrued interest payable	(15,488)	(18,486)
Deferred loan origination fees	(56,019)	(25,316)
Accrued Pension Plan	(561,499)	-
Other liabilities	(721,707)	(241,903)
Net cash (used) provided by operating activities	(6,882,534)	8,331,791

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	940,246	1,227,026
Proceeds from maturities of securities held to maturity	135,982	411,950
Proceeds from sale of equity securities	3,216	1,800
Purchase of securities available for sale	-	(1,121,457)
Loans made, net of principal collected	12,885,911	7,985,746
Purchase of premises and equipment	(172,252)	(259,147)
Proceeds from sale of foreclosed real estate	-	224,561
Partial recovery of costs on foreclosed real estate	84,668	-
Proceeds from sale of premises and equipment	-	-
Net cash provided by investing activities	13,877,771	8,470,479
Cash flows from financing activities:
Net increase (decrease) in time deposits	4,832,074	2,835,639
Net increase (decrease) in other deposits	12,333,186	4,173,966
Payments of Federal Home Loan Bank advances	(9,000,000)	(23,350,000)
Dividends paid	-	(115,012)
Net cash provided (used) by financing activities	8,165,260	(16,455,407)
Net increase in cash and cash equivalents	15,160,497	346,863
Cash and cash equivalents at beginning of period	15,597,128	6,662,853
Cash and cash equivalents at end of period	$30,757,625	$7,009,716

Supplemental information:
Interest paid on deposits and borrowings	$842,204	$1,037,354
Income taxes paid	$874,300	$9,399
Transfer of loan to foreclosed real estate	$141,100	$-

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of and for the three months ended March 31, 2012 and 2011 is unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements for Carrollton Bancorp (“the Company”) have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all information and notes necessary for a full presentation of financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.  The consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto, included in the Company’s 2011 Annual Report on Form 10-K (“2011 Form 10-K”) filed with the Securities and Exchange Commission (“SEC”).

The consolidated financial statements include the accounts of the Company’s subsidiary, Carrollton Bank, Carrollton Bank’s wholly-owned subsidiaries, Carrollton Mortgage Services, Inc. (“CMSI”), Carrollton Financial Services, Inc. (“CFS”), Mulberry Street, LLC (“MSLLC”), 13 Beaver Run LLC (“BRLLC”), Mulberry Street A LLC (“MSALLC”) and Carrollton Bank’s 96.4% owned subsidiary, Carrollton Community Development Corporation (“CCDC”) (collectively, the “Bank”).  All significant intercompany balances and transactions have been eliminated.

The consolidated financial statements as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of financial position and results of operations for those periods.  The results of operations for the three months ended March 31, 2012, are not necessarily indicative of the results that will be achieved for the entire year.

Management has evaluated all significant events and transactions that occurred after March 31, 2012 through the date these financial statements were issued for potential recognition or disclosure in these financial statements.

Subsequent events

On April 8, 2012, the Company, Jefferson Bancorp, Inc. (“Jefferson”) and Financial Service Partners Fund I, LLC (“FSPF”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), which sets forth the terms and conditions upon which Jefferson will merge with and into the Company (the “Merger”).  The Company will be the surviving entity.  Pursuant to the Merger Agreement, the subsidiary banks of Jefferson and the Company will also merge, with Bay Bank, FSB (the subsidiary bank of Jefferson)  being the surviving entity and a wholly-owned subsidiary of the Company.

In exchange for 100% of the outstanding shares of Jefferson, the stockholders of Jefferson will receive newly issued shares of the Company’s common stock (“Carrollton Common Stock”) representing approximately 85.92% of the total outstanding shares of Carrollton Common Stock as of the closing of the Merger, assuming the current Company stockholders elect to exchange for cash 50%, in the aggregate, of the current outstanding Carrollton Common Stock.  Stockholders of Jefferson will receive 2.2217 shares of Carrollton Common Stock for each share of Jefferson common stock owned at the time of the Merger. Any outstanding options to purchase Jefferson common stock will be converted into options to purchase Carrollton Common Stock at the same exchange ratio described above.

At the effective date of the Merger, stockholders of Carrollton may elect to retain their shares of Carrollton Common Stock or to receive $6.20 in cash per share, subject to proration in the event the aggregate cash elections exceed 50% of the shares of Carrollton Common Stock outstanding as of the closing of the Merger. In no event will cash be paid for more than 50% of the total number of shares of Carrollton Common Stock outstanding as of the closing. Outstanding options to purchase Carrollton Common Stock will remain outstanding.

The completion of the Merger is subject to various closing conditions, including obtaining the approval of the Company’s stockholders and receiving certain regulatory approvals.

Reclassifications

Certain items in prior financial statements have been reclassified to conform to the current presentation.

NOTE 2 – NET INCOME PER COMMON SHARE

The calculation of net income per common share is as follows:

	Three Months Ended
	March 31,
	2012	2011
Basic:
Net (loss) income	$(252,464)	$171,295
Net (loss) income available to common stockholders	(389,543)	34,217
Average common shares outstanding	2,576,388	2,573,088
Basic net (loss) income per common share	$(0.15)	$0.01
Diluted:
Net (loss) income	$(252,464)	$171,295
Net (loss) income available to common stockholders	(389,543)	34,317
Average common shares outstanding	2,576,388	2,573,088
Stock option adjustment	-	-
Average common shares outstanding - diluted	2,576,388	2,573,088
Diluted net (loss) income per common share	$(0.15)	$0.01

NOTE 3 – INVESTMENT SECURITIES

Investment securities are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
March 31, 2012
Available for sale
U.S. government agency	$2,038,623	$76,223	$-	$2,114,845
Mortgage‑backed securities	11,309,124	899,631	2,021	12,206,735
State and municipal	7,106,003	469,054	-	7,575,057
Corporate bonds	7,025,818	51,889	4,798,394	2,279,313
	27,479,568	1,496,797	4,800,415	24,175,950
Equity securities	126,587	148,634	3,400	271,821
	$27,606,155	$1,645,431	$4,803,815	$24,447,771
Held to maturity
Mortgage‑backed securities	$1,488,174	$105,833	$-	$1,594,007
State and municipal	1,225,000	55,370	-	1,280,370
	$2,713,174	$161,203	$-	$2,874,377

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2011
Available for sale
U.S. government agency	$2,105,188	$107,468	$-	$2,212,656
Mortgage‑backed securities	12,180,280	974,839	29,195	13,125,924
State and municipal	7,113,029	513,695	-	7,626,724
Corporate bonds	7,793,220	45,791	5,577,761	2,261,250
	29,191,717	1,641,793	5,606,956	25,226,554
Equity securities	167,816	147,370	71,533	243,653
	$29,359,533	$1,789,163	$5,678,489	$25,470,207
Held to maturity
Mortgage‑backed securities	$1,623,594	$110,955	$-	$1,734,549
State and municipal	1,225,000	64,668	-	1,289,668
	$2,848,594	$175,623	$-	$3,024,217

As of March 31, 2012 securities with unrealized losses segregated by length of impairment were as follows:

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage‑backed securities	$368,324	$2,021	$-	$-	$368,324	$2,021
State and municipals	-	-	-	-	-	-
Corporate bonds	-	-	280,293	4,798,394	280,293	4,798,394
Equity securities	-	-	12,100	3,400	12,100	3,400
	$368,324	$2,021	$292,393	$4,801,794	$660,717	$4,803,815

Contractual maturities of debt securities at March 31, 2012 are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Maturing	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$-	$-	$-	$-
Over one to five years	4,569,276	4,734,421	-	-
Over five to ten years	3,747,185	4,019,663	1,225,000	1,280,370
Over ten years	7,853,983	3,215,132	-	-
Mortgage‑backed securities	11,309,124	12,206,734	1,488,174	1,594,007
	$27,479,568	$24,175,950	$2,713,174	$2,874,377

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses.  The amount of the impairment related to other factors is recognized in other comprehensive income.  Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Management has the ability and intent to hold the securities classified as held to maturity in the table above until they mature, at which time, the Company will receive full value for the securities. Management and the Investment Committee of the Board of Directors continuously evaluate securities for possible sale due to credit quality. Any sale and reinvestment decisions will be approved by the Investment Committee.  Excluding the trust preferred securities, unrealized losses exist on two available-for-sale securities and total $5,421 at March 31, 2012. One additional equity security was deemed to be impaired and we wrote the investment in this security down $38,510 through earnings during the three months ended March 31, 2012 to the market value as of  March 31, 2012, to properly reflect impairment associated with this security. The fair value of the remaining two securities with unrealized losses is expected to recover as the investments approach their maturity date or repricing date or if market yields for such investments decline.  Management does not believe either of these securities is impaired due to reasons of credit quality.  Accordingly, as of March 31, 2012 management believes the impairments detailed in the table above, except for the trust preferred securities described below, are temporary and no impairment loss has been realized in the Company’s consolidated income statement.

At March 31, 2012 and December 31, 2011, the Company owned six collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (“PreTSLs”).  The market for these securities at March 31, 2012 and December 31, 2011 was not active and markets for similar securities were also not active.  The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which PreTSLs trade and then by a significant decrease in the volume of trades relative to historical levels.  The new issue market is also inactive as no new PreTSLs have been issued since 2007.  Currently very few market participants are willing or able to transact for these securities.

The market values for these securities (and any securities other than those issued or guaranteed by the U.S. Treasury) are very depressed relative to historical levels.   Thus, in today’s market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general versus being an indicator of credit problems with a particular issuer.

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:

•	The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at March 31, 2012 and December 31, 2011;

•
An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates; and

•	Our PreTSLs will be classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to determine fair value at the measurement date.

The following tables (deferral and default amounts are in thousands) lists the class, credit rating, deferrals, defaults and carrying value of the six trust preferred securities (PreTSL):

March 31, 2012
		Moody	Deferrals		Defaults
PreTSL	Class	Credit Rating	Amount	Percent	Amount	Percent	Amortized Cost	Fair Value
IV	Mezzanine	Ca	6,000	9.02%	12,000	18.05%	$ 182,991	$ 78,162
XVIII	C	Ca	95,140	14.27%	109,000	16.35%	1,617,936	-
XIX	B	C	135,150	20.79%	93,500	13.84%	1,006,667	31,787
XIX	C	Ca	135,150	20.79%	93,500	13.84%	546,696	-
XXII	B-1	Caa2	175,500	13.48%	215,000	16.52%	1,724,399	170,344
XXIV	C-1	Ca	130,500	12.94%	215,800	21.40%	-	-
							$ 5,078,689	$ 280,293

December 31, 2011
		Moody	Deferrals		Defaults
PreTSL	Class	Credit Rating	Amount	Percent	Amount	Percent	Amortized Cost	Fair Value
IV	Mezzanine	Ca	$ 6,000	9.02%	$ 12,000	18.05%	$ 182,991	$ 57,850
XVIII	C	Ca	63,140	9.47%	101,000	15.15%	1,914,659	16,195
XIX	B	C	102,900	15.83%	93,500	13.84%	1,006,347	78,007
XIX	C	Ca	102,900	15.83%	93,500	13.84%	1,030,516	6,501
XXII	B-1	Caa2	186,500	14.32%	215,000	16.52%	1,724,399	122,597
XXIV	C-1	Ca	145,500	14.43%	215,800	21.40%	-	-
							$ 5,858,912	$ 281,150

Based on qualitative considerations such as a down-grade in credit rating, defaults of underlying issuers and an analysis of expected cash flows, we determined in prior periods that three PreTSLs included in corporate bonds were other-than-temporarily impaired (OTTI). Those PreTSLs were written down in the periods in which the impairments were identified. Two of the three securities required additional adjustments and we wrote our investments in these PreTSLs down $780,544 through earnings during the three months ended March 31, 2012 to the present value of expected cash flows at March 31, 2012, to properly reflect credit losses associated with these PreTSLs. The remaining fair value of these three securities was $0 at March 31, 2012. The amortized cost of these three securities as of March 31, 2012 was $2.2 million.  The issuers of these securities are primarily banks, but some of the pools do include a limited number of insurance companies.  The Company uses the OTTI evaluation model prepared by an independent third party to compare the present value of expected cash flows to the previous estimate to ensure there are no adverse changes in cash flows during the quarter.  The OTTI model considers the structure and term of the PreTSLs and the financial condition of the underlying issuers.  Specifically, the model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes.  Cash flows are projected using a forward rate LIBOR curve, as these PreTSLs are variable rate instruments.  The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities usually resulting from the closure of the issuer by its primary regulator.  Assumptions used in the model include expected future default rates and prepayments.

NOTE 4 – LOANS

Major classifications of loans are as follows:

	March 31,	December 31,
	2012	2011
Commercial loans:
Commercial mortgages - investor	$88,018,723	$95,463,294
Commercial mortgages – owner occupied	34,255,976	36,174,471
Construction and development	15,032,756	13,309,235
Commercial and industrial loans	34,382,994	38,988,466
Total commercial loans	171,690,449	183,935,466
Consumer loans:
Residential mortgages	47,887,289	48,345,794
Home equity lines of credit	35,768,239	36,151,239
Other	592,133	597,811
Total consumer loans	84,247,661	85,094,844
	255,938,110	269,030,310
Deferred costs, net	74,555	18,536
Allowance for loan losses	(5,038,876)	(4,858,551)
Net loans	$250,973,789	$264,190,295

The maturity and rate repricing distribution of the loan portfolio is as follows:

	March 31,	December 31,
	2012	2011
Repricing or maturing within one year	$113,034,146	$124,807,449
Maturing over one to five years	95,061,992	95,940,468
Maturing over five years	47,841,972	48,282,393
	$255,938,110	$269,030,310

Loan balances have been adjusted by the following deferred amounts:

	March 31,	December 31,
	2012	2011
Deferred origination costs and premiums	$730,856	$756,830
Deferred origination fees and unearned discounts	(656,301)	(738,294)
Net deferred costs (fees)	$74,555	$18,536

Loan Origination/Risk Management. The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower's management possesses sound ethics and solid business acumen, the Company's management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company's exposure to adverse economic events that affect any industry. Management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria. As a general rule, the Company avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans.

With respect to loans to developers and builders that are secured by non-owner occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

The Company originates consumer loans utilizing credit score analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are reviewed by management on a regular basis. Underwriting standards for home equity loans are heavily influenced by credit policies, which include, but are not limited to, a maximum loan-to-value percentage of 80%, collection remedies, the number of such loans a borrower can have at one time and documentation requirements.

The Company utilizes external consultants to conduct independent loan reviews. These consultants review and validate the credit risk program on a periodic basis. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company's policies and procedures.

Concentrations of Credit. The Company makes loans to customers located in Maryland, Virginia, Pennsylvania and Delaware. Although the loan portfolio is diversified, its performance will be influenced by the regional economy.

Non-Accrual and Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans, segregated by class of loans, were as follows:

	March 31,	December 31,
	2012	2011
Commercial loans:
Commercial mortgages - investor	$1,112,002	$1,137,226
Commercial mortgages – owner occupied	-	-
Construction and development	-	-
Commercial and industrial loans	1,726,776	1,726,776
Consumer loans:
Residential mortgages	493,145	606,533
Home equity lines of credit	335,308	489,961
Other	-	-
Total	$3,667,231	$3,960,496
Unrecorded interest on nonaccrual loans	$162,870	$141,267
Interest income recognized on nonaccrual loans	$7,897	$162,015

Past due loans, segregated by age and class of loans, as of March 31, 2012 were as follows:

		Loans				Accruing
	Loans	90 or More				Loans 90 or
	30-89 Days	Days	Total Past	Current		More Days
	Past Due	Past Due	Due Loans	Loans	Total Loans	Past Due
Commercial loans:
Commercial mortgages – investor	$754,396	$1,011,848	$1,766,244	$86,252,479	$88,018,723	$-
Commercial mortgages – owner occupied	164,699	-	164,699	34,091,277	34,255,976	-
Construction and development	-	-	-	15,032,756	15,032,756	-
Commercial and industrial loans	-	1,726,776	1,726,776	32,656,218	34,382,994	-
Consumer loans:
Residential mortgages	2,104,359	493,145	2,597,504	45,289,785	47,887,289	-
Home equity lines of credit	111,991	197,675	309,666	35,458,573	35,768,239	-
Other	-	-	-	592,133	592,133	-
Total	$3,135,445	$3,429,444	$6,564,889	$249,373,221	$255,938,110	$-

Three nonaccrual loans with balances totaling $237,787 are less than 90 days past due as of March 31, 2012. $39,754 of this total is included in “Loans 30 – 89 Days Past Due” and the remainder is current.

Past due loans, segregated by age and class of loans, as of December 31, 2011 were as follows:

		Loans				Accruing
	Loans	90 or More				Loans 90 or
	30-89 Days	Days	Total Past	Current		More Days
	Past Due	Past Due	Due Loans	Loans	Total Loans	Past Due
Commercial loans:
Commercial mortgages – investor	$-	$1,020,766	$1,020,766	$94,442,528	$95,463,294	$-
Commercial mortgages – owner occupied	-	-	-	36,174,471	36,174,471	-
Construction and development	-	-	-	13,309,235	13,309,235	-
Commercial and industrial loans	-	1,726,776	1,726,776	37,261,690	38,988,466	-
Consumer loans:
Residential mortgages	1,698,602	606,533	2,305,135	46,040,659	48,345,794	-
Home equity lines of credit	203,503	268,809	472,312	35,678,927	36,151,239	-
Other	-	-	-	597,811	597,811	-
Total	$1,902,105	$3,622,884	$5,524,989	$263,505,321	$269,030,310	$-

Impaired Loans. Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated on an individual loan basis for all such loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on the cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Impaired loans are defined as loans that have been assessed for impairment and have been determined to either need a write down or specific reserve.

Impaired loans as of March 31, 2012, are set forth in the following table:

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Investment
Commercial loans:
Commercial mortgages – investor	$1,024,036	-	$1,024,036	$1,024,036	$125,535	$1,024,457
Commercial mortgages – owner occupied	2,340,705	-	2,340,705	2,340,705	619,955	2,342,537
Construction and development	1,576,818	-	1,576,818	1,576,818	269,000	1,576,818
Commercial and industrial loans	149,957	-	149,957	149,957	74,957	149,957
Consumer loans:
Residential mortgages	375,647	-	375,647	375,647	122,447	376,110
Home equity lines of credit	383,677	-	383,677	383,677	227,524	381,408
Other	-	-	-	-	-	-
Total	$5,850,840	$-	$5,850,840	$5,850,840	$1,439,418	$5,851,287

At March 31, 2012, the Company had thirteen impaired loans totaling approximately $5.9 million.  Seven impaired loans totaling $2.8 million were not past due on March 31, 2012; $2.5 million of the impaired loans were classified as non-accrual loans. During the quarter ended March 31, 2012, the Company received  interest payments on impaired loans of $591, all of which was applied to reduce principal.

Impaired loans as of December 31, 2011, are set forth in the following table.

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Investment
Commercial loans:
Commercial mortgages – investor	$1,025,168	$-	$1,025,168	$1,025,168	$135,668	$1,031,792
Commercial mortgages – owner occupied	2,343,293	-	2,343,293	2,343,293	606,543	2,348,107
Construction and development	-	-	-	-	-	-
Commercial and industrial loans	1,726,776	-	1,726,776	1,726,776	329,957	1,730,124
Consumer loans:				-
Residential mortgages	504,138	-	504,138	504,138	119,418	506,529
Home equity lines of credit	284,574	-	284,574	284,574	179,574	285,211
Other	-	-	-	-	-	-
Total	$5,883,949	$-	$5,883,949	$5,883,949	$1,371,160	$5,901,763

At December 31, 2011, the Company had twelve impaired loans totaling approximately $5.9 million.  Seven impaired loans totaling $3.2 million were not past due on December 31, 2011; the remainder of the loans were classified as non-accrual loans. During the year ended December 31, 2011, the Company received total interest payments on impaired loans of $209,204, all of which was applied to reduce principal.

Nonperforming assets and loans past due 90 days or more but accruing interest were as follows:

	March 31,	December 31,
	2012	2011
Nonaccrual loans	$3,667,231	$3,960,496
Restructured loans	9,387,867	8,460,654
Foreclosed real estate	4,878,849	4,822,417
Total nonperforming assets	$17,933,947	$17,243,567

As of March 31, 2012, four restructured notes totaling $679,356 are included in nonaccrual loans. All other restructured notes are paying in accordance with the terms of the agreement and remain on accrual status.

Troubled Debt Restructurings. The restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. These concessions typically result from the Company’s loss mitigation activities and may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules, forbearance and other actions intended to minimize potential losses and to avoid foreclosure or repossession of collateral. Effective July 1, 2011, the Company adopted the provisions of Accounting Standards Update (“ASU”) No. 2011-02, Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. As such, the Company reassessed all loan modifications occurring since January 1, 2011 for identification as troubled debt restructurings.

Troubled debt restructurings as of March 31, 2012 and December 31, 2011 are set forth in the following table:

	March 31,	December 31,
	2012	2011
Commercial loans:
Commercial mortgages – investor	$2,921,214	$2,950,361
Commercial mortgages – owner occupied	1,786,805	1,786,805
Construction and development	-	-
Commercial and industrial loans	-	-
Consumer loans:
Residential mortgages	4,890,722	4,038,982
Home equity lines of credit	468,482	467,482
Other	-	-
Deferred costs, net	-	-
Total	$10,067,223	$9,243,630

Loans restructured for the three month periods ended March 31, 2012 and March 31, 2011 were as follows:

Period Ended
	03/31/12	03/31/11
Commercial loans:
Commercial mortgages – investor	$-	$-
Commercial mortgages – owner occupied	-	-
Construction and development	-	-
Commercial and industrial loans	-	-
Consumer loans:
Residential mortgages	863,031	186,530
Home equity lines of credit	-	-
Other	-	-
Total	$863,031	$186,530

Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loans reach non-accrual status.  In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.  Certain troubled debt restructurings are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.  As of March 31, 2012, there are 7 restructured loans totaling $1.5 million that are more than 30 days past due. Three of the past due loans totaling $579,202 are classified as non-accrual loans. There is one loan totaling $100,154 that is current but is classified as a non-accrual loan.

Credit Quality Indicators

As part of the on-going monitoring of the credit quality of the Company's loan portfolio, management tracks certain credit quality indicators including trends related to (i) the risk grade of commercial loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) non-performing loans (see details above) and (v) the general economic conditions in the Company’s market.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows:

Risk Rating 1:  Prime

Loans with a 1 risk rating are assets of high liquidity and minimal or very low risk.  They are well structured loans to entities of unquestioned financial stature and credit strength.  Borrowers possess a record of performance on past obligations which is long and unblemished.  Loans so rated also include credit to a reasonably strong borrower fully and appropriately secured by liquid collateral of unquestioned value, such as bank CDs or savings accounts.

Risk Rating 2:  Good

Loans with a 2 risk rating are assets of good liquidity and low risk.  They are well-structured, self-liquidating loans to very sound borrowers who exhibit excellent liquidity and debt service ability.  Borrowers possess a strong capital position attributable to a long history of strong and stable earnings, significant unpledged assets, proven access to alternative financing, and a better than average payment history.  They have a well-defined market and the potential for growth within that market.

Risk Rating 3:  Standard

Loans with a 3 risk rating are assets of acceptable liquidity and low risk.  Borrowers exhibit average credit strength, with no meaningful apparent financial, management or market weaknesses.  Leverage and liquidity indicators are better than average, recent earnings and cash flow are positive and stable, and access to alternative financing sources is apparent.  Borrowers are individuals/business enterprises who are financially sound, but whose liquidity, leverage or debt service ability are not quite the optimum exhibited by borrowers with a risk rating 2.  If secured, these loans are supported by assets at better than adequate margins.

Commercial real estate loans with a 3 risk rating possess debt service coverage (“DSC”) and loan to value (“LTV”) ratios which significantly exceed lending policy standards.  Such loans exceed conventional market terms for third party take-outs, and borrowers/guarantors exhibit substantial capacity for providing support if necessary.

Risk Rating 4:  Acceptable

Loans with a 4 risk rating are assets of acceptable liquidity and acceptable risk.  Borrowers demonstrate adequate earnings and debt service ability and exhibit normal leverage and liquidity indicators.  Borrowers differ from low risk (risk rating 3) clients due to weaknesses in an area such as newness of company, marginal liquidity or leverage indicators, recent volatility in earnings, inability to sustain a major setback, or similar issues.  Hence, these loans are supported by identified, independent and assured secondary repayment sources (e.g., collateral and/or guarantors).  Loans may be unsecured but are likely secured by assets at margins appropriate for the collateral type, with realizable liquidation values.  Guarantors, known to the Bank, demonstrate adequate capacity and proven responsibility.

Commercial real estate loans with a 4 risk rating possess DSC and LTV ratios which meet or are slightly better than loan policy standards.  Such loans meet conventional market terms for third party take-outs, and feature borrowers/guarantors who are capable of providing support if necessary.

Risk Rating 5:  Watch

Loans with a 5 risk rating are generally acceptable assets which reflect above average risk. Loans rated 5 warrant closer scrutiny by management than is routine, due to circumstances affecting the borrower, the borrower’s industry or the overall economic environment.  Borrowers may reflect weaknesses such as inconsistent or weak earnings, break even or moderately deficit cash flow, thin liquidity, minimal capacity to increase leverage, or volatile market fundamentals or other industry risks.  Such loans are typically secured by acceptable collateral, at or near appropriate margins, with realizable liquidation values.

Commercial real estate loans with a 5 risk rating may possess a DSC ratio which is positive but still short of lending policy standards, or an LTV ratio which exceeds lending policy but is less than 90%.  Such loans may not meet conventional market terms and could require a higher risk lender for third party take-outs, and borrower’s/guarantor’s capacity to provide support, if necessary, could be marginal.

Risk Rating 6:  Special Mention

Loans with a 6 risk rating are classified special mention. A special mention asset has potential weaknesses that deserve management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date.  Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow and/or negative trends in earnings.  LTV ratio substantially exceeds normal standards, and access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Risk Rating 7:  Substandard

Loans with a 7 risk rating are classified substandard.  A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.  Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.  Loss potential, while existing in the aggregate amount of substandard assets does not have to exist in individual assets classified as substandard.

Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate DSC ratio, or marginal liquidity and capitalization.  For commercial real estate loans with a 7 risk rating, the orderly liquidation of the debt is jeopardized due to lack of timely project completion, deficiency of project marketability, inadequate cash flow or collateral support, or failure of the project to meet economic expectations.  Repayment of such loans may depend upon liquidation of collateral, or upon other credit risk mitigating factors.  These loans require more intensive supervision by Bank management.

Risk Rating 8:  Doubtful

Loans with an 8 risk rating are classified doubtful.  An asset classified doubtful has all the weaknesses inherent in one that is classified substandard but with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.  The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to the advantage and strengthening of the asset, and which are expected to be completed within a relatively short period of time, its classification as an estimated loss is deferred until its more exact status may be determined.  Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.  All assets classified as doubtful require a specific reserve of no less than 50%, are on non-accrual status, and necessitate a plan for liquidation.

Risk Rating 9: Loss

Loans with a 9 risk rating are classified loss.  Assets classified losses are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.  Long term recoveries should not be allowed while the asset remains booked.  Losses should be taken in the period in which they surface as uncollectible.  The bankruptcy of a borrower with an unsecured credit requires that the loss be taken immediately.

The following table presents the balances of classified loans by class of commercial loan as of March 31, 2012 and December 31, 2011. Classified loans include loans in Risk Grades 5, 6 and 7. The Company has no loans with a risk rating of 8 or 9.

	March 31, 2012
	Risk Rating
	5	6	7	Total
Commercial mortgages - investor	$4,533,662	$-	$3,007,689	$7,541,351
Commercial mortgages – owner occupied	553,901	616,560	1,786,805	2,957,266
Construction and development	3,402,457	-	-	3,402,457
Commercial and industrial loans	1,428,149	1,973,295	1,812,867	5,214,311
Total	$9,918,169	$2,589,855	$6,607,361	$19,115,385

	December 31, 2011
	Risk Rating
	5	6	7	Total
Commercial mortgages - investor	$5,427,985	$-	$2,904,638	$8,332,623
Commercial mortgages – owner occupied	556,488	620,280	1,786,805	2,963,573
Construction and development	3,402,457	-	-	3,402,457
Commercial and industrial loans	1,397,684	2,223,748	1,814,750	5,436,182
Total	$10,784,614	$2,844,028	$6,506,193	$20,134,835

Allowance for Loan Losses. The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management's best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company's allowance for loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, Receivables and allowance allocations calculated in accordance with ASC Topic 450, Contingencies. Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Company's process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs. The provision for loan losses reflects loan quality trends, including the levels of and trends related to non-accrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The provision for loan losses also reflects the totality of actions taken on all loans for a particular period. The amount of the provision reflects not only the necessary increases in the allowance for loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

The level of the allowance reflects management's continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management's judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company's control, including, among other things, the performance of the Company's loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

The Company's allowance for loan losses consists of three elements: (i) specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of problem loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the obligor's ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. This analysis is performed at the relationship manager level for all commercial loans. When a loan has a calculated grade of 5 or higher, a special assets committee analyzes the loan to determine whether the loan is impaired and, if impaired, the need to specifically allocate a portion of the allowance for loan losses to the loan. Specific valuation allowances are determined by analyzing the borrower's ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower's industry, among other things.

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans and the internal risk grade of such loans at the time they were charged-off. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool over the prior twelve quarters. The historical loss ratios are updated quarterly based on actual charge-off experience. A historical valuation allowance is established for each pool of similar loans based upon the product of the historical loss ratio and the total dollar amount of the loans in the pool. The Company's pools of similar loans include similarly risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer real estate loans and consumer and other loans.

General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such valuation allowances are determined by evaluating, among other things: (i) the experience, ability and effectiveness of the Bank's lending management and staff; (ii) the effectiveness of the Bank's loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in loan portfolio volume; (v) the composition and concentrations of credit; (vi) the impact of competition on loan structuring and pricing; (vii) the effectiveness of the internal loan review function; (viii) the impact of environmental risks on portfolio risks; and (ix) the impact of rising interest rates on portfolio risk. Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Each component is determined to have either a high, moderate or low degree of risk. The results are then input into a general allocation matrix to determine an appropriate general valuation allowance.

Included in the general valuation allowances are allocations for groups of similar loans with risk characteristics that exceed certain concentration limits established by management. Concentration risk limits have been established for certain industry concentrations, large balance and highly leveraged credit relationships that exceed specified risk grades, and loans originated with policy exceptions that exceed specified risk grades.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements.

The following table details charge-offs, recoveries and the provision for loan losses for the three month periods ended March 31, 2012 and 2011 and the allocation of the allowance for loan losses by portfolio as of March 31, 2012 and 2011 and December 31, 2011 and 2010. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	Allowance				Allowance
	12/31/2011	Charge-offs	Recoveries	Provision	3/31/2012
Commercial loans:
Commercial mortgages – investor	$967,668	$-	$-	$(46,835)	$920,833
Commercial mortgages – owner occupied	772,429	-	4,051	2,793	779,273
Construction and development	1,366,014	-	-	63,386	1,429,400
Commercial and industrial loans	613,792	-	1,000	66,566	681,358
Consumer loans:
Residential mortgages	661,408	35,672	-	83,603	709,339
Home equity lines of credit	455,276	39,135	4,467	80,106	500,714
Other	21,964	-	100	(4,105)	17,959
Total	$4,858,551	$74,807	$9,618	$245,514	$5,038,876

	Allowance				Allowance
	12/31/2010	Charge-offs	Recoveries	Provision	3/31/2011
Commercial loans:
Commercial mortgages – investor	$1,073,448	$-	$-	$12,071	$1,085,519
Commercial mortgages – owner occupied	460,914	-	-	36,871	497,785
Construction and development	1,112,103	-	-	64,470	1,176,573
Commercial and industrial loans	754,770	(1,414)	6,901	28,804	789,061
Consumer loans:					-
Residential mortgages	821,197	(64,200)	-	32,341	789,338
Home equity lines of credit	243,119	-	76,865	(61,456)	258,528
Other	15,685	-	-	1,116	16,801
Total	$4,481,236	$(65,614)	$83,766	$114,217	$4,613,605

Loans with a balance of approximately $109.3 million and $112.6 million were pledged as collateral to the Federal Home Loan Bank of Atlanta as of March 31, 2012 and December 31, 2011, respectively.

NOTE 5 – STOCK BASED COMPENSATION

At the Company’s annual stockholders’ meeting on May 15, 2007, the 2007 Equity Plan was approved.  Under this plan, 500,000 shares of the Common Stock of the Company were reserved for issuance. Also, in accordance with the 2007 Equity Plan, 300 shares of unrestricted Company Stock are issued to each non-employee director in May of each year. One director receives cash in lieu of stock due to restrictions by his/her employer on receiving stock of a company.  Also, in accordance with the 2007 Equity Plan, 300 shares were awarded to each new director as of the effective date of their acceptance onto the board.  No new grants will be made under the 1998 Long Term Incentive Plan.  However, incentive stock options issued under this plan will remain outstanding until exercised or until the tenth anniversary of the grant date of such options.

There was no stock based compensation expense recognized during the first three months of 2012 or 2011. As of March 31, 2012, there was no unrecognized stock option expense related to nonvested stock options.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the vesting period of the award (3 years) or the fair value of common stock on the date of issuance.

NOTE 6 – DEFINED BENEFIT PENSION PLAN

Effective December 31, 2004, the Company froze the Defined Benefit Pension Plan. Participant benefits stopped accruing as of the date of the freeze. No new participants entered the Plan after December 31, 2004. During the three months ended March 31, 2012 and 2011, the Company recognized net periodic costs for this plan of $60,825 and $34,254, respectively.  The Company contributed $622,324 and $10,000  respectively, to the plan during the first quarters of 2012 and 2011.

NOTE 7 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company enters into off-balance sheet arrangements in the normal course of business.  These arrangements consist primarily of commitments to extend credit, lines of credit and letters of credit. The Company applies the same credit policies to these off-balance sheet arrangements as it does for on-balance-sheet instruments.

Additionally, the Company enters into commitments to originate residential mortgage loans to be sold in the secondary market, where the interest rate is determined prior to funding the loan. The commitments on mortgage loans to be sold are considered derivatives. The intent is that the borrower has assumed the interest rate risk on the loan. As a result, the Company is not exposed to losses due to interest rate changes. As of March 31, 2012 the difference between the market value and the carrying amount of these commitments is immaterial and therefore, no gain or loss has been recognized in the financial statements.

Outstanding loan commitments, unused lines of credit, and letters of credit were as follows:

	March 31,	December 31,	March 31,
	2012	2011	2011
Loan commitments	$15,423,516	$11,861,878	$18,316,911
Unused lines of credit	42,173,966	40,822,933	44,381,406
Letters of credit	624,919	624,919	3,248,106

NOTE 8 – TARP CAPITAL PURCHASE PROGRAM

On February 13, 2009, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement — Standard Terms (collectively, the ‘‘Purchase Agreement’’), with the United States Department of the Treasury (‘‘Treasury’’), pursuant to which the Company issued (i) 9,201 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share (‘‘Series A Preferred Stock’’), and (ii) a warrant to purchase 205,379 shares of the Company’s common stock, par value $1.00 per share. The Company raised $9,201,000 through the sale of the Series A Preferred Stock that qualifies as Tier 1 capital. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per annum until February 15, 2014. Beginning February 16, 2014, the dividend rate will increase to 9% per annum. Dividends are payable quarterly.  The redemption of the Series A Preferred Stock requires prior regulatory approval.

The warrant is exercisable in whole or in part at $6.72 per share at any time on or before February 13, 2019. Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant.

The Series A Preferred Stock and the warrant were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company registered for resale the warrant and the shares of common stock underlying the warrant on February 13, 2009. Neither the Series A Preferred Stock nor the warrant is subject to any contractual restrictions on transfer.

The Purchase Agreement also subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (the ‘‘EESA’’) and the American Recovery and Reinvestment Act of 2009. As a condition to the closing of the transaction, the Company’s Senior Executive Officers, as defined in the Purchase Agreement each: (i) voluntarily waived any claim against the Treasury or the Company for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by the Treasury under the TARP Capital Purchase Program as published in the Federal Register on October 20, 2008, and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so called ‘‘golden parachute’’ agreements) as they relate to the period the Treasury holds any equity or debt securities of the Company acquired through the TARP Capital Purchase Program; and (ii) entered into an amendment to Messrs Altieri and Jewell and Mrs. Stokes’ employment agreements that provide that any severance payments made to such officers will be reduced, as necessary, so as to comply with the requirements of the TARP Capital Purchase Program.

The Treasury’s current consent shall be required for any increase in the common dividends per share until February 13, 2012, unless prior to such date, the Series A preferred stock is redeemed in whole or the Treasury has transferred all of the Series A Preferred Stock to third parties.

The Company previously notified Treasury that it would not make the quarterly dividend payments on the Series A Preferred Stock issued to Treasury under the TARP Capital Purchase Program due after February 15, 2011. Under the terms of the Series A Preferred Stock, dividend payments are cumulative and failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the TARP preferred stock. The Company has deferred four quarterly dividend payments since February 15, 2011. As a result, as of March 31, 2012, the Company is $460,050 in arrears on dividend payments on the Series A Preferred Stock. The dividend has been accrued and reflected as a reduction in retained earnings.

NOTE 9 – FAIR VALUE

The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.

The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, accounting guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company uses the following methods and significant assumptions to estimate fair value for financial assets and financial liabilities:

Securities available for sale:  The fair value of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges.  If quoted market prices are not available, fair value is determined using quoted market prices for similar securities. When the market for securities is indeterminable due to inactive trading or when the few observable transactions and market quotations that are available are not reliable for determining fair value, an income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs provides an equally or more representative fair value than the market approach valuation used at prior measurement dates. Equity securities are reported at fair value using Level 1 inputs.

Loans held for sale:  The fair value of loans held for sale is determined, when possible, using quoted secondary-market prices.  If no such quoted pricing exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan, including the current interest rate of similar loans.

Impaired loans and foreclosed real estate:  Nonrecurring fair value adjustments to loans and foreclosed real estate reflect full or partial write-downs that are based on the loan’s or foreclosed real estate’s observable market price or current appraised value of the collateral in accordance with “Accounting by Creditors for Impairment of a Loan”. Since the market for impaired loans and foreclosed real estate is not active, loans or foreclosed real estate subjected to nonrecurring fair value adjustments based on the current appraised value of the collateral may be classified as Level 2 or Level 3 depending on the type of asset and the inputs to the valuation.  When appraisals are used to determine impairment and these appraisals are based on a market approach incorporating a dollar-per-square-foot multiple, the related loans or foreclosed real estate are classified as Level 2.  If the appraisals require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows to measure fair value, the related loans or foreclosed real estate subjected to nonrecurring fair value adjustments are typically classified as Level 3 because Level 3 inputs are significant to the fair value measurement.

The following table represents the Company’s financial assets measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011:

	Level 1	Level 2	Level 3	Total Fair
	Inputs	Inputs	Inputs	value
March 31, 2012
Available for sale
U.S. government agency	$-	$2,114,846	$-	$2,114,846
Mortgage‑backed securities	-	12,206,734	-	12,206,734
State and municipal	-	7,575,057	-	7,575,057
Corporate bonds	-	1,999,020	280,293	2,279,313
	-	23,895,657	280,293	24,175,950
Equity securities	271,821	-	-	271,821
	$271,821	$23,895,657	$280,293	$24,447,771

	Level 1	Level 2	Level 3	Total Fair
	Inputs	Inputs	Inputs	value
December 31, 2011
Available for sale
U.S. government agency	$-	$2,212,656	$-	$2,212,656
Mortgage‑backed securities	-	13,125,924	-	13,125,924
State and municipal	-	7,626,724	-	7,626,724
Corporate bonds	-	1,980,100	281,150	2,261,250
	-	24,945,404	281,150	25,226,554
Equity securities	243,653	-	-	243,653
	$243,653	$24,945,404	$281,150	$25,470,207

During the first three months of 2012, the Company recognized $819,054 of other-than-temporary impairment charges related to two debt securities and one equity security issued by financial institutions.  The following table reconciles the beginning and ending balances of available for sale securities measured at fair value on a recurring basis using significant unobservable (Level 3) inputs during the three months ended March 31, 2012 and 2011.

	Three Months Ended
	March 31,
	2012	2011
Balance, beginning of period	$281,150	$373,542
Total gains (losses) realized and unrealized:
Included in earnings	(780,544)	(167,467)
Included in other comprehensive income	779,687	111,168
Transfer to (from) Level 3	-	-
Balance, end of period	$280,293	$317,243

Certain other assets are measured at fair value on a nonrecurring basis.  Adjustments to fair value usually result from application of lower of cost or fair value accounting or write-downs of individual assets due to impairment.  For assets measured at fair value on a nonrecurring basis during the first three months of 2012 that were still held in the balance sheet at period end, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets at period end.

	Carrying Value at March 31, 2012
	Total	(Level 1)	(Level 2)	(Level 3)
Loans held for sale	$35,170,486	$-	$35,170,486	$-
Impaired loans	4,411,422	-	4,411,422	-
Foreclosed real estate	4,878,849	-	4,878,849	-

  During the first three months of 2012, the Company recognized losses related to certain assets that are measured at fair value on a nonrecurring basis (i.e. loans and loans held for sale).  Losses related to loans of $74,807 were recognized as charge-offs for loan losses. There were no losses on the sale of foreclosed real estate properties; in addition, there were no write-downs on properties that remain in foreclosed real estate. During the first three months of 2012, there were losses of $2,810 related to loans held for sale accounted for at the lower of cost or fair value. These losses occur as a result of interest rate movement prior to the sale of the loans to secondary market investors.

The following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2011.

	Carrying Value at December 31, 2011
	Total	(Level 1)	(Level 2)	(Level 3)
Loans held for sale	$28,420,897	$-	$28,420,897	$-
Impaired loans	4,512,789	-	4,512,789	-
Foreclosed real estate	4,822,417	-	4,822,417	-

FASB ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. A detailed description of the valuation methodologies used in estimating the fair value of financial instruments is set forth in the 2011 Form 10-K.

The estimated fair values of financial instruments that are reported at amortized cost in the Company’s consolidated balance sheets, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value, were as follows:

	March 31, 2012		December 31, 2011
	Carrying	Estimated fair	Carrying	Estimated fair
	amount	value	amount	value
Financial assets
Level 2 inputs:
Cash and cash equivalents	$30,757,625	$30,757,625	$15,597,128	$15,597,128
Investment securities held to maturity	2,713,174	2,874,377	2,848,594	3,024,217
Loans held for sale	35,170,486	35,170,486	28,420,897	28,466,856
Accrued interest receivable	1,162,217	1,162,217	1,215,060	1,215,060
Bank owned life insurance	5,117,396	5,117,396	5,081,539	5,081,539
Level 3 inputs:
Federal Home Loan Bank stock	2,111,300	2,111,300	2,111,300	2,111,300
Loans, net	250,973,789	256,257,000	264,190,295	271,476,390
Financial liabilities
Level 2 inputs:
Noninterest‑bearing deposits	$83,838,349	$83,838,349	$75,020,489	$75,020,489
Interest‑bearing deposits	248,319,747	251,126,651	239,972,347	243,699,338
Advances from the Federal Home Loan Bank	2,210,000	2,271,000	11,210,000	11,383,000
Accrued interest payable	35,201	35,201	50,689	50,689

NOTE 10 – NEW AUTHORITATIVE ACCOUNTING GUIDANCE

In June 2011, FASB issued ASU No. 2011-05, "Comprehensive Income (Topic 220)-Presentation of Comprehensive Income" which amended disclosure guidance related to comprehensive income. The amendment requires that all nonowner changes in stockholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendment also requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the consolidated statement of changes in stockholders' equity was eliminated. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Adoption of this guidance did not have a material impact on our consolidated results of operations or financial condition.

In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs." ASU 2011- 04 amends Topic 820, "Fair Value Measurements and Disclosures," to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. This guidance was effective for annual periods beginning after December 15, 2011, and did not have a material impact on our consolidated results of operations or financial condition.

In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 became effective for the Company on January 1, 2012 and did not have a significant impact on the Company’s financial statements.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

Cash and due from banks	$8,094,014	$12,981,648
Federal funds sold and other overnight investments	929,432	2,455,760
Cash and cash equivalents	9,023,446	15,437,408

Investment securities available for sale (AFS) - at fair value	13,322,859	14,674,092
Restricted equity securities, at cost	489,900	489,900

Loans, net of unearned fees	96,591,786	97,020,049
Less: Allowance for credit losses	(827,045)	(824,653)
Loans, net	95,764,741	96,195,396

Real estate acquired through foreclosure	1,326,015	1,504,101
Premises and equipment, net	274,829	155,165
Core deposit intangible	237,660	265,296
Accrued interest receivable and other assets	1,375,999	1,146,006

Total Assets	$121,815,449	$129,867,364

LIABILITIES

Noninterest-bearing deposits	$22,524,487	$22,784,285
Interest-bearing deposits	66,954,815	75,175,231
Total deposits	89,479,302	97,959,516

Accrued expenses and other liabilities	436,471	512,973

Total Liabilities	89,915,773	98,472,489

STOCKHOLDERS' EQUITY

Common stock, $.01 par value:
Authorized 5,000,000 shares: 2,620,000 issued and outstanding	26,200	26,200
Additional paid in capital	26,819,559	26,734,899
Retained earnings	4,793,024	4,404,910
Accumulated other comprehensive income	260,893	228,866
Total Stockholders' Equity	31,899,676	31,394,875

Total Liabilities and Stockholders' Equity	$121,815,449	$129,867,364

See accompanying notes to consolidated financial statements

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
	2012	2011

INTEREST INCOME:
Interest and fees on loans	$2,643,047	$2,459,627
Interest on federal funds sold and other overnight investments	8,047	10,832
Taxable interest and dividends on investment securities	59,619	73,188
Total interest income	2,710,713	2,543,647

INTEREST EXPENSE:
Interest on deposits	147,700	179,023
Total interest expense	147,700	179,023

Net interest income	2,563,013	2,364,624

Provision for credit losses	149,955	193,936

Net interest income after provision for credit losses	2,413,058	2,170,688

NONINTEREST INCOME:
Net gain on sale of real estate acquired through foreclosure	103,606	258,446
Service charges on deposit accounts	21,698	21,250
Other income	139,767	228,014
Total noninterest income	265,071	507,710

NONINTEREST EXPENSE:
Salaries and employee benefits	1,041,703	828,482
Occupancy expenses	98,096	92,605
Furniture and equipment expenses	54,522	41,483
Legal, accounting and other professional fees	309,085	186,592
Data processing and items processing services	127,841	153,428
FDIC insurance costs	25,436	48,113
Advertising and marketing related expenses	70,758	84,710
Foreclosed property expenses	103,142	92,124
Loan collection costs	23,020	70,037
Core deposit intangible amortization	27,636	42,180
Other expenses	114,791	123,219
Total noninterest expense	1,996,030	1,762,973

Income before income taxes	682,099	915,425
Income tax expense	293,985	464,853
Net Income	$388,114	$450,572

See accompanying notes to consolidated financial statements

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
	2012	2011
Net Income	$388,114	$450,572
Changes in net unrealized gains on securities available for sale, net of income tax of $20,865 and $17,735 in 2012 and 2011, respectively	32,027	27,219
Total comprehensive income	$420,141	$477,791

See accompanying notes to consolidated financial statements

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)

	Three Months Ended March 31, 2012
	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2011	$26,200	$26,734,899	$4,404,910	$228,866	$31,394,875
Stock-based compensation	-	84,660	-	-	84,660
Comprehensive income	-	-	388,114	32,027	420,141
Balance, March 31, 2012	$26,200	$26,819,559	$4,793,024	$260,893	$31,899,676

	Three Months Ended March 31, 2011
	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2010	$26,275	$26,248,725	$3,601,706	$(21,670)	$29,855,036
Comprehensive income	-	-	450,572	27,219	477,791
Balance, March 31, 2011	$26,275	$26,248,725	$4,052,278	$5,549	$30,332,827

See accompanying notes to consolidated financial statements

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31,
	2012	2011

Cash Flows From Operating Activities:
Net Income	$388,114	$450,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,194	12,140
Stock-based compensation	84,660	-
Amortization of investment premiums	70,088	99,625
Accretion on acquired loans	(3,586,883)	(1,264,019)
Amortization of core deposit intangibles	27,636	42,180
Gain on sale of loans	-	(170,425)
Gain on sale of premises and equipment	-	(934)
Provision for credit losses	149,955	193,936
Gain on sale of real estate acquired through foreclosure	(103,606)	(258,446)
Write down of real estate acquired through foreclosure	34,268	-
Deferred income taxes	(149,702)	101,677
Net (increase) decrease in accrued interest receivable and other assets	(80,291)	15,945
Net increase (decrease) in accrued expenses and other liabilities	(97,367)	(725,742)
Net cash used in operating activities	(3,242,934)	(1,503,491)

Cash Flows From Investing Activities:
Purchases of investment securities available for sale	-	(3,070,386)
Redemptions and maturities of investment securities available for sale	1,334,037	1,165,231
Redemption of Federal Reserve Bank stock	-	32
Net decrease in loans	3,549,083	2,939,571
Proceeds from sale of loans	-	1,175,048
Proceeds from sale of real estate acquired through foreclosure	565,924	627,052
Proceeds from sale of premises and equipment	-	3,000
Purchases of premises and equipment	(139,858)	(58,767)
Net cash provided by investment activities	5,309,186	2,780,781

Cash Flows From Financing Activities:
Net decrease in deposits	(8,480,214)	(6,367,232)
Net cash used in financing activities	(8,480,214)	(6,367,232)

Net decrease in cash and cash equivalents	(6,413,962)	(5,089,942)
Cash and cash equivalents at beginning of period	15,437,408	28,498,355
Cash and cash equivalents at end of period	$9,023,446	$23,408,413

Supplemental information:
Interest paid on deposits	$150,474	$175,798
Income taxes paid	$527,000	$1,110,000
Transfer of loans to real estate acquired through foreclosure	$318,500	$784,236

See accompanying notes to consolidated financial statements

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Jefferson Bancorp, Inc and its wholly owned subsidiary, Bay Bank, FSB (the “Bank”), collectively (the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.  The investment in subsidiary is recorded on Jefferson Bancorp’s books on the basis of its equity in the net assets.  The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry.

The consolidated financial statements as of March 31, 2012, and for the three months ended March 31, 2012 and 2011, included herein have not been audited.  The December 31, 2011 Balance Sheet is derived from the audited financial statements.  Certain information and footnote disclosures normally included in financial statements prepared  in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted; therefore, these financial statements should be read in conjuction with the Company's 2011 Financial Report included herein.  The accompanying consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented.  Such adjustments are of a normal recurring nature.  The results for the three month period ended March 31, 2012 are not necessarily indicative of the results  that may be expected for the year ending December 31, 2012.

Subsequent Events

On April 9, 2012, the Company and Carrollton Bancorp ("Carrollton"), parent company for Carrollton Bank, announced the execution of a definitive agreement for the merger of the Company and Carrollton.  Carrollton will be the surviving holding company in the merger and the transaction is structured as a tax-free reorganization.  In exchange for 100% of the outstanding shares of the Company, Financial Services Partners Fund I (“FSPF”) and the other shareholders of the Company, after an $11 million incremental investment by FSPF in the Company prior to the merger, will receive newly issued shares of Carrollton common stock representing approximately 85.92% of the total outstanding shares of Carrollton as of the closing of the merger, assuming the current Carrollton shareholders elect to exchange for cash fully 50% of the current outstanding shares of common stock of Carrollton.  This represents a fixed exchange ratio of 2.2217 Carrollton shares for each share of the Company.  In connection with the merger, the current Carrollton shareholders will be entitled to elect to exchange for $6.20 per share up to 50% of the currently outstanding shares of Carrollton common stock in the aggregate.  The subsidiary banks, Bay Bank, FSB and Carrollton Bank will also merge, with Bay Bank, FSB being the surviving entity.

The transaction, which has been approved by both Carrollton's and the Company's boards of directors, is expected to close in the third quarter of 2012.  The transaction is subject to certain customary conditions, including the approval by Carrollton's shareholders and regulatory approvals.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for credit losses, the valuation of deferred tax assets, the valuation of real estate acquired through foreclosure, and the estimate of expected cash flows for loans acquired with deteriorated credit quality.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Cash and Cash Equivalents

The Company has included cash and due from banks, and federal funds sold and other overnight investments as cash and cash equivalents for the purpose of reporting cash flows.  Cash equivalents include short-term investments with an original maturity of 90 days or less, which consist of interest-bearing deposits in other financial institutions.

Investment Securities

Investment securities classified as available for sale are recorded at fair value.  Temporary unrealized gains or losses on available for sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income (loss) included in stockholders’ equity.  Premiums or discounts on available for sale securities are amortized or accreted into income using the interest method.  For mortgage-backed securities, the amortization or accretion is based on estimated average lives of the securities.  The lives of these securities can fluctuate based on the amount of prepayments received on the underlying collateral of the securities.  Realized gains or losses are recorded on the trade date using the specific identification method.

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concern warrants such evaluation.  Debt securities with a decline in fair value below their cost that are deemed to be other-than-temporarily impaired are reflected in earnings as realized losses to the extent impairment is related to credit losses.  The amount of the impairment for debt securities related to other factors is recognized in other comprehensive income (loss).  In evaluating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the reasons for the decline in value, (3) the financial position and access to capital of the issuer, including the current and future impact of any specific events, and (4) for fixed maturity securities, whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which may be maturity.  No investment securities held by the Company as of March 31, 2012 and December 31, 2011 were subject to a write-down due to credit related other-than-temporary impairment.

Restricted Equity Securities, At Cost

The Bank is required to maintain a minimum investment in capital stock of Atlantic Central Bankers Bank (“ACBB”) as a condition for being approved for a $3 million unsecured overnight federal funds line.  The Bank also maintains an investment in the Federal Home Loan Bank of Atlanta (“FHLB”).  Since no ready market exists for these stocks and they have no quoted market value, the Bank’s investments in these stocks are carried at cost.  Management reviews for impairment based on the ultimate recoverability of the cost basis in these securities.  The stocks’ values are determined by the ultimate recoverability of the par values rather than by recognizing temporary declines.  Management considers such criteria as the significance of a decline in net assets, if any, the length of time the situation has persisted, commitments by the institutions to make payments required by law or regulation, the impact of legislative or regulatory changes on the customer base and the bank’s liquidity position.

The Company’s holdings of restricted stock investments consist of the following:

	March 31, 2012	December 31, 2011
Federal Home Loan Bank stock	$424,900	$424,900
Atlantic Central Bankers Bank stock	65,000	65,000
Total restricted equity securities	$489,900	$489,900

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Originated Loans

Loans are generally stated at the principal amount outstanding net of any deferred fees and costs.  Interest income on loans is accrued at the contractual rate on the principal amount outstanding.  It is the Company’s policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful.  The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is based on contractual terms of the loan.  Generally, loans are placed on non-accrual status once they are determined to be impaired or when principal or interest payments are 90 or more days past due.  Previously accrued but uncollected interest income on these loans is reversed against interest income.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.  Fees charged and costs capitalized for originating certain loans are amortized by the interest method over the term of the loan.

Loans are considered impaired when, based on current information, it is probable that the Bank will not collect all principal and interest payments according to contractual terms.  Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate and consumer installment loans, which management evaluates collectively for impairment.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate.  However, as a practical expedient, management may measure impairment based on a loan’s observable market price or the fair value of the collateral if repayment of the loan is collateral-dependent.  For collateral-dependent loans, any measured impairment is properly charged-off in the applicable reporting period.

Accounting for Certain Loans or Debt Securities Acquired in a Transfer

The Company’s acquired loans from the BNB acquisition (see Note 2) were recorded at fair value at the acquisition date and no separate valuation allowance was established.  The initial fair values were determined by a valuation specialist that estimated the expected cash flows and discounted them at appropriate rates.  The discount rates were based on market rates for new originations of comparable loans and did not include a factor for credit losses as that was included in the estimated cash flows.

Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, applies to loans acquired in a transfer with evidence of deterioration of credit quality for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable.  If both conditions exist, the Company determines whether to account for each loan individually or whether such loans will be assembled into pools based on common risk characteristics such as credit score, loan type, and origination date.  Based on this evaluation, the Company determined that the loans acquired from the BNB acquisition subject to ASC Topic 310-30 would be accounted for individually.

The Company considered expected prepayments and estimated the total expected cash flows, which includes undiscounted expected principal and interest.  The excess of that amount over the fair value of the loan is referred to as accretable yield.  Accretable yield is recognized as interest income on a constant yield basis over the expected life of the loan.  The excess of the contractual cash flows over expected cash flows is referred to as nonaccretable difference and is not accreted into income.  Over the life of the loan, the Company continues to estimate expected cash flows.  Subsequent decreases in expected cash flows are recognized as impairments in the current period through the allowance for credit losses.  Subsequent increases in cash flows to be collected are first used to reverse any existing valuation allowance and any remaining increase is recognized prospectively through an adjustment of the loan’s yield over its remaining life.

ASC Topic 310-20, Nonrefundable Fees and Other Costs, was applied to loans not considered to have deteriorated credit quality at acquisition.  Under ASC Topic 310-20, the difference between the loan’s principal balance at the time of purchase and the fair value is recognized as an adjustment of yield over the life of the loan.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Allowance for Credit Losses

The allowance for credit losses (the "allowance") is established to estimate losses that have occurred on loans by recording a provision for credit losses charged to earnings.  Loans are charged-off when management believes the uncollectibility of a loan or any portion thereof is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  For impaired loans, any measured impairment is properly charged-off against the loan and allowance in the applicable reporting period.  The general component covers loans that are not classified as impaired and is based on historical loss experience and several qualitative factors.  These qualitative factors address various risk characteristics in the Company’s loan portfolio after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss data.

While management believes it has established the allowance for credit losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Company’s regulators or the economic environment will not require further increases in the allowance.

Real Estate Acquired Through Foreclosure

The Company records foreclosed real estate assets at fair value less estimated costs to sell at the time of acquisition.  Estimated fair value is based upon many subjective factors, including location and condition of the property and current economic conditions, among other things.  Since the calculation of fair value relies on estimates and judgments relating to inherently uncertain events, results may differ from the Company’s estimates.

Write-downs at the time of acquisition are made through the allowance for credit losses.  Write-downs for subsequent declines in value are included in the Company’s noninterest expense, along with operating income, net of related expenses of such properties.  Gains or losses realized upon disposition are included in noninterest income.

Stock-Based Compensation

Stock-based compensation expense is recognized over the employee’s service period, which is generally defined as the vesting period, of the stock-based grant based on the estimated grant date fair value.   A Black-Scholes option pricing model is used to estimate the fair value of the stock options.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Income Taxes

The Company uses the liability method of accounting for income taxes.  Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates in effect when these differences reverse.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.   Realization of deferred tax assets is dependent on generating sufficient taxable income in the future.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  The evaluation of a position taken is considered by itself and not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Management evaluated the Company's tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the consolidated financial statements.

It is the Company’s policy to recognize interest and penalties related to unrecognized tax liabilities within income tax expense in the statement of operations.

Recent Accounting Pronouncements and Developments

In April 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.  The amendments to Accounting Standards Codification ("ASC") Topic 310 clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties to facilitate the determination of whether a restructuring constitutes a troubled debt restructuring (“TDR”).  In addition, the amendments clarify that a creditor is precluded from using the effective interest rate test in the debtor’s guidance on restructuring of payables when evaluating whether a restructuring constitutes a TDR.  For nonpublic entities, these amendments are effective for annual reporting periods ending on or after December 15, 2012, including interim periods within those annual periods.  Early adoption is permitted for any interim period of the fiscal year of adoption.  The Company is evaluating the impact that ASU 2011-02 will have on its consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles ("GAAP") and International Financial Reporting Standards ("IFRSs").  This ASU amends ASC Topic 820, "Fair Value Measurements," to bring U.S. GAAP for fair value measurements in line with International Accounting Standards.  The ASU clarifies existing guidance for items such as: the application of the highest and best use concept to non-financial assets and liabilities; the application of fair value measurement to financial instruments classified in a reporting entity's stockholder's equity; and disclosure requirements regarding quantitative information about unobservable inputs used in the fair value measurements of level 3 assets.  ASU 2011-04 also creates an exception to Topic 820 for entities which carry financial instruments within a portfolio or group, under which the entity is now permitted to base the price used for fair value upon a price that would be received to sell the net asset position or transfer a net liability position in an orderly transaction.  The ASU also allows for the application of premiums or discounts in a fair value measurement if the financial instrument is categorized in level 2 or 3 of the fair value hierarchy.  Lastly, the ASU contains new disclosure requirements regarding fair value amounts categorized as level 3 in the fair value hierarchy such as: disclosure of the valuation process used; effects of and relationships between unobservable inputs; usage of nonfinancial assets for purposes other than their highest and best use when that is the basis of the disclosed fair value; and categorization by level of items disclosed at fair value, but not measured at fair value for financial statement purposes.  This ASU was effective for annual periods beginning after December 15, 2011.  Adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  This ASU amends ASC Topic 220, "Comprehensive Income," to facilitate the continued alignment of U.S. GAAP with International Accounting Standards.  The ASU prohibits the presentation of the components of comprehensive income in the statement of stockholder's equity.  Reporting entities are allowed to present either: a statement of comprehensive income, which reports both net income and other comprehensive income; or separate, but consecutive, statements of net income and other comprehensive income.  Under previous GAAP, all three presentations were acceptable.  Regardless of the presentation selected, the reporting entity is required to present all reclassifications between other comprehensive and net income on the face of the new statement or statements.  For nonpublic entities, the provisions of this ASU are effective for fiscal years ending on or after December 15, 2012, and for interim and annual periods thereafter.  The Company chose to early adopt this guidance, which did not have a material impact on the Company's consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  This ASU amends ASU 2011-05 to affect only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments.  The amendments are being made to allow the FASB time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.  While FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments; entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before update 2011-05.  Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012.  The Company is evaluating the impact that ASU 2011-05 will have on its consolidated financial statements.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

2.  INVESTMENT SECURITIES AVAILABLE FOR SALE

At March 31, 2012 and December 31, 2011, the Company’s securities portfolio consists entirely of government sponsored enterprises (“GSE”) residential mortgage-backed securities.  Amortized cost and estimated fair value of investment securities available for sale are summarized as follows:

	Amortized	Gross Unrealized		Estimated Fair
	Cost	Gains	Losses	Value

March 31, 2012	$12,891,988	$430,871	$-	$13,322,859

December 31, 2011	$14,296,113	$377,979	$-	$14,674,092

There were no sales of investments available for sale during the three months ended March 31, 2012 and 2011.

As of March 31, 2012 and December 31, 2011, the investment securities portfolio had no unrealized loss positions.

The Bank's mortgage backed securities portfolio does not have a single maturity date and issuers have the right to call or repay obligations with or without call or prepayment penalties, thus presentation of a maturity table is not applicable.

At March 31, 2012 and December 31, 2011, the Bank had no pledged investment securities.

3.  LOANS AND ALLOWANCE FOR CREDIT LOSSES

The fundamental lending business of the Company is based on understanding, measuring, and controlling the credit risk inherent in the loan portfolio.  The Company's loan portfolio is subject to varying degrees of credit risk.  These risks entail both general risks, which are inherent in the lending process, and risks specific to individual borrowers.  The Company's credit risk is mitigated through portfolio diversification, which limits exposure to any single customer, industry or collateral type.  The loan portfolio segment balances are presented in the following table:

	March 31, 2012	December 31, 2011
Commercial & Industrial	$23,240,455	$26,351,942
Commercial Real Estate	31,932,805	28,561,983
Residential Real Estate	21,863,249	20,858,635
Home Equity Line of Credit	13,327,130	13,612,924
Land	4,602,227	5,172,942
Construction	1,036,373	1,959,353
Consumer & Other	589,547	502,270
Total Loans	96,591,786	97,020,049
Less: Allowance for Credit Losses	(827,045)	(824,653)
Net Loans	$95,764,741	$96,195,396

At March 31, 2012 and December 31, 2011, loans not considered to have deteriorated credit quality at acquisition had a total remaining unamortized discount of $2,854,198 and $3,088,634, respectively.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Portfolio Segments:

The Company currently manages its credit products and the respective exposure to credit losses by the following specific portfolio segments, which are levels at which the Company develops and documents its systematic methodology to determine the allowance for credit losses.  The Company considers each loan type to be a portfolio segment having unique risk characteristics.

Commercial & Industrial - Commercial & Industrial ("C&I") loans are made to provide funds for equipment and general corporate needs.  Repayment of these loans primarily uses the funds obtained from the operation of the borrower's business.  C&I loans also include lines of credit that are utilized to finance a borrower's short-term credit needs and/or to finance a percentage of eligible receivables or inventory.  Of primary concern in C&I lending is the borrower's creditworthiness and ability to successfully generate sufficient cash flow from their business to service the debt.

Commercial Real Estate- Commercial Real Estate loans are bifurcated into Investor and Owner Occupied types (classes).  Commercial investor real estate loans consist of loans secured by non-owner occupied properties and involves investment properties for warehouse, retail, apartment, and office space with a history of occupancy and cash flow.  This commercial real estate class contains mortgage loans to the developers and owners of commercial real estate where the borrower intends to operate or sell the property at a profit and use the income stream or proceeds from the sale(s) to repay the loan.  Commercial owner occupied real estate loans consist of commercial mortgage loans secured by owner occupied properties and involves a variety of property types to conduct the borrower's operations.  The primary source of repayment for this type of loan is the cash flow from the business and is based upon the borrower's financial health and the ability of the borrower and the business to repay.

Residential Real Estate- Residential Real Estate loans are bifurcated into Investor and Owner Occupied types (classes).  Residential investor real estate loans consist of loans secured by non-owner occupied residential properties and usually carry higher credit risk than owner occupied residential real estate loans due to their reliance on stable rental income and due to lower incentive for the borrower to avoid foreclosure.  Payments on loans secured by rental properties often depends on the successful operation and management of the properties and the payment of rent by tenants.

Home Equity Line of Credit - Home Equity Lines of Credit ("HELOCs") are a form of revolving credit in which a borrower's primary residence serves as collateral.  Borrowers use HELOCs primarily for education, home improvements, and other significant personal expenditures.  The borrower will be approved for a specific credit limit set at a percentage of their home's appraised value less the balance owed on the existing first mortgage.  Major risks in HELOC lending include the borrower's ability to service the existing first mortgage plus proposed HELOC, the Company's ability to pursue collection in a second lien position upon default, and overall risks in fluctuation in the value of the underlying collateral property.

Land- Land loans are secured by underlying properties that usually consist of large tracts of undeveloped land that do not produce income.  These loans, which include land development loans, carry the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time.  As a result, land and land development loans carry the risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found.

Construction- Construction loans are generally considered to involve a higher degree of credit risk than long-term financing on improved, occupied real estate.  Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction and estimated cost of construction.  Loan funds are disbursed periodically as pre-specified stages of completion are attained based upon site inspections.  If the Company is forced to foreclose on a building before or at completion due to a default, it may be unable to recover all of the unpaid balance of and accrued interest on the loan as well as related foreclosure and holding costs.

Consumer & Other- Consumer & Other loans include installment loans, personal lines of credit, and automobile loans.  Payment on these loans often depends on the borrower's creditworthiness and ability to generate sufficient cash flow to service the debt.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Allowance for Credit Losses

To control and monitor credit risk, management has an internal credit process in place to determine whether credit standards are maintained along with an in-house loan administration accompanied by oversight and review procedures.  The primary purpose of loan underwriting is the evaluation of specific lending risks that involves the analysis of the borrower's ability to service the debt as well as the assessment of the underlying collateral.  Oversight and review procedures include the monitoring of the portfolio credit quality, early identification of potential problem credits and the management of the problem credits.  As part of the oversight and review process, the Company maintains an allowance for credit losses to absorb estimated and probable losses inherent in the loan portfolio.

For purposes of calculating the allowance, the Bank segregates its loan portfolio into portfolio segments based primarily on the type of supporting collateral.  The Commercial Real Estate and Residential Real Estate segments, which both exclude any collateral property currently under construction, are further disaggregated into Owner Occupied and Investor classes for each.  Further, all segments are also segregated as either purchased credit impaired loans, purchased loans not deemed impaired, troubled debt restructures, or new originations.

The analysis for determining the allowance is consistent with guidance set forth in GAAP and the Interagency Policy Statement on the Allowance for Loan and Lease Losses.  Pursuant to Bank policy, the allowance is evaluated quarterly by management and is based upon management's review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  The allowance consists of specific and general reserves.  The specific reserves relate to loans classified as impaired primarily including nonaccrual loans, troubled debt restructures, and purchased credit impaired loans where cash flows have deteriorated from those forecasted as of the acquisition date.  The reserve for these loans is established when the discounted cash flows, collateral value, or observable market price, whichever is appropriate, of the impaired loan is lower than the carrying value.  For impaired loans, any measured impairment is properly charged-off against the loan and allowance in the applicable reporting period.

The general reserve covers loans that are not classified as impaired and primarily includes purchased loans not deemed impaired and new loan originations.  The general reserve requirement is based on historical loss experience and several qualitative factors derived from economic and market conditions that have been determined to have an affect on the probability and magnitude of a loss.  Given that the Bank is considered a de novo institution and does not have its own sufficient loss experience, management also references the historical net charge-off experience of peer groups to determine a reasonable range of reserve values, which is permissible per Bank policy.  The peer groups consist of competing Maryland-based financial institutions with established ranges in total asset size.  Management will continue to evaluate the appropriateness of the peer group data used with each quarterly allowance analysis until such time that the Bank has sufficient loss experience to provide a foundation for the general reserve requirement.  The qualitative analysis incorporates global environmental factors in the following trends: national and local economic metrics, portfolio risk ratings and composition, and concentrations in credit.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

The following table provides information on the activity in the allowance for credit losses by the respective loan portfolio segment for the three months ended March 31, 2012:

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Home Equity Line of Credit	Land	Construction	Consumer & Other	Total

Allowance for
credit losses:
Beginning balance	$151,395	$88,361	$49,490	$446,911	$8,256	$75,473	$4,767	$824,653
Charge-offs	(101,128)	(1,796)	-	-	(4,427)	(65,212)	-	(172,563)
Recoveries(1)	25,000	-	-	-	-	-	-	25,000
Provision	32,708	10,290	5,816	68,459	3,909	28,616	157	149,955
Ending balance	$107,975	$96,855	$55,306	$515,370	$7,738	$38,877	$4,924	$827,045

The following table presents loans and the related allowance for credit losses, by loan portfolio segment, as of March 31, 2012:

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Home Equity Line of Credit	Land	Construction	Consumer & Other	Total

Allowance for
credit losses:
Ending balance: individually
evaluated for impairment(2)	$1,772	$-	$30,225	$435,048	$-	$-	$-	$467,045

Ending balance: collectively
evaluated for impairment	106,203	96,855	25,081	80,322	7,738	38,877	4,924	360,000
Totals	$107,975	$96,855	$55,306	$515,370	$7,738	$38,877	$4,924	$827,045

Loans:
Ending balance: individually
evaluated for impairment(3)	$1,203,094	$811,796	$1,822,149	$956,814	$570,392	$-	$-	$5,364,245

Ending balance: collectively
evaluated for impairment	20,231,951	28,209,880	16,624,292	12,370,316	2,002,585	1,036,373	589,547	81,064,944

Ending balance: loans
acquired with deteriorated
credit quality(4)	1,805,410	2,911,129	3,416,808	-	2,029,250	-	-	10,162,597
Totals	$23,240,455	$31,932,805	$21,863,249	$13,327,130	$4,602,227	$1,036,373	$589,547	$96,591,786

(1) Excludes cash payments received on loans acquired with deteriorated credit quality reflecting a $0 carrying value.
(2) Includes specific reserves of $56,287 for loans acquired with deteriorated credit quality.
(3) Includes loans acquired with deteriorated credit quality of $745,825 that have current period charge-offs or specific reserves.
(4) Consists of loans acquired with deteriorated credit quality that do not have specific reserves.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

The following table provides information on the activity in the allowance for credit losses by the respective loan portfolio segment for the three months ended March 31, 2011:

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Home Equity Line of Credit	Land	Construction	Consumer & Other	Total

Allowance for
credit losses:
Beginning balance	$232,789	$36,604	$69,677	$207,227	$78,996	$55,233	$3,763	$684,289
Charge-offs	(39,778)	-	(30,898)	-	(18,383)	-	-	(89,059)
Recoveries(1)	-	-	-	-	-	-	-	-
Provision	(89,680)	-	56,317	162,002	69,438	(4,141)	-	193,936
Ending balance	$103,331	$36,604	$95,096	$369,229	$130,051	$51,092	$3,763	$789,166

The following table presents loans and the related allowance for credit losses, by loan portfolio segment, as of December 31, 2011:

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Home Equity Line of Credit	Land	Construction	Consumer & Other	Total

Allowance for
credit losses:
Ending balance: individually
evaluated for impairment(2)	$51,375	$-	$-	$378,434	$1,742	$58,799	$-	$490,350

Ending balance: collectively
evaluated for impairment	100,020	88,361	49,490	68,477	6,514	16,674	4,767	334,303
Totals	$151,395	$88,361	$49,490	$446,911	$8,256	$75,473	$4,767	$824,653

Loans:
Ending balance: individually
evaluated for impairment(3)	$733,359	$-	$3,312,611	$990,334	$1,581,510	$832,773	$-	$7,450,587

Ending balance: collectively
evaluated for impairment	23,349,053	25,884,041	14,476,714	12,568,145	2,546,596	842,161	502,270	80,168,980

Ending balance: loans
acquired with deteriorated
credit quality(4)	2,269,530	2,677,942	3,069,310	54,445	1,044,836	284,419	-	9,400,482
Totals	$26,351,942	$28,561,983	$20,858,635	$13,612,924	$5,172,942	$1,959,353	$502,270	$97,020,049

(1) Excludes cash payments received on loans acquired with deteriorated credit quality reflecting a $0 carrying value.
(2) Includes specific reserves of $66,201 for loans acquired with deteriorated credit quality.
(3) Includes loans acquired with deteriorated credit quality of $2,247,516 that have current period charge-offs or specific reserves.
(4) Consists of loans acquired with deteriorated credit quality that do not have specific reserves.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

The following tables present information with respect to impaired loans, which includes loans acquired with deteriorated credit quality that have current period charge-offs or specific reserves:

	As of March 31, 2012			For the three months ended March 31, 2012
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized(1)

With no related allowance recorded:
Commercial & Industrial	$1,147,603	$1,362,997	$-	$1,173,330	$24,986
Commercial Real Estate - Investor	-	-	-	-	-
Commercial Real Estate - Owner Occupied	811,796	811,796	-	814,446	-
Residential Real Estate - Investor	613,209	726,989	-	609,860	29,223
Residential Real Estate - Owner Occupied	605,265	1,281,988	-	602,323	24,967
Home Equity Line of Credit	126,243	210,858	-	136,929	5,409
Land	570,392	1,685,923	-	551,283	54,825
Construction	-	-	-	-	-
Consumer & Other	-	23,283	-	-	396

With an allowance recorded:
Commercial & Industrial	55,491	54,150	1,772	37,746	750
Commercial Real Estate - Investor	-	-	-	-	-
Commercial Real Estate - Owner Occupied	-	-	-	-	-
Residential Real Estate - Investor	546,526	695,567	21,926	548,260	11,863
Residential Real Estate - Owner Occupied	57,149	57,383	8,299	57,707	891
Home Equity Line of Credit	830,571	964,440	435,048	834,736	1,393
Land	-	-	-	-	-
Construction	-	-	-	-	-
Consumer & Other	-	-	-	-	-

Total:
Commercial & Industrial	$1,203,094	$1,417,147	$1,772	$1,211,076	$25,736
Commercial Real Estate	811,796	811,796	-	814,446	-
Residential Real Estate	1,822,149	2,761,927	30,225	1,818,150	66,944
Home Equity Line of Credit	956,814	1,175,298	435,048	971,665	6,802
Land	570,392	1,685,923	-	551,283	54,825
Construction	-	-	-	-	-
Consumer & Other	-	23,283	-	-	396
	$5,364,245	$7,875,374	$467,045	$5,366,620	$154,703

(1) Consists primarily of accretion income on loans acquired with deteriorated credit quality.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

	As of December 31, 2011			For the three months ended March 31, 2011
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized(1)

With no related allowance recorded:
Commercial & Industrial	$632,231	$720,640	$-	$109,136	$2,068
Commercial Real Estate - Investor	-	-	-	-	-
Commercial Real Estate - Owner Occupied	-	-	-	-	-
Residential Real Estate - Investor	2,713,230	3,445,961	-	804,406	-
Residential Real Estate - Owner Occupied	599,381	1,301,072	-	470,681	-
Home Equity Line of Credit	93,169	116,537	-	195,486	-
Land	1,292,549	2,734,263	-	27,720	-
Construction	-	-	-	411,861	3,999
Consumer & Other	-	23,679	-	-	-

With an allowance recorded:
Commercial & Industrial	101,128	144,104	51,375	852,398	11,720
Commercial Real Estate - Investor	-	-	-	-	-
Commercial Real Estate - Owner Occupied	-	-	-	-	-
Residential Real Estate - Investor	-	-	-	745,273	15,874
Residential Real Estate - Owner Occupied	-	-	-	-	-
Home Equity Line of Credit	897,165	1,033,550	378,434	754,570	4,897
Land	288,961	433,324	1,742	898,256	8,616
Construction	832,773	993,712	58,799	612,653	12,397
Consumer & Other	-	-	-	-	-

Total:
Commercial & Industrial	$733,359	$864,744	$51,375	$961,534	$13,788
Commercial Real Estate	-	-	-	-	-
Residential Real Estate	3,312,611	4,747,033	-	2,020,360	15,874
Home Equity Line of Credit	990,334	1,150,087	378,434	950,056	4,897
Land	1,581,510	3,167,587	1,742	925,976	8,616
Construction	832,773	993,712	58,799	1,024,514	16,396
Consumer & Other	-	23,679	-	-	-
	$7,450,587	$10,946,842	$490,350	$5,882,440	$59,571

(1) Consists primarily of accretion income on loans acquired with deteriorated credit quality.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

        In addition to monitoring the performance status of the loan portfolio, the Company utilizes a risk rating scale (1-7) to evaluate loan asset quality for all loans.  Loans that are rated 1-3 are classified as pass credits.  Loans rated a 4 (Watch) are pass credits, but are loans that have been identified that warrant additional attention and monitoring.  Loans that are risk rated 4 or higher are placed on the Company's monthly watch list.  For the pass rated loans, management believes there is a low risk of loss related to these loans and as necessary, credit may be strengthened through improved borrower performance and/or additional collateral.  Loans rated a 5 (Special Mention) or higher are considered criticized loans and represent an increased level of credit risk and are placed into these three categories:

5 (Special Mention)- Borrowers exhibit potential credit weaknesses or downward trends that may weaken the credit position if uncorrected.  The borrowers are considered marginally acceptable without potential for loss of principal or interest.

6 (Substandard) - Borrowers have well defined weaknesses or characteristics that present the possibility that the Company will sustain some loss if the deficiencies are not corrected.

7 (Doubtful) - Borrowers classified as doubtful have the same weaknesses found in substandard borrowers, however, these weaknesses indicate that the collection of debt in full (principal and interest), based on current conditions, is highly questionable and improbable.

        In the normal course of loan portfolio management, relationship managers are responsible for continuous assessment of credit risk arising from the individual borrowers within their portfolio and assigning appropriate risk ratings.  Credit Administration is responsible for ensuring the integrity and operating of the risk rating system and maintenance of the watch list.  The Officer's Loan Committee meets monthly to discuss and monitor problem credits and internal risk rating downgrades that result in updates to the watch list.

The following table provides information with respect to the Company's credit quality indicators by class of the loan portfolio as of March 31, 2012:

		Special
	Pass	Mention	Substandard	Doubtful	Total

Commercial & Industrial	$20,190,034	$855,342	$2,195,079	$-	$23,240,455
Commercial Real Estate - Investor	14,992,110	525,099	421,463	-	15,938,672
Commercial Real Estate - Owner Occupied	13,280,219	792,186	1,921,728	-	15,994,133
Residential Real Estate - Investor	13,719,720	-	2,063,437	-	15,783,157
Residential Real Estate - Owner Occupied	3,515,958	-	2,564,134	-	6,080,092
Home Equity Line of Credit	12,204,711	164,954	957,465	-	13,327,130
Land	2,749,012	-	1,853,215	-	4,602,227
Construction	1,036,373	-	-	-	1,036,373
Consumer & Other	589,547	-	-	-	589,547
Total Loans	$82,277,684	$2,337,581	$11,976,521	$-	$96,591,786

The following table provides information with respect to the Company's credit quality indicators by class of the loan portfolio as of December 31, 2011:

		Special
	Pass	Mention	Substandard	Doubtful	Total

Commercial & Industrial	$23,623,195	$990,076	$1,637,543	$101,128	$26,351,942
Commercial Real Estate - Investor	11,665,474	518,286	424,114	-	12,607,874
Commercial Real Estate - Owner Occupied	13,461,018	795,808	1,697,283	-	15,954,109
Residential Real Estate - Investor	13,404,348	-	1,548,666	-	14,953,014
Residential Real Estate - Owner Occupied	3,465,942	-	2,439,679	-	5,905,621
Home Equity Line of Credit	12,402,604	163,692	1,046,628	-	13,612,924
Land	3,349,524	-	1,823,418	-	5,172,942
Construction	842,161	-	1,117,192	-	1,959,353
Consumer & Other	502,270	-	-	-	502,270
Total Loans	$82,716,536	$2,467,862	$11,734,523	$101,128	$97,020,049

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

        Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of March 31, 2012.  Purchased credit impaired loans are excluded from this aging and nonaccrual loans schedule.

	Accrual Loans
	30-59	60-89	90 or More
	Days	Days	Days	Total		Nonaccrual	Total
	Past Due	Past Due	Past Due	Past Due	Current	Loans	Loans

Commercial & Industrial	$-	$-	$-	$-	$20,669,818	$709,737	$21,379,555
Commercial Real Estate - Investor	-	-	-	-	15,572,093	-	15,572,093
Commercial Real Estate - Owner Occupied	-	-	-	-	12,637,787	811,796	13,449,583
Residential Real Estate - Investor	-	-	-	-	13,462,790	214,765	13,677,555
Residential Real Estate - Owner Occupied	-	43,988	-	43,988	3,925,285	195,939	4,165,212
Home Equity Line of Credit	-	-	-	-	12,403,289	837,183	13,240,472
Land	-	-	-	-	2,267,060	305,917	2,572,977
Construction	-	-	-	-	1,036,373	-	1,036,373
Consumer & Other	12,004	-	-	12,004	577,540	-	589,544
Total	$12,004	$43,988	$-	$55,992	$82,552,035	$3,075,337	$85,683,364

Purchased credit impaired loans							10,908,422
Total Loans							$96,591,786

        The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2011.  Purchased credit impaired loans are excluded from this aging and nonaccrual loans schedule.

	Accrual Loans
	30-59	60-89	90 or More
	Days	Days	Days	Total		Nonaccrual	Total
	Past Due	Past Due	Past Due	Past Due	Current	Loans	Loans

Commercial & Industrial	$-	$-	$-	$-	$23,349,053	$733,359	$24,082,412
Commercial Real Estate - Investor	-	-	-	-	12,242,927	-	12,242,927
Commercial Real Estate - Owner Occupied	-	-	-	-	13,641,114	-	13,641,114
Residential Real Estate - Investor	-	-	-	-	12,760,771	690,764	13,451,535
Residential Real Estate - Owner Occupied	44,763	-	-	44,763	3,421,180	599,381	4,065,324
Home Equity Line of Credit	90,631	-	-	90,631	12,475,666	846,965	13,413,262
Land	-	-	-	-	2,526,526	321,741	2,848,267
Construction	-	-	-	-	842,161	282,779	1,124,940
Consumer & Other	-	-	-	-	502,270	-	502,270
Total	$135,394	$-	$-	$135,394	$81,761,668	$3,474,989	$85,372,051

Purchased credit impaired loans							11,647,998
Total Loans							$97,020,049

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Troubled Debt Restructurings

        The restructuring of a loan constitutes a TDR if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider in the normal course of business.  A concession may include an extension of repayment terms which would not normally be granted, a reduction of interest rate or the forgiveness of principal and/or accrued interest.  If the debtor is experiencing financial difficulty and the creditor has granted a concession, the Company will make the necessary disclosures related to the TDR.  In certain cases, a modification may be made in an effort to retain a customer who is not experiencing financial difficulty.  This type of modification is not considered to be a TDR.  Once a loan has been modified and is considered a TDR, it is reported as an impaired loan.  All TDRs are evaluated individually for impairment on a quarterly basis as part of the allowance for credit losses calculation.  A specific reserve for TDR loans is established when the discounted cash flows, collateral value or observable market price, whichever is appropriate, of the TDR is lower than the carrying value.  If the loan deemed a TDR has performed for at least six months at the level prescribed by the modification, it is not considered to be non-performing; however, it will generally continue to be reported as impaired, but may be returned to accrual status.  A TDR is deemed in default on its modified terms once a contractual payment is 30 or more days past due.

The following table presents a breakdown of loans the Company modified during the three months ended March 31, 2012:

	Number of	Pre-Modification Outstanding Recorded	Post-Modification Outstanding Recorded
	Contracts	Investment	Investment

Troubled Debt Restructurings:
Commercial & Industrial	2	$543,361	$543,361
Commercial Real Estate - Investor	-	-	-
Commercial Real Estate - Owner Occupied	-	-	-
Residential Real Estate - Investor	-	-	-
Residential Real Estate - Owner Occupied	-	-	-
Home Equity Line of Credit	2	148,037	148,037
Land	1	288,882	288,882
Construction	-	-	-
Consumer	-	-	-
Totals	5	$980,280	$980,280

        There were no loans modified in a TDR during the three months ended March 31, 2011.

        The restructurings of the C&I loans included the consolidation of multiple related notes into a new loan, however, at an interest rate lower than the current rate for new debt with similar risk in an effort to accommodate the borrower's cash flow difficulties.  As the borrower has remained current on the prior notes and the Bank expects continued timely payment on the new modified combined note, this TDR was on accrual status at March 31, 2012.  The remaining C&I TDR involved an extension of the loan beyond its original contractual terms at a below market rate, which was on nonaccrual status at March 31, 2012.  The restructurings of  the HELOC loans resulted in interest rate concessions and changes in payment terms from interest only to monthly principal and interest payments, to allow more manageable debt service by the borrower.  One of these HELOC loans was on nonaccrual status at March 31, 2012.  The Land loan restructuring involved an extension of the loan maturity date at an interest rate lower than the current rate for new debt with similar risk.  This loan was on nonaccrual status at March 31, 2012.

        There were no significant effects on the allowance for TDRs during the three months ended March 31, 2012.  During the three months ended March 31, 2012, a TDR with a carrying value of $84,253 was resolved through a foreclosure sale resulting in Other Income of $64,329 and a TDR with a carrying value of $78,528 was transferred to real estate acquired through foreclosure resulting in Other Income of $1,472.

        During the three months ended March 31, 2012, none of the loans modified as TDRs during the previous twelve months defaulted on their modified terms.

        At March 31, 2012 and December 31, 2011, the Bank had $2,240,660 and 2,929,707 in loans identified as TDRs, respectively, of which $696,925 and $1,179,707 were on nonaccrual status, respectively.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

4. ACCOUNTING FOR CERTAIN LOANS ACQUIRED IN A TRANSFER

        Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired.  Evidence of credit quality deterioration as of the purchase date may include information such as past due and nonaccrual status, borrower credit scores and recent loan to value percentages.  Purchased credit-impaired loans are initially measured at fair value, which considers estimated future credit losses expected to be incurred over the life of the loan.  Accordingly, an allowance for credit losses related to these loans was not carried over and recorded at the acquisition date.  The Company monitors actual loan cash flows to determine any improvement or deterioration from those forecasted as of the acquisition date.

The following table reflects the carrying amount of these loans, which are included in the loan categories in Note 3:

	March 31, 2012	December 31, 2011
Commercial & Industrial	$1,860,902	$2,269,530
Commercial Real Estate	2,911,129	2,677,942
Residential Real Estate	4,020,483	3,341,777
Home Equity Line of Credit	86,658	199,662
Land	2,029,250	2,324,675
Construction	-	834,412
Total Loans	$10,908,422	$11,647,998

The contractual amount outstanding for these loans totaled $16.2 million and $18.5 million as of March 31, 2012 and December 31, 2011, respectively.

The following table reflects the activity in the accretable yield for these loans for the three months ended March 31, 2012 and 2011:

	2012	2011
Balance at beginning of period	$2,658,062	$5,181,615
Reclassification from nonaccretable difference	586,734	218,972
Accretion into interest income	(1,183,554)	(836,571)
Disposals	(99,010)	(112,688)
Balance at end of period	$1,962,232	$4,451,328

The following table reflects activity in the allowance for these loans for the three months ended March 31:

	2012	2011
Balance at beginning of period	$66,201	$111,052
Provision for credit losses	(9,914)	178,935
Net charge-offs	-	(40,325)
Balance at end of period	$56,287	$249,662

5. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

The following reflects activity in real estate acquired through foreclosure for the three months ended March 31:

	2012	2011
Balance at beginning of period	$1,504,101	$1,818,460
New transfers from loans	318,500	784,236
Sales	(462,318)	(368,607)
Write-downs	(34,268)	-
Balance at end of period	$1,326,015	$2,234,089

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

6. STOCK-BASED COMPENSATION PLAN

        The Jefferson Bancorp, Inc. 2010 Stock Option Plan (the “Plan”) was approved by the Company’s board of directors in September 2010 and received regulatory approvals in June 2011.  The Plan provides for the granting of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code (“incentive stock options”) and non-qualified stock options (collectively “Awards”).  Awards will be available for grant to officers, employees and non-employee directors, independent consultants and contractors of the Company and its affiliates, including the Bank.

        The Plan authorizes the issuance of up to 260,000 shares of common stock and has a term of ten years.  In general, the options have an exercise price equal to 100% of the fair market value of the common stock on the date of the grant.  The Plan provides for one-fifth of the options granted to be exercisable immediately and upon the next four anniversaries of the date of grant.  There are 37,000 options remaining available for grant under this plan.

The following assumptions were used for options granted during the three months ended March 31, 2012:

Dividend yield	0.0%
Expected life	6.0 years
Expected volatility	71.7%
Risk-free interest rate	1.0%

        The expected life is based on Company forecasts and the expected volatility is based on publicly traded peer banks.  The risk-free interest rates for periods within the contractual life of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.

The following table summarizes the changes in the Company's stock options outstanding for the three months ended March 31, 2012:

	Stock Options Outstanding	Weighted Average Exercise Price	Stock Options Exercisable	Weighted Average Remaining Contractual Life

Outstanding, December 31, 2011	208,000	$10.00	79,700	8.66 years
Granted	15,000	11.98
Exercised	-	-
Cancelled	-	-
Outstanding March 31, 2012	223,000	$10.13	84,200	8.28 years

Weighted average fair value of options
granted during the year	$7.57

        At March 31, 2012, the total intrinsic value of stock options was not readily determinable because the shares are not publicly traded, but management believes the intrinsic value was minimal.  For the three months ended March 31, 2012, stock-based compensation expense applicable to the Plan was $84,660 and unrecognized stock-based compensation expense related to nonvested options amounted to $711,391.  This amount is expected to be recognized over a weighted average period of approximately 3 years.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

7. COMMITMENTS AND CONTINGENCIES

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business.  These financial instruments may include commitments to extend credit and standby letters of credit.  The Company uses these financial instruments to meet the financing needs of its customers.  Financial instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk.  These do not represent unusual risks and management does not anticipate any losses which would have a material effect on the accompanying consolidated financial statements.

Outstanding loan commitments and lines and letters of credit at March 31, 2012 and December 31, 2011 are as follows:

	March 31, 2012	December 31, 2011
Loan commitments	$1,202,805	$812,538
Unused lines of credit	19,379,687	20,046,902
Standby letters of credit	1,254,268	1,254,268

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  The Company generally requires collateral to support financial instruments with credit risk on the same basis as it does for on-balance sheet instruments.  The collateral requirement is based on management's credit evaluation of the counter party.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.  Each customer's credit-worthiness is evaluated on a case-by-case basis.

        Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        In the ordinary course of business, the Company has various outstanding contingent liabilities that are not reflected in the accompanying consolidated financial statements.  In the opinion of management, after consulting with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with ASC Topic 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

The Fair Value Hierarchy

        In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

        Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets and liabilities.

        Level 2 - Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

        Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value measurements for financial instruments:

Investment Securities Available for Sale

        Investment securities available for sale are recorded at fair value on a recurring basis.  The fair value of investment securities available for sale is the market value based on quoted market prices, when available (Level 1).  If listed prices or quotes are not available, fair value is based upon quoted market prices for similar assets or, due to the limited market activity of the instrument, externally developed models that use significant observable inputs (Level 2) or externally developed models that use unobservable inputs due to limited or no market activity of the instrument (Level 3).  It includes model pricing, defined as valuing securities based upon their relationship with other benchmark securities and market information from third party sources.  In the absence of current market activity, securities may be evaluated either by reference to similarly situated bonds or based on the liquidation value or restructuring value of the underlying assets.  There was no change in valuation techniques used to measure fair value of securities available for sale for the period ended March 31, 2012.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Loans and Real Estate Acquired Through Foreclosure

        The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and, if appropriate, a specific allowance for credit loss is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired.  Once a loan is identified as individually impaired, management measures impairment in accordance with FASB ASC Topic 310, Receivables.  Impairment is estimated using one of several methods, including the discounted cash flows, collateral value, or observable market price.  Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans.

        The value of real estate acquired through foreclosure is determined at the time of foreclosure and generally is based on fair value (as determined by third party real estate appraisals) less the estimated cost of disposal.  Also at the time of foreclosure, the excess (if any) of the carrying value of the underlying loan receivable over the fair value less the estimated cost of disposal, is charged-off against the allowance for credit losses before transferring the remaining balance from loan receivable into real estate acquired through foreclosure.

        In accordance with FASB’s guidance, impaired loans where an allowance is established based on the fair value of collateral and real estate acquired through foreclosure require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company measures and records the loan or real estate acquired through foreclosure as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company measures and records the loan or real estate acquired through foreclosure as nonrecurring Level 3.  The value of real estate collateral is determined based on appraisals by qualified licensed appraisers hired by the Company.  Impaired loans and real estate acquired through foreclosure are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Assets Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of March 31, 2012:

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Investment securities available for sale	$13,322,859	$-	$13,322,859	$-

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2011:
	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Investment securities available for sale	$14,674,092	$-	$14,674,092	$-

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

Assets Recorded at Fair Value on a Nonrecurring Basis

On a nonrecurring basis, the Company may be required to measure certain assets at fair value in accordance with generally accepted accounting principles. These adjustments usually result from write-downs of specific assets.

The following table includes the assets measured at fair value on a nonrecurring basis as of March 31, 2012:

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Impaired Loans	$825,223	$-	$-	$825,223
Real estate acquired through foreclosure	$1,326,015	$-	$-	$1,326,015

The following table includes the assets measured at fair value on a nonrecurring basis as of December 31, 2011:

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Impaired Loans	$1,263,346	$-	$-	$1,263,346
Real estate acquired through foreclosure	$1,504,101	$-	$-	$1,504,101

The Company discloses fair value information about financial instruments, for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheets. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on the amount and timing of estimated future cash flows and using market discount rates.

Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

The following disclosure of estimated fair values of the Company's financial instruments at March 31, 2012 and December 31, 2011 is made in accordance with the requirements of ASC Topic 820:

		March 31, 2012		December 31, 2011
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	Level 1	$9,023,446	$9,023,446	$15,437,408	$15,437,408
Investment securities available-for-sale	Level 2	13,322,859	13,322,859	14,674,092	14,674,092
Restricted equity securities	Level 2	489,900	489,900	489,900	489,900
Loans, net of allowances	Level 3	95,764,741	96,337,469	96,195,396	97,100,468
Accrued interest receivable	Level 2	338,895	338,895	404,199	404,199

Financial Liabilities:
Deposits	Level 3	$89,479,302	$89,516,243	$97,959,516	$98,017,352
Accrued interest payable	Level 2	54,657	54,657	57,431	57,431

The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

Cash and due from banks, federal funds sold and overnight investments. The carrying amount approximated the fair value.

Investment Securities. The fair value for GSE residential mortgage-backed securities was based upon inputs other than quoted market prices that are observable such as interest rates and yield curves that are observable at commonly quoted intervals.

Restricted equity securities. The fair values of FHLB and ACBB stock are not readily determinable since these stocks are restricted as to marketability. Therefore, the par or carrying value is assumed to approximate fair value.

Loans. The fair value for variable-rate loans that reprice frequently and with no significant change in credit risk was assumed to approximate the carrying value. The fair value for fixed rate loans was estimated by computing the discounted value of estimated cash flows, adjusted for probable credit losses, for pools of loans having similar characteristics. The discount rate was based upon the current market rate for a similar loan. Non-performing loans have an assumed interest rate of 0%.

Accrued interest receivable and payable. The carrying amount approximated the fair value of accrued interest, considering the short-term nature of the instrument and its expected collection.

Deposit liabilities. The fair value of demand, money market savings and regular savings deposits, which have no stated maturity, were considered equal to their carrying amount, representing the amount payable on demand. The fair value of time deposits was based upon the discounted value of contractual cash flows at current rates for deposits of similar remaining maturity.

Off-balance sheet instruments. The Company charges fees for commitments to extend credit. Interest rates on loans, for which these commitments are extended, are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

Independent Auditor’s Report

To the Board of Directors
Jefferson Bancorp, Inc.
Washington, D.C.

We have audited the accompanying consolidated balance sheets of Jefferson Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2011 and the period June 30, 2010 (Inception) through December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and the period June 30, 2010 (Inception) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Frederick, Maryland
April 30, 2012

Member of the RSM International network of independent accounting, tax and consulting firms.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

	2011	2010
ASSETS

Cash and due from banks	$12,981,648	$16,194,660
Federal funds sold and other overnight investments	2,455,760	12,303,695
Cash and cash equivalents	15,437,408	28,498,355

Investment securities available for sale (AFS) - at fair value	14,674,092	16,240,276
Restricted equity securities, at cost	489,900	552,732

Loans, net of unearned fees	97,020,049	88,414,675
Less: Allowance for credit losses	(824,653)	(684,289)
Loans, net	96,195,396	87,730,386

Real estate acquired through foreclosure, net	1,504,101	1,818,460
Premises and equipment, net	155,165	140,848
Core deposit intangible	265,296	404,926
Deferred tax asset	43,028	-
Accrued interest receivable and other assets	1,102,978	713,120

Total Assets	$129,867,364	$136,099,103

LIABILITIES

Noninterest-bearing deposits	$22,784,285	$22,083,480
Interest-bearing deposits	75,175,231	82,076,004
Total deposits	97,959,516	104,159,484

Deferred tax liability	-	377,675
Accrued expenses and other liabilities	512,973	1,706,908

Total Liabilities	98,472,489	106,244,067

STOCKHOLDERS' EQUITY

Common stock, $.01 par value:
Authorized 5,000,000 shares: 2,620,000 and 2,627,500 issued and outstanding as of December 31, 2011 and 2010, respectively	26,200	26,275
Additional paid in capital	26,734,899	26,248,725
Retained earnings	4,404,910	3,601,706
Accumulated other comprehensive income (loss)	228,866	(21,670)
Total Stockholders' Equity	31,394,875	29,855,036

Total Liabilities and Stockholders' Equity	$129,867,364	$136,099,103

See accompanying notes to consolidated financial statements.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

	2011	2010

INTEREST INCOME:
Interest and fees on loans	$8,826,586	$6,612,602
Interest on federal funds sold and other overnight investments	35,192	46,921
Taxable interest and dividends on investment securities	304,015	32,044
Total interest income	9,165,793	6,691,567

INTEREST EXPENSE:
Interest on deposits	701,070	396,872
Interest on short-term borrowings	168	125
Total interest expense	701,238	396,997

Net interest income	8,464,555	6,294,570

Provision for credit losses	1,256,656	684,289

Net interest income after provision for credit losses	7,207,899	5,610,281

NONINTEREST INCOME:
Bargain purchase gain	-	3,054,792
Net gain on sale of real estate acquired through foreclosure	977,221	626,091
Service charges on deposit accounts	91,679	91,013
Other income	884,198	206,464
Total noninterest income	1,953,098	3,978,360

NONINTEREST EXPENSE:
Salaries and employee benefits	4,071,407	1,307,629
Occupancy expenses	364,958	190,071
Furniture and equipment expenses	174,088	65,582
Legal, accounting and other professional fees	988,242	842,522
Data processing and items processing services	530,009	305,279
FDIC insurance costs	112,364	120,784
Advertising and marketing related expenses	235,032	79,205
Foreclosed property expenses	324,014	186,485
Loan collection costs	133,365	45,947
Core deposit intangible amortization	139,630	84,360
Other expenses	456,079	331,519
Total noninterest expense	7,529,188	3,559,383

Income before income taxes	1,631,809	6,029,258
Income tax expense	828,605	2,427,552
Net Income	$803,204	$3,601,706

See accompanying notes to consolidated financial statements.
.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, June 30, 2010	$-	$-	$-	$-	$-
Issuance of stock	26,275	26,248,725	-	-	26,275,000
Comprehensive Income
Net Income	-	-	3,601,706	-	3,601,706
Unrealized loss on securities
available for sale (net of tax
benefit of $14,119)	-	-	-	(21,670)	(21,670)
Total Comprehensive Income					3,580,036
Balance, December 31, 2010	26,275	26,248,725	3,601,706	(21,670)	29,855,036

Redemption of common stock	(75)	(74,925)	-	-	(75,000)
Stock-based compensation	-	561,099	-	-	561,099
Comprehensive Income
Net Income	-	-	803,204	-	803,204
Unrealized gain on securities
available for sale (net of taxes
of $163,232)	-	-	-	250,536	250,536
Total Comprehensive Income					1,053,740
Balance, December 31, 2011	$26,200	$26,734,899	$4,404,910	$228,866	$31,394,875

See accompanying notes to consolidated financial statements.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

	2011	2010
Cash Flows From Operating Activities:
Net Income	$803,204	$3,601,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51,749	21,819
Stock-based compensation	561,099	-
Amortization of investment premiums	341,456	183,320
Accretion on acquired loans	(3,586,883)	(3,911,513)
Accretion on acquired CDs	(6,774)	(72,981)
Amortization of core deposit intangibles	139,630	84,360
Gain on bargain purchase	-	(3,054,792)
Gain on sale of loans	(170,425)	-
Gain on sale of premises and equipment	(935)	-
Provision for credit losses	1,256,656	684,289
Gain on sale of real estate acquired through foreclosure	(977,221)	(626,091)
Write down of real estate acquired through foreclosure	-	73,592
Deferred income taxes	(583,936)	391,794
Net (increase) decrease in accrued interest receivable and other assets	(389,858)	251,570
Net (decrease) increase in accrued expenses and other liabilities	(1,193,935)	1,536,783
Net cash used in operating activities	(3,756,173)	(836,144)

Cash Flows From Investing Activities:
Purchases of investment securities available for sale	(3,070,385)	(6,175,333)
Redemptions and maturities of investment securities available for sale	4,708,881	3,623,786
Purchase of equity security	-	(65,000)
Redemption of Federal Reserve Bank stock	62,832	224,286
Net cash received from acquisition	-	79,002,495
Net (increase) decrease in loans	(9,342,330)	24,984,987
Proceeds from sale of loans	1,175,048	-
Proceeds from sale of real estate acquired through foreclosure	3,628,465	2,464,809
Capital expenditures on real estate acquired through foreclosure	(133,961)	-
Proceeds from sale of premises and equipment	14,797	-
Purchases of premises and equipment	(79,928)	(161,540)
Net cash (used in) provided by investment activities	(3,036,581)	103,898,490

Cash Flows From Financing Activities:
Net decrease in deposits	(6,193,193)	(100,838,991)
Net proceeds from issuance of common stock	-	26,275,000
Redemption of Common Stock	(75,000)	-
Net cash used in financing activities	(6,268,193)	(74,563,991)

Net (decrease) increase in cash and cash equivalents	(13,060,947)	28,498,355
Cash and cash equivalents at beginning of period	28,498,355	-
Cash and cash equivalents at end of year	$15,437,408	$28,498,355

Supplemental information:
Interest paid	$706,454	$504,350
Income taxes paid	$3,134,044	$809,000
Transfer of loans to real estate acquired through foreclosure	$2,202,924	$-
Acquisition:
Fair value of assets acquired	$-	$208,296,373
Fair value of liabilities assumed	-	205,241,581
Gain on bargain purchase	$-	$3,054,792

See accompanying notes to consolidated financial statements.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements include the accounts of Jefferson Bancorp, Inc and its wholly owned subsidiary, Bay Bank, FSB (the “Bank”), collectively (the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.  The investment in subsidiary is recorded on Jefferson Bancorp’s books on the basis of its equity in the net assets.  The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry.

Nature of Business

        Jefferson Bancorp, Inc was incorporated under the laws of the State of Delaware on June 30, 2010 to operate as a bank holding company of a federal savings bank (“FSB”) in the name of Bay Bank, FSB, which commenced operations on July 9, 2010.  Jefferson Bancorp, Inc. owns all the shares of common stock issued by the Bank.  The Bank was chartered by the Office of Thrift Supervision (the "OTS”), which transitioned to the Office of the Comptroller of the Currency ("OCC") in 2011, to operate as a federal savings bank and its deposit accounts are eligible to be insured by the Federal Deposit Insurance Corporation (“FDIC”).

       On July 9, 2010, the Company acquired substantially all assets and assumed all deposits and certain other liabilities related to the two former branch offices of Bay National Bank (“BNB”).  The transaction was consummated pursuant to a Purchase and Assumption Agreement by and among the FDIC, as Receiver for BNB and the Bank.  This acquisition is discussed in more detail under Note 2.

        The principal business of the Bank is to make loans and other investments and to accept time and demand deposits.  The Bank’s primary market areas are Baltimore and its immediately surrounding counties, the Baltimore-Washington corridor and Salisbury, Maryland, although the Bank’s business development efforts also generate business outside of these areas.  The Bank offers a broad range of banking products, including a full line of business and personal savings and checking accounts, money market demand accounts, certificates of deposit, and other banking services. The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit.  The Company’s customers are primarily individuals and small businesses.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for credit losses, the valuation of deferred tax assets, the valuation of real estate acquired through foreclosure, and the estimate of expected cash flows for loans acquired with deteriorated credit quality.

Cash and Cash Equivalents

        The Company has included cash and due from banks, and federal funds sold and other overnight investments as cash and cash equivalents for the purpose of reporting cash flows.  Cash equivalents include short-term investments with an original maturity of 90 days or less, which consist of interest-bearing deposits in other financial institutions.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

Investment Securities

        Investment securities classified as available for sale are recorded at fair value.  Temporary unrealized gains or losses on available for sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income (loss) included in stockholders’ equity.  Premiums or discounts on available for sale securities are amortized or accreted into income using the interest method.  For mortgage-backed securities, the amortization or accretion is based on estimated average lives of the securities.  The lives of these securities can fluctuate based on the amount of prepayments received on the underlying collateral of the securities.  Realized gains or losses are recorded on the trade date using the specific identification method.

        Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concern warrants such evaluation.  Debt securities with a decline in fair value below their cost that are deemed to be other-than-temporarily impaired are reflected in earnings as realized losses to the extent impairment is related to credit losses.  The amount of the impairment for debt securities related to other factors is recognized in other comprehensive income (loss).  In evaluating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the reasons for the decline in value, (3) the financial position and access to capital of the issuer, including the current and future impact of any specific events, and (4) for fixed maturity securities, whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which may be maturity.  No investment securities held by the Company as of December 31, 2011 and 2010 were subject to a write-down due to credit related other-than-temporary impairment.

Restricted Equity Securities, At Cost

        The Bank is required to maintain a minimum investment in capital stock of Atlantic Central Bankers Bank (“ACBB”) as a condition for being approved for a $3 million unsecured overnight federal funds line.  The Bank also maintains an investment in the Federal Home Loan Bank of Atlanta (“FHLB”).  Since no ready market exists for these stocks and they have no quoted market value, the Bank’s investments in these stocks are carried at cost.  Management reviews for impairment based on the ultimate recoverability of the cost basis in these securities.  The stocks’ values are determined by the ultimate recoverability of the par values rather than by recognizing temporary declines.  Management considers such criteria as the significance of a decline in net assets, if any, the length of time the situation has persisted, commitments by the institutions to make payments required by law or regulation, the impact of legislative or regulatory changes on the customer base and the bank’s liquidity position.

At December 31, the Company’s restricted stock investments consisted of:
	2011	2010

Federal Home Loan Bank stock	$424,900	$487,732
Atlantic Central Bankers Bank stock	65,000	65,000
Total restricted equity securities	$489,900	$552,732

Originated Loans

        Loans are generally stated at the principal amount outstanding net of any deferred fees and costs.  Interest income on loans is accrued at the contractual rate on the principal amount outstanding.  It is the Company’s policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful.  The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is based on contractual terms of the loan.  Generally, loans are placed on non-accrual status once they are determined to be impaired or when principal or interest payments are 90 or more days past due.  Previously accrued but uncollected interest income on these loans is reversed against interest income.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.  Fees charged and costs capitalized for originating certain loans are amortized by the interest method over the term of the loan.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        Loans are considered impaired when, based on current information, it is probable that the Bank will not collect all principal and interest payments according to contractual terms.  Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate and consumer installment loans, which management evaluates collectively for impairment.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate.  However, as a practical expedient, management may measure impairment based on a loan’s observable market price or the fair value of the collateral if repayment of the loan is collateral-dependent.  For collateral-dependent loans, any measured impairment is properly charged-off in the applicable reporting period.

Accounting for Certain Loans or Debt Securities Acquired in a Transfer

        The Company’s acquired loans from the BNB acquisition (see Note 2) were recorded at fair value at the acquisition date and no separate valuation allowance was established.  The initial fair value was determined by a valuation specialist that estimated the expected cash flows and discounted them at appropriate rates.  The discount rates were based on market rates for new originations of comparable loans and did not include a factor for credit losses as that was included in the estimated cash flows.

        Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, applies to loans acquired in a transfer with evidence of deterioration of credit quality for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable.  If both conditions exist, the Company determines whether to account for each loan individually or whether such loans will be assembled into pools based on common risk characteristics such as credit score, loan type, and origination date.  Based on this evaluation, the Company determined that the loans acquired from the BNB acquisition subject to ASC Topic 310-30 would be accounted for individually.

        The Company considered expected prepayments and estimated the total expected cash flows, which includes undiscounted expected principal and interest.  The excess of that amount over the fair value of the loan is referred to as accretable yield.  Accretable yield is recognized as interest income on a constant yield basis over the expected life of the loan.  The excess of the contractual cash flows over expected cash flows is referred to as nonaccretable difference and is not accreted into income.  Over the life of the loan, the Company continues to estimate expected cash flows.  Subsequent decreases in expected cash flows are recognized as impairments in the current period through the allowance for credit losses.  Subsequent increases in cash flows to be collected are first used to reverse any existing valuation allowance and any remaining increase is recognized prospectively through an adjustment of the loan’s yield over its remaining life.

        ASC Topic 310-20, Nonrefundable Fees and Other Costs, was applied to loans not considered to have deteriorated credit quality at acquisition.  Under ASC Topic 310-20, the difference between the loan’s principal balance at the time of purchase and the fair value is recognized as an adjustment of yield over the life of the loan.

Allowance for Credit Losses

        The allowance for credit losses (the "allowance") is established to estimate losses that have occurred on loans by recording a provision for credit losses charged to earnings.  Loans are charged-off when management believes the uncollectibility of a loan or any portion thereof is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        The allowance is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  For impaired loans, any measured impairment is properly charged-off against the loan and allowance in the applicable reporting period.  The general component covers loans that are not classified as impaired and is based on historical loss experience and several qualitative factors.  These qualitative factors address various risk characteristics in the Company’s loan portfolio after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss data.

         While management believes it has established the allowance for credit losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Company’s regulators or the economic environment will not require further increases in the allowance.

Real Estate Acquired Through Foreclosure

        The Company records foreclosed real estate assets at fair value less estimated costs to sell at the time of acquisition.  Estimated fair value is based upon many subjective factors, including location and condition of the property and current economic conditions, among other things.   Since the calculation of fair value relies on estimates and judgments relating to inherently uncertain events, results may differ from the Company’s estimates.

        Write-downs at the time of acquisition are made through the allowance for credit losses.  Write-downs for subsequent declines in value are included in the Company’s noninterest expense, along with operating income, net of related expenses of such properties.  Gains or losses realized upon disposition are included in noninterest income.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method.  Premises and equipment are depreciated over the useful lives of the assets, except for leasehold improvements which are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.  Useful lives range from: five to ten years for furniture, fixtures and equipment; three to five years for software, hardware and data handling equipment; and five years for leasehold improvements.  Maintenance and repairs are charged to expense as incurred, while improvements, which extend the useful life, are capitalized and depreciated over the estimated remaining life of the asset.

Core Deposits and Intangible Assets

        Other acquired intangible assets with finite lives, such as core deposit intangibles, are initially recorded at estimated fair value and are amortized over their estimated lives. The Company currently amortizes its core deposit intangible, resulting from the BNB acquisition, using an accelerated method over an estimated useful life of approximately six years.  The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of core deposit and other intangible assets may be impaired.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered.  A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Stock-Based Compensation

        Stock-based compensation expense is recognized over the employee’s service period, which is generally defined as the vesting period, of the stock-based grant based on the estimated grant date fair value.   A Black-Scholes option pricing model is used to estimate the fair value of the stock options.

Advertising Costs

Advertising costs generally are expensed as incurred.

Income Taxes

        The Company uses the liability method of accounting for income taxes.  Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates in effect when these differences reverse.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.   Realization of deferred tax assets is dependent on generating sufficient taxable income in the future.

        When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  The evaluation of a position taken is considered by itself and not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Management evaluated the Company's tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the consolidated financial statements.

        It is the Company’s policy to recognize interest and penalties related to unrecognized tax liabilities within income tax expense in the statement of operations.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

Comprehensive Income

       Comprehensive income consists of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains or losses (net of taxes) on securities available for sale which are also recognized as a separate component of stockholders’ equity.

Reclassifications

Certain items in the 2010 financial statements have been reclassified to conform to the 2011 presentation with no effect on the prior year earnings or stockholders' equity.

Recent Accounting Pronouncements and Developments

        In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The objective of this ASU is for an entity to provide disclosures that facilitate financial statement users' evaluation of the nature of credit risk inherent in the entity's portfolio of financing receivables; how that risk is analyzed and assessed in arriving at the allowance for credit losses; and the changes and reasons for those changes in the allowance for credit losses. To achieve these objectives, an entity should provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The ASU makes changes to existing disclosure requirements and includes additional disclosure requirements for classes of financing receivables including, credit quality indicators, the aging of past due financing receivables at the end of the reporting period, and the nature and extent of troubled debt restructurings that occurred during the period and their effect on the allowance for credit losses.  These provisions of ASU 2010-20 were effective for the Company's reporting period ending December 31, 2011.  This accounting update did not have an impact on the Company's reported financial condition or results of operations.  See Note 4 for new disclosures required by the guidance.

        In April 2011, FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.  The amendments to ASC Topic 310 clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties to facilitate the determination of whether a restructuring constitutes a troubled debt restructuring (“TDR”).  In addition, the amendments clarify that a creditor is precluded from using the effective interest rate test in the debtor’s guidance on restructuring of payables when evaluating whether a restructuring constitutes a TDR.  For nonpublic entities, these amendments are effective for annual reporting periods ending on or after December 15, 2012, including interim periods within those annual periods.  Early adoption is permitted for any interim period of the fiscal year of adoption.  The Company is evaluating the impact that ASU 2011-02 will have on its consolidated financial statements.

        In May 2011, FASB issued ASU No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles ("GAAP") and International Financial Reporting Standards ("IFRSs").  This ASU amends ASC Topic 820, "Fair Value Measurements," to bring U.S. GAAP for fair value measurements in line with International Accounting Standards.  The ASU clarifies existing guidance for items such as: the application of the highest and best use concept to non-financial assets and liabilities; the application of fair value measurement to financial instruments classified in a reporting entity's stockholder's equity; and disclosure requirements regarding quantitative information about unobservable inputs used in the fair value measurements of level 3 assets.  ASU 2011-04 also creates an exception to Topic 820 for entities which carry financial instruments within a portfolio or group, under which the entity is now permitted to base the price used for fair value upon a price that would be received to sell the net asset position or transfer a net liability position in an orderly transaction.  The ASU also allows for the application of premiums or discounts in a fair value measurement if the financial instrument is categorized in level 2 or 3 of the fair value hierarchy.  Lastly, the ASU contains new disclosure requirements regarding fair value amounts categorized as level 3 in the fair value hierarchy such as: disclosure of the valuation process used; effects of and relationships between unobservable inputs; usage of nonfinancial assets for purposes other than their highest and best use when that is the basis of the disclosed fair value; and categorization by level of items disclosed at fair value, but not measured at fair value for financial statement purposes.  For nonpublic entities, this ASU is effective for annual periods beginning after December 15, 2011.  Early adoption is not permitted.  The Company is evaluating the impact that ASU 2011-04 will have on its consolidated financial statements.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  This ASU amends ASC Topic 220, "Comprehensive Income," to facilitate the continued alignment of U.S. GAAP with International Accounting Standards.  The ASU prohibits the presentation of the components of comprehensive income in the statement of stockholder's equity.  Reporting entities are allowed to present either: a statement of comprehensive income, which reports both net income and other comprehensive income; or separate, but consecutive, statements of net income and other comprehensive income.  Under previous GAAP, all three presentations were acceptable.  Regardless of the presentation selected, the reporting entity is required to present all reclassifications between other comprehensive and net income on the face of the new statement or statements.  For nonpublic entities, the provisions of this ASU are effective for fiscal years ending on or after December 15, 2012, and for interim and annual periods thereafter.  As the two remaining options for presentation existed prior to the issuance of the ASU, early adoption is permitted.  The Company is evaluating the impact that ASU 2011-05 will have on its consolidated financial statements.

        In December 2011, FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  This ASU amends ASU 2011-05 to affect only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments.  The amendments are being made to allow the FASB time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.  While FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments; entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before update 2011-05.  Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012.  The Company is evaluating the impact that ASU 2011-05 will have on its consolidated financial statements.

2. MERGERS AND ACQUISITIONS

        On July 9, 2010, the Company acquired substantially all assets and assumed all deposit and certain other liabilities related to the two former branch offices of BNB.  The transaction was consummated pursuant to a Purchase and Assumption Agreement (the “Agreement”) by and among the FDIC, as Receiver for BNB and the Bank.  Pursuant to the terms of the Agreement, the Bank assumed approximately $205 million in deposits.  The Bank also acquired approximately $134 million in loans (based on contractual amounts) and $101 million in cash, investments and other assets and agreed to provide loan servicing to BNB’s existing customers.  The Bank bid a negative $33.5 million for the net assets acquired.  In relation to this acquisition, the Company followed the acquisition method of accounting as outlined in ASC Topic 805, Business Combinations.  Management utilized external analyses by appraisers and other valuation specialists in determining the fair value of assets acquired and liabilities assumed.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

At December 31, 2011 and 2010, the Company’s securities portfolio consists entirely of government sponsored enterprises (“GSE”) residential mortgage-backed securities. Amortized cost and estimated fair value of investment securities available for sale are summarized as follows:

	Amortized	Gross Unrealized		Estimated Fair
	Cost	Gains	Losses	Value

December 31, 2011	$14,296,113	$377,979	$-	$14,674,092

December 31, 2010	$16,276,065	$22,200	$57,989	$16,240,276

There were no sales of investments available for sale during 2011 or 2010.

     As of December 31, 2011, the investment securities portfolio had no unrealized loss positions.  As of December 31, 2010, certain investment securities with a fair value of $11.1 million had $57,989 of unrealized losses of less than 12 months duration which the Company did not consider to be other-than temporarily impaired.

     The Bank's mortgage backed securities portfolio does not have a single maturity date and issuers have the right to call or repay obligations with or without call or prepayment penalties, thus presentation of a maturity table is not applicable.

     The Bank uses its operating account with the Federal Reserve Bank ("FRB") for its daily clearing activities.  During 2011, the FRB removed the requirement that the Bank pledge collateral to cover possible daylight overdrafts.  During the periods ending December 31, 2011 and 2010, the Bank did not have any intraday or end of day overdrafts.  At December 31, 2011, the Bank has no pledged investment securities, compared to pledged investment securities with a fair value of $6.5 million at December 31, 2010 to satisfy the collateral requirement.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES

        The fundamental lending business of the Company is based on understanding, measuring, and controlling the credit risk inherent in the loan portfolio.  The Company's loan portfolio is subject to varying degrees of credit risk.  These risks entail both general risks, which are inherent in the lending process, and risks specific to individual borrowers.  The Company's credit risk is mitigated through portfolio diversification, which limits exposure to any single customer, industry or collateral type.  The loan portfolio segment balances at December 31, 2011 and 2010 are presented in the following table:

	2011	2010
Commercial & Industrial	$26,351,942	$26,384,032
Commercial Real Estate	28,561,983	16,341,357
Residential Real Estate	20,858,635	14,585,629
Home Equity Line of Credit	13,612,924	17,094,848
Land	5,172,942	5,115,595
Construction	1,959,353	7,562,262
Consumer & Other	502,270	1,330,952
Total Loans	97,020,049	88,414,675
Less: Allowance for Credit Losses	(824,653)	(684,289)
Net Loans	$96,195,396	$87,730,386

At December 31, 2011 and 2010, loans not considered to have deteriorated credit quality at acquisition had a total remaining unamortized discount of $3,088,634 and $4,620,866, respectively.

Portfolio Segments:

        The Company currently manages its credit products and the respective exposure to credit losses by the following specific portfolio segments, which are levels at which the Company develops and documents its systematic methodology to determine the allowance for credit losses.  The Company considers each loan type to be a portfolio segment having unique risk characteristics.

        Commercial & Industrial - Commercial & Industrial ("C&I") loans are made to provide funds for equipment and general corporate needs.  Repayment of these loans primarily uses the funds obtained from the operation of the borrower's business.  C&I loans also include lines of credit that are utilized to finance a borrower's short-term credit needs and/or to finance a percentage of eligible receivables or inventory.  Of primary concern in C&I lending is the borrower's creditworthiness and ability to successfully generate sufficient cash flow from their business to service the debt.

        Commercial Real Estate- Commercial Real Estate loans are bifurcated into Investor and Owner Occupied types (classes).  Commercial investor real estate loans consist of loans secured by non-owner occupied properties and involves investment properties for warehouse, retail, apartment, and office space with a history of occupancy and cash flow.  This commercial real estate class contains mortgage loans to the developers and owners of commercial real estate where the borrower intends to operate or sell the property at a profit and use the income stream or proceeds from the sale(s) to repay the loan.  Commercial owner occupied real estate loans consist of commercial mortgage loans secured by owner occupied properties and involves a variety of property types to conduct the borrower's operations.  The primary source of repayment for this type of loan is the cash flow from the business and is based upon the borrower's financial health and the ability of the borrower and the business to repay.

        Residential Real Estate- Residential Real Estate loans are bifurcated into Investor and Owner Occupied types (classes).  Residential investor real estate loans consist of loans secured by non-owner occupied residential properties and usually carry higher credit risk than owner occupied residential real estate loans due to their reliance on stable rental income and due to lower incentive for the borrower to avoid foreclosure.  Payments on loans secured by rental properties often depends on the successful operation and management of the properties and the payment of rent by tenants.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        Home Equity Line of Credit - Home Equity Lines of Credit ("HELOCs") are a form of revolving credit in which a borrower's primary residence serves as collateral.  Borrowers use HELOCs primarily for education, home improvements, and other significant personal expenditures.  The borrower will be approved for a specific credit limit set at a percentage of their home's appraised value less the balance owed on the existing first mortgage.  Major risks in HELOC lending include the borrower's ability to service the existing first mortgage plus proposed HELOC, the Company's ability to pursue collection in a second lien position upon default, and overall risks in fluctuation in the value of the underlying collateral property.

        Land- Land loans are secured by underlying properties that usually consist of large tracts of undeveloped land that do not produce income.  These loans, which include land development loans, carry the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time.  As a result, land and land development loans carry the risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found.

        Construction- Construction loans are generally considered to involve a higher degree of credit risk than long-term financing on improved, occupied real estate.  Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction and estimated cost of construction.  Loan funds are disbursed periodically as pre-specified stages of completion are attained based upon site inspections.  If the Company is forced to foreclose on a building before or at completion due to a default, it may be unable to recover all of the unpaid balance of and accrued interest on the loan as well as related foreclosure and holding costs.

        Consumer & Other- Consumer & Other loans include installment loans, personal lines of credit, and automobile loans.  Payment on these loans often depends on the borrower's creditworthiness and ability to generate sufficient cash flow to service the debt.

Allowance for Credit Losses

        To control and monitor credit risk, management has an internal credit process in place to determine whether credit standards are maintained along with an in-house loan administration accompanied by oversight and review procedures.  The primary purpose of loan underwriting is the evaluation of specific lending risks that involves the analysis of the borrower's ability to service the debt as well as the assessment of the underlying collateral.  Oversight and review procedures include the monitoring of the portfolio credit quality, early identification of potential problem credits and the management of the problem credits.  As part of the oversight and review process, the Company maintains an allowance for credit losses to absorb estimated and probable losses inherent in the loan portfolio.

        For purposes of calculating the allowance, the Bank segregates its loan portfolio into portfolio segments based primarily on the type of supporting collateral.  The Commercial Real Estate and Residential Real Estate segments, which both exclude any collateral property currently under construction, are further disaggregated into Owner Occupied and Investor classes for each.  Further, all segments are also segregated as either purchased credit impaired loans, purchased loans not deemed impaired, troubled debt restructures, or new originations.

        The analysis for determining the allowance is consistent with guidance set forth in GAAP and the Interagency Policy Statement on the Allowance for Loan and Lease Losses.  Pursuant to Bank policy, the allowance is evaluated quarterly by management and is based upon management's review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  The allowance consists of specific and general reserves.  The specific reserves relate to loans classified as impaired primarily including nonaccrual loans, troubled debt restructures, and purchased credit impaired loans where cash flows have deteriorated from those forecasted as of the acquisition date.  The reserve for these loans is established when the discounted cash flows, collateral value, or observable market price, whichever is appropriate, of the impaired loan is lower than the carrying value.  For impaired loans, any measured impairment is properly charged-off against the loan and allowance in the applicable reporting period.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        The general reserve covers loans that are not classified as impaired and primarily includes purchased loans not deemed impaired and new loan originations.  The general reserve requirement is based on historical loss experience and several qualitative factors derived from economic and market conditions that have been determined to have an affect on the probability and magnitude of a loss.  Given that the Bank is considered a de novo institution and does not have its own sufficient loss experience, management also references the historical net charge-off experience of peer groups to determine a reasonable range of reserve values, which is permissible per Bank policy.  The peer groups consist of competing Maryland-based financial institutions with established ranges in total asset size.  Management will continue to evaluate the appropriateness of the peer group data used with each quarterly allowance analysis until such time that the Bank has sufficient loss experience to provide a foundation for the general reserve requirement.  The qualitative analysis incorporates global environmental factors in the following trends: national and local economic metrics, portfolio risk ratings and composition, and concentrations in credit.

The following table provides information on the activity in the allowance for credit losses by the respective loan portfolio segment for the year ended December 31, 2011:

	Commercial	Commercial	Residential	Home Equity			Consumer
	& Industrial	Real Estate	Real Estate	Line of Credit	Land	Construction	& Other	Total

Allowance for
credit losses:
Beginning balance	$232,789	$36,604	$69,677	$207,227	$78,996	$55,233	$3,763	$684,289
Charge-offs	(39,778)	-	(424,579)	(383,187)	(231,362)	(37,386)	-	(1,116,292)
Recoveries(1)	-	-	-	-	-	-	-	-
Provision	(41,616)	51,757	404,392	622,871	160,622	57,626	1,004	1,256,656
Ending balance	$151,395	$88,361	$49,490	$446,911	$8,256	$75,473	$4,767	$824,653

Ending balance: individually
evaluated for impairment(2)	$51,375	$-	$-	$378,434	$1,742	$58,799	$-	$490,350

Ending balance: collectively
evaluated for impairment	100,020	88,361	49,490	68,477	6,514	16,674	4,767	334,303
Totals	$151,395	$88,361	$49,490	$446,911	$8,256	$75,473	$4,767	$824,653

Loans:
Ending balance: individually
evaluated for impairment(3)	$733,359	$-	$3,312,611	$990,334	$1,581,510	$832,773	$-	$7,450,587

Ending balance: collectively
evaluated for impairment	23,349,053	25,884,041	14,476,714	12,568,145	2,546,596	842,161	502,270	80,168,980

Ending balance: loans
acquired with deteriorated
credit quality(4)	2,269,530	2,677,942	3,069,310	54,445	1,044,836	284,419	-	9,400,482
Totals	$26,351,942	$28,561,983	$20,858,635	$13,612,924	$5,172,942	$1,959,353	$502,270	$97,020,049

(1) Excludes cash payments received on loans acquired with deteriorated credit quality reflecting a $0 carrying value.
(2) Includes specific reserves of $66,201 for loans acquired with deteriorated credit quality.
(3) Includes loans acquired with deteriorated credit quality of $2,247,516 that have current period charge-offs or specific reserves.
(4) Consists of loans acquired with deteriorated credit quality that do not have specific reserves.

A summary of the activity in the allowance for credit losses for the period ended December 31, 2010 is as follows:

	Balance at beginning of period					$-

	Provision for credit losses					684,289

	Net charge-offs					-
	Balance at end of period					$684,289

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        The following table presents information with respect to impaired loans, which includes loans acquired with deteriorated credit quality that have current period charge-offs or specific reserves, for the year ended December 31, 2011:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized(1)

With no related allowance recorded:
Commercial & Industrial	$632,231	$720,640	$-	$645,289	$-
Commercial Real Estate - Investor	-	-	-	-	-
Commercial Real Estate - Owner Occupied	-	-	-	-	-
Residential Real Estate - Investor	2,713,230	3,445,961	-	2,779,742	32,169
Residential Real Estate - Owner Occupied	599,381	1,301,072	-	636,208	-
Home Equity Line of Credit	93,169	116,537	-	94,039	-
Land	1,292,549	2,734,263	-	1,431,207	71,398
Construction	-	-	-	-	-
Consumer & Other	-	23,679	-	-	-

With an allowance recorded:
Commercial & Industrial	101,128	144,104	51,375	105,032	-
Commercial Real Estate - Investor	-	-	-	-	-
Commercial Real Estate - Owner Occupied	-	-	-	-	-
Residential Real Estate - Investor	-	-	-	-	-
Residential Real Estate - Owner Occupied	-	-	-	-	-
Home Equity Line of Credit	897,165	1,033,550	378,434	893,854	9,616
Land	288,961	433,324	1,742	288,201	2,288
Construction	832,773	993,712	58,799	831,857	49,424
Consumer & Other	-	-	-	-	-

Total:
Commercial & Industrial	$733,359	$864,744	$51,375	$750,321	$-
Commercial Real Estate	-	-	-	-	-
Residential Real Estate	3,312,611	4,747,033	-	3,415,950	32,169
Home Equity Line of Credit	990,334	1,150,087	378,434	987,893	9,616
Land	1,581,510	3,167,587	1,742	1,719,408	73,686
Construction	832,773	993,712	58,799	831,857	49,424
Consumer & Other	-	23,679	-	-	-
	$7,450,587	$10,946,842	$490,350	$7,705,429	$164,895

The following table presents information with respect to impaired loans for the year ended December 31, 2010:

Impaired loans with a valuation allowance			$1,223,019
Impaired loans with no valuation allowance			645,174
Total impaired loans			$1,868,193

Allowance for loans related to impaired loans			$277,015

Average recorded investment in impaired loans			$729,792
Interest income recognized on impaired loans			$26,049

(1) Consists primarily of accretion income on loans acquired with deteriorated credit quality.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        In addition to monitoring the performance status of the loan portfolio, the Company utilizes a risk rating scale (1-7) to evaluate loan asset quality for all loans.  Loans that are rated 1-3 are classified as pass credits.  Loans rated a 4 (Watch) are pass credits, but are loans that have been identified that warrant additional attention and monitoring.  Loans that are risk rated 4 or higher are placed on the Company's monthly watch list.  For the pass rated loans, management believes there is a low risk of loss related to these loans and as necessary, credit may be strengthened through improved borrower performance and/or additional collateral.  Loans rated a 5 (Special Mention) or higher are considered criticized loans and represent an increased level of credit risk and are placed into these three categories:

5 (Special Mention)- Borrowers exhibit potential credit weaknesses or downward trends that may weaken the credit position if uncorrected.  The borrowers are considered marginally acceptable without potential for loss of principal or interest.

6 (Substandard) - Borrowers have well defined weaknesses or characteristics that present the possibility that the Company will sustain some loss if the deficiencies are not corrected.

7 (Doubtful) - Borrowers classified as doubtful have the same weaknesses found in substandard borrowers, however, these weaknesses indicate that the collection of debt in full (principal and interest), based on current conditions, is highly questionable and improbable.

        In the normal course of loan portfolio management, relationship managers are responsible for continuous assessment of credit risk arising from the individual borrowers within their portfolio and assigning appropriate risk ratings.  Credit Administration is responsible for ensuring the integrity and operating of the risk rating system and maintenance of the watch list.  The Officer's Loan Committee meets monthly to discuss and monitor problem credits and internal risk rating downgrades that result in updates to the watch list.

The following table provides information with respect to the Company's credit quality indicators by class of the loan portfolio as of December 31, 2011:

		Special
	Pass	Mention	Substandard	Doubtful	Total

Commercial & Industrial	$23,623,195	$990,076	$1,637,543	$101,128	$26,351,942
Commercial Real Estate - Investor	11,665,474	518,286	424,114	-	12,607,874
Commercial Real Estate - Owner Occupied	13,461,018	795,808	1,697,283	-	15,954,109
Residential Real Estate - Investor	13,404,348	-	1,548,666	-	14,953,014
Residential Real Estate - Owner Occupied	3,465,942	-	2,439,679	-	5,905,621
Home Equity Line of Credit	12,402,604	163,692	1,046,628	-	13,612,924
Land	3,349,524	-	1,823,418	-	5,172,942
Construction	842,161	-	1,117,192	-	1,959,353
Consumer & Other	502,270	-	-	-	502,270
Total Loans	$82,716,536	$2,467,862	$11,734,523	$101,128	$97,020,049

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2011. Purchased credit impaired loans are excluded from this aging and nonaccrual loans schedule.

	Accrual Loans
	30-59	60-89	90 or More
	Days	Days	Days	Total		Nonaccrual	Total
	Past Due	Past Due	Past Due	Past Due	Current	Loans	Loans

Commercial & Industrial	$-	$-	$-	$-	$23,349,053	$733,359	$24,082,412
Commercial Real Estate - Investor	-	-	-	-	12,242,927	-	12,242,927
Commercial Real Estate - Owner Occupied	-	-	-	-	13,641,114	-	13,641,114
Residential Real Estate - Investor	-	-	-	-	12,760,771	690,764	13,451,535
Residential Real Estate - Owner Occupied	44,763	-	-	44,763	3,421,180	599,381	4,065,324
Home Equity Line of Credit	90,631	-	-	90,631	12,475,666	846,965	13,413,262
Land	-	-	-	-	2,526,526	321,741	2,848,267
Construction	-	-	-	-	842,161	282,779	1,124,940
Consumer & Other	-	-	-	-	502,270	-	502,270
Total	$135,394	$-	$-	$135,394	$81,761,668	$3,474,989	$85,372,051

Purchased credit impaired loans							11,647,998
Total Loans							$97,020,049

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

        As of December 31, 2010, there were no accrual loans 90 or more days past due with the exception of purchased credit impaired loans.  As of December 31, 2010, nonaccrual loans totaled $1,055,197, which consisted of loans not considered to have deteriorated credit quality at acquisition.

Troubled Debt Restructurings

        The restructuring of a loan constitutes a TDR if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider in the normal course of business.  A concession may include an extension of repayment terms which would not normally be granted, a reduction of interest rate or the forgiveness of principal and/or accrued interest.  If the debtor is experiencing financial difficulty and the creditor has granted a concession, the Company will make the necessary disclosures related to the TDR.  In certain cases, a modification may be made in an effort to retain a customer who is not experiencing financial difficulty.  This type of modification is not considered to be a TDR.  Once a loan has been modified and is considered a TDR, it is reported as an impaired loan.  All TDRs are evaluated individually for impairment on a quarterly basis as part of the allowance for credit losses calculation.  A specific reserve for TDR loans is established when the discounted cash flows, collateral value or observable market price, whichever is appropriate, of the TDR is lower than the carrying value.  If the loan deemed a TDR has performed for at least six months at the level prescribed by the modification, it is not considered to be non-performing; however, it will generally continue to be reported as impaired, but may be returned to accrual status.

The following table presents a breakdown of loans the Company modified during the year ended December 31, 2011:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled Debt Restructurings:
Commercial & Industrial	-	$-	$-
Commercial Real Estate - Investor	-	-	-
Commercial Real Estate - Owner Occupied	-	-	-
Residential Real Estate - Investor	2	2,523,192	1,784,705
Residential Real Estate - Owner Occupied	-	-	-
Home Equity Line of Credit	-	-	-
Land	1	315,049	315,049
Construction	-	-	-
Consumer	-	-	-
Totals	3	$2,838,241	$2,099,754

        The restructuring of the Residential Real Estate - Investor loans consisted of two TDR agreements.  The first TDR involved the consolidation of multiple loans within a single borrower relationship into a modified A/B split structure, to allow for a reduced monthly principal requirement to accommodate the borrower's cash flow difficulties.  This modification, which reduced the contractual interest rate and extended the maturity date, also required a cash infusion from the borrower of $400,000 and resulted in the charge-off of principal of $338,487.  The loans associated with this TDR were previously identified as impaired and were on nonaccrual.  However, subsequent to the restructuring, based on the consistent debt service by the borrower and expected compliance with the renegotiated terms, the modified loan was returned to accrual status.  The second Residential Real Estate - Investor TDR contract involved an extension of the loan maturity date at an interest rate lower than the current rate for new debt with similar risk.  This loan was on nonaccrual status at December 31, 2011.

        The Land loan restructuring involved an extension of the loan maturity date at an interest rate lower than the current rate for new debt with similar risk.  This loan was on nonaccrual status at December 31, 2011.

        During the year ended December 31, 2011, none of the loans modified as TDRs during the year defaulted on the modified terms.  Two loans that were previously modified as TDRs in 2010 defaulted in 2011 with a recorded investment at time of default of $518,267.  The remaining loans are performing in accordance with their modified terms.

        At December 31, 2011 and 2010, the Bank had $2,929,707 and $1,438,062 in loans identified as TDRs, respectively.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

5. ACCOUNTING FOR CERTAIN LOANS ACQUIRED IN A TRANSFER

        The Company applied the provisions of ASC Topic 310-30 to loans acquired in the BNB transaction on July 9, 2010, as these loans evidenced deterioration of credit quality since origination and it was probable at acquisition that all contractually required payments would not be collected.  The contractually required principal and interest at acquisition was $58,247,294, cash flows expected to be collected were $44,005,504, and the estimated fair value was $37,445,220.

        Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired.  Evidence of credit quality deterioration as of the purchase date may include information such as past due and nonaccrual status, borrower credit scores and recent loan to value percentages.  Purchased credit-impaired loans are initially measured at fair value, which considers estimated future credit losses expected to be incurred over the life of the loan.  Accordingly, an allowance for credit losses related to these loans was not carried over and recorded at the acquisition date.  The Company monitors actual loan cash flows to determine any improvement or deterioration from those forecasted as of the acquisition date.

The following table reflects the carrying amount of these loans, which is included in the loan categories in Note 4 as of December 31, 2011 and 2010:

	2011	2010
Commercial & Industrial	$2,269,530	$6,453,852
Commercial Real Estate	2,677,942	3,946,702
Residential Real Estate	3,341,777	6,890,304
Home Equity Line of Credit	199,662	1,149,531
Land	2,324,675	4,526,095
Construction	834,412	2,021,952
Total Loans	$11,647,998	$24,988,436

The contractual amount outstanding for these loans totaled $18.5 million and $39.3 million as of December 31, 2011 and 2010, respectively.

The following table reflects the activity in the accretable yield for these loans for the period ended December 31, 2011 and 2010, respectively:

	2011	2010
Balance at beginning of period	$5,181,615	$-
Recorded at acquisition	-	6,560,284
Reclassification from nonaccretable difference	741,260	-
Accretion into interest income	(2,789,242)	(1,378,669)
Disposals	(475,571)	-
Balance at end of period	$2,658,062	$5,181,615

A summary of the activity in the allowance for these loans for the period ended December 31, 2011 and 2010 is as follows:

	2011	2010
Balance at beginning of period	$111,052	$-
Provision for credit losses	578,716	111,052
Net charge-offs	(623,567)	-
Balance at end of period	$66,201	$111,052

6. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

        Real estate acquired through foreclosure is presented net of a valuation allowance.  Activity in real estate acquired through foreclosure for the periods ending December 31, 2011 and 2010 is shown below:

	2011	2010
Balance at beginning of period	$1,818,460	$-
Acquisition	-	3,730,770
New transfers from loans	2,202,924	-
Capitalized expenditures	133,961	-
Sales	(2,651,244)	(1,838,718)
Write-downs	-	(73,592)
Balance at end of period	$1,504,101	$1,818,460

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

7. PREMISES AND EQUIPMENT

Premises and equipment at December 31 include the following:

	2011	2010
Furniture and equipment	$77,959	$79,097
Computer hardware and software	146,878	73,177
Leasehold improvements	10,759	10,393
	235,596	162,667
Less accumulated depreciation	(80,431)	(21,819)

Net premises and equipment	$155,165	$140,848

     The Company rents office space for the Lutherville location under a non-cancelable lease arrangement.  The initial lease period is for five years and provides for percentage rent escalation beginning in the third year.  The lease for the Salisbury location has a six month term and shall continue unless either party provides written notice.  The leases for the Lutherville and Salisbury locations require that the lessee pay certain operating expenses applicable to the leased space.

     Rent expense applicable to operating leases, for the periods ended December 31, 2011 and 2010 were $335,896 and $176,298, respectively.  At December 31, 2011, future minimum lease payments under non-cancelable operating leases having an initial term in excess of one year are as follows:

Periods ending December 31:
2012	$304,646
2013	306,931
2014	316,138
2015	242,399
Total minimum lease payments	$1,170,114

8. INTANGIBLE ASSETS

        The Company's intangible assets consist of a core deposit intangible that had a remaining weighted average amortization period of approximately 4 years at December 31, 2011.  The following tables present the changes in the gross carrying amount and the net book value of this core deposit intangible as of December 31, 2011 and 2010:

	2011	2010
Balance at beginning of period	$404,926	$-
Additions	-	489,286
Amortization expense	(139,630)	(84,360)
Balance at end of period	$265,296	$404,926

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

The following table sets forth the future amortization expense for the Company's core deposit intangible at December 31, 2011:

2011
Periods ending December 31:
2012	$91,481
2013	60,783
2014	49,144
2015	44,230
2016	19,658
Total core deposit amortization	$265,296

9. DEPOSITS

The following table sets forth the composition of the Company's deposits as of December 31, 2011 and 2010:

	2011		2010
Demand deposits	$28,970,329	29.6%	$28,348,029	27.2%
Money market and sweep	16,539,992	16.9	9,503,880	9.1
Savings	355,334	0.4	259,851	0.2
Time deposits, less than $100,000	7,078,187	7.2	6,119,346	5.9
Time deposits, $100,000 or more	45,015,674	46.0	59,928,378	57.5
Total deposits	$97,959,516	100.0%	$104,159,484	100.0%

The following table sets forth the maturity distribution for the Company's time deposits at December 31, 2011:

2011
2012	$38,877,957
2013	9,520,261
2014	1,360,936
2015	937,926
2016	1,396,781
Thereafter	-
Total	$52,093,861

Interest expense on deposits, for the period ended December 31, is as follows:
	2011	2010
Interest-bearing transaction accounts	$13,945	$7,251
Savings and money market	49,915	9,983
Time deposits	637,210	379,638
Total interest on deposits	$701,070	$396,872

As of December 31, 2011, the Bank had deposits of $6,748,806 from a related party customer. In addition, an unrelated deposit customer had $8,262,362 in total deposits at the Bank as of December 31, 2011.

10. BORROWINGS

        As of December 31, 2011 and 2010, the Bank had no outstanding borrowings.  Available sources of credit as of December 31, 2011 totaled approximately $27 million.  The Bank had slightly more than $20 million of borrowing capacity with the FHLB subject to assets available for pledging, as well as a secured line of credit for up to $4 million and an unsecured fed funds line for up to $3 million with other financial institutions.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

11. RETIREMENT PLAN

        The Company has a 401(k) profit sharing plan covering substantially all full-time employees.  At this time, the Company has elected not to match employee contributions as defined under the plan.  Therefore, the expense associated with this Plan for 2011 and 2010 is zero.

12. STOCK-BASED COMPENSATION PLAN

        The Jefferson Bancorp, Inc. 2010 Stock Option Plan (the “Plan”) was approved by the Company’s board of directors in September 2010 and received regulatory approvals in June 2011.  The Plan provides for the granting of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code (“incentive stock options”) and non-qualified stock options (collectively “Awards”).  Awards will be available for grant to officers, employees and non-employee directors, independent consultants and contractors of the Company and its affiliates, including the Bank.

        The Plan authorizes the issuance of up to 260,000 shares of common stock and has a term of ten years.  In general, the options have an exercise price equal to 100% of the fair market value of the common stock on the date of the grant.  The Plan provides for one-fifth of the options granted to be exercisable immediately and upon the next four anniversaries of the date of grant.  There are 52,000 options remaining available for grant under this plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

2011
Dividend yield	0.0%
Expected life	5.8 years
Expected volatility	62.3%
Risk-free interest rate	2.3%

        The expected life is based on Company forecasts.  The expected volatility is based on publicly traded peer banks.  The risk-free interest rates for periods within the contractual life of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.

The following table summarizes the changes in the Company's stock option plans since December 31, 2010:

	Stock Options Outstanding	Weighted Average Exercise Price	Stock Options Exercisable	Weighted Average Remaining Contractual Life

Outstanding, December 31, 2010	-	$-	-
Granted	208,000	10.00		9.16 years
Exercised	-	-
Cancelled	-	-
Outstanding, December 31, 2011	208,000	$10.00	79,700	8.66 years

Weighted average fair value of options
granted during the year	$5.77

At December 31, 2011, the total intrinsic value of stock options was not readily determinable because the shares are not publicly traded, but management believes the intrinsic value was minimal. For the year ended December 31, 2011, stock-based compensation expense applicable to the Plan was $561,099 and unrecognized stock-based compensation expense related to nonvested options amounted to $639,061. This amount is expected to be recognized over a weighted average period of approximately 3 years.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

13. INCOME TAXES

Federal and state income tax expense consists of the following for the periods ended December 31:

	2011	2010
Current federal income tax	$1,113,015	$1,607,397
Current state income tax	299,526	428,361
Deferred federal income tax (benefit) expense	(461,531)	305,561
Deferred state income tax (benefit) expense	(122,405)	86,233
Total income tax expense	$828,605	$2,427,552

A reconciliation between reported income tax expense and the amount computed by applying the U.S. federal statutory income tax rate of 34% to income before income taxes is as follows:

	Year ended		Period ended
	December 31, 2011		December 31, 2010
	Amount	Percentage of Pretax Income	Amount	Percentage of Pretax Income
Federal income tax expense computed at the statutory rate	$554,815	34.0%	$2,049,948	34.0%
State income tax expense, net of federal benefit	116,900	7.2	339,632	5.6
Nondeductible expenses	5,418	0.3	2,230	0.1
Acquisition related costs	-	-	35,071	0.6
Incentive stock options	156,295	9.6	-	-
Other	(4,823)	-	671	-
Income tax expense, as reported	$828,605	51.1%	$2,427,552	40.3%

The following table is a summary of the tax effect of temporary differences that give rise to deferred tax assets and liabilities at December 31:

Deferred tax assets:	2011	2010
Allowance for credit losses	$325,284	$269,918
Expensed start up costs	17,625	18,930
Depreciation and amortization	4,657	7,503
Non-qualified stock option expense	40,000	-
Net unrealized losses on securities available for sale	-	14,119
Total deferred tax assets	387,566	310,470
Deferred tax liabilities:
Real estate acquired through foreclosure	87,706	528,022
Core deposit intangible	104,646	159,723
Net unrealized gains on securities available for sale	149,113	-
Other	3,073	400
Total deferred tax liabilities	344,538	688,145

Net deferred tax assets (liabilities)	$43,028	$(377,675)

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

14. COMMITMENTS AND CONTINGENCIES

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business.  These financial instruments may include commitments to extend credit and standby letters of credit.  The Company uses these financial instruments to meet the financing needs of its customers.  Financial instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk.  These do not represent unusual risks and management does not anticipate any losses which would have a material effect on the accompanying consolidated financial statements.

Outstanding loan commitments and lines and letters of credit at December 31 are as follows:

	2011	2010
Loan commitments	$ 812,538	$ 610,971
Unused lines of credit	20,046,902	26,208,704
Standby letters of credit	1,254,268	741,599

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  The Company generally requires collateral to support financial instruments with credit risk on the same basis as it does for on-balance sheet instruments.  The collateral requirement is based on management's credit evaluation of the counter party.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.  Each customer's credit-worthiness is evaluated on a case-by-case basis.

        Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        In the ordinary course of business, the Company has various outstanding contingent liabilities that are not reflected in the accompanying consolidated financial statements.  In the opinion of management, after consulting with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.

15. REGULATORY MATTERS

        The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        In addition, the FDIC’s Statement of Policy on Qualifications for Failed Bank Acquisitions provides that the Bank shall maintain its Tier 1 common equity capital to total assets ratio at not less than 10% during the first three years of operation.  At December 31, 2011, the Bank exceeded this requirement with a ratio of 22.36%.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to adjusted assets (as defined).

Since inception, the Bank’s regulatory capital was in excess of all applicable requirements and as of December 31, 2011, has been categorized as “well capitalized” by the OCC.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

The Company’s actual capital amounts and ratios as of December 31, 2011 are presented in the following table:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
Dollars In Thousands	Actual		Adequacy Purpose		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital to Risk Weighted Assets:
Consolidated	$31,661	30.51%	$8,301	8.00%	$10,377	N/A
Bank	$29,646	28.59%	$8,297	8.00%	$10,371	10.00%

Tier I Risk-Based Capital to Risk Weighted Assets:
Consolidated	$30,901	29.78%	$4,151	4.00%	$6,226	N/A
Bank	$28,886	27.85%	$4,148	4.00%	$6,223	6.00%

Tier I Capital to Adjusted Total Assets:
Consolidated	$30,901	23.91%	$5,171	4.00%	$6,463	N/A
Bank	$28,886	22.36%	$5,168	4.00%	$6,460	5.00%

Tangible Capital to Tangible Assets:
Consolidated	$30,901	23.91%	$2,585	2.00%	N/A	N/A
Bank	$28,886	22.36%	$2,584	2.00%	N/A	N/A

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

The Company’s actual capital amounts and ratios as of December 31, 2010 are presented in the following table:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
Dollars In Thousands	Actual		Adequacy Purpose		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital to Risk Weighted Assets:
Consolidated	$29,581	28.41%	$8,328	8.00%	$10,411	NA
Bank	$27,469	26.44%	$8,311	8.00%	$10,388	10.00%

Tier I Risk-Based Capital to Risk Weighted Assets:
Consolidated	$29,472	28.31%	$4,164	4.00%	$6,246	NA
Bank	$27,360	26.34%	$4,155	4.00%	$6,233	6.00%

Tier I Capital to Adjusted Total Assets:
Consolidated	$29,472	21.71%	$5,429	4.00%	$6,786	NA
Bank	$27,360	20.32%	$5,386	4.00%	$6,732	5.00%

Tangible Capital to Tangible Assets:
Consolidated	$29,472	21.71%	$2,715	2.00%	NA	NA
Bank	$27,360	20.32%	$2,693	2.00%	NA	NA

The OCC is required to take certain supervisory actions against undercapitalized FSBs, the severity of which depends upon the FSB’s degree of capitalization. The OCC also could take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Banking regulations also limit the amount of dividends that may be paid without prior approval by an FSB's regulatory agencies. The Company does not plan to pay dividends during the first 3 years of operation. Any future dividends declared are subject to the discretion and approval of the board of directors and certain regulatory agencies.

A FSB or thrift differs from a commercial bank in that it is subject to various regulations and limits mandated by the Home Owners’ Loan Act (“HOLA”). For instance, FSB’s are required to maintain at least 65% of their total assets in HOLA-qualifying loans and investments, such as loans for the purchase, refinance, construction, improvement, or repair of residential real estate, home equity loans, educational loans and small business loans. To maintain its FSB charter, the Bank must pass the Qualified Thrift Lender test, or QTL test, in nine out of the twelve immediately preceding months.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with ASC Topic 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

The Fair Value Hierarchy

        In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

        Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets and liabilities.

        Level 2 - Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

        Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

The following methods and assumptions were used by the Company in estimating fair value measurements for financial instruments:

Investment Securities Available for Sale

        Investment securities available for sale are recorded at fair value on a recurring basis.  The fair value of investment securities available for sale is the market value based on quoted market prices, when available (Level 1).  If listed prices or quotes are not available, fair value is based upon quoted market prices for similar assets or, due to the limited market activity of the instrument, externally developed models that use significant observable inputs (Level 2) or externally developed models that use unobservable inputs due to limited or no market activity of the instrument (Level 3).  It includes model pricing, defined as valuing securities based upon their relationship with other benchmark securities and market information from third party sources.  In the absence of current market activity, securities may be evaluated either by reference to similarly situated bonds or based on the liquidation value or restructuring value of the underlying assets.  There was no change in valuation techniques used to measure fair value of securities available for sale for the year ended December 31, 2011.

Loans and Real Estate Acquired Through Foreclosure

        The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and, if appropriate, a specific allowance for credit loss is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired.  Once a loan is identified as individually impaired, management measures impairment in accordance with FASB ASC Topic 310, Receivables.  Impairment is estimated using one of several methods, including the discounted cash flows, collateral value, or observable market price.  Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans.

        The value of real estate acquired through foreclosure is determined at the time of foreclosure and generally is based on fair value (as determined by third party real estate appraisals) less the estimated cost of disposal.  Also at the time of foreclosure, the excess (if any) of the carrying value of the underlying loan receivable over the fair value less the estimated cost of disposal, is charged-off against the allowance for credit losses before transferring the remaining balance from loan receivable into real estate acquired through foreclosure.

        In accordance with FASB’s guidance, impaired loans where an allowance is established based on the fair value of collateral and real estate acquired through foreclosure require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company measures and records the loan or real estate acquired through foreclosure as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company measures and records the loan or real estate acquired through foreclosure as nonrecurring Level 3.  The value of real estate collateral is determined based on appraisals by qualified licensed appraisers hired by the Company.  Impaired loans and real estate acquired through foreclosure are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

Assets Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2011:

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Investment securities available for sale	$14,674,092	$-	$14,674,092	$-

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2010:

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Investment securities available for sale	$16,240,276	$-	$16,240,276	$-

Assets Recorded at Fair Value on a Nonrecurring Basis

        On a nonrecurring basis, the Company may be required to measure certain assets at fair value in accordance with generally accepted accounting principles.  These adjustments usually result from write-downs of specific assets.

The following table includes the assets measured at fair value on a nonrecurring basis as of December 31, 2011:

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Impaired Loans	$1,263,346	$-	$-	$1,263,346
Real estate acquired through foreclosure	$1,504,101	$-	$-	$1,504,101

The following table includes the assets measured at fair value on a nonrecurring basis as of December 31, 2010:

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Impaired Loans	$946,004	$-	$-	$946,004
Real estate acquired through foreclosure	$1,818,460	$-	$-	$1,818,460

        The Company discloses fair value information about financial instruments, for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheets.  Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

        Quoted market prices, where available, are shown as estimates of fair market values.  Because no quoted market prices are available for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on the amount and timing of estimated future cash flows and using market discount rates.

        Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument.  Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

The following disclosure of estimated fair values of the Company's financial instruments at December 31 is made in accordance with the requirements of ASC Topic 820:

	2011		2010

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$15,437,408	$15,437,408	$28,498,355	$28,498,355
Investment securities available-for-sale	14,674,092	14,674,092	16,240,276	16,240,276
Restricted equity securities	489,900	489,900	552,732	552,732
Loans, net of allowances	96,195,396	97,100,468	87,730,386	87,716,581
Accrued interest receivable	404,199	404,199	375,483	375,483

Financial Liabilities:
Deposits	$97,959,516	$98,017,352	$104,159,484	$104,140,626
Accrued interest payable	57,431	57,431	62,647	62,647

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

Cash and due from banks, federal funds sold and overnight investments. The carrying amount approximated the fair value.

Investment Securities. The fair value for GSE residential mortgage-backed securities was based upon inputs other than quoted market prices that are observable such as interest rates and yield curves that are observable at commonly quoted intervals.

Restricted equity securities. The fair values of FHLB and ACBB stock are not readily determinable since these stocks are restricted as to marketability. Therefore, the par or carrying value is assumed to approximate fair value.

Loans. The fair value for variable-rate loans that reprice frequently and with no significant change in credit risk was assumed to approximate the carrying value. The fair value for fixed rate loans was estimated by computing the discounted value of estimated cash flows, adjusted for probable credit losses, for pools of loans having similar characteristics. The discount rate was based upon the current market rate for a similar loan. Non-performing loans have an assumed interest rate of 0%.

Accrued interest receivable and payable. The carrying amount approximated the fair value of accrued interest, considering the short-term nature of the instrument and its expected collection.

Deposit liabilities. The fair value of demand, money market savings and regular savings deposits, which have no stated maturity, were considered equal to their carrying amount, representing the amount payable on demand. The fair value of time deposits was based upon the discounted value of contractual cash flows at current rates for deposits of similar remaining maturity.

Off-balance sheet instruments. The Company charges fees for commitments to extend credit. Interest rates on loans, for which these commitments are extended, are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

17. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for Jefferson Bancorp, Inc. (Parent Only) is as follows:

CONDENSED BALANCE SHEETS
December 31, 2011 and 2010
	2011	2010
ASSETS
Cash and cash equivalents	$1,966,289	$2,073,475
Investment in subsidiary	29,393,696	27,743,433
Other assets	49,035	51,402
Total Assets	$31,409,020	$29,868,310

LIABILITIES
Accrued expenses and other liabilities	$14,145	$13,274
Total Liabilities	14,145	13,274

STOCKHOLDERS' EQUITY
Common stock - $.01 par value:
Authorized 5,000,000 shares; 2,620,000 issued and 2,627,500 issued and outstanding as of December 31, 2011 and 2010, respectively:	26,200	26,275
Additional paid in capital	26,734,899	26,248,725
Retained earnings	4,404,910	3,601,706
Accumulated other comprehensive income (loss)	228,866	(21,670)
Total Stockholders' Equity	31,394,875	29,855,036

Total Liabilities and Stockholders' Equity	$31,409,020	$29,868,310

CONDENSED STATEMENTS OF OPERATIONS
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

	2011	2010

Interest on overnight investments	$4,360	$6,569
Net interest income	4,360	6,569
Noninterest expense	58,033	200,747
Loss before income taxes and equity in undistributed net income of subsidiary	(53,673)	(194,178)
Income tax benefit	18,249	30,779
Loss before equity in undistributed net income of subsidiary	(35,424)	(163,399)
Equity in undistributed net income of subsidiary	838,628	3,765,105
Net Income	$803,204	$3,601,706

JEFFERSON BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

CONDENSED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2011 and for the period June 30, 2010 (Inception) through December 31, 2010

	2011	2010
Cash Flows From Operating Activities
Net Income	$803,204	$3,601,706
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net income of subsidiary	(838,628)	(3,765,105)
Net decrease (increase) in other assets	2,367	(51,402)
Net increase in other liabilities	871	13,276
Net cash used in operating activities	(32,186)	(201,525)

Cash Flows From Investing Activities
Investment in subsidiary	-	(24,000,000)
Net cash used in investing activities	-	(24,000,000)

Cash Flows From Financing Activities
(Payment) proceeds from (redemption) issuance of common stock	(75,000)	26,275,000
Net cash (used in) provided by financing activities	(75,000)	26,275,000

Net (decrease) increase in cash and cash equivalents	(107,186)	2,073,475
Cash and cash equivalents at beginning of period	2,073,475	-
Cash and cash equivalents at end of period	$1,966,289	$2,073,475

18. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for potential recognition and/or disclosure through April 30, 2012, the date the financial statements were available to be issued. Except as disclosed below, there are no other recognized or non-recognized subsequent events that warrant inclusion or disclosure in these consolidated financial statements.

On April 9, 2012, the Company and Carrollton Bancorp ("Carrollton"), parent company for Carrollton Bank, announced the execution of a definitive agreement for the merger of the Company and Carrollton. Carrollton will be the surviving holding company in the merger and the transaction is structured as a tax-free reorganization. In exchange for 100% of the outstanding shares of the Company, Financial Services Partners Fund I (“FSPF”) and the other shareholders of the Company, after an $11 million incremental investment by FSPF in the Company prior to the merger, will receive newly issued shares of Carrollton common stock representing approximately 85.92% of the total outstanding shares of Carrollton as of the closing of the merger, assuming the current Carrollton shareholders elect to exchange for cash fully 50% of the current outstanding shares of common stock of Carrollton. This represents a fixed exchange ratio of 2.2217 Carrollton shares for each share of the Company. In connection with the merger, the current Carrollton shareholders will be entitled to elect to exchange for $6.20 per share up to 50% of the currently outstanding shares of Carrollton common stock in the aggregate. The subsidiary banks, Bay Bank, FSB and Carrollton Bank will also merge, with Bay Bank, FSB being the surviving entity.

The transaction, which has been approved by both Carrollton's and the Company's boards of directors, is expected to close in the third quarter of 2012. The transaction is subject to certain customary conditions, including the approval by Carrollton's shareholders and regulatory approvals.

Consent of Independent Auditor

We consent to the use in the Preliminary Proxy Statement of Carrollton Bancorp of our report dated April 30, 2012, relating to the audits of the consolidated financial statements of Jefferson Bancorp, Inc. as of and for the year ended December 31, 2011 and for the period June 30, 2010 (inception) through December 31, 2010.

/s/ McGladrey LLP

Frederick, Maryland
June 11, 2012

Annex A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

April 8, 2012

by and among

Carrollton Bancorp,

Jefferson Bancorp, Inc.

and

Financial Services Partners Fund I, LLC

TABLE OF CONTENTS

TABLE OF CONTENTS (cont'd)
Page

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2012 (this “Agreement”), is by and among Carrollton Bancorp (“Carrollton”), a Maryland corporation, Jefferson Bancorp, Inc. (“Jefferson”), a Delaware corporation, and Financial Services Partners Fund I, LLC (“FSPF”), a Delaware limited liability company.
RECITALS

A.           The Merger.  The parties intend to effect a business combination through the merger of Jefferson with and into Carrollton (the “Parent Merger”), with Carrollton continuing as the surviving entity.

B.           The Election.  In connection with the Parent Merger, the holders of common stock of Carrollton, par value $1.00 per share (“Carrollton Common Stock”), shall, prior to the Effective Time, be entitled to make an election to receive $6.20 in cash, without interest (the “Cash Election Price”) for each share of Carrollton Common Stock surrendered to Carrollton by such holders effective upon consummation of the Parent Merger (the “Election”).  The number of shares of Carrollton Common Stock which may be converted into the right to receive the Cash Election Price may not exceed 50% of the number of shares of Carrollton Common Stock outstanding at the Effective Time (the “Cash Election Number”).

C.           The Investment.  In connection with the consummation of the Parent Merger, FSPF will purchase from Jefferson 918,197 shares of Jefferson Common Stock at a per share price of $11.98, for an aggregate cash consideration equal to $11,000,000.06 (the “Investment”), with the closing of the Investment to occur immediately prior to the Effective Time.

D.           The TARP Redemption.  The United States Department of Treasury (“Treasury”) holds (i) 9,201 shares of Carrollton’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation amount $1,000 per share (the “TARP Preferred Stock”), and (ii) a warrant, dated February 13, 2009, to purchase 205,379 shares of Carrollton Common Stock at an exercise price of $6.72 per share (the “TARP Warrant”).  It is a condition to the consummation of the transactions contemplated by this Agreement that Carrollton cause the repurchase or redemption of the issued and outstanding shares of TARP Preferred Stock from Treasury and the cancellation or liquidation of the TARP Warrant on terms acceptable to the parties hereto.

E.           Board Determination.  The respective boards of directors or managers of Carrollton, Jefferson and FSPF have each determined that the Parent Merger, the Election and the other transactions contemplated hereby are consistent with and will further their respective business strategies and goals and are in the best interests of their respective interestholders, and, therefore, have approved the Parent Merger, the Election, this Agreement and the plan of merger contained in this Agreement.

F.           Intended Tax Treatment.  The parties intend the Parent Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I —
CERTAIN DEFINITIONS

Section 1.01 Certain Definitions.

The following terms are used in this Agreement with the meanings set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Acquisition Proposal” has the meaning set forth in Section 7.06(g)(i).

“Affiliate Agreements” has the meaning set forth in Section 6.02(k)(i)(N).

“Agreement” has the meaning set forth in the preamble hereof, as amended or modified from time to time in accordance with Section 10.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Bay Bank” means Bay Bank, FSB, a federal savings bank organized under the Laws of the United States and a wholly-owned subsidiary of Jefferson.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder.

“Book-Entry Shares” has the meaning set forth in Section 3.01(a)(ii).

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Maryland are permitted or required to be closed.

“Carrollton” has the meaning set forth in the preamble to this Agreement.

“Carrollton Articles” means the Articles of Incorporation of Carrollton, as amended.

“Carrollton Bank” means Carrollton Bank, a state-chartered bank organized under the Laws of the State of Maryland and a wholly-owned subsidiary of Carrollton.

“Carrollton Board” means the Board of Directors of Carrollton.

“Carrollton Bylaws” means the Bylaws of Carrollton, as amended.

“Carrollton Capital Stock” collectively means the Carrollton Common Stock and the TARP Preferred Stock.

“Carrollton Common Stock” has the meaning set forth in Recital B.

“Carrollton Meeting” has the meaning set forth in Section 7.02.

“Carrollton Off Balance Sheet Transaction” has the meaning set forth in Section 6.02(u).

“Carrollton Plans” has the meaning set forth in Section 6.02(m)(i).

“Carrollton Recommendation” has the meaning set forth in Section 7.02.

“Carrollton SEC Documents” has the meaning set forth in Section 6.02(g)(i).

“Carrollton Stockholder Approval” has the meaning set forth in Section 6.02(e).

“Cash Consideration” has the meaning set forth in Section 4.04(b).

“Cash Electing Share” has the meaning set forth in Section 4.02(a).

“Cash Election” has the meaning set forth in Section 4.01.

“Cash Election Number” has the meaning set forth in Recital B.

“Cash Election Price” has the meaning set forth in Recital B.

“Cash Proration Factor” has the meaning set forth in Section 4.03(b)(i).

“Certificates” has the meaning set forth in Section 3.01(a)(ii).

“Change in Recommendation” has the meaning set forth in Section 7.06(b).

“Claim” has the meaning set forth in Section 7.13(e).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“COBRA Coverage” has the meaning set forth in Section 6.02(m)(xii).

“Code” has the meaning set forth in Recital F.

 “Continuing Employees” has the meaning set forth in Section 7.13(a).

“Covered Parties” has the meaning set forth in Section 7.13(f).

“CRA” has the meaning set forth in Section 6.02(j)(i).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the time on the Effective Date as provided for in Section 2.03.

“Election” has the meaning set forth in Recital B.

“Election Deadline” has the meaning set forth in Section 4.04(c).

“Election Form” has the meaning set forth in Section 4.04(a).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“EPCRS” has the meaning set forth in Section 6.02(m)(viii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 6.02(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 4.04(b).

“Exchange Fund” has the meaning set forth in Section 4.04(b).

“Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Fannie Mae” has the meaning set forth in Section 6.02(cc).

“FDIA” has the meaning set forth in Section 6.02(c)(iv).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Freddie Mac” has the meaning set forth in Section 6.02(cc).

 “FSPF” has the meaning set forth in the preamble to this Agreement.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 7.13(e).

“Information” has the meaning set forth in Section 7.21.

“Insurance Amount” has the meaning set forth in Section 7.13(g).

“Investment” has the meaning set forth in Recital C.

“IRS” means the Internal Revenue Service.

“Jefferson” has the meaning set forth in the preamble to this Agreement.

“Jefferson Board” means the Board of Directors of Jefferson.

“Jefferson Common Stock” means the common stock, par value $0.01 per share, of Jefferson.

“Jefferson Financial Statements” has the meaning set forth in Section 6.03(g)(i).

“Jefferson Plan” has the meaning set forth in Section 6.03(l).

“Jefferson Stock Option” has the meaning set forth in Section 3.05.

The term “knowledge” means the actual knowledge after reasonable investigation (i) with respect to Jefferson, by the executive officers and directors of Jefferson or Bay Bank and (ii) with respect to Carrollton, by the executive officers and directors of Carrollton and Carrollton Bank.

“Law” or “Laws” means all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions or decrees of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Material Adverse Effect” means, with respect to Jefferson or Carrollton, any effect that (A) is material and adverse to the financial position, results of operations or business of Jefferson and its Subsidiaries taken as a whole, or Carrollton and its Subsidiaries taken as a whole, respectively, or (B) would materially impair the ability of any of Jefferson, FSPF or Carrollton to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party due to (i) any change in banking Laws, or of other Laws, in each case of general applicability or interpretations thereof by courts or governmental authorities to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) any change, circumstance, development, condition or occurrence in economic, business, political or financial conditions generally or affecting the banking business, including changes in interest rates to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (iv) actions and omissions of a party hereto (or any of its Subsidiaries) taken at the direction of the other party or parties in contemplation of the transactions contemplated hereby or taken as specifically provided in this Agreement, (v) the direct effects of the entry into or  announcement of this Agreement and compliance with its terms on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, (vi) any item Previously Disclosed in a party’s Disclosure Schedule, (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or natural disasters, or (viii) a decline in a party’s common stock price or failure to meet any internal or analyst projections (it being agreed that these exceptions do not cover the underlying reason for such stock price decline or failure to meet projections, except to the extent that such reason is within the scope of other exceptions within this definition).

“Material Contracts” has the meaning set forth in Section 6.02(k)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as described in Section 2.01 and Section 2.02, respectively.

“Merger Consideration” has the meaning set forth in Section 3.01(a)(i).

“Merger Shares” has the meaning set forth in Section 6.04(e).

“MGCL” means the Maryland General Corporation Law.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Electing Share” has the meaning set forth in Section 4.02(b).

“OCC” means the Office of the Comptroller of the Currency.

“OCFR” means the Office of the Commissioner of Financial Regulation of Maryland.

“Parent Merger” has the meaning set forth in Recital A.

“Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the rules and regulations promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.02(m)(vi).

“Person” has the meaning set forth in Section 6.02(k)(i)(D).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.  Disclosure of any information, agreement, or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to such other Section if (i) such information is explicitly discussed in that Section of the Disclosure Schedule, (ii) such other Section shall be cross-referenced in another Section of the Disclosure Schedule, or (iii) a particular fact’s or item’s relevance is reasonably apparent on the face of such disclosure.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“RAP Cycle” has the meaning set forth in Section 6.02(m)(viii).

“Record Date” has the meaning set forth in Section 4.01.

“Regulatory Authority” shall mean any Governmental Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the OCFR, the FRB, the FDIC, the OCC, the Treasury and the SEC).

“Representatives” has the meaning set forth in Section 7.06(a)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary,” “Subsidiaries” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Proposal” has the meaning set forth in Section 7.06(g)(ii).

“Takeover Laws” has the meaning set forth in Section 6.02(o).

“Takeover Provisions” has the meaning set forth in Section 6.02(o).

“TARP” means the Troubled Asset Relief Program.

“TARP Preferred Stock” has the meaning set forth in Recital D.

“TARP Redemption” has the meaning set forth in Recital D.

“TARP Warrant” has the meaning set forth in Recital D.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto),the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another Person, or otherwise including, without limitation, all income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, net worth, excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, gains, license, registration, recording and documentation fees or other taxes, custom duties, fees, assessments or charges of any kind whatsoever.

“Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including, without limitation, any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any Laws relating to any Taxes.

“Termination Date” has the meaning set forth in Section 9.01(c).

“Termination Fee” has the meaning set forth in Section 9.02(a).

“Treasury” has the meaning set forth in Recital D.

ARTICLE II  —
THE MERGER

Section 2.01 The Parent Merger.  At the Effective Time, (i) Jefferson shall be merged with and into Carrollton, and (ii) the separate corporate existence of Jefferson shall cease and Carrollton shall survive and continue to exist as a Maryland corporation.  The Carrollton Articles, in the form attached hereto as Exhibit A, shall be the Articles of Incorporation of the surviving corporation, and the Carrollton Bylaws, in the form attached hereto as Exhibit B, shall be the Bylaws of the surviving corporation.

Section 2.02 The Subsidiary Merger.  As soon as practicable after the execution and delivery of this Agreement, Carrollton Bank and Bay Bank shall enter into an agreement (the “Agreement to Merge”), pursuant to which Carrollton Bank will merge with and into Bay Bank (the “Subsidiary Merger”).  The Agreement to Merge shall provide that the closing of the Subsidiary Merger shall take place simultaneously with the Closing and that the Subsidiary Merger shall become effective at the Effective Time.  Upon consummation of the Subsidiary Merger, the separate corporate existence of Carrollton Bank shall cease and Bay Bank shall survive and continue to exist as a federal savings bank organized under the Laws of the United States.

Section 2.03 Effectiveness of the Parent Merger.  Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the Parent Merger shall become effective upon the occurrence of the filing by Jefferson of the certificate of merger with Secretary of State of Delaware pursuant to Section 251 of the DGCL and the filing by Carrollton of the articles of merger with the Maryland State Department of Assessments and Taxation in accordance with Section 3-107 of the MGCL, or such later date and time as may be set forth in such filings (the time the Parent Merger becomes effective on the Effective Date being referred to as the “Effective Time”).

Section 2.04 Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the closing of the Parent Merger (the “Closing”) will take place at such location as the parties may mutually agree at 11:00 a.m., Eastern Time, on (i) the date designated by Carrollton that is within fifteen (15) days following the satisfaction or waiver of the conditions set forth in ARTICLE VIII, other than those conditions that by their nature are to be satisfied at the Closing (subject to such conditions being satisfied at the Closing, the “Effective Date”); provided, however, that no such election shall cause the Effective Date to fall after the Termination Date, as may be extended pursuant to Section 9.01(c), or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing (the “Closing Date”).

ARTICLE III —
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Effect on Capital Stock.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) Jefferson Common Stock.

(i) Each share of Jefferson Common Stock issued and outstanding immediately prior to the Effective Time, including shares purchased by FSPF in connection with the Investment, other than shares of Jefferson Common Stock to be cancelled and retired pursuant to Section 3.01(b), shall be converted into the right to receive 2.2217 shares (the “Exchange Ratio”) of Carrollton Common Stock (the “Merger Consideration”).

(ii) As of the Effective Time, all such shares of Jefferson Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of record of a certificate or certificates (“Certificates”) and or non-certificated share(s) represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented any such share(s) of Jefferson Common Stock shall cease to have any rights with respect thereto, other than to receive the consideration provided under this ARTICLE III.

(b) Cancellation of Treasury Stock and Carrollton-Owned Jefferson Common Stock.  Each share of Jefferson Common Stock that is owned immediately prior to the Effective Time by Jefferson, Carrollton, or by any of their respective wholly-owned Subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be issued in exchange therefor.

(c) Outstanding Carrollton Capital Stock.  Each share of Carrollton Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger, except by virtue of the Election.

Section 3.02 Fractional Shares.

Notwithstanding any other provision hereof, no fractional shares of Carrollton Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger; instead, such fractional shares shall be rounded up to the nearest whole share and Carrollton shall issue to each holder of Jefferson Common Stock who would otherwise be entitled to a fractional share of Carrollton Common Stock one additional share of Carrollton Common Stock.

Section 3.03 Exchange Procedures.

(a) Exchange of Shares.  Carrollton, or its exchange agent, shall mail to FSPF and to each holder of record of one or more shares of Jefferson Common Stock as of immediately prior to the Effective Time instructions for effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender of a Certificate or Book Entry Shares and such other documents as may reasonably be required by Carrollton or its exchange agent, each holder of shares of Jefferson Common Stock that have been converted into a right to receive the Merger Consideration will be entitled to receive in exchange therefor shares of Carrollton Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.01(a)(i) (after taking into account all shares of Jefferson Common Stock then held by such holder).

(b) No Further Ownership Rights in Jefferson Common Stock.  All shares of Carrollton Common Stock issued shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Jefferson Common Stock previously represented by such Certificates and/or Book-Entry Shares.

(c) Further Assurances.  After the Effective Time, the officers and directors of Carrollton will be authorized to execute and deliver, in the name and on behalf of Jefferson, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Jefferson, any other actions and things to vest, perfect or confirm of record or otherwise in Carrollton any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Carrollton as a result of, or in connection with, the Merger.

Section 3.04 Anti-Dilution Provisions.

If, between the date hereof and the Effective Time, Carrollton or Jefferson undergoes a stock split, stock dividend, extraordinary dividend, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and the Cash Election Price shall be proportionately adjusted to provide the Carrollton and Jefferson stockholders with the same economic effect as contemplated by this Agreement prior to such event.

Section 3.05 Options.  At the Effective Time, whether or not then exercisable, each outstanding option to purchase shares of Jefferson Common Stock (each, a “Jefferson Stock Option”) shall be assumed by Carrollton.  Each Jefferson Stock Option assumed by Carrollton will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including any vesting restrictions), except for administrative changes and changes to which the holder consents, and provided that (i) the number of shares of Carrollton Common Stock to be subject to such Jefferson Stock Option shall be equal to the product of the number of shares of Jefferson Common Stock subject to the Jefferson Stock Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Carrollton Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and (ii) the exercise price per share of Carrollton Common Stock shall be equal to the exercise price per share of Jefferson Common Stock under the original Jefferson Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

ARTICLE IV  —
CASH ELECTION

Section 4.01 Election.

Each Person who, as of the close of business on the record date for the Carrollton Meeting (the “Record Date”), is a record holder of Carrollton Common Stock will be entitled, with respect to any or all of such holder’s shares of Carrollton Common Stock, to make an election (a “Cash Election”) to receive the Cash Election Price on the basis hereinafter set forth.

Section 4.02 Effect on Carrollton Common Stock.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) each share of Carrollton Common Stock outstanding immediately prior to the Effective Time for which a Cash Election has been effectively made and not revoked (a “Cash Electing Share”) shall be converted, subject to proration as set forth in Section 4.03, into the right to receive the Cash Election Price, as may be adjusted pursuant to Section 3.04; and

(b) each share of Carrollton Common Stock outstanding immediately prior to the Effective Time that is not a Cash Electing Share shall, following the Effective Time, continue to represent one share of Carrollton Common Stock, as may be adjusted pursuant to Section 3.04 (a “Non-Electing Share”).

Section 4.03 Proration of Election Price.

(a) The number of shares of Carrollton Common Stock to be converted into the right to receive the Cash Election Price at the Effective Time shall not exceed the Cash Election Number.

(b) If the number of Cash Electing Shares exceeds the Cash Election Number, then such Cash Electing Shares shall be treated in the following manner:

(i) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing the Cash Election Number by the total number of Cash Electing Shares.

(ii) A number of Cash Electing Shares covered by each stockholder’s Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price; provided, however, that any fractional Cash Electing Shares resulting from such multiplication shall be rounded down to the next whole share.

(iii) Each Cash Electing Share, other than those shares of Carrollton Common Stock converted into the right to receive the Cash Election Price in accordance with Section 4.03(b)(ii), shall, following the Effective Time, continue to represent one share of Carrollton Common Stock as if such shares were not Cash Electing Shares.

Section 4.04 Election Procedures; Exchange Agent.

(a) Prior to the date of the Carrollton Meeting, Carrollton shall prepare a form, subject to the approval of Jefferson, which shall not be unreasonably withheld (an “Election Form”), pursuant to which a holder of record of Carrollton Common Stock as of the Record Date may make a Cash Election with respect to each share of Carrollton Common Stock owned by such holder.  Carrollton shall cause an Election Form to be included with the Proxy Statement and mailed to each holder of record of Carrollton Common Stock as of the Record Date.

(b) Prior to the Record Date, Carrollton and Jefferson shall appoint an agent (the “Exchange Agent”) for the purpose of receiving Election Forms and determining and distributing, in accordance with this ARTICLE IV, the amount of cash to be received by each holder of Cash Electing Shares (the “Cash Consideration”).  Immediately after the Effective Time, Carrollton shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Cash Electing Shares, for exchange in accordance with this ARTICLE IV, subject to Section 4.05(a), an amount of cash necessary to satisfy the aggregate Cash Consideration required to be paid pursuant to this ARTICLE IV (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in accordance with merger transactions.  At the Effective Time or promptly thereafter, Carrollton shall send, or shall cause the Exchange Agent to send, to each holder of record of Carrollton Common Stock as of the Record Date, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the applicable Certificate to the Exchange Agent or, with respect to Book-Entry Shares, receipt by the Exchange Agent of an “agent’s message”) for effecting the exchange for Cash Consideration.

(c) A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., Eastern Time, on the date of the Carrollton Meeting (the “Election Deadline”) an Election Form covering the shares of Carrollton Common Stock to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form.  Any share of Carrollton Common Stock with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 4.04(c) by the Election Deadline shall be deemed to be a Non-Electing Share.  A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Carrollton Common Stock to which such revised Election Form applies.  Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Carrollton Common Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Carrollton Common Stock.  Any termination of this Agreement in accordance with Section 9.01 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) Carrollton and Jefferson jointly, not severally, shall have the right to make rules or adopt procedures, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections are to be taken into account in making the determinations required by this Section 4.04 and the payment of the Cash Consideration.

Section 4.05 Exchange, Surrender and Payment Procedures.

(a) Each holder of a Book-Entry Share or a Certificate representing one or more Cash Electing Shares shall be entitled to receive, upon surrender to the Exchange Agent of such Book-Entry Share or Certificate, together with a properly completed letter of transmittal and such other documents as may reasonably be required by Carrollton or the Exchange Agent, the Cash Election Price for each Cash Electing Share represented by such Certificate/Book-Entry Share, subject to proration as set forth in Section 4.03.  Until so surrendered, each such Certificate/Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Cash Election Price for each Cash Electing Share represented by such Certificate/Book-Entry Share.

(b) If by virtue of the provisions of Section 4.03, a holder of Carrollton Common Stock holds a Certificate as to which some but not all of the shares are Cash Electing Shares, upon surrender of such Certificate and the other documentation required by Section 4.05(a), the Exchange Agent will deliver to such holder the Cash Election Price for each of the Cash Electing Shares represented by such Certificate and a new Certificate for that number of shares of Carrollton Common Stock equal to the number of shares represented by the surrendered Certificate that were not Cash Electing Shares.

(c) If any portion of the Cash Election Price is to be paid to a Person other than the Person in whose name the surrendered Certificate/Book-Entry Share is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate/Book-Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Any Cash Consideration remaining unclaimed by holders of  Carrollton Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Carrollton free and clear of any claims or interest of any Person previously entitled thereto.

Section 4.06 Withholding Rights.

Each of the Exchange Agent and Carrollton, as the surviving corporation in the Parent Merger, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If the Exchange Agent or Carrollton, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Carrollton Common Stock, in respect of which the Exchange Agent or Carrollton, as the case may be, made such deduction and withholding.

Section 4.07 Lost Certificates

If any Certificate evidencing one or more shares of Carrollton Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Carrollton, as the surviving corporation in the Parent Merger, the posting by such Person of a bond, in such reasonable amount as Carrollton may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Cash Consideration, as the case may be, to be paid in respect of the shares represented by such Certificate, as contemplated by this ARTICLE IV.

ARTICLE V —
ACTIONS PENDING ACQUISITION

Section 5.01 Forbearances of Carrollton.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Jefferson, which consent shall not be unreasonably withheld, Carrollton will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  (i) Conduct the business of Carrollton and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect, or (ii) enter into any new material line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by generally accepted accounting principles or applicable Law.

(b) Capital Stock.  Other than pursuant to this Agreement and Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Carrollton Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Carrollton Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable Law, or otherwise by the FDIC, OCFR or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Carrollton or dividends to be paid in connection with the TARP Preferred Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any current or former director, officer, employee or other service provider of or to Carrollton or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable Law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans.  Enter into, establish, adopt or amend (except as may be required by applicable Law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Carrollton or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(g) Acquisitions.  Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents.  Amend the Carrollton Articles, Carrollton Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Carrollton’s Subsidiaries.

(i) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create an adverse precedent that could be relied upon by a third party for any other material claim, action or proceeding and that involves money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Carrollton and its Subsidiaries.

(l) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VIII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Regulatory Authority.

(m) Risk Management.  Except pursuant to applicable Law or as required by the FDIC, OCFR or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Indebtedness.  Incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice.

(o) Capital Expenditures.  Make any capital expenditure or commitments with respect thereto in an amount in excess of $50,000 for any item or project, or $150,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof.

(p) New Offices, Office Closures, Etc.  Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed.

(q) Taxes.  (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Carrollton or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, or (4) fail to maintain the books, accounts and records of Carrollton or any of its Subsidiaries substantially in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(r) Commitments.  Agree or commit to do any of the foregoing.

Section 5.02 Forbearances of Jefferson.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Carrollton, which consent shall not be unreasonably withheld, Jefferson will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  (i) Conduct the business of Jefferson and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect, or (ii) enter into any new material line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by generally accepted accounting principles or applicable Law.

(b) Capital Stock.  Other than pursuant to this Agreement and Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Jefferson Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Jefferson Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable Law, or otherwise by the OCC or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Jefferson, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Benefit Plans.  Enter into, establish, adopt or amend (except as may be required by applicable Law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Jefferson or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(e) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(f) Acquisitions.  Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(g) Governing Documents.  Amend the Certificate of Incorporation of Jefferson, the Bylaws (or similar governing documents) of Jefferson or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Jefferson’s Subsidiaries.

(h) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(i) Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(j) Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create an adverse precedent that could be relied upon by a third party for any other material claim, action or proceeding and that involves money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Jefferson and its Subsidiaries.

(k) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VIII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Regulatory Authority.

(l) Risk Management.  Except pursuant to applicable Law or as required by the FDIC, OCFR or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(m) Indebtedness.  Incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice.

(n) New Offices, Office Closures, Etc.  Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed.

(o) Taxes.  (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Jefferson or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, or (4) fail to maintain the books, accounts and records of Jefferson or any of its Subsidiaries substantially in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(p) Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI   —
REPRESENTATIONS AND WARRANTIES

Section 6.01 Disclosure Schedules.  On or prior to the date hereof, Carrollton has delivered to Jefferson a schedule and Jefferson has delivered to Carrollton a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.02 or Section 6.03 or to one or more of its respective covenants contained in ARTICLE V and ARTICLE VII; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception, fact, event, development, change, effect or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on the party making the representation.

Section 6.02 Representations and Warranties of Carrollton.  Subject to Section 6.01 and except as Previously Disclosed, Carrollton hereby represents and warrants to Jefferson:

(a) Organization, Standing and Authority.  Carrollton is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and is duly licensed or qualified to do business in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.  Carrollton is registered as a bank holding company under the BHC Act.  Carrollton Bank is a state-chartered non-member bank duly organized, validly existing and in good standing under the Laws of the State of Maryland.  Carrollton Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

(b) Capital Structure of Carrollton.  The authorized capital stock of Carrollton consists of (i) 10,000,000 shares of Carrollton Common Stock, of which 2,576,388 shares are issued and outstanding as of April 8, 2012 and (ii) 9,201 shares of TARP Preferred Stock, all of which are issued and outstanding as of April 8, 2012.  500,000 shares of Carrollton Common Stock are authorized and reserved for issuance upon exercise of Carrollton Stock Options as of April 8, 2012.  The outstanding shares of Carrollton Common Stock and TARP Preferred Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights).  Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Carrollton Common Stock or TARP Preferred Stock authorized and reserved for issuance, (ii) Carrollton does not have any Rights issued or outstanding with respect to Carrollton Common Stock or TARP Preferred Stock and (iii) Carrollton does not have any commitment to authorize, issue or sell any Carrollton Common Stock or TARP Preferred Stock, except pursuant to the terms of the TARP Warrant.  The shares of Carrollton Common Stock to be issued in exchange for shares of Jefferson Common Stock in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be listed on the Nasdaq Global Market, will have the same rights as every other share of Carrollton Common Stock and will be subject to no preemptive rights.

(c) Subsidiaries.

(i) (A) Carrollton has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Carrollton owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Carrollton’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Carrollton or its Subsidiaries are fully paid and nonassessable and are owned by Carrollton or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Carrollton does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Carrollton’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(iv) Carrollton Bank is an “insured bank” as defined in the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder (the “FDIA”).

(d) Corporate Power.  Each of Carrollton and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Carrollton has the corporate power and authority to execute and deliver and, subject to the satisfaction of the conditions set forth at Section 8.01(a) - (c), perform its obligations under this Agreement, including the execution and filing of the articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the MGCL.  Carrollton Bank has the corporate power and prior to the Effective Time will have the corporate authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement.  Subject to the affirmative vote of two-thirds of the votes cast by the holders of Carrollton Common Stock entitled to vote thereon at the Carrollton Meeting as set forth in Section 7.02 (the “Carrollton Stockholder Approval”), which is the only stockholder vote required to approve this Agreement pursuant to the MGCL and the Carrollton Articles, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Carrollton and the Carrollton Board prior to the date hereof.  This Agreement is a valid and legally binding obligation of Carrollton, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by Carrollton or any of its Subsidiaries in connection with the execution, delivery or performance by Carrollton of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 8.01(b); (C) the filing of the Proxy Statement; (D) the filing of the articles of merger with the Department of Assessments and Taxation of the State of Maryland; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of Carrollton Common Stock in the Parent Merger; and (F) the expiration or termination of any applicable waiting period under the HSR Act.  As of the date hereof, except as Previously Disclosed, Carrollton is not aware of any reason related to Carrollton or its Subsidiaries why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of regulatory approvals, the Carrollton Stockholder Approval and third-party consents with respect to Material Contracts as Previously Disclosed, the expiration of certain regulatory waiting periods and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license or any Material Contract of Carrollton or of any of its Subsidiaries or to which Carrollton or any of its Subsidiaries or properties is subject or bound except for any breach, violation, default, Lien, acceleration or right of termination which would not, individually or in the aggregate, result in a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the Carrollton Articles or the Carrollton Bylaws, or (C) require any consent or approval under any such Law, governmental permit or license or Material Contract.

(g) Financial Information and SEC Documents.

(i) Each of the consolidated balance sheets of Carrollton and its Subsidiaries and the related consolidated statements of income (loss), statements of stockholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last three (3) years included in any annual report and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries on or prior to the Effective Time with the SEC under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Carrollton SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) each of the balance sheets or statements of condition contained in or incorporated by reference into any such Carrollton SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Carrollton and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows in such Carrollton SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Carrollton and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Except as Previously Disclosed, for the last three (3) years, Carrollton has filed all Carrollton SEC Documents required to be filed under applicable Law.  As of their respective filing dates or the filing dates of amendments, the Carrollton SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, and none of the Company SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) The records, systems, controls, data and information of Carrollton and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Carrollton or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 6.02(g)(iii).  Carrollton (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed and maintained to ensure that material information relating to Carrollton, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Carrollton by others within those entities, and (B) has disclosed, based on the most recent evaluation by such officers prior to the date hereof, to Carrollton’s outside auditors and the audit committee of Carrollton’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Carrollton’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Carrollton’s internal controls over financial reporting.  These disclosures, if any, were made in writing by management to Carrollton’s auditors and audit committee and a copy has previously been made available to Jefferson.  As of the date hereof, and except as Previously Disclosed, Carrollton knows of no reason related to Carrollton to believe that Carrollton’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2011, (A) through the date hereof, neither Carrollton nor any of its Subsidiaries nor, to Carrollton’s knowledge, any director, officer, employee, auditor, accountant or representative of Carrollton or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of Carrollton or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Carrollton or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Carrollton or any of its Subsidiaries, whether or not employed by Carrollton or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Carrollton or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the Board of Directors of Carrollton or any committee thereof or to any director or officer of Carrollton.

(h) Litigation.  Except as Previously Disclosed, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Carrollton’s knowledge, threatened against or affecting Carrollton or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Carrollton or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither Carrollton nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Carrollton nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws.  Except as Previously Disclosed, each of Carrollton and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act, and the rules and regulations promulgated thereunder, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing or have any such licenses would not constitute a Material Adverse Effect, and, to Carrollton’s knowledge, no suspension or cancellation of any such permits, licenses, authorizations, orders or approvals is threatened; and

(iii) has not received, since December 31, 2008, any notification or communication from any Governmental Authority (A) asserting that Carrollton or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization.

(k) Material Contracts; Defaults.

(i) Except as set forth in Carrollton’s Disclosure Schedule, neither Carrollton nor any of its Subsidiaries is a party to or is bound by any contract of the following types that involve Carrollton or any of its Subsidiaries:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $50,000 in any one case or $150,000 in the aggregate in any period of 12 consecutive months;

(B) Any contract relating to any indebtedness for borrowed money of Carrollton or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(C) Any employment, severance, consulting or management services contract or any confidentiality or proprietary rights contract with any employee or other service provider of or to Carrollton or any of its Subsidiaries;

(D) Any contract containing covenants limiting the freedom of Carrollton or any of its Subsidiaries to compete in any line of business or to compete with any individual, bank, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity (each, a “Person”) or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, stock issuance, or other plan or arrangement still in effect (or pursuant to which Carrollton or any of its Subsidiaries has any remaining obligation to any party) for the benefit of Carrollton’s or any of its Subsidiaries’ current or former directors, officers, employees, and other service providers;

(G) Any material intellectual property license agreement, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(H) Any material contract with any director, officer or key employee of Carrollton or any of its Subsidiaries or any arrangement under which Carrollton or any of its Subsidiaries has advanced or loaned any amount to any of their directors, officers, and employees;

(I) Any contract of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(J) Other than this Agreement and the ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of Carrollton or any of its Subsidiaries;

(K) Any contract of any kind whatsoever that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on Carrollton or its Subsidiaries as a whole;

(M) Any contract pursuant to which Carrollton or any of its Subsidiaries has any obligation to share revenues or profits derived from Carrollton or any of its Subsidiaries with any other entity; and

(N) Any contract between Carrollton or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Carrollton or any of its Subsidiaries, or any natural person related by blood or marriage to such natural person, on the other hand (collectively, “Affiliate Agreements”).

(ii) “Material Contracts” shall mean those contracts on Carrollton’s Disclosure Schedule listed under Section 6.02(k) or contracts that should have been listed by Carrollton on such Disclosure Schedule pursuant to this Section 6.02(k).  All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) (i) as to Carrollton or any of its Subsidiaries, as the case may be, and (ii) to the knowledge of Carrollton, as to the other parties to such Material Contracts.  Except as disclosed in Carrollton’s Disclosure Schedule, Carrollton and/or its Subsidiaries, as applicable, and to the knowledge of Carrollton, each other party to the Material Contracts, has in all material respects performed and is performing all obligations, conditions and covenants required to be performed by it under the Material Contracts.  Neither Carrollton nor any of its Subsidiaries, and to the knowledge of Carrollton, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Carrollton nor any of its Subsidiaries has received any notice that any of the Material Contracts will be terminated or will not be renewed.  Neither Carrollton nor any of its Subsidiaries, has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of Carrollton, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default thereunder.

(l) No Brokers.  Except as Previously Disclosed, no action has been taken by Carrollton that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) Section 6.02(m)(i) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Carrollton or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Carrollton or any of its Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) or as to which Carrollton, any of its Subsidiaries, or any ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Carrollton Plans”).  Neither Carrollton, any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Carrollton Plan that would affect any current or former employee, director or other service provider of or to Carrollton, any of its Subsidiaries, or any ERISA Affiliate.

(ii) With respect to each of the Carrollton Plans, Carrollton has heretofore made available to Jefferson true and complete copies of each of the following documents: (i) the Carrollton Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Carrollton Plan and related documents); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Carrollton Plan, and all material employee communications relating to such Carrollton Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Carrollton Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority relating to each Carrollton Plan.

(iii) No liability under Title IV of ERISA has been incurred by Carrollton, any of its Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Carrollton, any Subsidiary of Carrollton or any ERISA Affiliate of incurring a liability under such Title.  No Carrollton Plan subject to Section 412, 430, 431 or 432 of the Code or Section 302, 303, 304 or 305 of ERISA has (i) incurred an accumulated funding deficiency, whether or not waived, or (ii) been, is, or would be (if the provisions of Section 430 applied to such Carrollton Plan) in “at-risk status.”  None of the assets of Carrollton, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(iv) Neither Carrollton nor any of its Subsidiaries, nor any ERISA Affiliate, nor any of the Carrollton Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Carrollton, any of its Subsidiaries, any ERISA Affiliate, any of the Carrollton Plans or any such trust could, (either directly or pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Carrollton Plan), be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability.

(v) All contributions required to have been made under the terms of each Carrollton Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Carrollton Plan have been properly accrued and reflected in the financial statements in the Carrollton SEC Documents.

(vi) The only Carrollton Plan that is subject to Title IV of ERISA is the Carrollton Bank Retirement Income Plan (the “Pension Plan”).  As of the date of the most recent actuarial valuation of the Pension Plan (reporting as of January 1, 2011), the then fair market value of the assets held under the Pension Plan exceeded the “Total Present Value of Accumulated Plan Benefits” for the Pension Plan (as defined in such actuarial report).  There has been no “reportable event” within the meaning of Section 4043 of ERISA which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Carrollton Plan that is subject to Title IV of ERISA, other than any reportable event occurring by reason of the transactions contemplated by this Agreement.

(vii) None of the Carrollton Plans is, and neither Carrollton, nor any of its Subsidiaries, nor any ERISA Affiliate has within the last six years contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(viii) Each Carrollton Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS relating to the most recently completed IRS remedial amendment period cycle (“RAP Cycle”) applicable thereto covering all of the applicable provisions on the IRS cumulative list of covered qualification requirements for such RAP Cycle, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Carrollton Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status.  No Carrollton Plan is the subject of any pending correction or application under EPCRS.

(ix) Each of the Carrollton Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements.  Each of the Carrollton Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(x) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to Carrollton, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 280G of the Code.  Each Person who performs services for Carrollton or any of its Subsidiaries, has been, and is, properly classified by Carrollton or the Subsidiary as an employee or independent contractor.

(xi) There are no claims pending, or, to the knowledge of Carrollton, threatened or anticipated (other than routine claims for benefits) against or involving any Carrollton Plan, the assets of any Carrollton Plans or against Carrollton, any of its Subsidiaries, or any ERISA Affiliate with respect to any Carrollton Plan.  There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Carrollton Plan or any fiduciary thereof (other than rules of general applicability).  There are no pending or, to the knowledge of Carrollton, threatened audits or investigations by any Governmental Authority involving any Carrollton Plan.

(xii) Each Carrollton Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Title I of ERISA) has been operated in compliance in all material respects with (i) the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, (ii) Section 4980D of the Code, and (iii) Title I of ERISA, in each case to the extent applicable.  No Carrollton Plan or other written or oral agreement exists which obligates Carrollton to provide benefits (whether or not insured) to any current or former employee, consultant or other service provider of or to Carrollton following such current or former employee’s or consultant’s termination of employment or consultancy with Carrollton, other than (i) COBRA Coverage or coverage mandated by state Law, or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).  No Carrollton Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(xiii) Each Carrollton Plan may be amended or terminated without liability to Carrollton or any of its Subsidiaries, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Carrollton Plan.  Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries.

(xiv) Each Carrollton Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Carrollton Plan).  None of the transactions contemplated by this Agreement will result in a violation of Section 409A of the Code.

(xv) No Carrollton Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(xvi) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries are fully insured by a third party insurance carrier.

(xvii) Each Carrollton Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law 111-148) and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), in each case as amended, to the extent applicable.

(n) Labor Matters.  Neither Carrollton nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Carrollton or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Carrollton or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Carrollton’s knowledge, threatened, nor is Carrollton aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws.  Carrollton has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of any state (collectively, “Takeover Laws”), including, without limitation, the State of Maryland, applicable to it.  Carrollton has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of Carrollton’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).

(p) Environmental Matters.  Except as Previously Disclosed, to Carrollton’s knowledge, neither the conduct nor operation of Carrollton or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Carrollton’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To Carrollton’s knowledge, neither Carrollton nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law.  To Carrollton’s knowledge, neither Carrollton nor any of its Subsidiaries has received any notice from any Person that Carrollton or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have any unresolved liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.  Neither Carrollton nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law.  To Carrollton’s knowledge, Carrollton and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(q) Tax Matters.

(i) Carrollton and its Subsidiaries have duly and timely filed all Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) Carrollton and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return and whether or not a Tax Return was required to be filed, (B) Carrollton and its Subsidiaries have established reserves in the financial statements in the Carrollton SEC Documents for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, (C) Carrollton and its Subsidiaries have withheld and paid to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) Carrollton and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the financial statements in the Carrollton SEC Documents, and (E) no claim has ever been made by any taxing authority in any jurisdiction in which Carrollton and/or its Subsidiaries does not file Tax Returns that Carrollton and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Carrollton and its Subsidiaries have furnished or otherwise made available to Carrollton true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) except as Previously Disclosed, there are no current audits, investigations or examinations with respect to any Tax Returns of Carrollton and its Subsidiaries, and Carrollton has not received any notice that any such audit, investigation or examination is threatened or pending, and (C) no waivers of or extensions of the statutes of limitation (with respect to collection or assessment of Taxes) have been given by or requested with respect to any Taxes of Carrollton or its Subsidiaries.

(v) (A) Neither Carrollton nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, and (B) neither Carrollton nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Carrollton is or was the common parent) or otherwise has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law).

(vi) (A) Carrollton and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax Law), (B) neither Carrollton nor any of its Subsidiaries have engaged in any “reportable transactions” as defined in Section 6707A of the Code, and (C) To the knowledge of Carrollton, Carrollton and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(vii) (A) Neither Carrollton nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (B) neither Carrollton nor any of its Subsidiaries has entered into a written agreement with any taxing authority or is subject to an adjustment under Section 481(a) of the Code that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Carrollton is not, has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) As of the date hereof, neither Carrollton nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments.  All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Carrollton’s own account, or for the account of one or more of Carrollton’s Subsidiaries or their customers (all of which are listed on Carrollton’s Disclosure Schedule), were entered into (i) in accordance with commercially reasonable business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Carrollton or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Carrollton nor its Subsidiaries, nor to Carrollton’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records; Minute Books.  The books and records of Carrollton and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with ordinary business practices in the banking industry, and there are no material inaccuracies or discrepancies contained or reflected therein and they fairly reflect the substance of events and transactions included therein.  The minute books of Carrollton and its Subsidiaries contain records, which are accurate in all material respects, of all corporate actions of its stockholder(s) and Board of Directors (including committees of its Board of Directors).

(t) Insurance.  Section 6.02(t) of Carrollton’s Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by Carrollton or its Subsidiaries.  Carrollton and its Subsidiaries are insured with insurers reasonably determined by Carrollton to be reputable against such risks and in such amounts as the management of Carrollton reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Carrollton and its Subsidiaries are not in material default thereunder; and all material claims and material potential claims of which Carrollton is aware or has reason to believe exist have been filed in due and timely fashion.

(u) Carrollton Off Balance Sheet Transactions.  Section 6.02(u) of Carrollton’s Disclosure Schedule sets forth a true and complete list of all affiliated Carrollton entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Carrollton or any of its Subsidiaries or any officer or director of Carrollton or any of its Subsidiaries has an economic or management interest.  Section 6.02(u) of Carrollton’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Carrollton affiliated entity, Carrollton, any of its Subsidiaries, and any officer or director of Carrollton or any of its Subsidiaries that are not reflected in the consolidated financial statements of Carrollton (each, a “Carrollton Off Balance Sheet Transaction”), along with the following information with respect to each such Carrollton Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Carrollton or any of its Subsidiaries; and (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Carrollton or any of its Subsidiaries to fund any obligations under any such transaction.

(v) Material Adverse Change.  Except as Previously Disclosed, since December 31, 2011, a Material Adverse Effect has not occurred with respect to Carrollton.

(w) Properties.  Carrollton and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the financial statements in the Carrollton SEC Documents as being owned by Carrollton as of December 31, 2011 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens or claims on properties acquired in foreclosure or on account of debts previously contracted.  All leases pursuant to which Carrollton or any of its Subsidiaries, as lessee, leases any material real or personal property (except for leases that have expired by their terms or that Carrollton or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Carrollton’s knowledge, the lessor.

(x) Loans.  Except as would not reasonably be expected to adversely affect Carrollton and its Subsidiaries (taken together) in any material respect, either individually or in the aggregate, each loan reflected as an asset in the financial statements in the Carrollton SEC Documents that is still an asset as of the date hereof (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Except as Previously Disclosed, as of December 31, 2011, Carrollton Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% stockholder of Carrollton or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing.  All loans and extensions of credit that have been made by Carrollton Bank that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or to Section 337.3 of FDIC’s Rules and Regulations comply therewith.

(y) Repurchase Agreements.  With respect to all agreements pursuant to which Carrollton or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Carrollton or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(z) Deposit Insurance.  The deposits of Carrollton Bank are insured by the FDIC in accordance with FDIA, and Carrollton Bank has paid all assessments and filed all reports required by the FDIA.

(aa) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Carrollton is not aware of and has not been advised of any facts or circumstances which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and applicable state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Carrollton pursuant to 12 C.F.R. Part 364.  It is not aware that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  The Carrollton Board (or, where appropriate, the board of directors of any of Carrollton’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(bb) Electronic Banking Business.  Since December 31, 2011, Carrollton and its Subsidiaries have conducted all operations with respect to Carrollton Bank’s electronic banking business in all material respects in the ordinary and usual course of business consistent with past practices, and Carrollton Bank’s electronic banking business has not suffered any change that would reasonably be expected to materially and adversely affect the amount of electronic banking fees received by Carrollton, as such fees are reflected in the most recently filed Carrollton SEC Documents.

(cc) Mortgage Banking Business.  Either Carrollton or one or more of its Subsidiaries is authorized: (i) as a supervised mortgagee by the Department of Housing and Urban Development  to originate and service Federal Housing Administration mortgage loans; (ii) by the Department of Veteran’s Affairs to originate and service loans guaranteed by the Department of Veteran’s Affairs; (iii) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage loans; and (iv) to originate mortgage loans guaranteed by the United States Department of Agriculture.  None of Carrollton or any of its Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, the Department of Housing and Urban Development, the Department of Veteran’s Affairs, Fannie Mae, Freddie Mac or other investor or Governmental Authority relating to the origination, sale or servicing of mortgage or consumer loans.  Neither Carrollton nor any of its Subsidiaries has received any written notice that Fannie Mae or Freddie Mac propose to materially limit or terminate the underwriting authority of Carrollton and its Subsidiaries or to materially increase the guarantee fees payable to such investor, excluding generally applicable guarantee fee increases.  Each of Carrollton and its Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Department of Housing and Urban Development, Fannie Mae, Freddie Mac, and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(dd) Repurchase Obligations.  Carrollton is not subject to and has not been notified of any material repurchase obligation under any loan sold by Carrollton to a third-party investor or purchaser, including, without limitation, in connection with a whole loan transfer, nor is Carrollton aware of any facts or circumstances which would reasonably be expected to give rise to any such material repurchase obligation.

(ee) Fairness Opinion.  Carrollton has received the opinion of Monocacy Financial Advisors, LLC, financial advisor to Carrollton, to the effect that, as of the date of this Agreement, the consideration to be received by Carrollton’s stockholders in the Parent Merger is fair to Carrollton’s stockholders from a financial point of view.

Section 6.03 Representations and Warranties of Jefferson.  Subject to Section 6.01 and except as Previously Disclosed, Jefferson hereby represents and warrants to Carrollton as follows:

(a) Organization, Standing and Authority.  Jefferson is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Jefferson is duly qualified to do business and is in good standing in the State of Delaware and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Jefferson is registered as a savings and loan holding company under the HOLA.  Bay Bank is a federal savings bank duly organized, validly existing and in good standing under the Laws of the United States.

(b) Capital Structure of Jefferson.  The authorized capital stock of Jefferson consists of 5,000,000 shares of Jefferson Common Stock, of which 2,625,000 shares are issued and outstanding as of April 8, 2012.  260,000 shares of Jefferson Common Stock are authorized and reserved for issuance upon exercise of Jefferson Stock Options as of April 8, 2012.  The outstanding shares of Jefferson Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights).  Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Jefferson Common Stock authorized and reserved for issuance, (ii) Jefferson does not have any Rights issued or outstanding with respect to Jefferson Common Stock and (iii) Jefferson does not have any commitment to authorize, issue or sell any Jefferson Common Stock.

(c) Subsidiaries.

(i) (A) Jefferson has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Jefferson owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Jefferson’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Jefferson or its Subsidiaries are fully paid and nonassessable and are owned by Jefferson or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Jefferson does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Jefferson’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(iv) Bay Bank is an “insured bank” as defined in the FDIA.

(d) Corporate Power.  Each of Jefferson and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Jefferson has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Subject to the receipt of all requisite regulatory approvals and the expiration of all waiting periods, Bay Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Jefferson and the Jefferson Board prior to the date hereof and no stockholder approval is required on the part of Jefferson.  The Agreement to Merge, when executed by Bay Bank, shall have been approved by the Board of Directors of Bay Bank and by Jefferson, as the sole stockholder of Bay Bank.  This Agreement is a valid and legally binding agreement of Jefferson, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Jefferson or any of its Subsidiaries in connection with the execution, delivery or performance by Jefferson of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 8.01(b); (C) filings with state and federal securities authorities; (D) the filing of the articles of merger with the Department of State of the State of Delaware; (E) the expiration or termination of any applicable waiting period under the HSR Act; and (F) the third-party consents set forth on the Disclosure Schedule under Section 6.03(f)(i).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or agreement, indenture, instrument or material contract of Jefferson or of any of its Subsidiaries or to which Jefferson or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Jefferson or any of its Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, agreement, indenture, instrument or material contract.

(g) Financial Statements; Material Adverse Effect.

(i) Jefferson has previously delivered to Carrollton true and complete copies of (A) its balance sheets as of December 31, 2010 and the related statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, including the footnotes thereto, if any, additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements; and (B) its interim quarterly financial reports and financial statements for the period beginning after December 31, 2010 and ended on March 31, 2012.  The documents described in clauses (A) and (B) above (collectively, the “Jefferson Financial Statements”):

(1)	are true, complete and correct;

(2)	are in accordance with the books and records of Jefferson;

(3)	present fairly and accurately the assets, liabilities, revenues, expenses and financial condition of Jefferson as of the dates thereof, and the results of operations for the periods then ended;

(4)	were prepared on a consistent basis throughout the periods involved; and

(5)	have been prepared in accordance with GAAP.

(ii) Neither Jefferson nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected on or reserved against in the consolidated balance sheet of Jefferson for the fiscal year ended December 31, 2011, (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011, or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of Jefferson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Jefferson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls of Jefferson and its Subsidiaries.

(iv) Since December 31, 2010, (A) through the date hereof, neither Jefferson nor any of its Subsidiaries nor, to Jefferson’s knowledge, any director, officer, employee, auditor, accountant or representative of Jefferson or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of Jefferson or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Jefferson or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Jefferson or any of its Subsidiaries, whether or not employed by Jefferson or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Jefferson or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Jefferson or any committee thereof or to any director or officer of Jefferson.

(h) Litigation.  Except as Previously Disclosed, as of the date of this Agreement, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Jefferson’s knowledge, threatened against or affecting Jefferson or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Jefferson or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither Jefferson nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Jefferson nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws.  Except as Previously Disclosed, each of Jefferson and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act, and the rules and regulations promulgated thereunder, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing or have any such licenses would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Jefferson’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2010, any notification or communication from any Governmental Authority (A) asserting that Jefferson or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Jefferson’s knowledge, do any grounds for any of the foregoing exist).

(k) No Brokers.  Except as Previously Disclosed, no action has been taken by Jefferson that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(l) Employee Benefit Plans.  Each of the Jefferson Plans complies in all material respects with the requirements of applicable Law, including ERISA and the Code.  For purposes of this Agreement, the term “Jefferson Plan” means each bonus, incentive compensation,  severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by Jefferson or any of its Subsidiaries.  No liability under Title IV of ERISA has been incurred by Jefferson or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a material risk to Jefferson or any of its Subsidiaries of incurring any such liability.  All payments required to have been paid by Jefferson and its Subsidiaries under the terms of each of the Jefferson Plans have been paid.

(m) Labor Matters.  Neither Jefferson nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Jefferson or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Jefferson or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Jefferson’s knowledge, threatened, nor is Jefferson aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(n) Takeover Laws.  Jefferson has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws.

(o) Environmental Matters.  Except as Previously Disclosed, to Jefferson’s knowledge, neither the conduct nor operation of Jefferson or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Jefferson’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To Jefferson’s knowledge, neither Jefferson nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law.  To Jefferson’s knowledge, neither Jefferson nor any of its Subsidiaries has received any notice from any Person that Jefferson or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have any unresolved liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.  Neither Jefferson nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law.  To Jefferson’s knowledge, Jefferson and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(p) Tax Matters.

(i) Jefferson and its Subsidiaries have duly and timely filed all Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) Jefferson and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return and whether or not a Tax Return was required to be filed, (B) Jefferson and its Subsidiaries have established reserves in the Jefferson Financial Statements for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, (C) Jefferson and its Subsidiaries have withheld and paid to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) Jefferson and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in Jefferson Financial Statements, and (E) no claim has ever been made by any taxing authority in any jurisdiction in which Jefferson and/or its Subsidiaries does not file Tax Returns that Jefferson and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Jefferson and its Subsidiaries have furnished or otherwise made available to Jefferson true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) except as Previously Disclosed, there are no current audits, investigations or examinations with respect to any Tax Returns of Jefferson and its Subsidiaries, and Jefferson has not received any notice that any such audit, investigation or examination is threatened or pending, and (C) no waivers of or extensions of the statutes of limitation (with respect to collection or assessment of Taxes) have been given by or requested with respect to any Taxes of Jefferson or its Subsidiaries.

(v) (A) Neither Jefferson nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, and (B) neither Jefferson nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Jefferson is or was the common parent) or otherwise has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law).

(vi) (A) Jefferson and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax Law), (B) neither Jefferson nor any of its Subsidiaries have engaged in any “reportable transactions” as defined in Section 6707A of the Code, and (C) To the knowledge of Jefferson, Jefferson and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(vii) (A) Neither Jefferson nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (B) neither Jefferson nor any of its Subsidiaries has entered into a written agreement with any taxing authority or is subject to an adjustment under Section 481(a) of the Code that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Jefferson is not, has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) As of the date hereof, neither Jefferson nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) Risk Management Instruments.  All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Jefferson’s own account, or for the account of one or more of Jefferson’s Subsidiaries or their customers, were entered into (i) in accordance with commercially reasonable business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Jefferson or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Jefferson nor its Subsidiaries, nor to Jefferson’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(r) Material Adverse Change.  Except as Previously Disclosed, Jefferson has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2010 that has had a Material Adverse Effect on Jefferson.

(s) Allowance for Loan Losses.  The allowance for loan losses reflected on the Jefferson Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(t) Deposit Insurance.  The deposits of Bay Bank are insured by the FDIC in accordance with FDIA, and Bay Bank has paid all assessments and filed all reports required by the FDIA.

(u) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Jefferson is not aware of and has not been advised of any facts or circumstances which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and applicable state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Jefferson pursuant to 12 C.F.R. Part 364.  It is not aware that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  The Jefferson Board (or, where appropriate, the board of directors of any of Jefferson’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(v) Ownership of Carrollton Shares.  As of the date hereof, Jefferson does not own any shares of Carrollton Common Stock and has not heretofore entered into any agreement or understanding with any Person to purchase or sell shares of Carrollton Capital Stock or any agreement or understanding concerning rights to acquire Carrollton Capital Stock.

(w) Book Value of Equity.  The book value of the tangible common equity of Jefferson as set forth on any and all balance sheets or statements of condition contained in or incorporated by reference into any Jefferson Financial Statement prepared as of any date since December 31, 2011 is or was greater than $31,129,000.

Section 6.04 Representations and Warranties of FSPF.

FSPF hereby represents and warrants to Carrollton as follows:

(a) Organization, Standing and Authority.  FSPF is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  FSPF is duly qualified to do business and is in good standing in the State of Delaware and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  FSPF is registered as a savings and loan holding company under the HOLA.

(b) Corporate Power.  FSPF has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and FSPF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FSPF and its managing member prior to the date hereof and no member approval is required on the part of FSPF.  This Agreement is a valid and legally binding agreement of FSPF, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FSPF or any of its Subsidiaries in connection with the execution, delivery or performance by FSPF of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 8.01(b); (C) filings with state and federal securities authorities; (D) the filing of the articles of merger with the Department of State of the State of Delaware; and (E) the expiration or termination of any applicable waiting period under the HSR Act.

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or agreement, indenture or instrument of FSPF or to which FSPF or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of formation or operating agreement (or similar governing documents) of FSPF, or (C) require any consent or approval under any such Law, governmental permit or license, agreement, indenture or instrument.

(e) Merger Shares.  FSPF acknowledges that the shares of Carrollton Common Stock to be received by FSPF as the Merger Consideration (the “Merger Shares”) have not been registered under the Securities Act or under any state securities Laws.  FSPF (i) is acquiring the Merger Shares pursuant to an exemption from registration under the Securities Act and other applicable securities Laws solely for investment with no present intention to distribute any of the Merger Shares to any Person, (ii) will not sell or otherwise dispose of any of the Merger Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Merger Shares and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(f) Financial Capacity. FSPF has immediate access to all funds necessary to pay for the Investment and FSPF has the financial capacity to perform all of its other obligations under this Agreement.

ARTICLE VII  —
COVENANTS

Section 7.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Jefferson, FSPF and Carrollton agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in ARTICLE VIII hereof, and each shall cooperate fully with the other parties hereto to that end.

Section 7.02 Stockholder Approval.  Carrollton agrees to use its reasonable best efforts to take, in accordance with applicable Law and the Carrollton Articles and Carrollton Bylaws, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the “Carrollton Meeting”), as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement, as well as any other matters required to be approved by Carrollton’s common stockholders for consummation of the Parent Merger.  The Carrollton Board shall recommend that the stockholders of Carrollton vote in favor of such adoption and approval (the “Carrollton Recommendation”).  Notwithstanding the preceding sentence, in the event that subsequent to the date of this Agreement the Carrollton Board determines after consultation with independent legal counsel that it would be inconsistent with its fiduciary duties not to withdraw, modify or qualify such recommendation, the Carrollton Board may, prior to the Carrollton Meeting, so withdraw, modify or qualify its adoption of this Agreement or such recommendation; provided, however, that Carrollton shall nevertheless, subject to the provisions of this Section 7.02, submit this Agreement to the stockholders of Carrollton for adoption and approval at the Carrollton Meeting and shall use its reasonable best efforts to do so as promptly as practicable.  Nothing in this Section 7.02 shall restrict the right of Carrollton to receive the Termination Fee pursuant to Section 9.02(b).  For the avoidance of doubt, this Section 7.02 shall not survive the termination of this Agreement.

Section 7.03 Proxy Statement.

(a) Carrollton agrees to prepare, pursuant to all applicable Laws, a proxy statement to be filed by Carrollton with the SEC in connection with the solicitation of proxies from the Carrollton stockholders to approve Parent Merger (the “Proxy Statement”).  Jefferson and FSPF agree to cooperate, and Jefferson shall cause its Subsidiaries to cooperate, with Carrollton, its counsel and its accountants, in preparation of the Proxy Statement.  Provided that Jefferson and its Subsidiaries and FSPF have cooperated as required above, Carrollton agrees to file the preliminary Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 30 days after the date hereof.  Carrollton agrees to use all reasonable efforts to obtain, prior to the Effective Date, all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Jefferson and FSPF agree to furnish to Carrollton all information concerning Jefferson, its Subsidiaries, and FSPF and their respective officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

(b) Each of Jefferson, FSPF and Carrollton agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to the stockholders of Carrollton Common Stock and at the time of the Carrollton Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statement is made, not false or misleading.  Each of Jefferson, FSPF and Carrollton further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

Section 7.04 Press Releases.  Each of Jefferson, FSPF and Carrollton agrees that it will not, without the prior approval of the other parties, which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or Nasdaq rules.

Section 7.05 Access; Information.

(a) Carrollton and Jefferson agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other and their respective officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as each may reasonably request and, during such period, it shall furnish promptly to the other (i) a copy of each material report, schedule, application, notice and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request.  In no event, however, shall Carrollton or Jefferson be obligated to (i) provide access or disclose any information to the other where such access or disclosure would violate any agreement not to disclose confidential information; or (ii) provide access to board minutes that discuss the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter such party reasonably determines should be treated as confidential.

(b) Each of Carrollton and Jefferson agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of Law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each of Carrollton and Jefferson shall cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request.  Each of Carrollton and Jefferson will promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any of its Subsidiaries.  Without limiting the foregoing, senior officers of Carrollton and Jefferson shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Carrollton and Jefferson and their Subsidiaries, in accordance with applicable law, and each party shall give due consideration to the other’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Jefferson nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of Carrollton or any of its Subsidiaries prior to the Effective Time.

(d) Representatives of Bay Bank and Carrollton Bank shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems used by Bay Bank to those used by Carrollton Bank, or vice versa, which planning shall include, but not be limited to, discussion of the possible termination by Bay Bank or Carrollton Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Bay Bank or Carrollton Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services.  Neither Bay Bank nor Carrollton Bank shall be obligated to take any such action prior to the Effective Time and, unless otherwise agreed by Bay Bank and Carrollton Bank, no conversion shall take place prior to the Effective Time.  In the event that Carrollton Bank takes, at the request of Bay Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Bay Bank shall indemnify Carrollton Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Parent Merger is not consummated for any reason other than a breach of this Agreement by Carrollton.

Section 7.06 Acquisition Proposals.

(a) Carrollton agrees that:

(i) neither it nor any of its Subsidiaries nor any of its officers and directors or the officers and directors of any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its Subsidiaries (collectively, its “Representatives”) not to, (A) initiate, solicit or encourage, directly or indirectly, any inquiries regarding or the making or implementation of any Acquisition Proposal, (B) furnish information or access to any Person that has made an Acquisition Proposal to the Carrollton Board or that makes an Acquisition Proposal to the Carrollton Board after the date hereof, or (C) participate in discussions or negotiate with any Person concerning any Acquisition Proposal;

(ii) notwithstanding Section 7.06(a)(i) above, prior to the receipt of the Carrollton Stockholder Approval, Carrollton may, directly or indirectly through its Representatives, (A) furnish information and access to any Person that has made an Acquisition Proposal to the Carrollton Board or that makes an Acquisition Proposal to the Carrollton Board after the date hereof and (B) participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, if and only if, in either such case set forth in clause (A) or (B) of this sentence, (1) such Acquisition Proposal did not result from a breach of this Section 7.06(a), (2) the Carrollton Board determines in good faith, after consultation with Carrollton’s financial and legal advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal, and (3) Carrollton receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects (x) no less favorable to Carrollton and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the confidentiality agreement between Jefferson and Carrollton and any information provided to such Person has previously been provided to Jefferson or is provided to Jefferson concurrently with its provision to such Person;

(iii) notwithstanding anything in this Agreement to the contrary, Carrollton shall (i) promptly (but in no event later than two (2) Business Days) advise Jefferson, orally and in writing, of (x) the receipt by it (or any of its Representatives) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Carrollton or any of its Subsidiaries or for access to the properties, books or records Carrollton or any of its Subsidiaries by any Person or entity that informs the Carrollton Board or the board of directors of any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal and (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (ii) keep Jefferson fully informed of the status and material details of any such proposal or inquiry and any material developments with respect thereto; and

(iv) Carrollton shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been given prior to the date hereof under any such provisions authorizing any Person to make an Acquisition Proposal.

(b) Prior to the receipt of the Carrollton Stockholder Approval, Carrollton may terminate this Agreement, if (i) the Carrollton Board authorizes Carrollton, subject to complying with the terms of this Section 7.06, to enter into a definitive agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of this Agreement, Carrollton enters into a definitive agreement with respect to a Superior Proposal.

(c) Except as expressly permitted by this Section 7.06(c), neither the Carrollton Board nor any committee thereof shall (i) fail to make, withdraw, modify, qualify or place any condition on, or propose publicly to withhold, withdraw, modify, qualify or place any condition on, in any manner adverse to Jefferson or its affiliates, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Parent Merger, or the Carrollton Recommendation, or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal other than the Merger (any of the foregoing, a “Change in Recommendation”).  For purposes of this Agreement, a Change in Recommendation shall not include any notice provided with respect to any Acquisition Proposal and Carrollton’s views thereof prior to any definitive Change in Recommendation.  In addition to the foregoing, Carrollton shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.  Notwithstanding the foregoing, and subject to Section 7.06(d), prior to the date of the Carrollton Meeting, the Carrollton Board may effect a Change in Recommendation if it concludes in good faith (and based on the advice of its outside legal advisors) that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) Prior to terminating this Agreement pursuant to Section 7.06(b) or making any Change in Recommendation in connection with an Acquisition Proposal pursuant to Section 7.06(c): (i) Carrollton shall have complied in all material respects with Section 7.06(a) and Section 7.06(f); (ii) Carrollton shall have given Jefferson written notice of the intention of the Carrollton Board to take such action, with such notice specifying the material terms and conditions of the Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, a copy of all material documents relating thereto and a copy of and all information provided to such Person that had not previously been provided to Jefferson, and five Business Days after delivery of such notice for Jefferson to propose revisions to the terms of this Agreement (or make another proposal), and if Jefferson proposes to revise the terms of this Agreement, Carrollton shall not have submitted to the vote of its stockholders any Acquisition Proposal other than the Merger during the pendency of any negotiations during such five Business Day period between Carrollton (including its financial and legal advisors) and Jefferson and its Representatives with respect to such proposed revisions; and (iii) the Carrollton Board shall have determined in good faith, after considering the results of such negotiations with Jefferson and giving effect to any proposals, amendments or modifications offered or agreed to by Jefferson, if any, that such Acquisition Proposal constitutes a Superior Proposal.  In the event the Carrollton Board does not make the determination referred to in clause (iii) of this paragraph, the Carrollton Board shall not effect such termination or Change in Recommendation and thereafter if the Carrollton Board determines that it proposes or intends to effect a termination of this Agreement or Change in Recommendation, the procedures referred to above shall apply to any subsequent proposed termination of this Agreement or Change in Recommendation.  In the event of any material revisions to any Acquisition Proposal subject to the provisions of this Section 7.06(d), Carrollton shall be required to deliver a new written notice to Jefferson and to again comply with the requirements of this Section 7.06(d) with respect to such new written notice, except that the five Business Day period referred to above shall be reduced to three Business Days.

(e) Subject to Jefferson’s rights under ARTICLE IX, nothing in this Section 7.06 shall prohibit the Carrollton Board from taking and disclosing to Carrollton’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Carrollton Board, after consultation with outside legal counsel, determines in good faith that the failure to so disclose such position would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary obligations to Carrollton’s stockholders under applicable Law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall not change the effect of such actions under this Agreement unless the Carrollton Board reaffirms the Carrollton Recommendation in such disclosure.

(f) Carrollton and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Jefferson) conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all Persons other than Jefferson who have been furnished confidential information regarding Carrollton or its Subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information.  Neither Carrollton nor the Carrollton Board shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

(g) For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Acquisition Proposal” means any proposal or offer with respect to the following involving Carrollton or any of its Significant Subsidiaries (other than the Merger or the Election): (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 7.06, that (1) relates to (A) the issuance by Carrollton of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (B) the acquisition by any person of any of (i) a majority of the outstanding Carrollton Common Stock, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of Carrollton, (2) is otherwise on terms that the Carrollton Board determines in good faith, after consultation with Carrollton’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to Carrollton and its stockholders than the transactions contemplated by this Agreement and (3) is, in the reasonable judgment of the Carrollton Board, reasonably capable of being completed on its stated terms, taking into account the material financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

(h) For the avoidance of doubt, this Section 7.06 shall not survive the termination of this Agreement.

Section 7.07 Financial and Other Statements.

(a) Promptly upon receipt thereof, each of Carrollton and Jefferson will furnish to the other party copies of each annual, interim or special audit of the books of such party and its Subsidiaries made by its independent auditors and copies of all internal control reports submitted to such party by such auditors in connection with each annual, interim or special audit of the books of such party and its Subsidiaries made by such auditors.

(b) During the period from the date of this Agreement to the Effective Time, each of Carrollton and Jefferson shall promptly furnish the other party with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(c) To the extent permitted by applicable Law, each of Carrollton and Jefferson will advise the other party promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of such party or any of its Subsidiaries.

(d) With reasonable promptness, each of Carrollton and Jefferson will furnish to the other party such additional financial data that such party possesses and as the other party may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 7.08 Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No party hereto will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Section 7.09 Reports.  Each of Jefferson, FSPF and Carrollton shall file (and shall cause their respective Subsidiaries to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the SEC (if applicable) and any other Regulatory Authorities having jurisdiction over such party, and each party shall deliver to the other parties copies of all such reports promptly after the same are filed.  Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

Section 7.10 Nasdaq Listing.  Carrollton will use all reasonable best efforts to cause the shares of Carrollton Common Stock to be issued in the Parent Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 7.11 Regulatory Applications.

(a) Carrollton, FSPF and Jefferson and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.  Any initial filings with Governmental Authorities shall be made by the responsible party as soon as reasonably practicable after the execution hereof but, provided that the other parties have cooperated as described above, in no event later than 30 days after the date hereof, except as otherwise set forth in this Agreement.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall, to the extent practicable, consult with the others on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of its Subsidiaries to any third party or Governmental Authority.

Section 7.12 TARP Redemption.  Carrollton shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Carrollton or one of its Subsidiaries of all (or such portion as Jefferson may designate) of the issued and outstanding shares of TARP Preferred Stock from Treasury or other holders thereof and the cancellation or liquidation of the TARP Warrant, before, concurrently with or immediately after the Effective Time on terms deemed satisfactory by Carrollton and Jefferson.  In furtherance of the foregoing, Jefferson shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Carrollton in connection with such repurchase or redemption, including by (i) furnishing all information concerning Jefferson and its Subsidiaries and FSPF that Carrollton or any applicable Governmental Authority may request in connection with such repurchase or redemption or with respect to the effects of such purchase on the surviving corporation or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Carrollton deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among Jefferson, FSPF and Carrollton and such holder) to effect the repurchase or redemption of such shares as Carrollton may reasonably request (provided that neither Jefferson nor any of its Subsidiaries nor FSPF shall be required to agree to any obligation that is not contingent upon the consummation of the Parent Merger).  Prior to and at the Closing, Carrollton shall take such actions as may be required in connection with repurchase or redemption of the TARP Preferred Stock.

Section 7.13 Carrollton Employees; Director and Management; Indemnification.

(a) All employees of Carrollton, Jefferson and their Subsidiaries as of immediately prior to the Effective Time shall be employed by Carrollton or one or more of their Subsidiaries (including Bay Bank) immediately following the Effective Date  (the “Continuing Employees”).  Such employment of the Continuing Employees shall be subject to Carrollton’s and its Subsidiaries’ usual terms, conditions and policies of employment.  Notwithstanding anything contained herein to the contrary, neither Carrollton, nor any of its Subsidiaries are obligated to continue to employ any employee of Carrollton for any period of time following the Effective Date.

(b) Carrollton shall honor, or to cause one of its Subsidiaries to honor, in accordance with their terms, all employment agreements listed on Section 7.13(b) of the Disclosure Schedule, subject to any limitations imposed under applicable Law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Carrollton or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable Law.

(c) After the Effective Date, each Continuing Employee who was not a party to an agreement listed on Section 7.13(b) of the Disclosure Schedule and whose employment with Carrollton (or one of its Subsidiaries) is terminated by Carrollton (or the applicable Subsidiary) without cause (as determined by Carrollton in its discretion) within six months following the Effective Date shall be eligible to receive severance benefits in accordance with Section 7.13(c) of the Disclosure Schedule, subject to the terms thereof and any limitations imposed under applicable Law or by any Regulatory Authority.

(d) During the period from the date of this Agreement to the Effective Time, Representatives of Carrollton and Jefferson or their Subsidiaries shall review the existing employee benefit plans and programs of Carrollton, Jefferson, and their Subsidiaries and work toward developing a package of employee benefit plans and programs that could be implemented or continued by Carrollton and its Subsidiaries on or after the Effective Date; provided, however, that nothing in this Section 7.13(d) shall obligate Carrollton or any of its Subsidiaries to make any changes to employee benefit plans and programs.  Notwithstanding anything contained herein to the contrary, (i) nothing in this Agreement shall limit the ability of Carrollton or its Subsidiaries from revising, amending or terminating any Carrollton Plan or other employee benefit plan, program or policy from time to time, (ii) nothing in this Agreement shall be construed as an amendment of any Carrollton Plan, and (iii) no provision of this Section 7.13(d) shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of Carrollton or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.  Prior to the Effective Date, Carrollton shall take all actions that may be requested by Jefferson with respect to (i) causing one or more of the Carrollton Plans to terminate as of the Effective Date, or as of the date immediately preceding the Effective Date, as requested by Jefferson, (ii) causing benefit accruals or entitlements under any Carrollton Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Effective Date of any insurance policy or arrangement relating to any Carrollton Plan, or (iv) facilitating the merger of any Carrollton Plan into any employee benefit plan of Jefferson or any of its Subsidiaries.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 7.13(d) shall be subject to Jefferson’s prior review and approval.

(e) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Carrollton or Jefferson (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Jefferson or Carrollton, or any of their Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  On and after the Effective Date, Carrollton shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Carrollton.  Any Indemnified Party wishing to claim Indemnification under this Section 7.13(e), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Carrollton thereof, provided that the failure of any Indemnified Party to so notify Carrollton shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Carrollton.  Carrollton’s obligations under this Section 7.13(e) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(f) Carrollton agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Jefferson and Carrollton and any of their Subsidiaries (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 7.13(f) shall be deemed to preclude the liquidation, consolidation or merger of Carrollton or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of the successor to Carrollton or its Subsidiary notwithstanding any such liquidation, consolidation or merger.

(g) Carrollton, from and after the Effective Date, will cause the persons who served as directors or officers of Jefferson or Carrollton on or before the Effective Date to be covered by Carrollton’s existing directors’ and officers’ liability insurance policy (provided that Carrollton may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 7.13(g) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date.  Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date; provided, however, that in no event shall Carrollton be required to expend more than 250% of the current amount expended by it (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto and, if such premiums for such insurance would at any time exceed 250% of the Insurance Amount, then Carrollton shall cause to be maintained policies of insurance which, in Carrollton’s good faith determination, provide the maximum coverage available at annual premium equal to 250% of the Insurance Amount.  Jefferson agrees to renew any existing insurance or to purchase any “discovery period” insurance provided for thereunder at Carrollton’s request.

(h) Carrollton shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party or Covered Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.13.

(i) In the event Carrollton or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Carrollton assume the obligations set forth in this Section 7.13(i).

(j) The provisions of Section 7.13(e), Section 7.13(f), Section 7.13(g) and Section 7.13(i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and Covered Party and their respective heirs and representatives.

Section 7.14 Notification of Certain Matters.  Each of Jefferson, FSPF and Carrollton shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

Section 7.15 Governance Matters.

Prior to the Effective Time, Jefferson shall designate six independent directors from the Jefferson Board as nominees to serve on the boards of directors of Carrollton and Bay Bank upon consummation of the Parent Merger.  Carrollton shall, subject to the reasonable approval of Jefferson, designate three directors of the Carrollton Board to serve on the boards of directors of Carrollton and Bay Bank upon consummation of the Parent Merger.  Carrollton shall reconstitute the boards of directors of Carrollton and its Subsidiaries (including Bay Bank) such that each shall have nine directors and shall cause the appointment of the Jefferson nominees or Carrollton nominees, as the case may be, to each of the boards effective as of the Effective Time, including by seeking and accepting resignations of incumbent directors.

Section 7.16 Tax Treatment.  (i) Each of Carrollton, FSPF and Jefferson agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code, and (ii) each of Carrollton, FSPF and Jefferson agrees to take any action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code.

Section 7.17 No Breaches of Representations and Warranties.  Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Carrollton, FSPF and Jefferson will not do any act or suffer any omission that would cause any of the representations or warranties made in ARTICLE VI of this Agreement to become untrue or incorrect in any material respect.

Section 7.18 Consents.  Each of Carrollton, FSPF and Jefferson shall use its reasonable best efforts to obtain any required third party consents to the transactions contemplated by this Agreement.

Section 7.19 Insurance Coverage.  Each of Carrollton and Jefferson shall cause each of the policies of insurance listed in its Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

Section 7.20 Correction of Information.  Each of Carrollton, FSPF and Jefferson shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction that may result in a change to a party’s Disclosure Schedule shall not be made without the prior written consent of the other party.

Section 7.21 Confidentiality.  Except for the use of information in connection with the Proxy Statement described in Section 7.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Jefferson, FSPF and Carrollton, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Proxy Statement with the SEC, this Section 7.21 shall not apply to information included in the Proxy Statement.  Jefferson, FSPF and Carrollton agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  Jefferson, FSPF and Carrollton agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Jefferson, FSPF or Carrollton to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.  It is agreed and understood that the obligations of Jefferson, FSPF and Carrollton contained in this Section 7.21 shall survive the Closing or termination of this Agreement.

Section 7.22 Certain Policies.  Prior to the Effective Time, to the extent permitted by Law, Carrollton shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Jefferson, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Jefferson; provided, however, that Carrollton shall not be obligated to take any such action pursuant to this Section 7.22 unless and until (i) Jefferson irrevocably acknowledges to Carrollton in writing that all conditions to consummate the Parent Merger have been satisfied; and (ii) Jefferson irrevocably waives in writing any and all rights that it may have to terminate this Agreement.

Section 7.23 Taxes.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, Carrollton shall not, and shall cause each of its Subsidiaries not to: (1) fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Carrollton or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Time, (2) make, change or revoke any material election (including any accounting method) in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, (4) fail to maintain the books, accounts and records of Carrollton or any of its Subsidiaries in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses, (5) incur any material Tax liability outside of the ordinary course of business, or (6) consent to any extension or waiver of any statute of limitations with respect to any Tax claim.

Section 7.24 Completion of the Investment.  Prior to the Effective Time and subject to the satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.03, FSPF shall complete the Investment and shall remit to Jefferson all funds required to be paid by FSPF in connection with its purchase of shares of Jefferson Common Stock.

ARTICLE VIII  —
CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

Section 8.01 Conditions to Each Party’s Obligation to Effect the Parent Merger.  The respective obligation of each of Carrollton, FSPF and Jefferson to consummate the Parent Merger is subject to the fulfillment or written waiver by Carrollton, FSPF and Jefferson prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly adopted by the requisite vote of Carrollton’s common stockholders.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the Jefferson Board or Carrollton Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Carrollton after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that the Jefferson Board or Carrollton Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Nasdaq Listing.  The shares of Carrollton Common Stock to be issued in the Parent Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e) Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing on the Closing Date, Carrollton and Jefferson shall have received an opinion from counsel to Carrollton and Jefferson, respectively, each dated the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (2) holders of Jefferson Common Stock who receive Carrollton Common Stock in the Parent Merger in exchange for all of their shares of Jefferson Common Stock will not recognize any gain or loss with respect to shares of Carrollton Common Stock received (except with respect to cash received instead of a fractional share interest in Carrollton Common Stock).

Section 8.02 Conditions to Obligation of Carrollton.The obligation of Carrollton to consummate the Parent Merger is also subject to the fulfillment or written waiver by Carrollton prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Jefferson and FSPF set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 6.03(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Jefferson or FSPF.  Carrollton shall have received a certificate, dated the Effective Date, signed on behalf of Jefferson by its President to such effect.

(b) Performance of Obligations of Jefferson.  Jefferson and FSPF shall have performed in all material respects all obligations required to be performed by Jefferson and FSPF under this Agreement at or prior to the Effective Time, and Carrollton shall have received a certificate, dated the Effective Date, signed on behalf of Jefferson by its President to such effect.

(c) Completion of the Investment.  Prior to the Effective Time, FSPF shall have completed the Investment and shall have remitted to Jefferson all funds required to be paid by FSPF in connection with its purchase of shares of Jefferson Common Stock.

Section 8.03 Conditions to Obligation of Jefferson.  The obligation of Jefferson to consummate the Parent Merger is also subject to the fulfillment or written waiver by Jefferson prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Carrollton set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date) ; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 6.02(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures o such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Carrollton.  Jefferson shall have received a certificate, dated the Effective Date, signed on behalf of Carrollton by the Chief Executive Officer and the Chief Financial Officer of Carrollton to such effect.

(b) Performance of Obligations of Carrollton.  Carrollton shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Jefferson shall have received a certificate, dated the Effective Date, signed on behalf of Carrollton by the Chief Executive Officer and the Chief Financial Officer of Carrollton to such effect.

(c) Financial Conditions.  As of the Closing Date (before giving effect to the closing of the Election, the Investment and the Merger), Carrollton and its Subsidiaries shall have, on a consolidated basis, as reflected on the most recent financial statements contained in the Carrollton SEC Documents or Carrollton Bank’s Call Reports (1) no more than $23,500,000 in assets classified as “substandard,” “doubtful” or “loss,” as such classifications are defined in the Asset Quality section of the Office of Thrift Supervision Examination Handbook (Jul. 2010), and (2) a book value of common equity of at least $22,000,000.

(d) TARP Redemption.  Carrollton shall have caused, or shall have entered into one or more definitive agreements to effect, the repurchase or redemption by Carrollton or one of its Subsidiaries of all (or such portion as Jefferson may designate) of the issued and outstanding shares of TARP Preferred Stock from Treasury or other holders thereof and the cancellation or liquidation of the TARP Warrant, before, concurrently with or immediately after the consummation of the Parent Merger.

(e) Registration Rights Agreement.  Carrollton and Jefferson shall have entered into a Registration Rights Agreement, in the form attached hereto as Exhibit C, setting forth the terms and conditions under which Carrollton shall be obligated to effect the registration of the Merger Shares on the appropriate form with the SEC.

ARTICLE IX   —
TERMINATION

Section 9.01 Termination.  This Agreement may be terminated, and the Parent Merger may be abandoned:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of Carrollton and Jefferson.

(b) Breach.  At any time prior to the Effective Time, by Carrollton or Jefferson in the event of either: (i) a breach by Carrollton on the one hand or by Jefferson or FSPF on the other hand of any representation or warranty of it contained herein (subject to the matters set forth in each party’s Disclosure Schedule, as applicable), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by Carrollton on the one hand or by Jefferson or FSPF on the other hand of any of its covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Parent Merger under ARTICLE VIII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay.  At any time prior to the Effective Time, upon written notice given by Carrollton or Jefferson, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by December 31, 2012 (“Termination Date”), provided that if (i) the Effective Time has not occurred by such date by reason of non-satisfaction of any condition set forth in Section 8.01(b) and (ii) all other conditions in Article VIII have theretofore been satisfied or are capable of being satisfied, either Carrollton or Jefferson may extend the Termination Date until February 28, 2013 upon written notice to the other party prior to December 31, 2012; provided, however, that the right to terminate this Agreement or delay the Termination Date pursuant to this Section 9.01(c) shall not be available to a party if the failure of the Parent Merger then to be consummated arises out of or results from the action or inaction, in breach of the obligation in Section 7.01, of the party seeking to terminate the Agreement or delay the Termination Date.

(d) No Approval.  Upon written notice given by Jefferson or Carrollton in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority; (ii) the stockholders of Carrollton Common Stock fail to adopt this Agreement at the Carrollton Meeting and approve the Parent Merger; or (iii) any of the closing conditions have not been met as required by ARTICLE VIII hereof.

(e) Acceptance of a Superior Proposal.  By Carrollton, upon written notice to Jefferson, pursuant to Section 7.06(b) and subject to complying with the terms of Section 7.06.

(f) Adverse Action.  By Jefferson, if (i) the Carrollton Board submits this Agreement (or the plan of merger contained herein) to its stockholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Carrollton Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 7.02; or (iii) the Carrollton Board recommends to its stockholders an Acquisition Proposal other than the Parent Merger.

Section 9.02 Termination Fee.

(a) Payment of Fee by Carrollton.  In the event that:

(i) (x) prior to the Effective Time and after the date hereof, any Person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 9.01(c) without the approval of the Carrollton stockholders of this Agreement and the Merger having been obtained or pursuant to Section 9.01(d)(ii) and (z) within one year after the termination of this Agreement, the Acquisition Proposal referred to in Section 9.02(a)(i)(x) above or any Acquisition Proposal with such Person making the Acquisition Proposal referred to in Section 9.02(a)(i)(x) above shall have been consummated or any definitive agreement with respect to such Acquisition Proposal shall have been entered into (provided that for purposes of this clause (z) the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by Jefferson pursuant to Section 9.01(b) (if such termination is based on a material breach of Section 7.02 or Section 7.06) or pursuant to Section 9.01(f);

then Carrollton shall pay to Jefferson a termination fee of $750,000 (the “Termination Fee”) (A) in the case of clause (i) above, one Business Day after the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of a termination described in clause (ii) above, one Business Day after the delivery of the written notice of termination required by Section 9.01(b)(ii).  In no event shall Carrollton be required to pay the Termination Fee on more than one occasion.

(b) Payment of Fee by Jefferson.  In the event that:

(i) this Agreement is terminated by Carrollton pursuant to Section 9.01(b) if such termination is based on a material breach of Section 6.04(f) or Section 7.24; or

(ii) this Agreement is terminated by Carrollton pursuant to Section 9.01(c) or  Section 9.01(d)(iii) if such termination is based on a failure to satisfy the condition to Closing set forth in Section 8.02(c).

then Jefferson shall pay to Carrollton the Termination Fee (A) in the case of clause (i) above, one Business Day after delivery of the written notice of termination required by Section 9.01(b), (B) in the case of a termination described in clause (ii) above, one Business Day after the delivery of the written notice of termination required by Section 9.01(c) or Section 9.01(d)(iii).  In no event shall Jefferson be required to pay the Termination Fee on more than one occasion.

(c) Continuing Liability.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.02(a) and Section 10.01; and (ii) that termination will not relieve a breaching party from liability or damages for any breach of this Agreement giving rise to such termination (except that in the event that the Termination Fee is paid by Carrollton to Jefferson in accordance with Section 9.02(a), the payment of such Termination Fee shall be the sole and exclusive remedy for breaches of this Agreement).

ARTICLE X  —
MISCELLANEOUS

Section 10.01 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 7.04, Section 7.13, Section 7.15, Section 7.16, Section 7.21 and this ARTICLE X, each of which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 7.03(b), Section 7.04, Section 7.05(b), Section 7.21, Section 9.02 and this ARTICLE X, each of which shall survive such termination).

Section 10.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law.

Section 10.03 Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

Section 10.04 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.05 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given upon delivery if personally delivered or telecopied (with confirmation) or on the next business day if mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Carrollton, to:

Carrollton Bancorp
7151 Columbia Gateway Drive, Suite A
Columbia, MD 21046
Attention:  Robert A. Altieri
Facsimile No: (410) 312-5435

With copies to:

K&L Gates LLP

Southeast Financial Center, Suite 3900
200 South Biscayne Boulevard
Miami, FL 33131-2399
Attn: Clayton Parker
Facsimile No: (305) 358-7095

K&L Gates LLP
1601 K. Street, NW
Washington, DC 20006
Attention:  Thomas F. Cooney, III
Facsimile No: (202) 778-9000

If to Jefferson, to:

Jefferson Bancorp, Inc.
2328 West Joppa Road, Suite 325
Lutherville, MD 21093
Attention:  Kevin B. Cashen
Facsimile No: (410) 494-2589

With a copy to:

Arnold & Porter, LLP
555 Twelfth Street, N.W.
Washington, DC 20004
Attention:  Paul D. Freshour
Facsimile No: (202) 942-5999

If to FSPF, to:

Financial Services Partners Fund I, LLC
1826 Jefferson Place, NW
Washington, DC 20036
Attention:  Richard Perry
Facsimile No: (202) 775-8365

With a copy to:

Arnold & Porter, LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attention:  Paul D. Freshour
Facsimile No: (202) 942-5999

Section 10.06 Entire Understanding; No Third-Party Beneficiaries.  This Agreement and any ancillary agreements entered into by the parties represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement and any such ancillary agreements supersede any and all other oral or written agreements heretofore made (other than any such separate agreement).  Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties and Covered Parties shall be third party beneficiaries of and entitled to enforce Section 7.13.

Section 10.07  Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.08 Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 10.09 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 10.10 Assignment.  Except to the extent provided in this Agreement, Carrollton and Jefferson may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party.  Any purported agreement in violation hereof shall be void.

Section 10.11 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CARROLLTON BANCORP

By:	/s/Robert A. Altieri
Name: Robert A. Altieri
Title: President and CEO

JEFFERSON BANCORP, INC.

By:	/s/Kevin B. Cashen
Name: Kevin B. Cashen
Title: President and Chief Executive Officer

FINANCIAL SERVICES PARTNERS FUND I, LLC
By:	Hovde Acquisition I LLC,
its Managing Member

By:	/s/Richard J. Perry, Jr.
Name: Richard J. Perry, Jr.
Title: Managing Member

Signature Page to Agreement and Plan of Merger

Annex B

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Amendment”), dated as of May 7, 2012, is by and among Carrollton Bancorp (“Carrollton”), a Maryland corporation, Jefferson Bancorp, Inc. (“Jefferson”), a Delaware corporation, and Financial Services Partners Fund I, LLC, a Delaware limited liability company (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into the Agreement and Plan of Merger dated as of April 8, 2012 (“Agreement”);

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1.                      Amendments.

(a)           The reference to “30 days” in Section 7.03(a) of the Agreement is hereby deleted and replaced with “60 days.”

(b)           The reference to “30 days” in Section 7.11(a) of the Agreement is hereby deleted and replaced with “60 days.”

(c)           Section 9.02(c) is hereby deleted and replaced in its entirety with the following:

“Continuing Liability.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.02(a), Section 9.02(b) and Section 10.01; and (ii) that termination will not relieve a breaching party from liability or damages for any breach of this Agreement giving rise to such termination (except that in the event that the Termination Fee is paid by Carrollton to Jefferson in accordance with Section 9.02(a) or by Jefferson to Carrollton in accordance with Section 9.02(b), the payment of such Termination Fee shall be the sole and exclusive remedy for breaches of this Agreement).”

SECTION 2.  Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the  Agreement as amended hereby.

SECTION 3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.  Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to have the same effectiveness as if they are original signatures for all purposes.

SECTION 4. Capitalized Terms. Unless otherwise provided, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Agreement and Plan of Merger as of the date first above written.

CARROLLTON BANCORP

By: /s/ Robert A. Altieri
Name: Robert A. Altieri
Title: President and Chief Executive Officer

JEFFERSON BANCORP, INC.

By: /s/ Kevin B. Cashen
Name: Kevin B. Cashen
Title: President and Chief Executive Officer

FINANCIAL SERVICES PARTNERS FUND I, LLC
By: Hovde Acquisition I LLC,
its Managing Member

By: /s/ Richard J. Perry, Jr.
Name: Richard J. Perry, Jr.
Title: Managing Member

Signature Page to First Amendment to Agreement and Plan of Merger

Annex C

MONOCACY FINANCIAL ADVISORS, LLC

April 8, 2012

Board of Directors
Carrollton Bancorp
7151 Columbia Gateway Drive
Columbia, MD 21046

Members of the Board of Directors:

You have informed us that Carrollton Bancorp ("CRRB") may enter into an Agreement and Plan of Merger (the "Agreement"), dated as of April 8, 2012, with Jefferson Bancorp, Inc. ("JBI") pursuant to which JBI will be merged with and into CRRB at the holding company level in a transaction (the "Merger") in which each share of CRRB common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive cash equal to $6.20 or CRRB common stock (or combination thereof), subject to certain adjustments as contemplated in the Agreement (the "Consideration"), and continuing ownership of approximately 14.08%, if 50% of CRRB's shares elect cash.

You have asked us whether, in our opinion, the Consideration is fair to the shareholders of CRRB from a financial point of view.

Monocacy Financial Advisors, LLC ("MFA, We, we, Our, or our") is an investment banking and consulting firm providing services of this nature to financial institutions directly, or through affiliated companies and/or syndicates. As part of our services, we are continually engaged in the valuation of businesses in connection with mergers and acquisitions, private placements and valuations for ESOPs, capital formation, going private transactions, corporate and other purposes. We are acting as financial advisor to CRRB in connection with the Merger and will receive a fee from CRRB for our services pursuant to the terms of our engagement letter(s) with CRRB, dated as of February 18, 2011 and November 19, 2011 (each an "Engagement Letter" and collectively the "Engagement Letters"). MFA has not acted as an advisor to CRRB or JBI within the last two years from when the first Engagement Letter was executed.

In arriving at our opinion, we engaged in discussions with members of the management teams of each of CRRB and JBI concerning the historical and current business operations, financial conditions, and prospects of both CRRB and JBI and we reviewed among other things:

●      the Agreement;

●
certain publicly-available information for CRRB, including: each of its Annual Reports to Shareholders for the years ended December 31, 2011, 2010 and 2009; Annual Reports on Form 10-K, as applicable, for the years ended December 31, 2011, 2010 and 2009 and quarterly reports on Form 10-Q for the each of the quarterly periods ended within 2011, as applicable; quarterly call reports for Carrollton Bank, for the each of the quarterly periods ended on December 31, 2011 and September 30, 2011; and, CRRB internal consolidated and consolidating financial

Maryland Office • 6 Boulder Lane • Baltimore, MD 21210 • Phone: 410.467.1188 • Fax: 410.467.6263
Virginia Office • 1549 Goswick Ridge Road • Midlothian, VA 23114 • Phone: 8042407050 • Fax: 410.467.6263

MONOCACY FINANCIAL ADVISORS, LLC

Carrollton Bancorp
Fairness Opinion Letter

 results for the year ended December 31, 2011 furnished by CRRB management;

●
certain information for JBI including: Annual Reports to Shareholders for the years ended December 31, 2011 and 2010; quarterly TFR reports for JBI bank subsidiaries, for the each of the quarterly periods ended on December 31, 2011 and September 30, 2011; and, JBI internal consolidated and consolidating financial results for the year ended December 31, 2011 furnished by JBI management;

●	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities, and prospects of CRRB furnished by senior management of CRRB;

●	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities, and prospects of JBI furnished by senior management of JBI;

●	CRRB senior management projected earnings estimates or budget(s) for fiscal years 2012 through 2014;

●	JBI senior management projected earnings estimates or budget(s) for fiscal years 2012 through 2014;

●	the estimated amount and timing of the deal costs, cost savings and potential mark to market impacts expected to result from the Merger which were furnished by senior management teams of CRRB and JBI;

●	the financial condition and operating results of certain other financial institutions that we deemed comparable;

●	a contribution analysis of CRRB and JBI to the combined entity with regard to certain financial metrics as of December 31, 2011 and September 30, 2011;

●	the recent stock prices and trading activity for the common stock of both JBI and CRRB, as and if applicable, during the last year and up until the day prior to the announcement of the Merger;

●
various valuation analyses of CRRB that we performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

●
various valuation analyses of JBI that we performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis; and,

●	such other information, financial studies, analyses and investigations and such other factors that MFA deemed relevant for the purposes of its opinion.

MONOCACY FINANCIAL ADVISORS, LLC

Carrollton Bancorp
Fairness Opinion Letter

In conducting our review and arriving at this opinion, we, with your consent, have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by CRRB and JBI or upon publicly available information. We do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. We have further relied upon the assurance of management of CRRB and JBI that they were unaware of any facts that would make the information provided or available to us incomplete or misleading in any respect. We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of CRRB and JBI. We did not review any individual credit files on your behalf and we assumed that the aggregate allowances for credit losses relating to the loans of CRRB and JBI were and will continue to be adequate to cover such losses as provided and stated in CRRB and JBI publicly released data communications and within CRRB and JBI disclosures. Our opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by us on the date of this letter. We do not have any obligation to update this opinion, unless requested by you in writing to do so, and we expressly disclaim any responsibility to do so in the absence of such a written request.

No limitations were imposed by CRRB on us or on the scope of our investigation or the procedures that were followed by us in rendering this opinion. The form and amount of the Consideration was determined through arms' length negotiations between CRRB and JBI. Further, this letter does not constitute a recommendation to the shareholders of CRRB with respect to any approval of the
Agreement or the Merger. Additionally, we were not requested to opine as to, and this opinion does not address, the fairness of the amount or nature of the compensation to any of CRRB's officers, directors or employees pre or post closing, if any.

In the MFA analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CRRB and JBI. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to CRRB, JBI, or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of CRRB, JBI, or companies to which each is being compared. None of the analyses performed by us was assigned a greater significance than any other.

We hereby consent to the reference to our opinion in the proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the proxy statement relating to the meeting of stockholders of CRRB to be convened for the purpose of voting on the Merger. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of CRRB or JBI following the consummation of the Merger.

MONOCACY FINANCIAL ADVISORS, LLC

Carrollton Bancorp
Fairness Opinion Letter

Based upon and subject to the foregoing, we are of the opinion that, as of April 8, 2012, the Consideration to be received by CRRB shareholders under the Agreement is fair from a financial point of view, to the shareholders of CRRB.

Very truly yours,

Monocacy Financial Advisors, LLC

Annex D

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of April 8, 2012, by and among Financial Services Partners Fund I, LLC, a Delaware limited liability company (“Parent”), Jefferson Bancorp, Inc., a Delaware corporation (“Jefferson”), and the individual, natural persons identified on Schedule A hereto (individually a “Shareholder” and collectively the “Shareholders”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Jefferson, Parent and Carrollton Bancorp, a Maryland corporation (“Seller” or the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the merger (the “Merger”) of Jefferson with and into the Company pursuant to the terms thereof;

WHEREAS, as an essential condition and inducement to Jefferson and Parent to enter into the Merger Agreement and in consideration therefor, the Shareholders have agreed to enter into this Agreement;

WHEREAS, as of the date hereof the Shareholders are the record holders and beneficial owners of the shares of common stock, par value $1.00 per share, of the Company (the “Shares”) set forth on Schedule A hereto (which do not include shares held in a fiduciary capacity or options) and desire to enter into this Agreement with respect to such Shares (for purposes of this Agreement, “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

WHEREAS, Parent and Jefferson desire the Shareholders to agree, and the Shareholders are willing to agree, (i) not to transfer or otherwise dispose of any of the Shares prior to the Expiration Date (as defined in Section 1.1 below) and (ii) to vote the Shares so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Retain and Vote Shares.

1.1 Transfer and Encumbrance.  The Shareholders agree not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or to make any offer or agreement relating thereto other than in accordance with the Merger, at any time prior to the Expiration Date.  As used herein, the term “Expiration Date” shall mean the earlier to occur of: (a) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (b) such date as the Merger Agreement is terminated pursuant to the terms and provisions thereof, including, without limitation, in accordance with Section 9.01 thereof.

1.2 Agreement to Vote Shares.  From the date hereof until the Expiration Date, at every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company, the Shareholders shall, including by written consent if solicited by the Company, vote (or cause to be voted) the Shares beneficially controlled by such Shareholders (i) in favor of adoption and approval of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger and (ii) against any amendment of the Company’s articles of incorporation or bylaws or other proposal, transaction, agreement or acquisition proposal involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.  The Shareholders agree not to take any actions contrary to the Shareholders’ obligations under this Agreement.

1.3 Revocation of Other Proxies.  To the extent inconsistent with the other provisions of this Agreement or the Merger Agreement, the Shareholders hereby revoke any and all previous proxies with respect to the Shareholders’ Shares.

1.4 Representations, Warranties and Covenants of the Shareholders.  Each Shareholder, severally and not jointly, hereby represents, warrants and covenants to Parent and Jefferson as follows:

(a) Ownership of Shares: Authority.  The Shareholder (i) is the record and beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) has full power and authority to make, enter into and carry out the terms of this Agreement; and (iii) is not a party to any voting trusts, proxies or any other agreements or understandings with respect to the voting of the Shares.

(b) No Conflicts or Consents.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s obligations under this Agreement will not: (i) to the knowledge of the Shareholder, conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Shareholder or by which its properties are bound or affected; (ii) result in a violation of, or a default under, or loss of any rights with respect to the Shares under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder may be bound or to which the Shares are subject which would materially impair the ability of the Shareholder to perform hereunder; or (iii) result in or constitute a breach or default under, or give any person or entity rights of termination, amendment or acceleration in, the creation of an encumbrance or restriction applicable to any of the Shares.

(c) Transfer of Voting Rights.  The Shareholder agrees that, until the Expiration Date, the Shareholder shall ensure that: (i) none of the Shares is deposited into a voting trust and (ii) no proxy is granted except in connection with the Carrollton Meeting in favor of the Merger, and no voting agreement or similar agreement is entered into, with respect to the Shares.

(d) No Proxy Solicitations, etc.  From the date of this Agreement until the Expiration Date, the Shareholder, solely in his or her capacity as a shareholder of the Company, will not, and will not permit any individual or entity under the Shareholder’s control to: (i) solicit proxies with respect to (A) an approval of any proposal made in opposition to or competition with consummation of the Merger, (B) the adoption of any merger agreement or approval of any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with Jefferson, Parent or their respective affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended) or (C) any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an “Opposing Proposal”); (ii) encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, including, without limitation, encouraging, facilitating or participating in any tender offer or exchange with respect to the Shares; or (iii) initiate a shareholders’ vote or action by consent of the Company shareholders with respect to an Acquisition Proposal.

(e) Shareholder Capacity.  The Shareholder signs solely in his, her or its capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of the Shareholder’s Shares, and not in his, her or its capacity as a director or officer of Seller.  No provision of this Agreement is intended to or shall be interpreted as restricting the Shareholder’s actions in his or her capacity as a director or officer of Seller.

(f) Additional Covenants and Documents.  The Shareholder hereby covenants and agrees (i) not to take any action prohibited by Section 7.06(a) of the Merger Agreement, and (ii) to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Jefferson or Parent, to carry out the intent of this Section 1.

2. Miscellaneous.

2.1 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

2.2 Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Shareholder may he assigned by the Shareholder without prior written consent of Parent.

2.3 Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

2.4 Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Jefferson and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder.  Therefore, it is agreed that, in addition to any other remedies that may be available to Jefferson and Parent upon any such violation, Jefferson and Parent shall each have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Jefferson or Parent at law or in equity.  Each Shareholder agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Jefferson or Parent seeking or obtaining such equitable relief.

2.5 Notices.  All notices, requests, claims, demands and other communications hereunder shall be deemed duly delivered: (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service to the intended recipient as set forth below.

If to Jefferson:	Jefferson Bancorp, Inc.
2328 West Joppa Road, Suite 325
Lutherville, MD 21093
Attention: Kevin B. Cashen
Fax: 410-494-2589

With a copy to:	Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, DC 20004
Attention: Paul D. Freshour
Fax: 202-942-5999

If to Parent:	Financial Services Partners Fund I, LLC
1826 Jefferson Place, NW
Washington, DC 20036
Attention: Richard Perry
Fax: 202-775-8365

With a copy to:	Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, DC 20004
Attention: Paul D. Freshour
Fax: 202-942-5999

If to the Shareholder:	To the address for notice set forth on the signature pages hereto.

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

2.6 Amendments: Termination: Expiration.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.  This Agreement may be terminated by Jefferson and Parent upon written notice to the Shareholders executed by Jefferson and Parent.  This Agreement and the Shareholders obligations hereunder shall terminate on the Expiration Date; provided, however, that each party shall remain liable for any breach of this Agreement by such party occurring prior to such termination.

2.7 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Maryland.

2.8 Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

2.9 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

2.10 Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

FINANCIAL SERVICES PARTNERS FUND I, LLC

By:	/s/Richard J. Perry, Jr.
Name: Richard J. Perry, Jr.
Title: Managing Member

JEFFERSON BANCORP, INC.

By:	/s/Kevin B. Cashen
Name: Kevin B. Cashen
Title: President and Chief Executive Officer

Signature Page to Voting Agreement (FSPF/Jefferson)

SHAREHOLDERS

By: /s/ Robert J. Aumiller Name: Robert J. Aumiller	By: /s/ William L. Hermann Name: William L. Hermann

By: /s/ Steven K. Breeden Name: Steven K. Breeden	By: /s/ David P. Hessler Name: David P. Hessler

By: /s/ Albert R. Counselman Name: Albert R. Counselman	By: /s/ Howard S. Klein Name: Howard S. Klein

By: /s/ Harold I. Hackerman Name: Harold I. Hackerman

By: /s/ Bonnie L. Phipps Name: Bonnie L. Phipps

By: /s/ John Paul Rogers Name: John Paul Rogers

By: /s/ William C. Rogers, III Name: William C. Rogers, III

By: /s/ Charles E. Moore, Jr. Name: Charles E. Moore, Jr.

Signature Page to Voting Agreement (Shareholders)

SCHEDULE A

Name	Shares Owned
Robert J. Aumiller	105
Steven K. Breeden	7,301
Albert R. Counselman	42,447
Harold I. Hackerman	463
William L. Hermann	4,485
David P. Hessler	6,840
Howard S. Klein	14,386
Charles E. Moore, Jr.	15,900
Bonnie L. Phipps	1,990
John Paul Rogers	138,313
William C. Rogers, III	100,372